      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998


                                                      REGISTRATION NO. 33-63119


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                 ON FORM S-1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               BROOKE GROUP LTD.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                          DELAWARE                                                     51-0255124
                (State or other jurisdiction                                        (I.R.S. Employer
             of incorporation or organization)                                    Identification No.)

                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131
                                 (305) 579-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  MARC N. BELL
                       VICE PRESIDENT AND GENERAL COUNSEL
                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131
                                 305) 579-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                    COPY TO:
                                MARK L. WEISSLER
                        MILBANK, TWEED, HADLEY & MCCLOY
                            1 CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                                 500,000 SHARES


                               BROOKE GROUP LTD.

                                  COMMON STOCK
                                (PAR VALUE $.10)

                             ---------------------


     This Prospectus relates to 500,000 shares of common stock, par value $.10 per share (the "Shares"), of Brooke Group Ltd. (the "Company") which may be offered for sale from time to time by the Selling Stockholder named herein, or by such Selling Stockholder's pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices. The Shares include 250,000 shares issuable upon exercise of options. The Company will not receive any of the proceeds from any such sales of the Shares. See "Selling Stockholder" and "Plan of Distribution".



     The Company's common stock is listed on The New York Stock Exchange under the symbol "BGL". The last reported sale price of the common stock on The New York Stock Exchange on June 4, 1998 was $9 1/8 per share.


                             ---------------------

     SEE "RISK FACTORS" (LOCATED ON PAGES 4-8 OF THIS PROSPECTUS) FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE SHARES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------



                  The date of this Prospectus is June __, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C., and at the SEC's Regional Offices at 7 World Trade Center, New York, New York and 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company with the SEC through its Electronic Data Gathering Analysis and Retrieval (EDGAR) system. In addition, reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York. Any interested parties may inspect the Registration Statement, without charge, at the public reference facilities at the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004 or through the SEC's Web site (http://www.sec.gov), and may obtain copies of all or any part of it from the Public Reference Section of the SEC at the above address upon payment of the fees prescribed by the SEC.

     The Company has filed with the SEC a registration statement under the Securities Act of 1993, as amended (together with any amendments thereto, the "Registration Statement"), with respect to the Shares being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors".

                                  THE COMPANY

     Brooke Group Ltd. (the "Company"), a Delaware corporation founded in 1980, is a holding company for a number of businesses. The Company is principally engaged, through its subsidiary Liggett Group Inc. ("Liggett"), in the manufacture and sale of cigarettes in the United States; through its subsidiary Brooke (Overseas) Ltd. ("BOL"), in the manufacture and sale of cigarettes in Russia; and through its investment in New Valley Corporation ("New Valley"), in the investment banking and brokerage business, in real estate development in Russia and the Ukraine, in the ownership and management of commercial real estate in the United States and in the acquisition of operating companies. The Company holds such businesses through its wholly-owned subsidiary, BGLS Inc. ("BGLS").

     The Company is controlled by Bennett S. LeBow, the Chairman and Chief Executive Officer of the Company, BGLS and New Valley, who beneficially owns approximately 44.9% of the Company's common stock. The principal executive offices of the Company and BGLS are located at 100 S.E. Second Street, Miami, Florida 33131 and the telephone number is (305) 579-8000.

                                  THE OFFERING


Securities offered by the
Selling Stockholder........  500,000 shares of Common Stock, of which 250,000 are issuable on exercise of options.


Common Stock outstanding...  20,454,230 shares of Common Stock

NYSE symbol................  Common Stock: BGL

                                USE OF PROCEEDS


     The net proceeds from the sale of the Shares will be received by the Selling Stockholder. None of the proceeds from any sales by the Selling Stockholder will be received by the Company. The Company may receive up to $500,000 in the event the Selling Stockholder exercises options to obtain the underlying Shares.

                                  RISK FACTORS

     Before purchasing the Shares offered hereby, a prospective investor should consider, among other things, the following considerations set forth below, as well as the other information set forth elsewhere in this Prospectus, in evaluating the Company, its business prospects and the Shares.

HIGH DEGREE OF LEVERAGE; NET WORTH DEFICIENCY; SIGNIFICANT LOSSES

     At December 31, 1997, the Company had total outstanding indebtedness of $406,264,000 and a net worth deficiency of $488,397,000. The Company has substantial debt service requirements on a consolidated basis, and has experienced significant losses from continuing operations every year since 1991. There can be no assurance that the Company will be able to satisfy its obligations under the indebtedness. In addition, Liggett, the Company's principal operating subsidiary, had a net worth deficiency and a working capital deficiency at December 31, 1997 and experienced a net loss for the year ended December 31, 1997. Accordingly, there can be no assurance that Liggett will be able to satisfy its obligations under the Liggett Notes (as defined herein) and the Liggett Facility (as defined herein). (For further discussion of the Company's and Liggett's leverage, see "Certain Risks Regarding Liggett and the Cigarette Industry" below.) Failure of the Company to satisfy these debt service obligations would materially adversely affect the value of the Company's common stock.

HOLDING COMPANY STRUCTURE; DEPENDENCE ON CASH FROM SUBSIDIARIES AND CERTAIN INVESTMENTS

     The Company is a holding company and has no operations of its own. Accordingly, the ability of the Company to pay dividends on the Shares is substantially dependent on the ability of New Valley (in which the Company indirectly holds an approximately 42% voting interest) and of Liggett and the Company's other subsidiaries to generate cash and the availability of that cash to the Company. Certain covenants in Liggett's debt instruments impose restrictions on, among other things, Liggett's ability to declare and pay dividends or make other advances, payments or distributions to the Company. As a result, Liggett has not paid dividends to the Company since November 1992 and is not expected to pay dividends to the Company in the foreseeable future. Additionally, certain covenants in an Indenture, dated as of January 1, 1996, between BGLS and State Street Bank and Trust Company, as Trustee (the "Indenture"), impose restrictions on, among other things, BGLS' ability to pay or make dividends, distributions and other Restricted Payments (as defined in the Indenture) and prohibit BGLS from disposing of Collateral (as defined in the Indenture), including the stock of Liggett, BOL, New Valley and NV Holdings (as defined herein), held by it, but such covenants are subject to important qualifications and limitations.

     New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"), and the Indenture impose certain restrictions on transactions with the Company and certain of its affiliates, including restrictions relating to payments and distributions to the Company from New Valley (other than pro rata distributions to stockholders) and New Valley Holdings, Inc., a wholly-owned subsidiary of BGLS ("NV Holdings"). Moreover, as a significant stockholder (through BGLS and NV Holdings) of New Valley, the Company is under a legal obligation to deal fairly with New Valley, which may limit its ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley's dividend policy in certain respects.

     In addition, the Company does not hold a majority of New Valley's voting power and may not be able to control New Valley's dividend policy. Since the Company indirectly owns (through BGLS and NV Holdings) a minority of each class of New Valley capital stock (other than the Class A Preferred Shares) held (directly and indirectly) by BGLS and NV Holdings, a majority of any cash and other assets distributed by New Valley with respect to any such class (other than the Class A Preferred Shares) will be distributed to persons other than the Company and its subsidiaries.

     The Company's receipt of income from its principal subsidiaries and investees is an important source of its liquidity and capital resources, and, as described above, its ability to receive such income is subject to a number of restrictions, risks and uncertainties. If the Company does not generate sufficient cash flow from continuing operations to satisfy its debt service obligations, it will be required to secure additional funds from other sources. There can be no assurance that the Company will be able to secure such additional funds at all or on terms acceptable to the Company. The Company's inability to service these obligations would materially adversely affect the value of the Company's common stock.

CERTAIN RISKS REGARDING LIGGETT AND THE CIGARETTE INDUSTRY

     Net Worth Deficiency; Recent Losses. At December 31, 1997, Liggett had a net worth deficiency of $192,857,000 and a working capital deficiency of $17,542,000. For the year ended December 31, 1997, Liggett incurred a net loss of $14,179,000. Liggett's high degree of leverage could impair its ability to withstand competitive pressures or adverse economic conditions and to take advantage of business opportunities. At December 31, 1997, Liggett had outstanding approximately $112,612,000 of 11.50% Liggett Series B Senior Secured Notes due 1999 and $32,279,000 of 19.75% Series C Senior Secured Notes due 1999 (collectively, the "Liggett Notes"). The Liggett Notes required a mandatory principal redemption of $37,500,000 on February 1, 1998 with the balance of the Liggett Notes due on February 1, 1999, but the holders of the requisite majority of Liggett Notes consented on January 30, 1998 to the deferral of that $37,500,000 redemption payment until the final maturity date. In connection with this deferral, the indenture under which the Liggett Notes are outstanding was amended to prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and to tighten restrictions on the disposition of proceeds of asset sales. The Company and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes. In addition, Liggett has a $40,000,000 revolving credit facility expiring March 8, 1999 (the "Liggett Facility"), under which $23,427,000 was outstanding at December 31, 1997. Due to the many risks and uncertainties associated with the cigarette industry, the impact of recent tobacco litigation settlements and increased tobacco costs, there can be no assurance that Liggett will be able to meet its future earnings or cash flow goals, and it is unlikely that Liggett will be able to make the required payments on the Liggett Notes at maturity with cash from operations. Consequently, if Liggett is unable to restructure the terms of the Liggett Notes, or otherwise make all payments thereon, substantially all of Liggett's long-term debt and the Liggett Facility would be in default and holders of such debt could accelerate its maturity. In such event, Liggett may be forced to seek protection from creditors under applicable laws. These matters raise substantial doubt about Liggett meeting its liquidity needs and its ability to continue as a going concern.

     The Company has also engaged in negotiations with the principal holders of the BGLS 15.75% Series B Senior Secured Notes (the "BGLS Notes"), $232,864,000 of which were outstanding on December 31, 1997 with respect to certain related modifications to the terms of such debt. On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, "the Apollo Holders"), who hold approximately 41.8% of the $232,864,000 principal amount of the BGLS Notes. Pursuant to the terms of the agreement, the Apollo Holders have agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes.

     Tobacco Industry Problems; Liggett's Competitive Position in
Industry. Liggett has suffered significant losses and has a significant working capital deficiency as a result of, among other things, its highly leveraged capital structure as well as adverse developments in the tobacco industry, intense competition and changes in consumer preferences causing a substantial decline in sales volume. Liggett is considerably smaller and has fewer resources than all its major competitors and has a correspondingly limited ability to respond to market developments. The United States cigarette market is highly concentrated and has extremely high barriers to entry. Since the acquisition by Brown & Williamson Tobacco Company ("B&W") of American Tobacco Company, three firms control approximately 90% of the United States market. Philip Morris Companies Inc. ("Philip Morris") is the largest and most profitable manufacturer in the market, and its profits are derived principally from its sale of lucrative premium cigarettes. According to published industry sources, Liggett's management believes that Philip Morris had in excess of 57% of the premium segment and in excess of 48% of the total domestic market for the 12 months ended December 31, 1997. Philip Morris and R.J. Reynolds Tobacco Co. ("RJR"), the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. The other cigarette manufacturers historically have brought their prices into line with the levels established by the two major manufacturers. Liggett is more reliant upon sales in the discount segment of the market, relative to the full-price premium segment, than its competitors. Since at least 1993, Liggett's management believes that Philip Morris's market strategy has been to minimize the actual price spread between discount and premium products and to curtail the sales made by the makers of discount products. In part, Philip Morris sought to minimize that spread by dropping its premium prices in early 1993. In addition, that strategy has also been carried out through wholesale and retail trade programs.

     Based on published industry sources, Liggett's management believes that Liggett's overall market share for the 12 months ended December 31, 1997 was 1.3%, down from 1.9% for the prior 12 months ended December 31, 1996. Based on published industry sources, Liggett's management believes that Liggett's share of the premium segment for the 12 months ended December 31, 1997 was .5%, down from .7% for the prior 12-month period, and its share of the discount segment for the 12 months ended December 31, 1997 was 3.5%, down from 4.9% for the prior 12-month period.

     Industry-wide shipments of cigarettes in the United States have been steadily declining for several years, although this trend reversed itself in 1996. Consistent with published industry sources estimating that domestic industry-wide shipments decreased by .5% for the 12 months ended December 31, 1997, compared to the prior 12-month period, Liggett's management expects that industry-wide unit sales of cigarettes in the United States will continue to decline as a result of numerous factors, including health considerations, diminishing social acceptance of smoking, legislative limitations on smoking in public places and federal and state excise tax increases which have augmented cigarette price increases.

     Legislation, Regulation and Litigation. The cigarette industry continues to be challenged on numerous fronts. New product liability cases continue to be commenced against Liggett and the Company and other cigarette manufacturers. As of March 31, 1998, there were approximately 250 individual suits, 30 purported class actions or actions where class certification has been sought and 95 state, municipality and other third-party payor health care cost reimbursement actions pending in the United States in which Liggett is a named defendant. As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Recently, there have been a number of restrictive regulatory actions from various Federal administrative bodies, including the United States Environmental Protection Agency ("EPA") and the Food and Drug Administration ("FDA"), adverse political and legal decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of Medicaid reimbursement suits by various states' Attorneys General. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but it is possible that the Company's financial position, results of operations and cash flows could be materially adversely affected by an ultimate unfavorable outcome in any of such pending litigation. See Note 16 to the Consolidated Financial Statements of the Company for the year ended December 31, 1997 (the "Company's Consolidated Financial Statements") and Note 8 to the Company's unaudited interim consolidated financial statements for the quarter ended March 31, 1998 (the "Company's Interim Consolidated Financial Statements") included elsewhere in this Prospectus for a description of legislation, regulation and litigation.

     Other Matters. On June 20, 1997, Philip Morris, RJR, B&W, Lorillard and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the Castano Plaintiffs' Litigation Committee, executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution (the "Resolution"). The Proposed Resolution mandates a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States.

     The proposed Resolution would require participating manufacturers, among other things, to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date that federal legislation implementing the terms of the proposed Resolution is signed. This Industry Payment would be based on relative market capitalization. Thereafter, the participating companies would be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels) -- year 1: $8.5 billion; year 2: $9.5 billion; year 3: $11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be adjusted to reflect changes from 1996 domestic sales volume levels.

     Under the proposed Resolution, the Company and Liggett would be deemed to be a "non-participating manufacturer". The proposed Resolution provides, among other things, that a non-participating manufacturer would be required to place into escrow, each year, an amount equal to 150% of its share of the payment required of participating manufacturers (other than the portion allocated to public health programs and federal and state enforcement). These funds would be earmarked for potential liability payments and could be reclaimed, with interest, after 35 years, to the extent they had not been paid out in liability.

     The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida and Texas. The Company is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. The Company is also unable to predict the ultimate content of any such legislation. However, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

     The sale of cigarettes is subject to substantial federal excise taxes as well as various state and local government excise taxes. In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. A substantial excise tax increase could accelerate the trend away from smoking and could have an unfavorable effect on Liggett's sales.

CERTAIN AFFILIATE TRANSACTIONS

     Certain affiliates of the Company have entered into various transactions with the Company and other affiliates of the Company. Existing contracts with such companies include services agreements under which Liggett receives financial and administrative services from the Company, tax-sharing agreements between various subsidiaries of the Company, including Liggett, and expense sharing arrangements between New Valley and the Company. In addition, the Company has entered into certain arrangements with individuals who serve as officers or directors of companies affiliated with the Company, certain portions of the cost of which have been charged by the Company to such affiliated companies.

     The BGLS indenture and the Liggett indenture contain certain restrictions on the ability of the Company and Liggett to enter into additional transactions with their respective affiliates. In addition, the Joint Plan imposes certain restrictions on the ability of New Valley to enter into transactions with affiliates, and the Company, as a controlling stockholder of New Valley, is under a legal obligation to deal fairly with New Valley, which obligation may limit the Company's ability to enter into certain transactions with New Valley or to influence New Valley's dividend policy. The restrictions described in this paragraph are subject to important limitations and qualifications.

UNCERTAINTY OF OTHER POTENTIAL ACQUISITIONS AND INVESTMENTS BY NEW VALLEY

     New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects investors to increased risk and uncertainty, because they are unable to evaluate the manner in which this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may not have relevant management experience in the areas in which New Valley may become involved. No assurance can be given that New Valley will be successful in targeting, consummating or managing any of these investments.

UNCERTAINTIES RELATING TO OPERATIONS IN RUSSIA

     The Company has significant investments in its cigarette manufacturing operations in Russia and, through its investment in New Valley, in real estate development operations in Russia. Business operations in Russia are subject to a high level of risk. Since the breakup of the Soviet Union at the end of 1991, Russia has experienced dramatic political, social and economic change, including severe inflation. The political system in Russia is emerging from a long history of extensive state involvement in economic affairs and is undergoing a rapid transition from a centrally controlled command system to a more market-oriented model. The Company may be affected unfavorably by political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, a relatively untested judicial system, a still evolving taxation system subject to constant changes which may be retroactive in effect, and other developments in the law or regulations in Russia and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership. In addition, an undeveloped system of commercial laws (including the enforcement of laws) and markets adds to the risk of investment in Russia. No assurance can be given as to the potential profitability (if any) and effect on liquidity and cash flow that investments in Russia may have on the Company.

DEPENDENCE ON CERTAIN MANAGEMENT

     The Company is dependent upon the services of Bennett S. LeBow (the "Chairman"), Chairman of the Board, President and Chief Executive Officer of both the Company and BGLS. The loss to the Company of the Chairman could have a material adverse effect on the Company. If the Chairman ceased to control the Company (other than by reason of death or incapacity), each holder of the BGLS Notes would have the option to cause BGLS to repurchase their respective holdings of such debt securities. As defined in the Indenture, "control" of a company means the power to direct the management and policies of the Company, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Although this definition of control is identical to commonly used definitions of control in the federal securities laws, there could nonetheless be uncertainty as to whether particular factual circumstances constituted such a change of control.

DILUTION; SHARES AVAILABLE FOR RESALE


     The Company entered into a Stock Purchase Agreement on January 16, 1998 with High River Limited Partnership ("High River") pursuant to which the Company issued 1,500,000 shares of the Company's common stock to High River, which represents 7.3% of the total outstanding shares and 13.3% of the float. In addition, the Company issued 483,002 shares of the Company's common stock in connection with the amendments to the Liggett Notes referred to above under "Certain Risks Regarding Liggett and the Cigarette Industry" constituting an additional 2.4% of the outstanding shares and 4.3% of the float. The issuance of these shares will cause dilution which may adversely affect the market price of the Company's common stock. In connection with the March 2, 1998 agreement with the Apollo Holders relating to the BGLS Notes, the Company issued to the Apollo Holders a five-year warrant to purchase 4,150,000 shares of the Company's common stock, 2,000,000 of which are immediately exercisable, at a price of $5.00 per share. On March 12, 1998, the Company granted an option for 1,250,000 shares of the Company's common stock to a law firm that represents the Company and Liggett, 250,000 of which became exerciseable on May 1, 1998. The availability for sale of significant quantities of the Company's common stock could adversely affect the prevailing market price of the Company's common stock.


                                USE OF PROCEEDS


     The net proceeds from the sale of the Shares will be received by the Selling Stockholders. None of the proceeds from any sales by the Selling Stockholders will be received by the Company. The Company may receive up to $500,000 in the event the Selling Stockholder exercises options to obtain the underlying Shares.

                                DIVIDEND POLICY

     During the first quarter of 1998 and during 1997 and 1996, the Company declared and paid regular quarterly cash dividends of $.075 per share on its common stock. The declaration of future cash dividends is within the discretion of the Board of Directors of the Company and is subject to a variety of contingencies such as market conditions, earnings and the financial condition of the Company as well as the availability of cash. The payment of dividends and other distributions to the Company by BGLS are subject to the Indenture for the BGLS Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity".

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's common stock, $.10 par value per share, is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "BGL". The high and low sale prices for a share of the Company's common stock on the NYSE, as reported by the NYSE, for the first fiscal quarter of 1998 and for each fiscal quarter of 1997 and 1996 were as follows:

YEAR                                                           HIGH       LOW
----                                                          -------   --------
1998:
First Quarter...............................................  $16 5/8   $ 8 11/16

1997:
Fourth Quarter..............................................   11 1/8     5 5/8
Third Quarter...............................................    6 3/4     3 1/16
Second Quarter..............................................    5 1/4     3 1/2
First Quarter...............................................    5 3/8     4

1996:
Fourth Quarter..............................................    5 3/4     4 1/4
Third Quarter...............................................    6 1/4     4 5/8
Second Quarter..............................................    8 7/8     5 5/8
First Quarter...............................................   10 1/8     7 3/4



     On June 4, 1998, the last reported sale price of the Company's common stock on The New York Stock Exchange was $9 1/8 per share. At April 6, 1998, there were 280 holders of record of the Company's common stock.


                                  THE COMPANY

GENERAL

     The Company, a Delaware corporation founded in 1980, is a holding company for a number of businesses. The Company is principally engaged, through its subsidiary Liggett, in the manufacture and sale of cigarettes in the United States; through its subsidiary BOL, in the manufacture and sale of cigarettes in Russia; and through its investment in New Valley, in the investment banking and brokerage business, in real estate development in Russia and the Ukraine, in the ownership and management of commercial real estate in the United States and in the acquisition of operating companies. The Company holds such businesses through its wholly-owned subsidiary, BGLS, a Delaware corporation organized in 1990.

     The Company is controlled by Bennett S. LeBow, the Chairman and Chief Executive Officer of the Company, BGLS and New Valley, who beneficially owns approximately 44.9% of the Company's common stock.

LIGGETT GROUP INC.

     General. The Company's tobacco business in the United States is conducted through its indirect wholly-owned subsidiary Liggett, which is the operating successor to the Liggett & Myers Tobacco Company.

Substantially all of Liggett's manufacturing facilities are located in or near Durham, North Carolina. Liggett is registered under the Exchange Act, and files periodic reports and other information with the SEC.

     Liggett is engaged in the manufacture and sale of cigarettes, primarily in the United States. Liggett's management believes, based on published industry sources, that Liggett's domestic shipments of approximately 6.45 billion cigarettes during 1997 accounted for 1.3% of the total cigarettes shipped in the United States during such year. This represents a market share decline of 0.5% from 1996 and 0.9% from 1995. Liggett produces both premium cigarettes as well as discount cigarettes (which include among others, control label, branded discount and generic cigarettes). Premium cigarettes are generally marketed under well-recognized brand names at full retail prices to adult smokers with strong preference for branded products, whereas discount cigarettes are marketed at lower retail prices to adult smokers who are more cost conscious. Liggett's cigarettes are produced in approximately 300 combinations of length, style and packaging.

     Liggett produces four premium cigarette brands: L&M, CHESTERFIELD, LARK and EVE. Liggett's premium cigarettes represented approximately 33%, 31% and 30% of net sales (excluding federal excise taxes) in 1997, 1996 and 1995, respectively. Liggett's management believes, based on published industry sources, that Liggett's share of the premium market segment was approximately 0.5% for 1997, compared to 0.7% and 0.8% for 1996 and 1995, respectively.

     In 1980, Liggett was the first major domestic cigarette manufacturer to successfully introduce discount cigarettes as an alternative to premium cigarettes. In 1989, Liggett established a new price point within the discount market segment by introducing PYRAMID, a branded discount product which, at that time, sold for less than most other discount cigarettes. Liggett's management believes, based on published industry sources, that Liggett held a share of approximately 3.5% of the discount market segment for 1997, compared to 4.9% and 5.5% for 1996 and 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" for additional information concerning Liggett's premium and discount product sales.

     At the present time, Liggett has no foreign operations. Liggett does not own the international rights to its premium cigarette brands, which are actively marketed by other companies in foreign markets, thereby adversely affecting Liggett's ability to penetrate such markets. Liggett does, however, export other cigarette brands primarily to Eastern Europe and the Middle East. Export sales of approximately 85 million units accounted for approximately 1% of Liggett's 1997 total unit sales volume. Revenues from export sales were $0.8 million for 1997, compared to $3.3 million and $5.4 million for 1996 and 1995, respectively. Operating loss attributable to export sales in 1997 amounted to approximately $0.1 million compared to operating losses of $1.8 million and $2.1 million in 1996 and 1995, respectively.

     Business Strategy. Liggett's near-term business strategy is to reduce further certain operating and selling costs in order to increase the profitability of both its premium and discount products, and to reduce its investment in working capital. As part of this strategy, Liggett reorganized its sales force in early 1994, reducing its field sales force by 150 permanent positions and adding approximately 300 part-time positions. Liggett has also reduced costs in both administrative and manufacturing functions by making additional modifications to its manufacturing operations and significantly curtailing employee benefit programs. In 1995 and 1996, Liggett continued its efforts towards reducing costs by, among other things, offering voluntary retirement programs to eligible employees and reduced headcount by an additional 120 positions in 1995 and another 38 positions in 1996.

     In January 1997, Liggett underwent a major restructuring from a centralized organization to a decentralized enterprise with four Strategic Business Units, each a profit center, and a corporate headquarters. This restructuring is intended to more closely align sales and marketing strategies with the unique requirements of regional markets as well as reduce working capital by improved production planning and inventory control. As a result of this reorganization, Liggett further reduced its salaried, hourly and part-time headcount by a total of 108 positions (18%) over the succeeding twelve months.

     Liggett's long-term business strategy in the premium segment of the market is to maintain or improve its profit margins in the face of declining unit sales and market share by improving operating efficiencies and implementing further cost reduction programs. Liggett's long-term business strategy in the discount segment of the market is to maintain its market share or improve its profit margins by consistently providing high-quality products and services at prices and on terms comparable to those available elsewhere in the market.

     Sales, Marketing and Distribution. Liggett's products are distributed from a central distribution center in Durham, North Carolina to 26 public warehouses located throughout the United States. These warehouses serve as local distribution centers for Liggett's customers. Liggett's products are transported from the central distribution center to the warehouses via third-party trucking companies to meet pre-existing contractual obligations to its customers.

     Liggett's customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. Liggett offers its customers discount payment terms, traditional rebates and promotional incentives. Customers typically pay for purchased goods within two weeks following delivery from Liggett. Liggett's largest single customer, Speedway SuperAmerica LLC, accounted for approximately 19.4% of net sales in 1997, approximately 13.9% of net sales in 1996, and approximately 11.6% of net sales in 1995. Sales to this customer were primarily in the private label discount segment and constituted approximately 29.1%, 20.3% and 16.8% of Liggett's discount segment sales in 1997, 1996 and 1995, respectively. Liggett is currently negotiating the renewal of its contract with this customer, which contract is due to expire on June 30, 1998.

     Following the January 1997 restructuring, Liggett's marketing and sales functions were performed by approximately 110 direct sales representatives calling on national and regional customer accounts, together with approximately 90 part-time retail sales consultants who service retail outlets. In addition, Liggett employs food broker groups in certain geographic locations to perform these marketing and sales functions.

     Trademarks. All of the major trademarks used by Liggett are federally registered or are in the process of being registered in the United States and other markets where Liggett's products are sold. Trademarks registrations typically have a duration of ten years and can be renewed at Liggett's option prior to their expiration date. In view of the significance of cigarette brand awareness among consumers, management believes that the protection afforded by these trademarks is material to the conduct of its business. All of Liggett's trademarks are owned by its wholly-owned subsidiaries, Eve Holdings Inc. ("Eve") and Cigarette Exporting Company of America, Ltd. ("CECOA"). Liggett does not own the international rights to its premium cigarette brands.

     Manufacturing. Liggett purchases and maintains leaf tobacco inventory to support its cigarette manufacturing requirements. Liggett believes that there is a sufficient supply of tobacco within the worldwide tobacco market to satisfy its current production requirements. Liggett stores its leaf tobacco inventory in warehouses in North Carolina and Virginia. There are several different types of tobacco, including flue-cured leaf, burley leaf, Maryland leaf, oriental leaf, cut stems and reconstituted sheet. Leaf components of cigarettes are generally the flue-cured and burley tobaccos. While premium and discount brands use many of the same tobacco products, input ratios of tobacco products account for the differences between premium and discount products. Domestically grown tobacco is an agricultural commodity subject to United States government production controls and price supports which can substantially affect its market price. Foreign flue-cured and burley tobaccos, some of which are used in the manufacture of Liggett's cigarettes, are generally 10% to 15% less expensive than comparable domestic tobaccos. Liggett normally purchases all of its tobacco requirements from domestic and foreign leaf tobacco dealers, much of it under long-term purchase commitments. As of December 31, 1997, approximately 64% of Liggett's commitments were for the purchase of foreign tobacco. Increasing tobacco costs due to reduced worldwide supply of tobacco and a reduction in the average discount available to Liggett from leaf tobacco dealers on tobacco purchased under prior years' purchase commitments will have an unfavorable impact on Liggett's operations during 1998.

     Liggett's cigarette manufacturing facilities are designed for the execution of short production runs in a cost-effective manner, which enables Liggett to manufacture and market a wide variety of cigarette brand styles. Liggett's cigarettes are produced in approximately 300 different brand styles under Eve's and CECOA's trademarks and brand names as well as private labels for other companies, typically retail or wholesale distributors who supply supermarkets and convenience stores. Liggett believes that its existing facilities are sufficient to accommodate a substantial increase in production.

     While Liggett pursues product development, its total expenditures for research and development on new products have not been financially material over the past three years.

     Competition. Liggett is the smallest of the five major manufacturers of cigarettes in the United States. The four largest manufacturers of cigarettes are Philip Morris, Inc. ("Philip Morris"), R.J. Reynolds Tobacco Company ("RJR"), Brown & Williamson Tobacco Corporation, and Lorillard Tobacco Company, Inc.

     There are substantial barriers to entry into the cigarette business, including extensive distribution organizations, large capital outlays for sophisticated production equipment, substantial inventory investment, costly promotional spending, regulated advertising and strong brand loyalty. In this industry, the major cigarette manufacturers compete among themselves for market share on the basis of brand loyalty, advertising and promotional activities and trade rebates and incentives. Liggett's four major competitors all have substantially greater financial resources than Liggett, and most of these competitors' brands have greater sales and consumer recognition than Liggett's brands.

     Liggett's management believes, based on published industry sources, that Philip Morris' and RJR's sales together accounted for approximately 72.9% of the domestic cigarette market in 1997. Liggett's domestic shipments of approximately
6.45 billion cigarettes during 1997 accounted for 1.3% of the approximately 485 billion cigarettes shipped in the United States during such year, compared to
8.95 billion cigarettes (1.9%) and 10.52 billion cigarettes (2.2%) during 1996 and 1995, respectively.

     Industry-wide shipments of cigarettes in the United States have been declining for a number of years although this trend reversed itself in 1996. Consistent with published industry sources that domestic industry-wide shipments declined by approximately 0.5% in 1997, Liggett's management believes that industry-wide shipments of cigarettes in the United States will continue to decline as a result of numerous factors, including health considerations, diminishing social acceptance of smoking, legislative limitations on smoking in public places and federal and state excise tax increases which have augmented cigarette price increases.

     Historically, because of their dominant market share, Philip Morris and RJR have been able to determine cigarette prices for the various pricing tiers within the industry, and the other cigarette manufacturers have brought their prices into line with the levels established by the two industry leaders. Off-list price discounting by manufacturers, however, has substantially affected the average price differential at retail, which can be significantly greater than the manufacturers' list price gap.

     Legislation, Regulation and Litigation. Reports with respect to the alleged harmful physical effects of cigarette smoking have been publicized for many years and, in the opinion of Liggett's management, have had and may continue to have an adverse effect on cigarette sales. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports which claim that cigarette smoking is a causative factor with respect to a variety of health hazards, including cancer, heart disease and lung disease, and have recommended various government actions to reduce the incidence of smoking. In 1997, Liggett publicly acknowledged that, as the Surgeon General and respected medical researchers have found, smoking causes health problems, including lung cancer, heart vascular disease and emphysema.

     Since 1966, federal law has required that cigarettes manufactured, packaged or imported for sale or distribution in the United States include specific health warnings on their packaging. Since 1972, Liggett and the other cigarette manufacturers have included the federally required warning statements in print advertising, on billboards and on certain categories of point-of-sale display materials relating to cigarettes.

     The Comprehensive Smoking Education Act ("CSEA"), which became effective in October 1985, requires that packages of cigarettes distributed in the United States and cigarette advertisements (other than billboard advertisements) in the United States bear one of the following four warning statements on a quarterly rotating basis: "SURGEON GENERAL'S WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, and May Complicate Pregnancy"; "SURGEON GENERAL'S WARNING:
Quitting Smoking Now Greatly Reduces Serious Risks to Your Health"; "SURGEON GENERAL'S WARNING: Smoking by Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight"; and "SURGEON GENERAL'S WARNING:
Cigarette Smoke Contains Carbon Monoxide". Shortened versions of these statements are also required, on a rotating basis, on billboard advertisements. By a limited eligibility amendment to the CSEA, for which Liggett qualifies, Liggett is allowed to display all four required package warnings for the majority of its brand packages on a simultaneous basis (such that the packages at any time may carry any one of the four required warnings), although it rotates the required warnings for advertising on a quarterly basis in the same manner as do the other major cigarette manufacturers. The law also requires that each person who manufactures, packages or imports cigarettes annually provide to the Secretary of Health and Human Services a list of ingredients added to tobacco in the manufacture of cigarettes. Annual reports to the United States Congress are also required from the Secretary of Health and Human Services as to current information on the health consequences of smoking and from the Federal Trade Commission on the effectiveness of cigarette labeling and current practices and methods of cigarette advertising and promotion. Both federal agencies are also required annually to make such recommendations as they deem appropriate with regard to further legislation. In addition, since 1997, Liggett has included the warning: "SMOKING IS ADDICTIVE" on its packages.

     In August 1996, the Food and Drug Administration ("FDA") filed in the Federal Register a Final Rule classifying tobacco as a "drug" or "medical device", asserting jurisdiction over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. Litigation has been commenced in the United States District Court for the Middle District of North Carolina challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. The court, after argument, granted plaintiffs' motion for summary judgment prohibiting the FDA from regulating or restricting the promotion and advertising of tobacco products and denied plaintiffs' motion for summary judgment on the issue of whether the FDA has the authority to regulate access to, and labeling of, tobacco products. The other four major cigarette manufacturers and the FDA have filed notices of appeal. The Company and Liggett support the FDA Rule and have begun to phase in compliance with certain of the proposed interim FDA regulations. See discussions of the tobacco litigation settlements in Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements included elsewhere in this Prospectus.

     In August 1996, the Commonwealth of Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. In December 1997, the United States District Court for the District of Massachusetts enjoined this legislation from going into effect on the grounds that it is preempted by federal law, however, on December 15, 1997, Liggett began complying with this legislation by providing ingredient information to the Massachusetts Department of Public Health. The enactment of this legislation has encouraged efforts to enact similar legislation in other states.

     In 1993, the United States Congress amended the Agricultural Adjustment Act of 1938 to require each United States cigarette manufacturer to use at least 75% domestic tobacco in the aggregate of the cigarettes manufactured by it in the United States, effective January 1, 1994, on an annualized basis or pay a domestic marketing assessment ("DMA") based upon price differentials between foreign and domestic tobacco and, under certain circumstances, make purchases of domestic tobacco from the tobacco stabilization cooperatives organized by the United States government. After an audit, the United States Department of Agriculture ("USDA") informed Liggett that it did not satisfy the 75% domestic tobacco usage requirement in 1994 and was subject to a DMA of approximately $5.5 million. Liggett agreed to pay this assessment in quarterly installments, with interest, over a five-year period. Since the levels of domestic tobacco inventories on hand at the tobacco stabilization organizations are below reserve stock levels, Liggett was not obligated to make purchases of domestic tobacco from the tobacco stabilization cooperatives.

     In February 1996, the United States Trade representative issued an "advance notice of rule making" concerning how tobaccos imported under a previously established tobacco rate quota ("TRQ") should be allocated. Currently, tobacco imported under the TRQ is allocated on a "first-come, first-served" basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an "end-user licensing" system under which the right to import tobacco under the quota would be initially assigned on the basis of domestic market share. Such an approach, if adopted, could have a material adverse effect on Liggett.

     In April 1994, the United States Occupational Safety and Health Administration ("OSHA") issued a proposed rule that could ultimately ban smoking in the workplace. Hearings were completed during 1995 and the period for post-hearing submissions ended in February 1996. OSHA has not yet issued a final rule or a proposed revised rule. While the Company cannot predict the outcome, some form of federal regulation of smoking in workplaces may result.

     In January 1993, the United States Environmental Protection Agency ( "EPA") released a report on the respiratory effect of environmental tobacco smoke ("ETS") which concluded that ETS is a known human lung carcinogen in adults and, in children, causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate ETS and that given the current body of scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's classification of ETS was arbitrary and capricious. Whatever the outcome of this litigation, issuance of the report may encourage efforts to limit smoking in public areas.

     The Company understands that a grand jury investigation is being conducted by the office of the United States Attorney for the Eastern District of New York (the "Eastern District Investigation") regarding possible fraud by the tobacco industry relating to smoking and health research undertaken or administered by The Council for Tobacco Research -- USA, Inc. (the "CTR"). Liggett was a sponsor of the CTR at one time. In May 1996, Liggett received a subpoena from a Federal grand jury sitting in the Eastern District of New York, to which Liggett has responded.

     In March 1996, and in each of March, July, October and December 1997, the Company and/or Liggett received subpoenas from a Federal grand jury in connection with an investigation by the United States Department of Justice (the "DOJ Investigation") involving the industry's knowledge of the health consequences of smoking cigarettes; the targeting of children by the industry; and the addictive nature of nicotine and the manipulation of nicotine by the industry. Liggett has responded to the March 1996, March 1997 and July 1997 subpoenas and is in the process of responding to the October and December 1997 subpoenas. The Company understands that the Eastern District Investigation and the DOJ Investigation have, for all intents and purposes, been consolidated into one investigation being conducted by the Department of Justice. The Company and Liggett are unable, at this time, to predict the outcome of this investigation.

     On April 28, 1998, the Company announced that Liggett had reached an agreement with the United States Department of Justice (the "DOJ") to cooperate with its ongoing criminal investigation of the tobacco industry. The agreement does not constitute an admission of any wrongful behavior by Liggett. The DOJ has not provided immunity to Liggett and has full discretion to act or refrain from acting with respect to Liggett in the investigation.

     There are various other legislative efforts pending on the federal and state level which seek, among other things, to restrict or prohibit smoking in public buildings and other areas, increase excise taxes, require additional warnings on cigarette packaging and advertising, ban vending machine sales, curtail affirmative defenses of tobacco companies in product liability litigation, place cigarettes under the regulatory jurisdiction of the FDA and require that cigarettes meet certain fire safety standards. If adopted, at least certain of the foregoing legislative proposals could have a material adverse impact on Liggett's operations. In addition, the industry is facing increased pressure from anti-smoking groups and an extraordinary increase in smoking and health litigation, including private class action litigation, and health care cost recovery actions brought by states, local governments and other third parties.

     While attitudes toward cigarette smoking vary around the world, a number of foreign countries have also taken steps to discourage cigarette smoking, to restrict or prohibit cigarette advertising and promotion and to increase taxes on cigarettes. Such restrictions are, in some cases, more onerous than restrictions imposed in the United States. Due to Liggett's lack of foreign operations, and minimal export sales to foreign countries, the risks of foreign limitations or restrictions on the sale of cigarettes are limited to entry barriers into additional foreign markets and the inability to grow the existing markets.

     As part of the budget agreement recently approved by Congress, federal excise taxes on a pack of cigarettes, which are currently 24 cents, would rise 10 cents in the year 2000 and 5 cents more in the year 2002. In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. Since then, several bills have been introduced in the Senate that purport to propose legislation along these lines. Management is unable to predict the ultimate content of any such legislation, however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

     The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and other cigarette manufacturers. As of March 31, 1998, there were approximately 250 individual suits, 30 purported class actions or actions where class certification has been sought and 95 state, municipality and other third-party payor health care reimbursement actions pending in the United States in which Liggett is a named defendant. The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, special duty, voluntary undertaking, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability, and violations of deceptive trade practice laws, the Federal Racketeer Influenced and Corrupt Organization Act ("RICO") and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statutes of limitations, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption.

     On April 29, 1998, a group known as the "Coalition for Tobacco Responsibility", which represents Blue Cross and Blue Shield Plans in more than 35 states, filed federal lawsuits against the industry seeking payment of health-care costs allegedly incurred as a result of cigarette smoking and ETS. The lawsuits were filed in Federal District courts in New York, Chicago and Seattle and seek billions of dollars in damages. The lawsuits allege conspiracy, fraud, misrepresentation, violation of federal racketeering and antitrust laws as well as other claims.

     On May 12, 1998, Liggett settled an individual tobacco-related action entitled WIDDICK V. BROWN & WILLIAMSON, Duval County Circuit Court, Florida. The settlement will not have a material affect on the Company's or Liggett's financial condition, results of operations or cash flows.

     The claims asserted in the health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

     In March 1996, Liggett and the Company entered into an agreement to settle the CASTANO class action tobacco litigation and an agreement with the Attorneys General of West Virginia, Florida, Mississippi, Massachusetts and Louisiana to settle certain actions brought against Liggett and the Company by such states. In March 1997, Liggett and the Company entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, during 1997, settlements were reached with four more states through their respective Attorneys General. On March 12, 1998, the Company and Liggett reached a settlement agreement resolving the tobacco-related Medicaid reimbursement claims of 14 additional states, the District of Columbia and U.S. Virgin Islands. On March 27, 1998, a settlement with Georgia's Attorney General was reached. The Company and Liggett now have settlement agreements with the Attorneys General of 43 states and territories accounting for more than 85% of the nation's potential Medicaid claims. The settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against Liggett and the Company brought by the states and, upon court approval, the nationwide class.

     Liggett has been involved in certain environmental proceedings, none of which, either individually or in the aggregate, rise to the level of materiality. Liggett's current operations are conducted in accordance with all environmental laws and regulations. Management is unaware of any material environmental conditions affecting its existing facilities. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, have not had a material effect on the capital expenditures, earnings or competitive position of Liggett.

     Management believes that Liggett is in compliance in all material respects with the laws regulating cigarette manufacturers.

     See "Legal Proceedings", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments in the Cigarette Industry -- Legislation and Litigation" and Note 16 to the Company's Consolidated Financial Statements for a description of legislation, regulation and litigation and of the Company's and Liggett's settlements.

BROOKE (OVERSEAS) LTD.

     Liggett-Ducat Ltd. BOL, a wholly-owned subsidiary of BGLS, is engaged in the manufacture and sale of cigarettes in Russia through Liggett-Ducat, a Russian joint stock company. BOL owns a 95.9% equity interest in Liggett-Ducat. On February 2, 1998, BOL acquired the 19.97% interest in, and options to acquire additional shares of, Liggett-Ducat previously owned by Liggett. See Note 4 to the Company's Consolidated Financial Statements.

     Liggett-Ducat, one of Russia's leading cigarette producers since 1892, manufactured and marketed 14.5 billion cigarettes in 1997. Liggett-Ducat produces or has rights to produce 19 different brands of cigarettes, including Russian brands such as PEGAS, PRIMA, NOVOSTI and BALOMORKANAL.

     Liggett-Ducat manufactures three types of cigarettes: filter, non-filter and papirossi. Papirossi is a traditional type of Russian cigarette featuring a long paper filter comprising two-thirds of the cigarette with tobacco filling up the balance. In 1997, Liggett-Ducat sold 4.4 billion filter cigarettes (30%),
7.6 billion non-filter cigarettes (52%) and 2.6 billion papirossi (18%).

     The long-term strategy of Liggett-Ducat is to upgrade the quality of its traditional Russian cigarette brands to international standards and to expand the range of cigarettes it offers to include the higher-margin American blend and international blend cigarettes. The new types of cigarettes should appeal to the growing segment of the market that prefers American blend cigarettes over traditional Russian blended cigarettes. Russian blend cigarettes have a very strong flavored oriental tobacco blend with a heavy pungent odor, while the American blend is a lighter flavored Virginia tobacco blend. The international blend will be a mix between Russian and American blends. As markets have developed in Eastern Europe, consumer preferences have typically shifted toward international and American blend cigarettes.

     Liggett-Ducat produces its cigarettes in a 150,000 square foot factory complex located on Gasheka Street in downtown Moscow and operates a 150,000 square foot warehouse outside of the city. Liggett-Ducat is currently building a new cigarette factory on the outskirts of Moscow on land it has leased for a term of 49 years. The new factory, which will utilize Western cigarette making technology and have a capacity of approximately 30 billion units per year, will produce American and international blend cigarettes, as well as traditional Russian cigarettes. Construction of the new factory is currently scheduled for completion by the end of 1998, although no assurances thereof can be given.

     Liggett-Ducat currently manufactures its cigarettes on four production lines, comprised of both Russian-made and imported machinery. Liggett-Ducat has recently upgraded the equipment at the existing factory to improve its operations, and all upgraded equipment will be utilized at the new factory. During 1996 and 1997, Liggett-Ducat installed an upgraded primary processing complex manufactured by GBE Tobacco which will enable the factory to produce international standard cigarettes. In addition, Liggett-Ducat acquired a new filter-making complex from Hoechst Celanese which allows Liggett-Ducat to produce Western quality filters, previously purchased from outside vendors, and installed a new rejected cigarette tobacco reclamation machine to reduce waste.

     The Russian cigarette market is one of the largest and fastest growing cigarette markets in the world. Annual consumption of cigarettes is estimated at 300 billion units in Russia (1997 estimate), making the market the third largest in the world after the United States and China. The potential size of the market is estimated by management at up to 450 billion units per year. Approximately 61% of Russian men and 17% of Russian women are estimated to smoke cigarettes. The market has been growing rapidly over the past several years (particularly the female market) as imported cigarettes have become available to satisfy increasing demand.

     While growth in consumption had been restrained historically by static domestic cigarette making capacity, recent increases in domestic production capacity resulted in an estimated 20% increase in domestic production to approximately 170 billion cigarettes (57% of the market) in 1997. Excess demand and demand for Western style cigarettes were satisfied by approximately 130 billion units of imported cigarettes (43% of the market).

     Russian customs legislation continues to support local producers. During 1996 and 1997, the Russian Government raised the duties on imported cigarettes several times to a current effective rate of 115% of cost. In the past, many imported cigarettes were sold illegally without payment of required duties. Recent efforts to improve enforcement of import duties has maintained the differential between the price of imported and domestic cigarettes. Imported cigarettes currently range in price at retail from approximately 2 to 18 rubles ($.50 to $3.00) per pack, as compared to domestically produced cigarettes which sell for approximately 1 to 3 rubles ($.16 to $.50) per pack.

     Liggett-Ducat's brands currently compete primarily against those of other Russian cigarette makers. Liggett-Ducat as well as other Russian producers sell their cigarettes at the lowest price points in the market. Competition in this sector of the market is generally based on price and name recognition of the producing factory. There is very limited advertising of these products, typically only in trade publications and wholesale catalogs. Liggett-Ducat's brands also compete to a lesser extent against lower priced imported cigarettes from Eastern Europe and Asia.

     In order to increase their presence in the Russian market and avoid import duties, several of the major international cigarette manufacturers have begun to produce American and international blend cigarettes domestically. Such activities by companies with well established, international brands will provide significant additional competition to Liggett-Ducat as its seeks to increase its sales of such higher margin products upon completion of the new factory.

     In January 1997, the Company recognized a gain of $4.1 million in settlement of an arbitration proceeding relating to an expropriation and forced abandonment insurance claim. The claim arose from the actions of the Moscow City government in January 1993 repealing a January 1992 decree which had authorized the City of Moscow to lease the land underlying the Liggett-Ducat factory and the Ducat Place real estate development to BOL and sell the buildings on the land to a joint venture between BOL and Factory Ducat (the predecessor to Liggett-Ducat). Before expending substantial sums to develop the land, BOL obtained insurance coverage for political risks such as expropriation and forced abandonment. In January 1993, after the Moscow City government repealed those sections of the January 1992 decree which had authorized the lease of the land and the sale of the buildings, the local authorities and BOL negotiated a settlement proposal that was entered into effective October 1, 1993. As part of the settlement, the joint venture was transformed into a joint stock company owned 58% by BOL and 42% by its Russian employees, thereby triggering a loss to BOL of $3.7 million (based on the loss of 42% of its investment in the project). As a result, BOL tendered formal notice of loss under its insurance policy and advised the insurer of the proposed resolution. The insurer denied the claim and, in July 1994, arbitration proceedings were commenced in the United Kingdom. In January 1997, shortly after a favorable decision by the arbitrators, the parties negotiated a settlement of $4.1 million.

     Sale of BrookeMil Ltd. Until January 31, 1997, BOL was also engaged in the real estate development business in Moscow through its subsidiary BrookeMil Ltd. ("BML"). On January 31, 1997, BOL entered into a stock purchase agreement (the "Purchase Agreement") with New Valley, pursuant to which BOL sold 10,483 shares of the common stock of BML to New Valley, comprising 99.1% of the outstanding shares of

BML (the "BML Shares"). New Valley paid to BOL, for the BML Shares, a purchase price of $55 million, consisting of $21.5 million in cash and a $33.5 million 9% promissory note of New Valley (the "Note"). The Note, which was collateralized by the BML Shares, was paid during 1997. The transaction was approved by the independent members of the Board of Directors of the Company. The Company retained independent legal counsel in connection with the evaluation and negotiation of the transaction. See Notes 4 and 16 to the Company's Consolidated Financial Statements for a discussion of the transaction and information regarding a pending lawsuit relating to New Valley's purchase of the BML Shares.

     The site of the proposed third phase of the Ducat Place project being developed by BML is currently used by Liggett-Ducat as the site for its existing cigarette factory. In connection with the sale of the BML Shares, Liggett-Ducat entered into a Use Agreement with BML whereby Liggett-Ducat is permitted to continue to utilize the site on the same basis as in the past. The Use Agreement is terminable by BML on 270 days' prior notice. In addition, New Valley has the right under the Purchase Agreement to require BOL and BGLS to repurchase this site for the then appraised fair market value, but in no event less than $13.6 million, during the period Liggett-Ducat operates the factory on such site.

NEW VALLEY CORPORATION

     General. New Valley is engaged, through its ownership of Ladenburg Thalmann & Co. Inc. ("Ladenburg"), in the investment banking and brokerage business, through its ownership of BML, in the real estate development business in Russia and the Ukraine, through its New Valley Realty division, in the ownership and management of commercial real estate in the United States, and in the acquisition of operating companies. New Valley is registered under the Exchange Act and files periodic reports and other information with the SEC.

     The Company indirectly holds, through BGLS and BGLS' wholly-owned subsidiary, New Valley Holdings, Inc. ("NV Holdings"), approximately 42% of the voting interest in New Valley. This approximate 42% interest consists, as of March 31, 1998, of (i) 19,748 shares of common stock (the "New Valley Common Shares") (approximately 0.2% of the class) and 250,885 shares of $3.00 Class B Cumulative Convertible Shares (the "Class B Preferred Shares") (approximately 9.0% of the class) held directly by BGLS and (ii) 3,969,962 New Valley Common Shares (approximately 41.4% of the class) and 618,326 $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares (the "Class A Preferred Shares") (approximately 57.7% of the class) held by NV Holdings. See Note 2 to the Company's Consolidated Financial Statements.

     Bennett S. LeBow, Chairman of the Board, President and Chief Executive Officer of the Company and of BGLS and the controlling stockholder of the Company, serves as Chairman of the Board and Chief Executive Officer of New Valley. Howard M. Lorber, a consultant to the Company and its subsidiaries and a stockholder of the Company, serves as President and Chief Operating Officer, and is a director, of New Valley. Richard J. Lampen, Executive Vice President of the Company and of BGLS, serves as Executive Vice President, and is a director, of New Valley. Marc N. Bell, Vice President, General Counsel and Secretary of the Company and of BGLS, serves as Vice President, Associate General Counsel and Secretary of New Valley.

     On January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under its First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"). The Joint Plan was confirmed by the United States Bankruptcy Court for the District of New Jersey, Newark Division on November 1, 1994, and pursuant thereto, New Valley effected certain related asset dispositions.

     Joint Plan Provisions; Dispositions Pursuant to the Joint Plan. The Joint Plan of New Valley places restrictions on and requires approvals for certain transactions with the Company and its affiliates to which New Valley or a subsidiary of, or entity controlled by, New Valley may be party, including the requirements, subject to certain exceptions for transactions involving less than $1 million in a year or pro rata distributions on New Valley's capital stock, of approval by not less than two-thirds of the entire Board, including at least one of the directors elected by the holders of New Valley's preferred shares, and receipt of a fairness opinion from an investment banking firm. In addition, the Joint Plan requires that, whenever New Valley's Certificate of Incorporation provides for the vote of the holders of the Class A Senior Preferred Shares acting as a single class, such vote must, in addition to satisfying all other applicable requirements, reflect the affirmative vote of either (x) 80% of the outstanding shares of that class or (y) a simple majority of all shares of that class voting on the issue exclusive of shares beneficially owned by the Company.

     Pursuant to the Joint Plan, on November 15, 1994, New Valley sold the assets and operations with which it provided domestic and international money transfer services, bill payment services, telephone cards, money orders and bank card services (collectively, the "Money Transfer Business") which included the capital stock of its subsidiary, Western Union Financial Services, Inc. ("FSI") and certain related assets, to First Financial Management Corporation ("FFMC"), and, on January 13, 1995, it sold to FFMC all of the trademarks and trade names used in the Money Transfer Business and constituting the Western Union name and trademark. The aggregate purchase price was approximately $1.193 billion, including $893 million in cash and $300 million representing the assumption by FFMC of substantially all of New Valley's obligations under its pension plan. Pursuant to the Joint Plan, all of New Valley's debt and allowed claims were satisfied in full and all classes of equity and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

     Through October 1, 1995, New Valley was engaged in the messaging services business through its wholly-owned subsidiary, Western Union Data Services Company, Inc. ("DSI"). On October 31, 1995, New Valley completed the sale of substantially all of the assets (exclusive of certain contracts) and conveyance of substantially all of the liabilities of DSI to FFMC for $20 million, subject to certain adjustments. This transaction was effective as of October 1, 1995.

     Ladenburg Thalmann & Co. Inc. On May 31, 1995, New Valley acquired all of the outstanding shares of common stock and other equity interests of Ladenburg for $25.8 million, net of cash acquired, subject to adjustment. Ladenburg is a full service broker-dealer which has been a member of the New York Stock Exchange since 1876. Its specialties include investment banking, trading, research, market making, private client services, institutional sales and asset management.

     Ladenburg's investment banking area maintains relationships with businesses and provides them with research, advisory and investor relations support. Services include merger and acquisition consulting, management of and participation in underwriting of equity and debt financing, private debt and equity financing, and rendering appraisals, financial evaluations and fairness opinions. Ladenburg's listed securities, fixed income and over-the-counter trading areas include trading a variety of financial instruments. Ladenburg's client services and institutional sales departments serve over 20,000 accounts worldwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions.

     Ladenburg is a wholly-owned subsidiary of Ladenburg Thalmann Group Inc. ("Ladenburg Group"), which has other subsidiaries specializing in merchant banking, venture capital and investment banking activities on an international level. Ladenburg Thalmann International ("LTI"), a wholly-owned subsidiary of Ladenburg Group, is engaged in corporate finance and capital markets activities in Russia and Ukraine, seeking, among other things, mandates to raise capital for local corporate issuers in the international capital markets. LTI, headquartered in New York City, has an office in Kiev, Ukraine.

     In July 1997, LTI, together with Societe Generale, formed a fund with an initial capitalization of U.S.$90.5 million for investment in public and private equity securities in Ukraine. LTI's Kiev office serves as investment advisor to the fund.

     BrookeMil Ltd. On January 31, 1997, New Valley acquired the BML Shares, representing 99.1% of the outstanding shares of BML, from BOL. New Valley paid to BOL a purchase price of $55 million, consisting of $21.5 million in cash and the $33.5 million 9% Note of New Valley. The Note, which was collateralized by the BML Shares, was paid during 1997. The source of funds used by New Valley for the acquisition, including the payment of the Note, was general working capital including cash and cash equivalents and proceeds from the sale of investment securities available for sale. The amount of consideration paid by New Valley was determined based on a number of factors including current valuations of the assets, future development plans, local real estate market conditions and prevailing economic and political conditions in Russia.

     New Valley retained independent legal counsel and financial advisors in connection with the evaluation and negotiation of the transaction, which was approved by a special committee of the independent directors of New Valley. In accordance with the terms of the Joint Plan, the transaction was approved by not less than two-thirds of the entire Board of Directors, including the approval of at least one of the directors elected by the holders of New Valley's preferred shares, and a fairness opinion from an investment banking firm was obtained. The shareholders of New Valley did not vote on the BML transaction (nor the acquisition of Ladenburg or the Office Buildings and Shopping Centers described below) as their approval was not required by applicable corporate law or New Valley's constituent documents.

     BML is developing the three-phase Ducat Place complex on 2.2 acres of land in downtown Moscow, for which it has a 49-year lease. The first phase of the project, Ducat Place I, a 46,500 square foot Class-A office building, was successfully built and leased in 1993, and sold by BML to a tenant in April 1997. In 1997, BML completed construction of Ducat Place II, a premier 150,000 square foot office building. Ducat Place II has been leased to a number of leading international companies including Motorola, Conoco, Lukoil-Arco and Morgan Stanley. The third phase, Ducat Place III, is planned as a 350,000 square foot mixed-use complex, with construction anticipated to commence in 1999. For further information with respect to this transaction, see "Brooke (Overseas) Ltd. -- Sale of BrookeMil Ltd.".

     Western Realty. In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute to Western Realty the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, and Apollo agreed to contribute up to $58 million.

     Under the terms of the agreement governing Western Realty (the "LLC Agreement"), the ownership and voting interests in Western Realty will be held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and New Valley will then be entitled to a return of $10 million of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers. Accordingly, New Valley will account for its non-controlling interest in Western Realty on the equity method. See Note 3 to New Valley's Consolidated Financial Statements included elsewhere in this Prospectus.

     The Company, New Valley and their affiliates have other business relationships with affiliates of Apollo. On January 11, 1996, New Valley acquired from an affiliate of Apollo the Shopping Centers for $72.5 million. New Valley and pension plans sponsored by BGLS have invested in investment partnerships managed by an affiliate of Apollo. Affiliates of Apollo own a substantial amount of debt securities of BGLS and warrants to purchase common stock of the Company. See Note 9 to the Company's Consolidated Financial Statements.

     On February 27, 1998, at an initial closing under the LLC Agreement, Apollo made a $11 million loan (the "Loan") to Western Realty. The Loan, which bore interest at the rate of 15% per annum and was due September 30, 1998, was secured by a pledge of New Valley's shares of BML. On April 28, 1998, the Loan and the accrued interest thereon were converted into a capital contribution by Apollo to Western Realty and the BML pledge released.

     Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25 million in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has made a $20 million participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which will hold BOL's interests in Liggett-Ducat and the industrial site and manufacturing facility being constructed by Liggett-Ducat on the outskirts of Moscow.

     New Valley Realty Division. On January 10 and January 11, 1996, New Valley acquired four commercial office buildings (the "Office Buildings") and eight shopping centers (the "Shopping Centers"), respectively, for an aggregate purchase price of $183.9 million, consisting of $23.9 million in cash and $160 million in non-recourse mortgage financing provided by the sellers. The Office Buildings and Shopping Centers are being operated through New Valley's New Valley Realty division.

     The Office Buildings consist of two adjacent commercial office buildings in Troy, Michigan and two adjacent commercial office buildings in Bernards Township, New Jersey. New Valley acquired the Office Buildings in Michigan from Bellemead of Michigan, Inc. ("Bellemead Michigan") and the Office Buildings in New Jersey from Jared Associates, L.P. (each, a "Seller"), for an aggregate purchase price of $111.4 million. Each Seller was an affiliate of Bellemead Development Corporation, which was indirectly wholly-owned by The Chubb Corporation. The purchase price was paid for the Office Buildings as follows:
(i) $23.5 million for the 700 Tower Drive property, located in Troy, Michigan;
(ii) $28.1 million for the 800 Tower Drive property, located in Troy, Michigan;
(iii) $48.3 million for the Westgate I property, located in Bernards Township, New Jersey; and (iv) $11.4 million for the Westgate II property, located in Bernards Township, New Jersey. The two Michigan buildings were constructed in 1987 and the two New Jersey buildings were constructed in 1991. The gross square footage of the Office Buildings ranges from approximately 50,300 square feet to approximately 244,000 square feet.

     New Valley acquired a fee simple interest in each Office Building (subject to certain rights of existing tenants), together with a fee simple interest in the land underlying three of the Office Buildings and a 98-year ground lease (the "Ground Lease") underlying one of the Office Buildings. Under the Ground Lease, Bellemead Michigan, as lessor, is entitled to receive rental payments of a fixed monthly amount and a specified portion of the income received from the 700 Tower Drive property. Space in the Office Buildings is leased to commercial tenants and, as of March 20, 1998, the Office Buildings were fully occupied.

     Concurrently with the acquisition of the Office Buildings, New Valley engaged a property-management affiliate of Sellers that had previously managed the Office Buildings to act as the managing agent and leasing agent for the Office Buildings. The agreement for the New Jersey Office Buildings has a fifteen-year term and the agreement for the Michigan Office Buildings expires June 30, 1998, but the agreements may be terminated by either party on 60 days' notice without cause or economic penalty. Effective November 1997, the agreements were assigned to Gale & Wentworth, a national real estate company.

     On January 11, 1996, New Valley acquired the Shopping Centers from various limited partnerships (AP Century I., L.P., AP Century II, L.P., AP Century III, L.P., AP Century IV, L.P., AP Century V, L.P., AP Century VI, L.P., AP Century VIII, L.P., and AP Century IX, L.P.) (each, a "Partnership") for an aggregate purchase price of $72.5 million. Each Partnership is an affiliate of Apollo. The Shopping Centers are located in Marathon and Royal Palm Beach, Florida; Lincoln, Nebraska; Santa Fe, New Mexico; Milwaukee, Oregon; Richland and Marysville, Washington; and Charleston, West Virginia. New Valley acquired a fee simple interest in each Shopping Center and the underlying land for each property. Space in the Shopping Center is leased to a variety of commercial tenants and, as of March 20, 1998, the aggregate occupancy of the Shopping Centers was approximately 92%. The Shopping Centers were constructed at various times during the period 1963-1988. The gross square footage of the Shopping Centers ranges from approximately 108,500 square feet to approximately 222,500 square feet.

     The purchase price paid for the Shopping Centers was as follows: (i) $3.9 million for the Marathon Shopping Center property, located in Marathon, Florida;
(ii) $9.8 million for the Village Royale Plaza Shopping Center property, located in Royal Palm Beach, Florida; (iii) $6.0 million for the University Place property, located in Lincoln, Nebraska; (iv) $9.6 million for the Coronado Shopping Center property, located in Santa Fe, New Mexico; (v) $7.3 million for the Holly Farm Shopping Center property, located in Milwaukee, Oregon; (vi) $10.6 million for the Washington Plaza property, located in Richland, Washington; (vii) $12.4 million for the Marysville Towne Center property, located in Marysville, Washington; and (viii) $12.9 million for the Kanawha Mall property, located in Charleston, West Virginia (the properties described in clauses (i), (ii), (v), (vii) and (viii) are subject to an underlying mortgage in favor of a single lender and are referred to collectively as the "Properties"). See Notes 3 and 7 to New Valley's Consolidated Financial Statements included elsewhere in this Prospectus.

     Concurrently with the acquisition of the Shopping Centers, New Valley engaged a property-management firm, whose principals were the former minority partners in the Partnerships, that had previously operated the Shopping Centers to act as the managing agent and leasing agent for the Shopping Centers. Effective December 31, 1996, such firm's engagement was terminated, and Kravco Company was engaged as managing agent and leasing agent for the Kanawha Mall and Insignia Commercial Group, Inc. as managing agent and leasing agent for the remaining Shopping Centers.

     The acquisition of the Office Buildings was effected pursuant to a purchase agreement dated January 10, 1996. The acquisition of the Shopping Centers was effected pursuant to a purchase agreement dated January 11, 1996. For information concerning other business relationships with affiliates of Apollo, see "Western Realty".

     On November 10, 1997, New Valley sold its Marathon, Florida Shopping Center for $5.4 million and recognized a gain of $1.3 million on the sale.

     Thinking Machines Corporation. On January 11, 1996, Ladenburg Thalmann Capital Corp., the merchant banking subsidiary of Ladenburg Group, in connection with the First Amended Joint Plan of Reorganization (the "TMC Plan") of Thinking Machines Corporation ("Thinking Machines") made a $10.6 million convertible bridge loan (the "Loan") to TMCA Acquisition Corp. ("TMCA"). TMCA is an entity formed to invest the Loan proceeds (net of certain expenses) in Thinking Machines, currently a developer and marketer of data mining and knowledge discovery software and, through April 1997, of parallel software for high-end and networked computer systems.

     On February 8, 1996, the date of confirmation of the TMC Plan, Thinking Machines emerged from bankruptcy and merged with TMCA pursuant to the TMC Plan. As a result of the merger, the Loan was converted into a controlling interest in a partnership which held approximately 61% of the outstanding common stock of Thinking Machines. Thinking Machines used the Loan proceeds to help fund its advanced product development and marketing. In December 1997, New Valley acquired for $3.15 million additional shares in Thinking Machines pursuant to a rights offering by Thinking Machines to its existing shareholders which increased its ownership to approximately 73% of the outstanding Thinking Machines shares.

     Thinking Machines designs, develops, markets and supports software offering prediction-based management solutions under the name LoyaltyStream(TM) for businesses such as financial services and telecommunications providers to help reduce customer attrition, control costs, more effectively cross-sell or bundle products or services and manage risks. Incorporated in LoyaltyStream is Darwin(R), a data mining software tool set with which a customer can analyze vast amounts of its pre-existing data as well as external demographics data to predict behavior or outcomes, and then send this information through systems integration to those divisions of the customer which can use it to more effectively anticipate and solve business problems. To date, no material revenues have been recognized by Thinking Machines with respect to the sale or licensing of such software and services.

     During the fourth quarter of 1996, Thinking Machines announced its intention to dispose of its parallel processing computer sales and service business. As a result, Thinking Machines wrote-down certain assets, principally inventory, related to these operations to their net realizable value by $6.1 million. Thinking Machines sold its parallel processing software business on November 19, 1996 for $4.3 million and sold its remaining parallel processing service business in April 1997 for $2.4 million in cash and a percentage of certain future operating profits. During 1997, Thinking Machines received profit participation payments totalling $1.2 million.

     Miscellaneous Investments. At December 31, 1997, New Valley owned 50.1% of the outstanding shares of PC411, Inc. ("PC411"), a development stage company which completed an initial public offering in May 1997 with net proceeds of $5.9 million. PC411, which provides on-line electronic directory assistance to personal computer users, is currently offering a limited version of the PC411 service over the Internet.

     In addition, as of December 31, 1997, New Valley's long-term investments consisted primarily of investments in limited partnerships of $27.2 million. See
Note 8 to New Valley's Consolidated Financial Statements included elsewhere in this Prospectus.

     New Valley may acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or seek to acquire control of operating companies through one of such means. There can be no assurance that New Valley will be successful in targeting or consummating any such acquisitions.

EMPLOYEES

     At December 31, 1997, the Company and its subsidiaries had approximately 1,994 full-time employees, of whom approximately 476 were employed by Liggett, approximately 1,063 were employed by Liggett-Ducat and approximately 438 were employed by New Valley. Approximately 12% of the Company's (including its subsidiaries) employees are hourly employees and are represented by unions. The Company and its subsidiaries have not experienced any significant work stoppages since 1977, and the Company believes that relations with its employees and their unions are satisfactory.

PROPERTIES

     The Company's and BGLS' principal executive offices are located in Miami, Florida. The Company subleases 12,356 square feet of office space from an unaffiliated company in an office building in Miami, which it shares with BGLS and New Valley and various of their subsidiaries. New Valley has entered into an expense-sharing arrangement for use of such office space. The sublease expires on February 28, 1999.

     Substantially all of Liggett's tobacco manufacturing facilities, consisting principally of factories, distribution and storage facilities, are located in or near Durham, North Carolina. Such facilities are both owned and leased. As of December 31, 1997, the principal properties owned or leased by Liggett are as follows:

                                                                         APPROXIMATE
                                                                 OWNED      TOTAL
                                                                   OR      SQUARE
TYPE                                               LOCATION      LEASED    FOOTAGE
----                                               --------      ------  -----------
Office and Manufacturing Complex................  Durham, NC     Owned     932,000
Warehouse.......................................  Durham, NC     Owned     203,000
Storage Facilities..............................  Danville, VA   Owned     578,000
Distribution Center.............................  Durham, NC     Leased    260,000

     Liggett's Durham, North Carolina complex consists of 10 major structures over approximately 17 acres. Included are Liggett's manufacturing plant, research facility and corporate offices. Liggett's management believes its property, plant and equipment are well maintained and in good condition and that its existing facilities are sufficient to accommodate a substantial increase in production.

     Liggett leases the Durham, North Carolina distribution center pursuant to a lease which expires in May 1999. Liggett has an option to purchase the leased property at any time during the term of the lease. Liggett utilizes approximately 40% of the distribution center. Liggett also leases excess space in its research facility to third parties.

     On March 11, 1997, Liggett sold to Blue Devil Ventures, a North Carolina limited liability partnership, certain surplus realty in Durham, North Carolina, for a sale price of $2.2 million. The Company recognized a gain of approximately $1.1 million on the sale.

     Liggett-Ducat has a 49-year land lease on a site on the outskirts of Moscow, Russia where Liggett-Ducat plans to build a new cigarette factory. Liggett-Ducat utilizes the site for its existing cigarette factory in Moscow pursuant to a Use Agreement with BML. See "Brooke (Overseas) Ltd. -- Sale of BrookeMil Ltd."

LEGAL PROCEEDINGS

     Reference is made to Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements, which contain a general description of certain legal proceedings to which the Company and/or BGLS or their subsidiaries are a party and certain related matters. Reference is also made to Exhibit 99.1 to the Company's March 31, 1998 Quarterly Report on Form 10-Q, a copy of which is included elsewhere in this Prospectus, for additional information regarding the pending material legal proceedings to which the Company, BGLS and/or Liggett are party.

                            SELECTED FINANCIAL DATA

     The selected financial data presented in the following table for and as of the end of each year in the five-year periods ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from the financial statements of the Company, which financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants. Balance Sheets at December 31, 1997 and 1996 and the related Statements of Operations and Statements of Cash Flows for each of the three fiscal years ended December 31, 1997, 1996 and 1995 and notes thereto appear elsewhere in this Prospectus. The selected financial data presented in the following table for the three months ended March 31, 1998 and 1997 are derived from the unaudited financial statements of the Company appearing elsewhere herein and which, in the opinion of the Company's management, include all adjustments (constituting only normal recurring adjustments) necessary for a fair presentation of the unaudited financial information. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                         THREE MONTHS ENDED
                                               MARCH 31,                        YEAR ENDED DECEMBER 31,
                                         -------------------     ---------------------------------------------------------
                                           1998        1997        1997        1996        1995        1994        1993
                                         --------   --------     ---------   ---------   ---------   ---------   ---------
                                              (Unaudited)
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues(1)............................  $  84,803    $ 80,005   $ 389,615   $ 460,356   $ 461,459   $ 479,343   $ 493,041
Loss from continuing operations........    (17,365)      6,220     (51,421)    (65,515)    (45,344)    (17,991)    (69,228)
Income from discontinued
  operations(2)........................         --          --       1,536       2,982      21,229     174,683          --
(Loss) income from extraordinary
  items(4).............................         --          --          --          --      (9,810)    (46,597)    153,741
Net (loss) income......................    (17,365)      6,220     (49,885)    (62,533)    (33,925)    110,095     106,780
Basic/diluted loss from continuing
  operations per share(3)..............       (.89)        .34       (2.83)      (3.44)      (1.56)      (1.02)      (4.19)
Basic/diluted income from discontinued
  operations per share.................         --          --        0.09        0.16        1.16        9.92        3.45
Basic/diluted (loss) income from
  extraordinary items per share........         --          --          --          --       (0.54)      (2.65)       8.55
Basic/diluted net (loss) income per
  share(3).............................       (.89)        .34       (2.74)      (3.28)      (0.94)       6.25        5.60
Cash distributions declared per common
  share................................       .075        .075        0.30        0.30        0.30          --          --

BALANCE SHEET DATA:
Current assets.........................   $ 72,407               $  67,985   $  80,552   $  96,615   $  87,504   $ 114,411
Total assets...........................    134,433                 126,460     177,677     225,620     229,425     164,819
Current liabilities....................    285,565                 140,504     204,463     119,177     144,351     220,207
Notes payable, long-term debt and other
  obligations, less current portion....    226,724                 399,835     378,243     406,744     405,798     389,671
Noncurrent employee benefits, deferred
  credits and other long-term
  liabilities..........................     85,896                  74,518      49,960      55,803      54,128      69,623
Stockholders' equity (deficit).........   (463,752)               (488,397)   (454,989)   (356,104)   (374,852)   (514,682)

---------------

(1) Revenues include federal excise taxes of $17,918, $19,135, $87,683, $112,218, $123,420, $131,877 and $127,341, respectively.
(2) See Note 5 to the Company's Consolidated Financial Statements.
(3) Per share computations include the impact of New Valley's repurchase of Class A Preferred Shares in 1996 and 1995.
(4) In 1995 and 1994, extraordinary items represent loss resulting from the early extinguishment of debt. In 1993, such items represent gain resulting from the early extinguishment of debt as well as gain on foreclosure and gain on reorganization of MAI Systems, Inc.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INTRODUCTION

     The following discussion provides an assessment of the results of operations, capital resources and liquidity of the Company and should be read in conjunction with the Company's Consolidated Financial Statements, the Company's Interim Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The operating results of the periods presented were not significantly affected by inflation. The consolidated financial statements include the accounts of BGLS, Liggett, BOL, NV Holdings, other less significant subsidiaries and, as of December 29, 1995, Liggett-Ducat.

     The Company holds an equity interest in New Valley. At December 31, 1997, the Company accounts for its share of earnings based on its ownership of New Valley Common Shares (42%), Class B Preferred Shares (9%) and Class A Preferred Shares (58%). The Common Shares are accounted for pursuant to the equity method; the Class A Preferred Shares and the Class B Preferred Shares are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

     On January 31, 1997, BOL sold its interest in BML, a real estate development company doing business in Russia, to New Valley. See "The
Company -- Brooke (Overseas) Ltd. -- Sale of BrookeMil Ltd." and Note 4 to the Company's Consolidated Financial Statements.

     For purposes of this discussion and other consolidated financial reporting, the Company's significant business segment is tobacco for the three months ended March 31, 1998 and 1997 and for the year ended December 31, 1997 and tobacco and real estate for the years ended December 31, 1996 and 1995.

RECENT DEVELOPMENTS

  The Company

     Standstill Agreement. On March 5, 1998, BGLS entered into an agreement (the "Standstill Agreement") with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (the "Apollo Holders"), who together hold approximately 41.8% of the $232,864 principal amount of BGLS' 15.75% Senior Secured Notes due 2001 (the "BGLS Notes")

     Pursuant to the terms of the Standstill Agreement, the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due on July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an Event of Default under the Indenture for the BGLS Notes. In connection with the Standstill Agreement, the Company issued to the Apollo Holders a five-year warrant to purchase 2,000,000 shares of the Company's common stock at a price of $5.00 per share. The Apollo Holders were also issued a second warrant expiring October 31, 2004 to purchase an additional 2,150,000 shares of the Company's common stock at a price of $0.10 per share. The second warrant will become exercisable on October 31, 1999 and the Company will have the right under certain conditions prior to that date to substitute for that warrant a new warrant for 9.9% of the common stock of Liggett.

     On February 6, 1998, the holder of 41.9% of the BGLS Notes, who had previously been a party to the Standstill Agreement, was paid its pro-rata share of the July 31, 1997 interest payment on the BGLS Notes. On March 2, 1998, BGLS made the interest payment due on January 31, 1998 to all holders of the BGLS Notes other than the Apollo Holders.

     Sale of Stock. On January 16, 1998, the Company entered into a Stock Purchase Agreement with High River Limited Partnership ("High River"), in which High River purchased 1,500,000 shares of the Company's common stock for $9,000.

  Liggett


     Notes Restructuring. On January 30, 1998, with the consent of the required majority of the holders of the Liggett 11.50% Series B and 19.75% Series C Senior Secured Notes due 1999 (the "Liggett Notes"), Liggett entered into various amendments to the Indenture governing the Liggett Notes which provided, among other things, for a deferral of the February 1, 1998 mandatory redemption payment of $37,500 to the date of final maturity of the Liggett Notes on February 1, 1999. In connection with the deferral, the Company agreed to issue 483,002 shares of the Company's common stock to the holders of record on January 15, 1998 of the Liggett Notes. The Indenture under which the Liggett Notes are outstanding was also amended to prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and to tighten restrictions on the disposition of proceeds of asset sales. The Company and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes.


  New Valley

     Western Realty. In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute the real estate assets of BrookeMil Ltd. ("BML") to Western Realty and Apollo agreed to contribute up to $58,000. Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which will, among other things, acquire an interest in an industrial site and manufacturing facility being constructed on the outskirts of Moscow by a subsidiary of BOL.

     Investment in RJR Nabisco. At December 31, 1997, New Valley held 612,650 shares of common stock of RJR Nabisco Holdings corp. ("RJR Nabisco") with a market value of $22,898 (cost of $18,780). New Valley expensed $100 in 1997, $11,724 in 1996 and $3,879 in 1995 relating to the RJR Nabisco investment.

     In June 1996, various agreements between High River, the Company and New Valley were terminated by mutual consent. Pursuant to these agreements the parties had agreed to take certain actions during late 1995 and throughout 1996 designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. The terminations of the High River agreements left in effect for one year certain provisions concerning payments to be made to High River in the event New Valley achieved a profit (after deducting certain expenses) on the sale of the shares of RJR Nabisco common stock which were held by it or they were valued at the end of such year at higher than their purchase price or in the event the Company or its affiliates engaged in certain transactions with RJR Nabisco. Based on the market price of RJR Nabisco common stock, no amounts were payable by New Valley under these agreements.

     Pursuant to a December 27, 1995 agreement between the Company and New Valley whereby New Valley agreed to reimburse the Company and its subsidiaries for certain reasonable out-of-pocket expenses in connection with RJR Nabisco, New Valley paid the Company and its subsidiaries a total of $17 and $2,370 in 1997 and 1996.

     On February 29, 1996, New Valley entered into a total return equity swap transaction (the "Swap") with an unaffiliated company (the "Counterparty") relating to 1,000,000 shares of RJR Nabisco common stock (reduced to 750,000 shares of RJR Nabisco common stock as of August 13, 1996). New Valley entered into the Swap in order to be able to participate in any increase or decrease in the value of the RJR Nabisco common stock during the term of the Swap. The transaction was for a period of up to six months, unless extended by the parties, subject to earlier termination at the election of New Valley, and provided for New Valley to make a payment to the Counterparty of $1,537 upon commencement of the Swap. At the termination of the transaction, if the price of the RJR Nabisco common stock during a specified period prior to such date (the "Final Price") exceeded $34.42, the price of the RJR Nabisco common stock during a specified period following the commencement of the Swap (the "Initial Price"), the Counterparty was required to pay New Valley an amount in cash equal to the amount of such appreciation with respect to the shares of RJR Nabisco common stock subject to the Swap plus the value of any dividends with a record date occurring during the Swap period. If the Final Price was less than the Initial Price, then New Valley was required to pay the Counterparty at the termination of the transaction an amount in cash equal to the amount of such decline with respect to the shares of RJR Nabisco common stock subject to the Swap, offset by the value of any dividends, provided that, with respect to approximately 225,000 shares of RJR Nabisco common stock, New Valley was not required to pay any amount in excess of an approximate 25% decline in the value of the shares. The potential obligations of the Counterparty under the Swap were guaranteed by the Counterparty's parent, a large foreign bank, and New Valley pledged certain collateral in respect of its potential obligations under the Swap and agreed to pledge additional collateral under certain conditions. New Valley marked its obligation with respect to the Swap to fair value with unrealized gains or losses included in income. During the third quarter of 1996, the Swap was terminated in connection with New Valley's reduction of its holdings of RJR Nabisco common stock, and New Valley recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

  BOL

     Sale of BML. On January 31, 1997, New Valley acquired from BOL 10,483 shares (99.1%) of common stock of BML for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 9% promissory note of New Valley (the "Note"). The Note was paid during 1997. The Company recognized a gain of approximately $21,300 on the sale in 1997. See Note 4 to the Company's Consolidated Financial Statements.

  Year 2000 Costs

     The Company has evaluated the costs to implement century date change compliant systems conversions and is in the process of executing a planned conversion of its systems prior to the year 2000. Although such costs may be a factor in describing changes in operating profit for one or more of the Company's business segments in any given reporting period, the Company currently does not believe that the anticipated costs of year 2000 systems conversions will have a material impact on its future consolidated results of operations or cash flows. However, due to the interdependent nature of computer systems, the Company may be adversely impacted in the year 2000 depending on whether it or entities not affiliated with the Company have addressed this issue successfully.

  New Accounting Pronouncements
     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the Company, other components of stockholders' equity include such items as minimum pension liability adjustments, unearned compensation expense related to stock options and the Company's proportionate interest in New Valley's capital transactions. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The implementation of SFAS No. 130 for the quarter ended March 31, 1998 does not have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS No. 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS No. 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS No. 131 also makes a number of changes to existing disclosure requirements. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged.

     In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued which revises required disclosures about pensions and postretirement benefit plans in order to facilitate financial analysis. Recognition or measurement issues are not addressed in the statement. SFAS No. 132 is effective for the Company for the year ended 1998. Management believes that implementation of this pronouncement will not have a material effect on the Company's financial statement disclosures.

RECENT DEVELOPMENTS IN THE CIGARETTE INDUSTRY

     Pricing Activity. On March 7, 1997, R. J. Reynolds Tobacco Company ("RJR") initiated a list price increase on all brands of $.40 per carton (approximately 4%). Brown & Williamson Tobacco Corporation ("B&W"), Lorillard Tobacco Company ("Lorillard") and Liggett matched this increase, and, on March 21, 1997, Philip Morris Incorporated ("Philip Morris") announced a price increase of $.50 per carton. Subsequently, Liggett and the other manufacturers matched Philip Morris' price increase. On August 29, 1997, Philip Morris announced a second price increase of $.70 per carton. During the first week of September, all other major United States cigarette makers, including Liggett, matched this increase.

     On January 23, 1998, Philip Morris and RJR announced a list price increase of $.25 per carton (approximately 2 1/2%). This action was matched by Liggett and the other manufacturers during the following week. On April 3, 1998, Philip Morris announced a second list price increase of $.50 per carton (approximately 4.5%). This action was matched by Liggett and the other manufacturers. Again, on May 11, 1998, Philip Morris and RJR announced another list price increase of $.50 per carton on all brands. This action was matched by Liggett and the other manufacturers during the following week.

     Legislation, Regulation and Litigation. The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and the Company and other cigarette manufacturers. As of March 31, 1998, there were approximately 250 individual suits, 30 purported class actions and 95 state, municipality and other third-party payor health care reimbursement actions pending in the United States in which Liggett is a named defendant. As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Recently, there have been a number of restrictive regulatory actions from various Federal administrative bodies, including the United States Environmental Protection Agency ("EPA") and the Food and Drug Administration ("FDA"), adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of Medicaid reimbursement suits by various states' Attorneys General. These developments generally receive widespread media attention. The Company is not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but it is possible that Company's financial position, results of operations and cash flows could be materially adversely affected by an ultimate unfavorable outcome in any of such pending litigation. (See "The Company -- Legal Proceedings" and Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements for a description of legislation, regulation and litigation.)

     The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, special duty, voluntary undertaking, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability, and violations of deceptive trade practices laws, RICO and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statutes of limitations or repose, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption.

     The claims asserted in the health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under the RICO.

     Settlements. In March 1996, Liggett and the Company entered into an agreement to settle the Castano class action tobacco litigation and an agreement with the Attorneys General of West Virginia, Florida, Mississippi, Massachusetts and Louisiana to settle certain actions brought against Liggett and the Company by such states (the "March 1996 Settlements"). Liggett and the Company, while neither consenting to FDA jurisdiction nor waiving their objections thereto, agreed to withdraw their objections and opposition to the proposed FDA regulations and to phase in compliance with certain of the proposed interim FDA regulations.

     Under the CASTANO settlement agreement, upon final court approval of the settlement, the CASTANO class would be entitled to receive up to 5% of Liggett's pretax income (income before income taxes) each year (up to a maximum of $50,000 per year) for the next twenty-five years, subject to certain reductions provided for in the agreement, and a $5,000 payment from Liggett if the Company or Liggett fails to consummate a merger or similar transaction with another non-settling tobacco company defendant within three years of the date of the settlement. The Company and Liggett have the right to terminate the CASTANO settlement under certain circumstances. On May 11, 1996, the CASTANO Plaintiffs Legal Committee filed a motion with the United States District Court for the Eastern District of Louisiana seeking preliminary approval of the CASTANO settlement. On May 23, 1996, the Court of Appeals for the Fifth Circuit reversed the February 17, 1995 order of the District Court certifying the CASTANO suit as a nationwide class action and instructed the District Court to dismiss the class complaint. (For additional information concerning the Fifth Circuit's decision, see Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements.) On September 6,
1996, the CASTANO plaintiffs withdrew the motion for approval of the Castano settlement.

     On March 14, 1996, the Company, the CASTANO Plaintiffs Legal Committee and the CASTANO plaintiffs entered into a letter agreement. According to the terms of the letter agreement, for the period ending nine months from the date of Final Approval (if granted) of the CASTANO settlement or, if earlier, the completion by the Company or Liggett of a combination with any defendant in CASTANO, except Philip Morris, the CASTANO plaintiffs and their counsel agree not to enter into any more favorable settlement agreement with any CASTANO defendant which would reduce the terms of the CASTANO settlement agreement. If the CASTANO plaintiffs or their counsel enter into any such settlement during this period, they shall pay the Company $250,000 within thirty days of the more favorable agreement and offer the Company and Liggett the option to enter into a settlement on terms at least as favorable as those included in such other settlement. The letter agreement further provides that during the same time period, and if the CASTANO settlement agreement has not been earlier terminated by the Company in accordance with its terms, the Company and its affiliates will not enter into any business transaction with any third party which would cause the termination of the CASTANO settlement agreement. If the Company or its affiliates enter into any such transaction, then the CASTANO plaintiffs will be entitled to receive $250,000 within thirty days from the transacting party.

     Under the Attorneys General settlement, the five states would share an initial payment by Liggett of $5,000 ($1,000 of which was paid on March 22, 1996, with the balance payable over nine years and indexed and adjusted for inflation), provided that any unpaid amount will be due 60 days after either a default by Liggett in its payment obligations under the settlement or a merger or other similar transaction by the Company or Liggett with another defendant in the lawsuits. In addition, Liggett will be required to pay the states a percentage of Liggett's pretax income (income before income taxes) each year from the second through the twenty-fifth year. This annual percentage is 2 1/2% of Liggett's pretax income, subject to increase to 7 1/2% depending on the number of additional states joining the settlement. No additional states have joined this settlement to date. All of Liggett's payments are subject to certain reductions provided for in the agreement. Liggett has also agreed to pay to the states $5,000 if the Company or Liggett fails to consummate a merger or other similar transaction with another defendant in the lawsuits within three years of the date of the settlement.

     In March 1997, Liggett and the Company entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, during 1997, settlements were reached with four more states through their respective Attorneys General (collectively, the "March 1997 Settlements"). The settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against the Company and Liggett brought by the states and, upon court approval, the nationwide class. On March 12, 1998, the Company and Liggett entered into additional settlements with the Attorneys General of 14 states, the District of Columbia and the U. S. Virgin Islands (the "March 1998 Settlements"). On March 26, 1998, the Company and Liggett settled with the Attorney General of Georgia, which joined the March 1998 Settlements.

     As mentioned above, in March 1997, Liggett, the Company and plaintiffs filed the mandatory class settlement agreement in an action entitled FLETCHER, ET AL. V. BROOKE GROUP LTD., ET AL., Circuit Court of Mobile County, Alabama, where the court granted preliminary approval and preliminary certification of the class, and on May 15, 1997, a similar mandatory class settlement agreement was filed in an action entitled WALKER, ET AL. V. LIGGETT GROUP INC., ET AL., United States District Court, Southern District of West Virginia. The Walker court also granted preliminary approval and preliminary certification of the nationwide class; however, on August 5, 1997, the court vacated its preliminary certification of the settlement class, which decision is currently on appeal.

     In the FLETCHER action, it is anticipated that class members will be notified of the settlement and will have an opportunity to appear at a later court hearing. Effectiveness of the mandatory settlement is conditioned on final court approval of the settlement after a fairness hearing. There can be no assurance as to whether or when court approval will be obtained. (For additional information concerning the FLETCHER action, see Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements.)

     Under the March 1998 Settlements, Liggett is required to pay each of the 14 settling states and territories their relative share (based on the Medicaid population of each state over the total Medicaid population of the United States) of between 27.5% and 30% of Liggett's pre-tax income each year for 25 years, with a minimum payment guarantee of $1,000 per state over the first nine years of the agreement. The annual percentage is subject to increase, pro rata from 27.5% up to 30%, depending on the number of additional states joining the settlement. Pursuant to the "most favored nation" provisions under the March 1996 Settlements and the March 1997 Settlements, each of the states settling under those settlements could benefit from the economic terms of the March 1998 Settlements.

     At December 31, 1995, the Company had accrued approximately $4,000 for the present value of the fixed payments under the initial Attorneys General settlement. At December 31, 1997, in connection with the March 1998 Settlements, the Company accrued $16,421 for the present value of the fixed payments under the March 1998 Settlements. At March 31, 1998, in connection with the settlement with the Attorney General of Georgia, the Company accrued $481 for the present value of the fixed payments under the Georgia settlement. No additional amounts have been accrued with respect to the settlements discussed above. The Company cannot quantify the future costs of the settlements at this time as the amount Liggett must pay is based, in part, on future operating results. Possible future payments based on a percentage of pretax income, and other contingent payments based on the occurrence of a business combination, will be expensed when considered probable. (See the discussions of the tobacco litigation settlements appearing in Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements.)

     Other Matters. On June 20, 1997, Philip Morris, RJR, B&W, Lorillard and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the CASTANO Plaintiffs' Litigation Committee executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution. The proposed resolution mandates a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States. (For additional information concerning the proposed resolution, see Note 16 to the Company's Consolidated Financial Statements and
Note 8 to the Company's Interim Consolidated Financial Statements.) The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida and Texas. Management is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. Management is also unable to predict the ultimate content of any such legislation. However, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

     In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. Since then, several bills have been introduced in the Senate that purport to propose legislation along these lines. Management is unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

RESULTS OF OPERATIONS

                                                  Revenues                                          Operating Income
                              --------------------------------------------------    ---------------------------------------------
                              Three Months Ended                                    Three Months Ended
                                   March 31,          Year Ended December 31,            March 31,       Year Ended December 31,
                              ------------------  ------------------------------    -------------------  ------------------------
                                1998      1997      1997       1996       1995       1998     1997     1997      1996      1995
                              -------   -------   --------   --------   --------    ------   ------   -------   -------   -------
Liggett.....................  $65,626   $66,301   $312,268   $401,062   $455,666    $6,251   $  371   $ 3,688   $ 6,753   $24,619
Liggett-Ducat..............    19,154    13,481     77,115     54,160                1,710    1,462     8,642    (6,825)
Other................... ..        23       223        232      5,134      5,793      (418)    (995)   (4,301)   (3,855)  (16,559)
                              -------   -------   --------   --------   --------    ------   ------   -------   -------   -------
          Total...  .......   $84,803   $80,005   $389,615   $460,356   $461,459    $7,543   $  838   $ 8,029   $(3,927)  $ 8,060
                              =======   =======   ========   ========   ========    ======   ======   =======   =======   =======

  Three months ended March 31, 1998 compared to three months ended
  March 31, 1997

     Revenues. Total revenues were $84,803 for the three months ended March 31, 1998 compared to $80,005 for the three months ended March 31, 1997. This 6.0% increase in revenues was primarily due to a $5,695 or 42.2% increase in revenues at BOL slightly offset by a decrease of $675 or 1.0% in revenues at Liggett reflecting a 12.5% decrease in Liggett's unit sales volume (178.9 million units) accounting for $8,300 in volume variance partially offset by price increases of $7,285 (see "Recent Developments in the Cigarette Industry - Pricing Activity") and improved product mix of $340. The decline in premium and discount unit sales volume was due to certain competitors continuing leveraging rebate programs tied to their products and increased promotional activity by certain other manufacturers.

     Premium sales over this period amounted to $22,483 and represented 34.3% of total revenues, compared to $22,604 and 34.1% of total sales for the same period in 1997. In the premium segment, revenues declined by 0.5% ($121) over the three months ended March 31, 1998, compared to the same period in 1997, as a result of a 8.0% decline in unit sales volume (31.5 million units) accounting for $1,816 in volume variance, which was partially offset by price increases of $1,695.

     Discount sales (comprising the brand categories of branded discount, private label, control label and generic) over this period amounted to $43,143 and represented 65.7% of total revenues, compared to $43,698 and 65.9% of total sales for the same period in 1997. In the discount segment, revenues declined by 1.3% ($555) over the three months ended March 31, 1998, compared to the same period in 1997, as a result of a 14.2% decline in unit sales volume (147.4 million units) accounting for $6,211 in volume variance, partially offset by price increases of $5,590 and improved product mix among the brand categories of $66. For the three months ended March 31, 1998, fixed manufacturing costs on a basis comparable to the same period in 1997 were $251 lower, although costs per thousand units increased $0.13 per thousand due to lower production volumes.

     Net sales at Liggett-Ducat for the three months ended March 31, 1998 increased 42.8% ($5,695) to $19,177 over the same period in 1997 due primarily to an increase of 27.0% ($3,630) in unit sales volume (292 million units), price increases ($1,231) and the effect of excise tax increases ($834) included in revenues and cost of goods sold.

     Gross Profit. Consolidated gross profit was $43,147 for the three months ended March 31, 1998 compared to $38,160 for the three months ended March 31, 1997, an increase of $4,987 when compared to the same period last year, reflecting an increase in gross profit at Liggett of $3,363 and an increase at Liggett-Ducat of $1,418 for the three months ended March 31, 1998 compared to the same period in the prior year.


     Gross profit at Liggett of $39,405 for the three months ended March 31, 1998 increased due primarily to the price increases discussed above. (See "Recent Developments in the Cigarette Industry - Pricing Activity".) In 1998, Liggett's premium and discount brands contributed 36.1% and 63.9%, respectively, to the Company's overall gross profit. Over the same period in 1997, Liggett's premium and discount brands contributed 38.5% and 61.5%, respectively, to total gross profit. As a percent of revenues (excluding federal excise taxes), gross profit at Liggett increased to 77.5% for the three months ended March 31, 1998 compared to 72.9% for the same period in 1997, with gross profit for the premium segment at 79.2% and 76.6%, respectively, in the first quarter of 1998 and 1997, respectively, and gross profit for the discount segment at 76.6% and 69.5% in 1998 and 1997, respectively. This increase is the result of the March 1997, September 1997 and January 1998 list price increases and improved production variances. These increases were partially offset by increased tobacco costs at Liggett due to a reduction in the average discount available to the Company from leaf tobacco dealers on tobacco purchased under prior years' purchase commitments.

     As a percent of revenues (excluding Russian excise taxes), gross profit at Liggett-Ducat increased to 22.0% for the three months ended March 31, 1998 compared to 19.0% in the same period in 1997.

     Expenses. Selling, general and administrative expenses were $35,604 for the three months ended March 31, 1998 compared to $37,322 for the same period last year due to a decrease in expenses at Liggett of $2,110, offset by an increase of $480 at Liggett-Ducat. In the three months ended March 31, 1997, higher expenses included $1,761 of restructuring charges at Liggett. Operating, selling, general and administrative expenses at Liggett were $33,154 for the three months ended March 31, 1998 compared to $33,910 for the same period for the prior year, a decrease of $756. This reduction in operating expenses was due primarily to Liggett's decrease in unit sales volume which lowered distribution expense by $552 and costs incurred in systems development which were $2,025 lower than in the prior period. In addition, no severance costs were incurred during the quarter ended March 31, 1998 whereas costs in the prior period were $1,172. Such reductions were partially offset by increases in spending on promotional and marketing programs of $573 and higher legal expenses of $642.

     Other Income (Expense). Interest expense was $20,786 for the three months ended March 31, 1998 compared to $15,467 for the same period last year, an increase of $5,319 primarily due to the debt restructuring at BGLS and Liggett in which the Company took additional charges of approximately $4,800 for the three months ended March 31, 1998. (See Note 6 to the Company's Consolidated Financial Statements.) In addition, Liggett-Ducat and BOL had total interest expense of $527 for the three months ended March 31, 1998, compared with $254 for the same period in 1997.

     Equity in earnings of affiliate was a loss of $4,187 for the three months ended March 31, 1998 compared to a loss of $8,194 for the three months ended March 31, 1997 and relates in both periods to New Valley's net loss applicable to common shares of $18,675 and $26,321, respectively.

     For the three months ended March 31, 1997, interest expense and loss in equity of affiliate were offset by the gain on sale of assets, which includes the sale of the BML shares and surplus realty at Liggett, and proceeds from a legal settlement.

  1997 compared to 1996

     Revenues. Consolidated revenues were $389,615 for the year ended December 31, 1997 compared to $460,356 for the year ended December 31, 1996, a decrease of $70,741 primarily due to a decline in sales of $88,794 at Liggett offset by an increase in tobacco revenues at Liggett-Ducat of $22,955. Revenues in 1996 also included real estate rental income of $2,675 and sales of microfiche products of $2,459.

     Net sales at Liggett decreased in total by 22.1% ($88,794) due primarily to a decline in unit sales volume of 30.9% ($124,029) partially offset by price increases of $23,237 and improved product mix of $11,998 (see "Recent Developments in the Cigarette Industry -- Pricing Activity"). The decline in Liggett's sales volume was due to certain competitors' continuing leveraged rebate programs tied to their products and increased promotional activity by certain other manufacturers. In the premium segment, revenues declined in 1997 by 16.4% ($20,158) to $102,440 as a result of a 21.4% decline in unit sales volume of $26,184 which was partially offset by price increases of $6,026. In the discount segment, revenues declined in 1997 by 24.6% ($68,636) to $209,828 due to a 33.8% decline in unit sales volume of $85,846 which was partially offset by price increases of $17,210. In 1997, fixed manufacturing costs on a basis comparable to 1996 were $1,428 lower although costs per thousand units increased $0.56 per thousand due to higher fixed costs per unit.

     Net sales at Liggett-Ducat increased 42.8% ($22,955) to $77,115 over 1996 due primarily to higher unit sales volume ($13,211), price increases ($5,087) and the effect of excise tax increases ($4,667).

     Gross Profit. Consolidated gross profit of $187,494 for the year ended December 31, 1997 decreased $29,529 from gross profit of $217,023 for the same period in 1996, reflecting a decrease in gross profit at Liggett of $40,305 offset by an increase at Liggett-Ducat of $11,720 for the year ended December 31, 1997 compared to the same period in the prior year. The 1997 decline in consolidated gross profit was due primarily to the decline in unit sales volume discussed above. In 1997, Liggett's premium and discount brands contributed 33.8% and 58.5%, respectively, to the Company's gross profit while Liggett-Ducat contributed 7.22%. The improved performance at Liggett-Ducat during 1997 is due to lower tobacco and material prices resulting from purchases in higher volume ($6,600) and the effect of price increases ($5,500). In 1996, Liggett's premium and discount brands contributed 34.4% and 63.9%, respectively, to the Company's gross margin and Liggett-Ducat and BML contributed .7%. As a percent of revenues (excluding federal excise taxes), gross profit at Liggett increased to 73.0% for 1997 compared to 72.0% for 1996 with gross profit for the premium segment at 77.1% both in 1997 and 1996 and gross profit for the discount segment at 70.8% and 69.4% in 1997 and 1996, respectively. This increase is the result of the March and September 1997 list price increases and improved production variances. These increases were partially offset by increased tobacco costs at Liggett due to a reduction in the average discount available to Liggett from leaf tobacco dealers on tobacco purchased under prior years' purchase commitments. Gross profit margin was further reduced by restructuring charges of $407 in cost of sales in 1997. As a percent of revenues (excluding Russian excise taxes), gross profit at Liggett-Ducat increased to 17.0% for 1997 compared to 3.0% in 1996.

     Expenses. Consolidated operating, selling, general and administrative expenses were $179,465 for the year ended December 31, 1997 compared to $220,950 for the same period for the prior year, a decrease of $41,485. The decrease was due primarily to Liggett's decrease in unit sales volume with corresponding reductions in spending on promotional programs and marketing programs of $43,657 as well as reductions in administrative costs of approximately $7,000 over the prior year. Such reductions were somewhat offset by increases in legal expenses of $19,368, which includes the legal settlement discussed above of $16,421 and also reflects, in part, the end of joint defense arrangements. (See Note 16 to Company's Consolidated Financial Statements.) Expenses at BOL also declined approximately $4,700 primarily due to workforce reductions at Liggett-Ducat in late 1996 and the sale of BML in January of 1997.

     Other Income (Expense). Consolidated interest expense was $61,778 for the year ended December 31, 1997 compared to $60,556 for the same period for the prior year. The increase of $1,222 relates to additional interest expense incurred as a result of deferred payments during negotiations with BGLS Noteholders (see "Capital Resources and Liquidity"). Equity in loss of affiliate in 1997 and 1996 of $26,646 and $7,808, respectively, represents the Company's proportionate share of losses from continuing operations at New Valley and the decline in value of the New Valley Class A Preferred Shares. This is partially offset by discontinued operations in which the Company reflected its portion of New Valley's income from discontinued operations which was $1,536 in 1997 and $2,982 in 1996 reflecting the Company's proportionate interest in the sale of the messaging service business, sold in 1995. Other income also includes the sale of assets, primarily the sale of the BML shares by BOL to New Valley in 1997 and the sale of surplus realty at Liggett and the assets of COM Products Inc. ("COM") in 1996.

     Loss from Continuing Operations. The loss from continuing operations for the year ended December 31, 1997 was $51,810 compared with a loss of $64,918 for the same period in the prior year. A tax provision of $1,123 in 1997 and $1,402 in 1996 relates to foreign income taxes at the subsidiary level.

     Other. At December 31, 1997, the Company and its consolidated group had net operating loss carryforwards for tax purposes of approximately $125,000 which may be subject to certain restrictions and limitations and which will generally expire in the years 2006 to 2017.

  1996 compared to 1995

     Revenues. Consolidated revenues were $460,356 for the year ended December 31, 1996 compared to $461,459 for the year ended December 31, 1995, a decrease of $1,103 primarily due to a decline in sales of $54,604 at Liggett offset by an increase in tobacco revenues at Liggett-Ducat of $53,377. Results of operations for Liggett-Ducat were not included in 1995 since consolidation occurred as of December 29, 1995.

     Net sales at Liggett decreased in 1996 12.0% ($54,604) from the prior year, due primarily to a 17.9% decline in unit sales volume of $81,644, partially offset by the effects of the April 1996 list price increase of $16,975 and improved product mix of $10,065. The decline in premium and discount unit sales volume was due to certain competitors continuing leveraging rebate programs tied to their products and increased promotional activity by certain other manufacturers. Liggett experienced a significant increase in volume at the end of the fourth quarter of 1996, in part due to ongoing trade programs based on quarterly volume targets for its customers and to consumer promotional programs consisting of coupons and variable price reductions. In the premium segment, revenues declined in 1996 by 10.8% ($14,925) to $122,598 as a result of a 13.7% decline in unit sales volume ($18,893) which was partially offset by price increases of $3,968. In the discount segment, revenues declined in 1996 by 12.5% ($39,679) to $278,464 as a result of a 19.1% decline in unit sales volume ($52,640) which was partially offset by price increases of $13,007. In 1996, fixed manufacturing costs on a basis comparable to 1995 were $203 lower although costs per thousand units increased $0.29 due to higher fixed costs per unit.

     Liggett-Ducat (not included in the prior year's results) increased unit sales volume over the prior year by 8.7% to approximately 11.4 billion units and increased revenues by $9,832 driven by the expanding market in Russia.

     Gross Profit. Consolidated gross profit of $217,023 for the year ended December 31, 1996 decreased $28,249 from gross profit of $245,272 for the same period in 1995, reflecting a decrease in gross profit at Liggett of $30,089 for the year ended December 31, 1996 compared to the same period in the prior year. The 1996 decline in consolidated gross profit was due primarily to the decline in unit sales volume discussed above. In 1996, Liggett's premium and discount brands contributed 34.4% and 63.9%, respectively, to the Company's gross profit while Liggett-Ducat contributed 0.7% and BML 1.0%. This was somewhat offset by gross margin at Liggett-Ducat of $4,036 which margins were not included in the prior year's results. As a percent of revenues (excluding federal excise taxes), Liggett's gross profit decreased to 72.0% for 1996 compared to 73.2% for 1995 with gross profit for the premium segment at 77.1% and 79.7% in 1996 and 1995, respectively, and gross profit for the discount segment at 69.5% and 72.4% in 1996 and 1995, respectively. This decrease in gross profit in 1996 is the result of increased tobacco costs due to reduced worldwide supply of tobacco, and a reduction in the average discount available to Liggett from leaf tobacco dealers on tobacco purchased under prior years' purchase commitments, partially offset by the April 1996 list price increase. Gross profit for 1995 was also reduced by an accrual of approximately $4,900 for the United States Department of Agriculture ("USDA") domestic marketing assessment. (See Note 16 to the Company's Consolidated Financial Statements.)

     Expenses. Consolidated operating, selling, general and administrative expenses were $220,950 for the year ended December 31, 1996 compared to $237,212 for the same period for the prior year, a decrease of $16,262. The decrease was due primarily to Liggett's decrease in sales volume with corresponding reductions in spending on promotional programs ($8,838) offset by charges for restructuring of $3,428 for severance programs ($132 of which is included in cost of sales). The anticipated savings of the restructuring related primarily to reduced payroll and benefits expenses in future periods. Of the total restructuring expense recorded during 1996, $1,416 was funded during 1996 and $2,012 remained to be funded in subsequent years. In addition, corporate expenses, primarily legal fees, decreased by approximately $4,000. In 1995, expenses increased due to increased spending on trade and promotional programs and the accrual of approximately $4,000 for the settlement of certain tobacco litigations with the Attorneys General of certain states. (See Note 16 to the Company's Consolidated Financial Statements.)

     Other Income (Expense). Consolidated interest expense was $60,556 for the year ended December 31, 1996 compared to $57,505 for the same period for the prior year. The increase of $3,051 relates to interest expense at Liggett-Ducat not reflected in the prior year's consolidation, increased interest accrued for the USDA domestic marketing assessment expense at Liggett partially offset by redemption of $7,000 of the Liggett Senior Secured Notes (the "Liggett Series B Notes") and an increase in interest expense at corporate due to an increase in outstanding indebtedness of approximately $9,000. Equity in loss of affiliate of $7,808 in 1996 represents the Company's proportionate share of losses from continuing operations at New Valley. This is partially offset by discontinued operations in which the Company reflected its portion of New Valley's gain on disposal of $2,982. In 1995, equity in earnings of affiliate was $678 with income from discontinued operations of $2,860 and gains in discontinued operations of $18,369 attributable to New Valley. Other income in 1996 includes the sale of assets of COM and the sale of surplus realty at Liggett as a result of which the Company realized gains of $3,047 and $3,669, respectively.

     Loss from Continuing Operations. The loss from continuing operations for the year ended December 31, 1996 was $64,918 compared with a loss of $45,344 for the same period in the prior year. A tax provision of $1,402 in 1996 and $342 in 1995 relates to foreign income taxes at the subsidiary level in 1996 and state income taxes at the subsidiary level in 1995.

     Other. At December 31, 1996, the Company and its consolidated group had net operating loss carryforwards for tax purposes of approximately $114,000 which may be subject to certain restrictions and limitations and which will generally expire in the years 2006 to 2009.

     Discontinued Operations. Income from discontinued operations of $2,982 for the year ended December 31, 1996 and $21,229 for the prior year reflects the Company's proportionate interest in the discontinued operations of New Valley's messaging service business in 1996 and the redemption/sale of SkyBox preferred and common stock and the sale of the messaging service business in 1995.

CAPITAL RESOURCES AND LIQUIDITY

     Net cash and cash equivalents decreased $172 for the three months ended March 31, 1998 and increased $246 for the three months ended March 31, 1997. Net cash used in operations for the three months ended March 31, 1998 was $25,984 compared to net cash used in operations of $26,219 for the comparable period of 1997. In the 1998 period, cash was used in operations for a reduction of accrued interest of $30,000 ($16,000 of which has been reclassified to long-term debt), reductions in promotional expenses, taxes payable and other accrued liabilities, in total amount of $6,366, and an increase in inventories of $8,385. These items were partially offset by an increase in accounts payable of $4,842. In the 1997 period, cash used in operations was primarily due to an increase in receivables of $33,500 resulting from the sale of the BML shares to New Valley, a decrease in accounts payable of $8,300 and a decrease in accrued liabilities of approximately $24,000. In 1997, these items were offset by a decrease in trade receivables at Liggett due to declining sales volume, equity in loss of affiliate of approximately $8,500 and the impact of the deferred gain on the sale of the BML shares of approximately $23,000.

     Cash provided by investing activities of $822 compares to cash provided of $20,599 for the periods ended March 31, 1998 and 1997, respectively. In 1998, proceeds from sales of equipment and an investment were partially offset by capital expenditures of $395 at Liggett and BOL. In 1997, proceeds include cash of $21,500 received in the sale of the BML shares to New Valley and cash of $2,049 received in the sale of certain of Liggett's surplus realty offset by capital expenditures of $1,307 at Liggett and BOL.

     Cash provided by financing activities was $24,911 and $6,266 for the three months ended March 31, 1998 and 1997, respectively. Proceeds in the 1998 period include cash received from the sale of common stock and exercise of stock options, in total $9,796, proceeds from the participating loan made by Western Realty, and net repayments under Liggett's revolving credit facility (the "Liggett Facility") of $5,162 partially offset by distributions on common stock of $900. Proceeds from financing activities in 1997 include proceeds at BOL from credit lines and net borrowings under the Liggett Facility of $12,067 at March 31, 1997. These proceeds were offset by repayments on debt including principally the required repurchase of $7,500 face amount of Liggett Notes on February 1, 1997 at a net gain of $2,963. Distributions on common stock in the 1997 period include distributions declared in the fourth quarter 1996 which were paid in January 1997 and distributions declared and paid in March for the first quarter of 1997.
     Net cash and cash equivalents increased $2,813 and decreased $1,429 and $906 for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

     Net cash used in operations in 1997 was $25,063 compared to cash used in 1996 of $3,705 primarily due to decreases in trade payables, promotional spending and taxes payable offset by decreasing trade receivables, decreasing inventories and increasing corporate accruals for interest charges.

     Net cash used in operations in 1996 of $3,705 was lower than cash used in 1995 of $22,986, primarily due to the declining sales volume at Liggett resulting in lower working capital requirements, decreasing trade receivables and increases in accrual of promotional expense. This is compared to net cash used in 1995 of $22,986, primarily the impact of non-cash adjustments relating to discontinued operations and an increase in inventory levels. Such effects on the uses of cash were offset by an increase in liabilities for various legal settlements, debt issuance costs and unearned revenue.

     Net cash provided by investing activities in 1997 of $36,327 was principally due to the sale of BML by BOL for $55,000 on January 30, 1997 and the sale of used equipment by Liggett offset by capital expenditures of $20,142 principally costs for construction and equipment by Liggett-Ducat for the new cigarette factory in Russia. This is compared to net cash used in investing activities in 1996 of $4,279 which was principally due to continuing capital expenditures for real estate development in Russia of $29,800 by BML and expenditures at Liggett of $4,300 for equipment modernization partially offset by dividends received from New Valley on the Class A Preferred Shares held by the Company and the proceeds from the sale of assets at both Liggett and the Company.

     Net cash provided by investing activities was $66,874 for the year ended December 31, 1995. In the year ended December 31, 1995, cash was provided through dividends from New Valley on the Class A Preferred Shares of $61,832, the redemption of SkyBox preferred stock for $4,000 and the sale of the SkyBox common stock for $9,282. These amounts were offset by capital expenditures, particularly for building improvements related to real estate development by BML in Russia.

     Net cash used in financing activities of $8,532 in 1997 was comprised of repurchase of $7,500 principal amount of Liggett Notes, repayment of credit facilities in Russia, repayments of the Liggett Facility and distributions on the Company's common stock partially offset by proceeds from credit facilities in Russia and proceeds from the Liggett Facility at Liggett.

     Net cash provided by financing activities in 1996 was $6,680, primarily due to bank loans for Russian real estate development, the sale by BGLS of additional 15.75% Series A Senior Secured Notes Due 2001 (the "Series A Notes") later exchanged for the 15.75% Series B Senior Secured Notes Due 2001 (the "Series B Notes") and an increase in borrowings under the Liggett Facility. Cash provided was offset by redemption of BGLS' 16.125% Senior Subordinated Reset Notes Due 1997 (the "Reset Notes"), a decrease in the cash overdraft and distributions to the Company's stockholders of $4,162.

     Cash used in financing activities in 1995 was $44,794 reflecting the redemption of BGLS' Series 1 Senior Secured Notes on June 12, 1995 in the amount of $23,594, repayments and redemptions of Liggett's long-term debt of $7,983, repayments under Liggett's revolver of $3,830, distributions by the Company of $5,475 to stockholders and a decrease in cash overdraft of $594 partially offset by proceeds from debt of $2,568.

     Liggett. Liggett had a net capital deficiency of $190,383 as of March 31, 1998, is highly leveraged and has substantial near-term debt service requirements. Due to the many risks and uncertainties associated with the cigarette industry, the impact of recent tobacco litigation settlements (see "Recent Developments in the Cigarette Industry -- Legislation and Litigation") and increased tobacco costs, there can be no assurance that

Liggett will be able to meet its future earnings goals. Consequently, Liggett could be in violation of debt covenants in the Liggett Facility, including covenants limiting the maximum permitted adjusted net worth and net working capital deficiencies, and if its lenders were to exercise acceleration rights under the Liggett Facility or the Liggett Notes' Indenture or refuse to lend under the Liggett Facility, Liggett would not be able to satisfy such demands or its working capital requirements. (See below for additional information concerning these covenants.)

     The Liggett Series B Notes ($150,000) and Liggett C Notes ($32,279) issued in 1992 and in 1994, respectively, pay interest semiannually at an annual rate of 11.5% and 19.75%, respectively. The Liggett Notes required mandatory principal redemptions of $7,500 on February 1 in each of the years 1993 through 1997 and $37,500 on February 1, 1998 with the balance of the Liggett Notes due on February 1, 1999. The Liggett Notes are collateralized by substantially all of the assets of Liggett, excluding accounts receivable and inventory. Eve is guarantor for the Liggett Notes. The Liggett Notes may be redeemed, in whole or in part, at a price equal to 100% of the principal amount, at the option of Liggett. The Liggett Notes contain restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others. At December 31, 1997, Liggett was in compliance with all debt covenants under the Liggett Notes' Indenture.

     During 1997, Liggett engaged in negotiations with its note holders to restructure the terms of the Liggett Notes. During such negotiations, Liggett postponed making the interest payment of approximately $9,700 due on August 1, 1997 on the Liggett Notes. As discussed below, on August 29, 1997, the Facility was amended to permit Liggett to borrow an additional $6,000 which was used on that date to make the August 1, 1997 interest payment. The indenture governing the Liggett Notes provides for a 30-day grace period before the failure to pay interest will be an event of default.

     On January 30, 1998, Liggett obtained the consents of the required majority of the holders of the Liggett Notes to various amendments to the Indenture governing the Liggett Notes. The amendments provide, among other things, for a deferral of the February 1, 1998 mandatory redemption of $37,500 principal amount of the Liggett Notes to the date of final maturity, February 1, 1999. In addition, the amendments prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and tighten restrictions on the disposition of proceeds of asset sales. The Company and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes. (See Note 9 to the Company's Consolidated Financial Statements and Note 6 to the Company's Interim Consolidated Financial Statements.) At maturity, the Liggett Notes will require a principal payment of $144,891. Based on Liggett's results of operations for 1997, Liggett does not anticipate it will be able to generate sufficient cash from operations to make such payments.

     Liggett also has the Liggett Facility, a $40,000 revolving credit facility expiring March 8, 1999 under which $28,628 was outstanding at March 31, 1998. On August 29, 1997, the Liggett Facility was amended to permit Liggett to borrow an additional $6,000 which was used on that date in making the interest payment of $9,700 due on August 1, 1997 to the holders of the Liggett Notes. BGLS guaranteed the additional $6,000 advance under the Liggett Facility and collateralized the guarantee with $6,000 in cash, deposited with Liggett's lender. At December 31, 1997, this amount is classified in other assets on the balance sheet. Availability under the Liggett Facility was approximately $7,728 based on eligible collateral at December 31, 1997. The Liggett Facility is collateralized by all inventories and receivables of Liggett. Borrowings under the Liggett Facility, whose interest is calculated at a rate equal to 1.5% above Philadelphia National Bank's (the indirect parent of Congress Financial Corporation, the lead lender) prime rate, bear a rate of 10% at December 31, 1997. The Liggett Facility contains certain financial covenants similar to those contained in the Liggett Notes' Indenture including restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others. In addition, the Liggett Facility, as amended on April 8, 1998, imposes requirements with respect to Liggett's adjusted net worth (not to fall below a deficit of $195,000 as computed in accordance with the agreement) and working capital (not to fall below a deficit of $17,000 as computed in accordance with the agreement). At March 31, 1998, Liggett was in compliance with all covenants under the Liggett Facility; Liggett's adjusted net worth and net working capital deficiencies, as computed in accordance with the agreement, were $186,416 and $4,984, respectively.

     On May 14, 1996, Liggett sold certain surplus realty in Durham, North Carolina to the County of Durham for a sale price of $4,300. A gain of approximately $3,600 was recognized on this sale.

     On March 11, 1997, Liggett sold certain surplus realty in Durham, North Carolina to Blue Devil Ventures, a North Carolina limited liability partnership, for a sale price of $2,200. A gain of approximately $1,600 was recognized on this sale.

     Liggett (and, in certain cases, the Company) and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions (and purported class actions) predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to so-called secondary smoke (environmental tobacco smoke) from cigarettes.

     The Company believes, and has been so advised by counsel handling the respective cases, that the Company and Liggett have a number of valid defenses to the claim or claims asserted against them. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. Recently, there have been a number of adverse regulatory, political and other developments concerning cigarette smoking and the tobacco industry, including the commencement of the purported class actions referred to above. These developments generally receive widespread media attention. Neither the Company nor Liggett is able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation. (See "Recent Developments in the Cigarette Industry -- Legislation, Regulation and Litigation" and "-- Settlements" above and Note 16 to the Company's Consolidated Financial Statements and Note 8 to the Company's Interim Consolidated Financial Statements.)

     The Company is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of the cases pending against the Company and Liggett. It is possible that the Company's consolidated financial position, results of operations or cash flows could be materially affected by an ultimate unfavorable outcome in any such pending litigation.

     BGLS. At March 31, 1998, the carrying value of BGLS's long-term debt (net of unamortized discount of $22,940) was approximately $226,724, based on modification of the terms of the debt with the Apollo Holders discussed below.

     On November 27, 1995, BGLS commenced an offer to exchange a total of $232,864 principal amount of 15.75% Senior Secured Notes due January 31, 2001, for all its outstanding 13.75% Series 2 Senior Secured Notes Due 1997 ("Series 2 Notes"), Reset Notes and 14.50% Subordinated Debentures Due 1998 ("Subordinated Debentures"). The exchange ratio was $1,087.47 principal amount of new Series A Notes for each $1,000 principal amount of Series 2 Notes exchanged, $1,132.28 principal amount of Series B Notes for each $1,000 principal amount of Reset Notes exchanged and $1,000 principal amount of new Series B Notes for each $1,000 principal amount of Subordinated Debentures exchanged. The new Series A Notes and the new Series B Notes were identical except that the Series B Notes were not subject to restrictions on transfer.

     The exchange offer closed on January 30, 1996. All $91,179 of the Series 2 Notes and $125,495 of the Subordinated Debentures were exchanged. In addition, BGLS cancelled all of the Subordinated Debentures ($13,705) held by the Company. Subordinated Debentures in the amount of $800 remained outstanding and were paid at maturity on April 1, 1998. As part of the exchange offer, substantially all of the covenants and events of default were eliminated pertaining to the Subordinated Debentures.

     Holders of Reset Notes did not exchange, and the Reset Notes were redeemed on March 29, 1996 for a total amount of $5,785, including premium, together with accrued interest of $452. On March 7, 1996, an additional $7,397 face amount of Series A Notes were sold for $6,300 including accrued interest with the proceeds being used for the redemption of the Reset Notes.

     Pursuant to a registered exchange offer, holders of the Series A Notes exchanged all of the $107,373 outstanding principal amount for an equal principal amount of Series B Notes. The exchange closed March 21, 1996. BGLS has cancelled all the Series A Notes.

     The new Series B Notes are collateralized by substantially all of BGLS' assets, including a pledge of BGLS' equity interests in Liggett, BOL and NV Holdings as well as a pledge of all of the New Valley securities held by BGLS and NV Holdings. The BGLS Series B Notes Indenture contains certain covenants, which among other things, limit the ability of BGLS to make distributions to the Company to $6,000 per year

($12,000 if less than 50% of the Series B Notes remain outstanding), limit additional indebtedness of BGLS to $10,000, limit guarantees of subsidiary indebtedness by BGLS to $50,000, and restrict certain transactions with affiliates that exceed $2,000 in any year subject to certain exceptions which include payments to the Company not to exceed $6,500 per year for permitted operating expenses, payment of the Chairman's salary and bonus and certain other expenses, fees and payments. In addition, the Indenture contains certain restrictions on the ability of the Chairman and certain of his affiliates to enter into certain transactions with, and receive payments above specified levels from, New Valley. Interest is payable at the rate of 15.75% per annum on January 31 and July 31 of each year, except for the period ended July 31, 1996 when interest was payable at 13.75% from October 1, 1995 to January 30, 1996 and at 15.75% from January 31, 1996 through July 31, 1996.

     The Company recorded an extraordinary charge of approximately $9,700 for the year ended December 31, 1995 relating to the exchanged debt securities discussed above.

     On March 5, 1998, BGLS entered into the Standstill Agreement whereby the Apollo Holders agreed to the deferral of interest payments, commencing with the interest payment due July 31, 1997 through the interest payment due July 31, 2000. (See "Recent Developments -- The Company -- Standstill Agreement".)

     The 14.500% Subordinated Debentures due 1998 in pricipal amount of $800 were paid at maturity on April 1, 1998.

     BOL. On January 31, 1997, BOL sold its 99.1% interest in BML to New Valley for $55,000. The purchase price paid was $21,500 in cash and a 9% promissory note of $33,500, which was paid during 1997. (See "The Company -- Brooke (Overseas) Ltd. -- Sale of BrookeMil Ltd.".)

     In October 1995, Liggett-Ducat entered into a loan agreement with a Russian bank to borrow up to $20,400 to fund real estate development. The Company guaranteed the payment of the note. In December 1996, the loan was assigned by Liggett-Ducat to BML which has pledged Ducat Place II, the second phase of BML's Ducat Place real estate development, as collateral for the loan. On January 31, 1997, New Valley purchased BOL's 99.1% interest in BML and indemnified the Company and its subsidiaries with respect to the loan. BML paid the balance of the loan in full during the third quarter 1997.

     Liggett-Ducat is building a new cigarette factory on the outskirts of Moscow. The new factory, which will utilize Western cigarette making technology and have a capacity of 30 billion units per year, will produce American and international blend cigarettes, as well as traditional Russian cigarettes. Western Realty has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which will, among other things, acquire an interest in the manufacturing facility. (See "Recent Developments -- New Valley" and Note 3 to the Company's Interim Consolidated Financial Statements.) In addition, BOL has entered into equipment purchases of approximately $35,400, of which $28,800 will be financed over five years beginning in 1998. The Company is a guarantor of one of the purchases for which the remaining obligation is approximately $7,000.

     The Company. Prior to the 1995 exchange offer, the Company had substantial near-term consolidated debt service requirements, with aggregate required principal payments of $318,106 due in the years 1995 through 1998. As a result of the 1995 exchange offer, the redemption of the Reset Notes in 1996 and the sale of the BML shares to New Valley in January 1997 and the 1998 Liggett restructuring, the Company has decreased its scheduled debt maturities to $6,427 due in the year 1998; approximately $5,000 of this debt relates to credit lines established by Liggett-Ducat which have been paid as of May 16, 1998. Liggett has a payment at maturity on February 1, 1999 of approximately $145,000. The Company believes that it will continue to meet its liquidity requirements through 1998, although the BGLS Notes Indenture limits the amount of restricted payments BGLS is permitted to make to the Company during the calendar year. At March 31, 1998, the remaining amount available through December 31, 1998 in the Restricted Payment Basket related to BGLS' payment of dividends to the Company (as defined by the BGLS Notes Indenture) is $11,086. Company expenditures (exclusive of Liggett and Liggett-Ducat) in 1998 for current operations include debt service estimated at $30,715, dividends on the Company's shares (currently at an annual rate of approximately $6,100) and corporate expense. The Company anticipates funding 1998 current operations and long-term growth with the proceeds from public and/or private debt and equity financing, management fees and other payments from subsidiaries of approximately $3,600 and distributions from New Valley. New Valley may acquire or seek to acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or to make other investments, which may limit its ability to make such distributions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Company and its representatives may from time to time make oral or written "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995 (the "Reform Act"), including any statements that may be contained in the foregoing discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations", in this Prospectus and in other filings with the Securities and Exchange Commission and in its reports to shareholders, which reflect management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties and, in connection with the "safe-harbor" provisions of the Reform Act, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Liggett continues to be subject to risk factors endemic to the domestic tobacco industry including, without limitation, health concerns relating to the use of tobacco products and exposure to ETS, legislation, including tax increases, governmental regulation, privately imposed smoking restrictions, governmental and grand jury investigations and litigation. Each of the Company's operating subsidiaries, namely Liggett and Liggett-Ducat, are subject to intense competition, changes in consumer preferences, the effects of changing prices for its raw materials and local economic conditions. Furthermore, the performance of Liggett-Ducat's operations in Russia are affected by uncertainties in Russia which include, among others, political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, inflation, and an undeveloped system of commercial laws and legislative reform relating to foreign ownership in Russia. In addition, the Company has a high degree of leverage and substantial near-term debt service requirements, as well as a net worth deficiency and recent losses from continuing operations. The Indenture for the BGLS Notes provides for, among other things, the restriction of certain affiliated transactions between the Company and its affiliates, as well as for certain restrictions on the use of future distributions received from New Valley. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date on which such statements are made. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company. See "Risk Factors".

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table, together with accompanying text, sets forth the name and age of all current directors and executive officers of the Company, all positions and offices with the Company held by such persons and the period served. The directors hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Officers of the Company hold their offices at the pleasure of the Board of Directors of the Company.

NAME                                                                   POSITION                   AGE
----                                                                   --------                   ---
Bennett S. LeBow.....................................  Chairman of the Board, President           60
                                                         and Chief Executive Officer
Richard J. Lampen....................................  Executive Vice President                   44

Joselynn D. Van Siclen...............................  Vice President, Chief Financial            57
                                                         Officer and Treasurer

Marc N. Bell.........................................  Vice President, General Counsel            37
                                                         and Secretary

Ronald S. Fulford....................................  Chairman of the Board, President           64
                                                         and Chief Executive Officer of
                                                         Liggett

Robert J. Eide.......................................  Director                                   45

Jeffrey S. Podell....................................  Director                                   57

Jean E. Sharpe.......................................  Director                                   51

     There are no family relationships among the executive officers or directors of the Company.

     BENNETT S. LEBOW has been the Chairman of the Board, President and Chief Executive Officer of the Company, a New York Stock Exchange-listed holding company, since June 1990, and has been a director of the Company since October 1986. Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS, which directly or indirectly holds the Company's equity interests in several private and public companies.

     Mr. LeBow has been a director of Liggett since June 1990 and Chairman of the Board of Liggett from July 1990 to May 1993. He served as one of three interim Co-Chief Executive Officers from March 1993 to May 1993.

     He has been Chairman of the Board of New Valley, in which the Company holds an indirect voting interest of approximately 42%, since January 1988, and Chief Executive Officer since November 1994. In November 1991, an involuntary petition seeking an order for relief under Chapter 11 of Title 11 of the United States Code was commenced against New Valley by certain of its bondholders. New Valley emerged from bankruptcy reorganization proceedings in January 1995. He has been Chairman of the Board, President and Chief Executive Officer of NV Holdings since September 1994.

     He was a director of MAI Systems Corporation ("MAI"), the Company's former indirect majority-owned subsidiary, from September 1984 to October 1995, Chairman of the Board from November 1990 to May 1995 and the Chief Executive Officer from November 1990 to April 1993. In April 1993, MAI filed for protection under Chapter 11 of Title 11 of the United States Code. In November 1993, MAI emerged from bankruptcy reorganization proceedings. MAI is engaged in the development, sale and service of a variety of computer and software products.

     RICHARD J. LAMPEN has served as the Executive Vice President of the Company and of BGLS since July 1996. Since October 1995, Mr. Lampen has been the Executive Vice President of New Valley. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992.

Mr. Lampen is a director of New Valley, Thinking Machines, PC411 and Spec's Music, Inc. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation and The International Bank of Miami, N.A., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

     JOSELYNN D. VAN SICLEN has been Vice President, Chief Financial Officer and Treasurer of the Company and of BGLS since May 1996, and currently holds various positions with certain of BGLS' subsidiaries, including Vice President and Treasurer of Eve Holdings, Inc., a wholly-owned subsidiary of Liggett, since April 1994 and May 1996, respectively. Prior to May 1996, Ms. Van Siclen served as Director of Finance of the Company and was employed in various accounting capacities for various subsidiaries of the Company since 1992. Since before 1990 to November 1992, Ms. Van Siclen was an audit manager for the accounting firm of Coopers & Lybrand L.L.P.

     MARC N. BELL has been the Vice President of the Company and of BGLS since January 1998 and has served as General Counsel and Secretary of the Company and of BGLS since May 1994. Since November 1994, Mr. Bell has served as Associate General Counsel and Secretary of New Valley and since February 1998, as Vice President. Prior to May 1994, Mr. Bell was with the law firm of Zuckerman, Spaeder, Taylor & Evans, in Miami, Florida and from June 1991 to May 1993, with the law firm of Fischbein - Badillo - Wagner - Harding in New York, New York.

     RONALD S. FULFORD has served as Chairman of the Board, President and Chief Executive Officer of Liggett since September 1996. Mr. Fulford has also served as a consultant to the Company from March 1996 to March 1997. From June, 1986 until February 1996, Mr. Fulford served as Executive Chairman of Imperial Tobacco ("Imperial"), the British tobacco unit of the British conglomerate Hanson PLC ("Hanson"). Before Imperial, Mr. Fulford was chief executive of three other Hanson companies: London Brick, British EverReady UK & South Africa and United Gas Industries UK & Europe.

     ROBERT J. EIDE has been a director of the Company since November 1993. Mr. Eide has been a director of BGLS since November 1993, a director of NV Holdings since September 1994 and Secretary and Treasurer of Aegis Capital corp., a registered broker-dealer, since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain.

     JEFFREY S. PODELL has been a director of the Company since November 1993. Mr. Podell has been a director of BGLS since November 1993, a director of NV Holdings since September 1994 and the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989.

     JEAN E. SHARPE has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 1997, the Company's Chief Executive Officer, the other two executive officers of the Company and an executive officer of a subsidiary of the Company whose cash compensation exceeded $100,000 (collectively, the "named executive officers"):

                         SUMMARY COMPENSATION TABLE(1)

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION           ------------
                                          ----------------------------------    SECURITIES
                                                                OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR    SALARY      BONUS    COMPENSATION     OPTIONS
---------------------------        ----   ---------   -------   ------------   ------------
                                             ($)        ($)         ($)            (#)
Bennett S. LeBow.................  1997   3,113,281(2) 667,969(3)        --           --
  Chairman of the Board,           1996   3,484,375(2) 890,626(3)        --           --
  President and Chief              1995   3,082,823(2) 712,500(3)        --           --
  Executive Officer

Richard J. Lampen(4).............  1997     650,000         --                   260,000(5)
  Executive Vice President         1996     600,000    100,000           --           --

Joselynn D. Van Siclen(6)........  1997     140,000         --                        --
  Vice President, Chief            1996     131,667     10,000           --           --
  Financial Officer and Treasurer

Ronald S. Fulford(7).............  1997     425,000         --    247,961(8)(9)       --
  Chairman of the Board,           1996     157,530         --    552,832(9)          --
  President and Chief Executive
  Officer of Liggett

---------------

(1) Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by the rules of the SEC.
(2) Includes salary paid by New Valley of $2,000,000, $2,000,000 and $1,894,823 during 1997, 1996 and 1995, respectively.
(3) Includes payments equal to 10% of base salary ($111,328, $148,438 and $118,750 during 1997, 1996 and 1995, respectively) in lieu of certain other executive benefits. See "Employment Agreements".
(4) Effective July 1, 1996, Mr. Lampen was appointed Executive Vice President of the Company. In 1997 and 1996, all of Mr. Lampen's salary and bonus were paid by New Valley and 25% (or $162,500 and $175,000 in 1997 and 1996,
    respectively) was subsequently reimbursed to New Valley by the Company. The table reflects 100% of Mr. Lampen's salary and bonus.
(5) Represents options to purchase the Company's common stock. See "Stock Option Grants in 1997".
(6) Effective May 6, 1996, Ms. Van Siclen was appointed Vice President, Chief Financial Officer and Treasurer of the Company.
(7) Effective September 5, 1996, Mr. Fulford was appointed Chairman of the Board, President and Chief Executive Officer of Liggett.
(8) Represents an automobile allowance, living allowance and group term life insurance provided to Mr. Fulford.
(9) Includes payments ($163,155 and $552,832 in 1997 and 1996, respectively) made pursuant to a consulting agreement between Mr. Fulford and the Company, which payments were reimbursed to the Company by New Valley. See "Employment Agreements".

     The following table sets forth all grants of stock options to the named executive officers during 1997.

                          STOCK OPTION GRANTS IN 1997

                                         NUMBER OF     PERCENT OF
                                         SECURITIES   TOTAL OPTIONS
                                         UNDERLYING    GRANTED TO     EXERCISE                    GRANT
                                          OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   DATE PRESENT
NAME                                     GRANTED(#)       1997        ($/SHARE)      DATE      VALUE($)(2)
----                                     ----------   -------------   ---------   ----------   ------------
Richard J. Lampen......................   260,000(1)      61.6%         $5.00      12/31/06     $1,118,000

---------------

(1) Represents options to purchase shares of the Company's common stock, which were granted at fair market value on January 1, 1997. Subject to earlier vesting upon a change of control (as defined), the options vest and become exercisable in six equal annual installments commencing on January 1, 1998.
(2) The estimated present value at grant date of options granted during 1997 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: volatility of 81.46%, a risk-free rate of 6.44%, an expected life of 10 years, and no expected dividends or forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

     The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 1997. There were no stock options exercised by any of the named executive officers during 1997.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS AT                    OPTIONS AT
                                                       DECEMBER 31, 1997             DECEMBER 31, 1997
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Richard J. Lampen...............................      -0-          260,000           --         $942,500*

* Calculated using the closing price of $8 5/8 per share on December 31, 1997 less the option exercise price.

COMPENSATION OF DIRECTORS

     Outside directors of the Company each receive $7,000 per annum as compensation for serving as a director, $1,000 per annum for each Board committee membership, $1,000 per meeting for each Board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of BGLS receives $28,000 per annum as compensation for serving as a director, $500 per annum for each Board committee membership, $500 per meeting for each Board meeting attended, and $500 for each committee meeting attended. Each outside director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the Board of the Company and/or BGLS.

     In the second quarter of 1998, each outside director of the Company received an award of 10,000 shares of the Company's common stock for services as a director. Subject to earlier vesting upon a change of control (as defined), the shares vest one-quarter on the date of grant and the remaining shares vest in three equal annual installments commencing on the first anniversary of the date of grant.

EMPLOYMENT AGREEMENTS

     The Company. Bennett S. LeBow is a party to an employment agreement with the Company dated February 21, 1992. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 1998, Mr. LeBow's annual base salary was $1,391,601. He is also entitled to an annual bonus for 1998 of $695,800 payable quarterly and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites.

Following termination of his employment without cause (as defined), he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change of control (as defined) or in connection with similar events, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary and bonus. Under the terms of the Indenture governing the BGLS Notes, Mr. LeBow's salary and bonus may not be increased from one year to the next by more than 10% per annum, except that his salary and bonus may be increased in the same percentage amount as any increase in the price of the Company's Common Stock during a calendar year, subject to a maximum increase of 25% per annum. His salary and bonus are subject to decrease if the price of the Common Stock decreases by more than 10% during a calendar year, up to a maximum decrease of 25% per annum, but in no event lower than compensation earned in 1994 ($1,425,000).

     Ronald S. Fulford, Chairman of the Board, President and Chief Executive Officer of Liggett, is a party to an employment agreement with Liggett, dated September 5, 1996. As of September 5, 1996, Mr. Fulford's annual salary was $425,000. Bonus payments are at the sole discretion of the Board of Liggett. Effective as of March 1, 1996, the Company entered into an agreement with Mr. Fulford. Pursuant to this agreement, Mr. Fulford agreed to provide various services in connection with the Company's investment in RJR Nabisco (including, without limitation, consulting services, attendance at and participation in meetings related to the Company's solicitation of proxies at RJR Nabisco's 1996 annual meeting and presentations to financial analysts and institutional investors). During the term of the agreement, which ended on March 31, 1997, Mr. Fulford received compensation equal to UK(pound)33,417 (or approximately $54,000) per month and reimbursement for all reasonable business and travel expenses incurred in performing services under the agreement. The Company also agreed to reimburse Mr. Fulford for any reduction in pension benefits (currently estimated at approximately UK(pound)14,400 (or approximately $23,000 per annum) which resulted from his terminating his employment with Imperial Tobacco to enter into the agreement.

     There are no employment agreements between BGLS and the named executive officers.

     New Valley. Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement has an initial term of three years effective as of January 18, 1995 (the "Effective Date"), with an automatic one year extension on each anniversary of the Effective Date unless notice of non-extension is given by either party within the sixty-day period prior to such anniversary date. As of January 1, 1998, Mr. LeBow's annual base salary was $2,000,000. Following termination of his employment without cause (as defined therein), he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the Effective Date following the termination notice. Following termination of his employment within two years of a change of control (as defined therein), he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary. The BGLS Indenture and New Valley's Joint Plan provide that the annual compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of New Valley shall not exceed $2,000,000.

     Richard J. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement has an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the ninety-day period prior to the termination date. As of January 1, 1998, his annual base salary was $750,000. In addition, the Board of Directors may award an annual bonus to Mr. Lampen at its sole discretion. The Board shall review such base salary annually and may increase (but not decrease) it from time to time, in its sole discretion. Following termination of his employment without cause (as defined therein), he shall receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

STOCK OPTION PLAN

     On May 8, 1998, the Company adopted its 1998 Long-Term Incentive Plan (the "Incentive Plan"), subject to approval by the shareholders of the Company at the next annual meeting. The Incentive Plan authorizes the granting of up to five million shares of the Company's common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Messrs. Eide, LeBow and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS and NV Holdings. Mr. Eide is a stockholder, and serves as the Secretary and Treasurer of Aegis Capital Corp. ("ACC"), a registered broker-dealer, that has performed services for the Company and/or its affiliates since before January 1, 1995. During 1995, 1996 and 1997, ACC received commissions and other income in the aggregate amount of approximately $585,000, $317,000 and $522,000, respectively from the Company and/or its affiliates. ACC, in the ordinary course of its business in 1997, engaged in brokerage activities with Ladenburg Thalmann & Co. Inc., a subsidiary of New Valley, on customary terms. In connection with the acquisition of the Office Buildings by New Valley on January 10, 1996, Mr. Eide received a commission of $220,000 from the seller.

     Effective July 1, 1990, a former executive of the Company transferred his equity in the Company to Mr. LeBow and resigned from substantially all of his positions with the Company and its affiliates. In consideration for this transfer, LLP, a partnership controlled by Mr. LeBow, agreed, among other things, to make certain payments to the Company on account of the former executive's outstanding indebtedness of $5,477,000. On March 7, 1997, LLP satisfied its obligation with respect to the loan by transferring to the Company 400,000 shares of the Company's common stock, which shares had been pledged to secure the non-recourse obligation, except as to the pledged shares.

     Mr. LeBow is a director of Liggett. He is Chairman of the Board and Chief Executive Officer of New Valley, BGLS and NV Holdings. Mr. Lampen, an executive officer of the Company and BGLS, is an executive officer and director of New Valley.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees (the "Retirement Plan") of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and
(2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The Retirement Plan also provides benefits to disabled participants and to surviving spouses of participants who die prior to retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan for Liggett employees was frozen.

     As of December 31, 1997, none of the named executive officers was eligible to receive any benefits under the Retirement Plan.

     Under certain circumstances, the amount of retirement benefit payable under the Retirement Plan to certain employees may be limited by the federal tax laws. Any Retirement Plan benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On January 25, 1995, the Company entered into a Non-qualified Stock Option Agreement (the "1995 Option Agreement") with Howard M. Lorber, a consultant to the Company and a subsidiary who also serves as a director and President of New Valley. The 1995 Option Agreement granted such consultant non-qualified stock options to purchase 500,000 shares of the Company's common stock at an exercise price of $2.00 per share. The options are exercisable over a ten-year period, with 20% vesting on the grant date and 20% vesting on each of the four anniversaries of the grant date. On December 16, 1996, the Company entered into a Stock Option Agreement (the "1996 Option Agreement") with such consultant. The 1996 Option Agreement granted such consultant non-qualified stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The options, which have a ten-year term, vest and become exercisable in six equal annual installments beginning on July 1, 1997. Pursuant to the 1995 Option Agreement and the 1996 Option Agreement, common stock dividend equivalents are paid on each vested and unexercised option. During 1995, the consultant received $320,000 of consulting fees from the Company. Since January 1, 1996, the consultant has received consulting fees of $40,000 per month from the Company and a subsidiary. In January 1998, the consultant and the Company entered into an amendment to his consulting agreement whereby he is entitled on an annual basis to receive additional payments in an amount necessary to reimburse him, on an after-tax basis, for all applicable taxes incurred by him during the prior calendar year as a result of the grant to him, or vesting, of a 1994 award of 500,000 restricted shares of the Company's common stock, the award of 500,000 options under the 1995 Option Agreement and the award of 1,000,000 options under the 1996 Option Agreement. The consultant received an additional consulting payment of $425,000 in January 1998, which the consultant and the Company have agreed will constitute full satisfaction of the Company's obligations under the amendment with respect to 1997. See "Selling Stockholder."


     In 1995, the Company and New Valley entered into an expense sharing agreement pursuant to which certain lease, legal and administrative expenses are allocated to the entities incurring the expense. Expense reimbursements amounted to approximately $571,000, $462,000 and $375,000 under this agreement for the years ended December 31, 1995, 1996 and 1997, respectively.

     During 1995 and 1996, Orchard Capital Corporation, an affiliate of Richard
S. Ressler, the beneficial owner of more than 5% of the Company's Common Stock and a director of New Valley until September 1997, served as a consultant to the Company and its subsidiaries and received consulting fees of $270,000 and $220,000, respectively.

     Mr. Ressler is Chairman of the Board and the beneficial owner of more than 10% of the shares of MAI Systems Corporation ("MAI"), which in 1996 entered into certain arrangements with Ladenburg, whereby MAI has sold computer and software products and has been providing related professional and support services to Ladenburg. During 1996 and 1997, Ladenburg paid MAI, in the aggregate, approximately $100,000 and $610,000, respectively, for such products and services. In addition, during 1996 and 1997, Ladenburg paid another company controlled by the former director approximately $10,000 and $143,000, respectively, for communications consulting services.

     In March 1997, New Valley acquired a membership interest in Orchard/JFAX Investors, LLC, of which Mr. Ressler serves as a managing member, for $1 million. The LLC holds a controlling interest in a provider of telecommunication services.

     During 1996, the Company and BGLS entered into a court-approved Stipulation and Agreement (the "Settlement") with New Valley relating to the Company's and BGLS's application under the Federal Bankruptcy Code for reimbursement of legal fees and expenses incurred by them in connection with New Valley's bankruptcy reorganization proceedings. Pursuant to the Settlement, New Valley reimbursed the Company and BGLS $655,217 for such legal fees and expenses. The terms of the Settlement were substantially similar to the terms of previous settlements between New Valley and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

     On December 18, 1996, New Valley loaned BGLS $990,000 under a short-term promissory note due January 31, 1997 and bearing interest at 14% per annum. On January 2, 1997, New Valley loaned BGLS an additional $975,000 under another short-term promissory note due January 31, 1997 and bearing interest at 14% per annum. Both loans, including interest, were repaid on January 31, 1997.

     On January 31, 1997, BOL sold New Valley the BML Shares, representing 99.1% of the shares of the common stock of BML. New Valley paid a purchase price of $55 million, consisting of $21.5 million in cash and a $33.5 million 9% promissory note of New Valley. The note has been paid in full. See "The
Company -- Brooke (Overseas) Ltd. -- Sale of BrookeMil Ltd." as well as Notes 4 and 16 to the Company's Consolidated Financial Statements for information concerning the transaction and a pending lawsuit relating to New Valley's purchase of the BML Shares.

     As of May 8, 1998, the Apollo Holders are the beneficial owners of 8.9% of the Company's Common Stock and held $97,239,000 principal amount of BGLS' 15.75% Senior Secured Notes due 2001 (the "BGLS Notes"). For information concerning the Standstill Agreement with the Apollo Holders and the issuance of warrants to purchase shares of the Company's common stock to the Apollo Holders in connection with the Standstill Agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent
Developments -- The Company", as well as Note 9 to the Company's Consolidated Financial Statements. The Company, New Valley and their affiliates have other business relationships with affiliates of the Apollo Holders. For additional information concerning such business relationships, see "The Company -- New Valley Corporation -- Western Realty" and "-- New Valley Realty Division", as well as Note 2 to the Company's Consolidated Financial Statements.


     As of May 8, 1998, High River is the beneficial owner of 7.3% of the Company's common stock and an affiliate, Tortoise Corp., held $97,551,000 principal amount of the BGLS Notes. On January 16, 1998, the Company entered into a Stock Purchase Agreement in which High River purchased 1,500,000 shares of the Company's common stock at $6.00 per share for an aggregate purchase price of $9,000,000.


     For information concerning certain agreements and transactions between the Company, BGLS and New Valley relating to RJR Nabisco, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recent Developments -- New Valley -- Investment in RJR Nabisco" and Notes 3 and 17 to the Company's Consolidated Financial Statements.

     See, also, "Executive Compensation -- Compensation Committee Interlocks and Insider Participation".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 8, 1998, the beneficial ownership of the Company's common stock (the only class of voting securities) by (i) each person known to the Company to own beneficially more than five percent of its common stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

                    NAME AND ADDRESS OF                       NUMBER OF   PERCENT OF
                      BENEFICIAL OWNER                         SHARES       CLASS
                    -------------------                       ---------   ----------
Bennett S. LeBow(1)(5)(6)...................................  9,180,008      44.9%

Richard S. Ressler(2).......................................  1,824,999       8.9
  Orchard Capital Corporation
  10960 Wilshire Boulevard
  Los Angeles, CA 90024

AIF II, L.P. and Lion Advisors, L.P.(3).....................  2,000,000       8.9
  Two Manhattanville Road
  Purchase, NY 10577

High River Limited Partnership(4)...........................  1,500,000       7.3
Riverdale LLC
Carl C. Icahn
  100 South Bedford Road
  Mt. Kisco, NY 10549

Robert J. Eide(5)...........................................     20,000        (*)
  Aegis Capital Corp.
  70 East Sunrise Highway
  Valley Stream, NY 11581

Jeffrey S. Podell(5)........................................     20,000        (*)
  Newsote, Inc.
  26 Jefferson Street
  Passaic, NJ 07055

Jean E. Sharpe(5)...........................................     10,000        (*)
  462 Haines Road
  Mt. Kisco, NY 10549

Richard J. Lampen(6)........................................         33        (*)

Joselynn D. Van Siclen(6)...................................         --        --

Ronald S. Fulford(7)........................................         --        --
  Liggett Group Inc.
  700 West Main Street
  Durham, NC 27702

All directors and executive officers as a group
  (8 persons)..................................................  9,230,041      45.1%

---------------

(*) The percentage of shares beneficially owned does not exceed 1% of the Common
    Stock.
(1) Includes 8,633,008 shares of the Company's common stock held by LeBow Limited Partnership, a Delaware limited partnership ("LLP"), and 547,000 shares of common stock held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation (the "Foundation"). Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of the Company's common stock held by LLP, 8,191,800 shares of which are pledged to U.S. Clearing Corp. to secure a margin loan to Mr. LeBow. Mr. LeBow is a director, officer and sole shareholder of LeBow Holdings, Inc., a Nevada corporation ("LHI"), the general partner of LLP. Mr. LeBow and family members serve as directors and executive officers of the Foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the Foundation with respect to the Foundation's shares of the Company's common stock. The Foundation's principal business and office address is 1221 Brickell Avenue, 21st Floor, Miami, Florida 33131.
(2) Based upon Amendment No. 6 to Schedule 13D dated April 15, 1998, filed by the named individual.
(3) Based upon Schedule 13D dated March 26, 1998, filed by the named entities. These shares are issuable upon exercise of currently exercisable warrants to purchase the Company's common stock expiring March 3, 2003. See
    "Management -- Certain Relationships and Related Transactions".
(4) Based upon Schedule 13D dated January 28, 1998, filed by the named entities. Riverdale LLC is the general partner of High River Limited Partnership and is wholly owned by Mr. Icahn. See "Management -- Certain Relationships and Related Transactions".
(5) The named individual is a director of the Company or a nominee.
(6) The named individual is an executive officer of the Company.
(7) The named individual is an executive officer of the Company's subsidiary Liggett.

     In addition, by virtue of his controlling interest in the Company, Mr. LeBow may be deemed to own beneficially the securities of the Company's subsidiaries, including BGLS and Liggett, and securities of New Valley, in which the Company holds an indirect voting interest of approximately 42%. The disclosure of this information shall not be construed as an admission that Mr. LeBow is the beneficial owner of any securities of the Company's subsidiaries or New Valley under Rule 13d-3 of the Exchange Act, or for any other purpose, and such beneficial ownership is expressly disclaimed. None of the Company's other directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries or New Valley.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), authorizes the Company to issue 40,000,000 shares of common stock, par value $.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 20,454,230 shares of the Company's common stock, and no shares of Preferred Stock, issued and outstanding.

COMMON STOCK

     Holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of the Company's common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Company's common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of the Company's common stock have no right to convert their common stock into any other securities. The Company's common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company's common stock. All outstanding shares of the Company's common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Restated Certificate expressly authorizes the Board of Directors of the Company (the "Board") to issue up to 10,000,000 shares of Preferred Stock from time to time in one or more series and for such consideration as the Board may determine and subject to certain restrictions, with such designations, preferences and rights, and such qualifications, limitations or restrictions, as the Board may determine with respect thereto by duly adopted resolution or resolutions. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of the Company's common stock. As of the date hereof, no shares of Preferred Stock are issued and outstanding.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's common stock is American Stock Transfer & Trust Company, New York, New York.


                               SELLING STOCKHOLDER

         The Shares registered pursuant to the Registration Statement are being offered for the account of Howard M. Lorber (the "Selling Stockholder"). The Selling Stockholder acts as a consultant to the Company and a subsidiary and also serves as a member of the Board of Directors and President and Chief Operating Officer of New Valley. Pursuant to the two agreements described in the following paragraph, the Selling Stockholder owns or has the right to acquire 500,000 shares of the Company's common stock, and the Shares offered hereby and by any applicable prospectus supplement represent all of such Company common stock. In addition, pursuant to the 1996 Option Agreement, the Selling Stockholder also holds options to purchase 1,000,000 shares of the Company's common stock. Except for the shares issuable upon exercise of the 1996 Option Agreement, the Selling Stockholder will own no shares of the Company's common stock after completion of the offering. For additional information concerning Mr. Lorber's consulting arrangements, the 1995 Option Agreement and the 1996 Option Agreement, see "Management - Certain Relationships and Related Transactions."

         The Selling Stockholder acquired 250,000 of the Shares pursuant to a consulting agreement dated as of January 1, 1994, as amended, between the Selling Stockholder and the Company. The Selling Stockholder has the right to acquire the remaining 250,000 Shares pursuant to the 1995 Option Agreement, whereby the Selling Stockholder was granted options to purchase shares of the Company's common stock at $2.00 per share. The options granted to the Selling Stockholder under the 1995 Option Agreement are exercisable over a ten year period, with the Selling Stockholder having the right to purchase up to 20% on the grant date and up to an additional 20% on each of the four anniversaries of the grant date.

         Mr. Lorber is a stockholder and registered representative of ACC, a broker-dealer that has performed services for the Company and its affiliates since before January 1, 1995. See "Management - Compensation Committee Interlocks and Insider Participation." Mr. Lorber is also Chairman of the Board and Chief Executive Officer of Hallman & Lorber and its affiliates. During 1995, 1996 and 1997, Hallman & Lorber received ordinary and customary insurance commissions aggregating approximately $12,000, $136,000 and $133,000, respectively, on various insurance policies issued for the Company and its affiliates.

                              PLAN OF DISTRIBUTION


     Any distribution of the Shares by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on The New York Stock Exchange, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means. Unless otherwise set forth in any prospectus supplement, (i) the obligations of any underwriter to purchase any of the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Shares, if any are purchased and (ii) any such agent will be acting on a best efforts basis for the period of its appointment.



     The Selling Stockholder and such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.


     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.


     At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.


     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


     All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling
Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Stockholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.


                                    EXPERTS

     The consolidated balance sheets of Brooke Group Ltd. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus and in the Registration Statement of which this Prospectus is a part have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein. The consolidated balance sheets of New Valley Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for the years then ended included in this Prospectus, have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               VALIDITY OF SHARES

     The validity of the Shares offered hereby is being passed upon for the Company by Marc N. Bell, Esq., Vice President and General Counsel of the Company. Mr. Bell has an outstanding option to purchase 67,000 shares of the Company's common stock at an exercise price of $5.00 per share.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE
                                                                                          ----
                              BROOKE GROUP LTD.

Reports of Independent Accountants......................................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996............................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995......................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1997, 1996 and 1995................................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995......................................................  F-6
Notes to Consolidated Financial Statements..............................................  F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998..................  F-46
Consolidated Statements of Operations for the three months ended
  March 31, 1998 and 1997...............................................................  F-47
Consolidated Statements of Stockholders' Equity (Deficit) for the three months ended March 31, 1998..................................................................  F-48
Consolidated Statements of Cash Flows for the three months ended
  March 31, 1998 and 1997...............................................................  F-49
Notes to Consolidated Financial Statements..............................................  F-50

                           NEW VALLEY CORPORATION

Reports of Independent Accountants......................................................  F-75
Consolidated Balance Sheets as of December 31, 1997 and 1996............................  F-76
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995......................................................  F-77
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the years ended December 31, 1997, 1996 and 1995................................................  F-79
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995......................................................  F-80
Notes to Consolidated Financial Statements..............................................  F-82

UNAUDITED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of December 31, 1997 and
  March 31, 1998........................................................................  F-101
Condensed Consolidated Statements of Operations for the three months ended
  March 31, 1998 and 1997...............................................................  F-102
Condensed Consolidated Statements of Changes in Shareholders' Equity (Deficit)
  for the three months ended March 31, 1998.............................................  F-103
Condensed Consolidated Statements of Cash Flows for the three months ended
  March 31, 1998 and 1997...............................................................  F-104
Notes to Condensed Consolidated Financial Statements....................................  F-105

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Brooke Group Ltd.


We have audited the accompanying consolidated balance sheets of Brooke Group Ltd. and Subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brooke Group Ltd. and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.


Miami, Florida
April 8, 1998

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Dollars in Thousands, Except Per Share Amounts)




                                                                                             December 31,    December 31,
                                                                                                1997             1996
                                                                                             ------------    ------------
ASSETS:

Current assets:
  Cash and cash equivalents .........................................................        $   4,754       $   1,941
  Accounts receivable - trade .......................................................           10,462          19,475
  Other receivables .................................................................            1,239           1,217
  Receivables from affiliates .......................................................            1,978              47
  Inventories .......................................................................           39,312          53,691
  Other current assets ..............................................................           10,240           4,181
                                                                                             ---------       ---------
    Total current assets ............................................................           67,985          80,552

Property, plant and equipment, at cost, less accumulated
  depreciation of $33,187 and $31,047 ...............................................           45,943          80,282
Intangible assets, at cost, less accumulated amortization
  of $19,302 and $17,457 ............................................................            2,610           4,421
Investment in affiliate .............................................................                            3,051
Other assets ........................................................................            9,922           9,371
                                                                                             ---------       ---------
    Total assets ....................................................................        $ 126,460       $ 177,677
                                                                                             =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

Current liabilities:
  Notes payable and current portion of long-term debt ...............................        $   6,429       $  55,242
  Accounts payable ..................................................................           10,461          32,017
  Due to affiliates .................................................................            1,226             990
  Dividends payable .................................................................                            1,387
  Cash overdraft ....................................................................              945               6
  Accrued promotional expenses ......................................................           26,993          30,257
  Accrued taxes payable .............................................................           19,998          26,379
  Accrued interest ..................................................................           39,782          24,354
  Other accrued liabilities .........................................................           34,670          33,831
                                                                                             ---------       ---------
    Total current liabilities........................................................          140,504         204,463

Notes payable, long-term debt and other obligations, less current portion ...........          399,835         378,243
Noncurrent employee benefits ........................................................           29,366          25,220
Other liabilities ...................................................................           45,152          24,740

Commitments and contingencies........................................................

Stockholders' equity (deficit):
  Preferred Stock, par value $1.00 per share, authorized
    10,000,000 shares
  Series G Preferred Stock, 2,184,834 shares, convertible, participating, cumulative, each share convertible to 1,000 shares of common stock and cash or stock distribution, liquidation preference of $1.00 per share
  Common stock, par value $0.10 per share, authorized 40,000,000
    shares, issued 24,998,043 shares, outstanding 18,097,096 ........................            1,850           1,850
  Additional paid-in capital ........................................................           88,290          94,169
  Deficit ...........................................................................         (538,791)       (490,706)
  Other .............................................................................           (5,607)        (27,963)
  Less:  6,900,947 shares of common stock in treasury, at cost ......................          (34,139)        (32,339)
                                                                                             ---------       ---------
      Total stockholders' equity (deficit) ..........................................         (488,397)       (454,989)
                                                                                             ---------       ---------

      Total liabilities and stockholders' equity (deficit) ..........................        $ 126,460       $ 177,677
                                                                                             =========       =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)




                                                                    -------------------------------------------
                                                                              Year Ended December 31,
                                                                    -------------------------------------------
                                                                         1997             1996           1995
                                                                    -------------     ------------ ------------

Revenues* ...................................................        $    389,615     $    460,356 $    461,459
Cost of goods sold* .........................................             202,121          243,333      216,187
                                                                     ------------     ------------ ------------

Gross profit ................................................             187,494          217,023      245,272
Operating, selling, administrative and general expenses .....             162,938          220,950      233,236
Settlement charges ..........................................              16,527                         3,976
                                                                     ------------     ------------ ------------

Operating income (loss) .....................................               8,029           (3,927)       8,060

Other income (expenses):
    Interest income .........................................                 553              220          989
    Interest expense ........................................             (61,778)         (60,556)     (57,505)
    Equity in (loss) earnings of affiliate ..................             (26,646)          (7,808)         678
    Sale of assets ..........................................              23,086            6,716
    Other, net ..............................................               6,458            1,242        2,776
                                                                     ------------     ------------ ------------

Loss from continuing operations before income taxes .........             (50,298)         (64,113)     (45,002)
Provision for income taxes ..................................               1,123            1,402          342
                                                                     ------------     ------------ ------------

Loss from continuing operations .............................             (51,421)         (65,515)     (45,344)
                                                                     ------------     ------------ ------------

Discontinued operations:
    Income (loss) from discontinued operations ..............                  --               --        2,860
    Gain on disposal ........................................               1,536            2,982       18,369
                                                                     ------------     ------------ ------------
Income from discontinued operations .........................               1,536            2,982       21,229
                                                                     ------------     ------------ ------------

(Loss) before extraordinary items ...........................             (49,885)         (62,533)     (24,115)
                                                                     ------------     ------------ ------------
Extraordinary items:
    Loss from extraordinary items-early extinguishment of debt                                           (9,810)
                                                                     ------------     ------------ ------------

Net loss ....................................................             (49,885)         (62,533)     (33,925)
Proportionate share of New Valley capital transactions,
    retirement of Class A Preferred Shares ..................                                1,782       16,802
                                                                     ------------     ------------ ------------

Net loss applicable to common shares ........................        $    (49,885)    $    (60,751)$    (17,123)
                                                                     ============     ============ ============

Per basic and diluted common share:

    Loss from continuing operations .........................        $      (2.83)    $      (3.44)$      (1.56)
                                                                     ============     ============ ============
    Income from discontinued operations .....................        $       0.09     $       0.16 $       1.16
                                                                     ============     ============ ============
    Extraordinary items .....................................        $                $            $      (0.54)
                                                                     ============     ============ ============
    Net loss applicable to common shares ....................        $      (2.74)    $      (3.28)$      (0.94)
                                                                     ============     ============ ============

Weighted average common shares outstanding ..................          18,168,329       18,497,096   18,301,186
                                                                     ============     ============ ============



---------------

*Revenues and Cost of goods sold include excise taxes of $87,683, $112,218 and $123,420 for ended the years ended December 31, 1997, 1996 and 1995, respectively.


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                (Dollars in Thousands, Except Per Share Amounts)


                                                  ----------------------------------------------------------------------------------
                                                                            Additional
                                                       Common Stock          Paid-In                 Treasury
                                                   Shares        Amount      Capital     Deficit       Stock     Other      Total
                                                  ----------    ---------   ----------  ----------   --------- --------   ----------
Balance, December 31, 1994 .....................  18,260,844    $  1,826    $ 66,245    $(420,746)   $(33,542) $ 11,365   $(374,852)

Net loss .......................................                                          (33,925)                          (33,925)
Consolidation of foreign subsidiary ............                              14,435                                         14,435
Distributions on common stock
  ($0.30 per share) ............................                              (5,474)                                        (5,474)
Stock grant to directors .......................      20,000           2          (2)                      94                    94
Stock grant to consultant ......................     250,000          25                     (800)      1,244      (563)        469
Stock options granted to consultant ............                                 938                               (201)        375
MAI spin-off ...................................                                           27,286                (2,332)     27,085
Unrealized holding loss on investment in
  New Valley ...................................                                                                  1,103      (2,332)
Effect of New Valley capital transactions ......                              17,043                                         18,146
Treasury stock, at cost ........................     (33,748)         (3)          3                     (135)                 (135)
Other, net .....................................                                  (2)          12                                10
                                                 -----------    --------    --------    ---------    --------  --------   ---------

Balance, December 31, 1995 .....................  18,497,096       1,850      93,186     (428,173)    (32,339)    9,372    (356,104)

Net loss .......................................                                          (62,533)                          (62,533)
Distributions on common stock
  ($0.30 per share) ............................                              (5,549)                                        (5,549)
Amortization of deferred compensation ..........                                                                    252         252
Stock options granted to consultant ............                               4,750                             (4,750)
Unrealized holding loss on investment in
  New Valley ...................................                                                                (33,936)    (33,936)
Effect of New Valley capital transactions ......                               1,782                              1,099       2,881
                                                 -----------    --------    --------    ---------    --------  --------   ---------

Balance, December 31, 1996 .....................  18,497,096       1,850      94,169     (490,706)    (32,339)  (27,963)   (454,989)

Net loss .......................................                                          (49,885)                          (49,885)
Distributions on common stock
  ($0.30 per share) ............................                              (5,504)                                        (5,504)
Amortization of deferred compensation ..........                                                                  1,311       1,311
Stock options granted to consultant ............                                (375)                                          (375)
Unrealized holding loss on investment in
  New Valley ...................................                                                                 16,842      16,842
Effect of New Valley capital transactions ......                                                                  3,190       3,190
Pension-related minimum liability adjustment ...                                                                  1,013       1,013
Settlement of loan .............................    (400,000)                               1,800      (1,800)
                                                 -----------   ---------    --------    ---------    --------  --------   ---------

Balance, December 31, 1997 .....................  18,097,096    $  1,850    $ 88,290    $(538,791)   $(34,139) $ (5,607)  $(488,397)
                                                 ===========    ========    ========    =========    ========  ========   =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                (Dollars in Thousands, Except Per Share Amounts)





                                                                         -------------------------------------
                                                                                  Year Ended December 31,
                                                                         -------------------------------------
                                                                               1997        1996         1995
                                                                         -------------------------------------
Cash flows from operating activities:
  Net (loss) income ................................................        $(49,885)    $(62,533)    $(33,925)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization ................................           8,135        8,819        9,076
      Noncash compensation expense .................................           1,311          252          559
      Deferred income taxes ........................................                        1,061
      Gain on sale of assets .......................................         (26,247)      (6,716)      (1,042)
      Extraordinary item ...........................................                                     9,810
      Impact of discontinued operations ............................          (1,536)      (2,982)     (21,229)
      Equity in loss (earnings) of affiliates ......................          26,646        7,808         (678)
      Other, net ...................................................                                     4,845
  Changes in assets and liabilities (net of effect of dispositions):
      Receivables ..................................................           8,839        6,222        6,561
      Inventories ..................................................          14,379        6,830       (7,490)
      Accounts payable and accrued liabilities .....................           7,585       27,716       (5,445)
      Deferred Gain ................................................          (6,459)
      Other assets and liabilities, net ............................          (7,831)       9,818       15,972
                                                                            --------     --------     --------

Net cash used in operating activities ..............................         (25,063)      (3,705)     (22,986)
                                                                            --------     --------     --------

Cash flows from investing activities:
  Proceeds from sale of business and assets ........................          56,494        8,040       14,152
  Investments ......................................................             (25)      (2,811)      (1,965)
  Capital expenditures .............................................         (20,142)     (34,241)      (8,805)
  Dividends from New Valley ........................................                       24,733       61,832
  Other, net .......................................................                                     1,660
                                                                            --------     --------     --------

Net cash provided by (used in) investing activities ................          36,327       (4,279)      66,874
                                                                            --------     --------     --------



                 The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
                (Dollars in Thousands, Except Per Share Amounts)




                                                                            ------------------------------------
                                                                                   Year Ended December 31,
                                                                            ------------------------------------
                                                                               1997          1996           1995
                                                                            ------------------------------------
Cash flows from financing activities:
  Proceeds from debt ...............................................          10,305       20,702        2,568
  Repayments of debt ...............................................         (11,516)      (8,864)     (37,196)
  Borrowings under revolver ........................................         278,442      353,365      397,873
  Repayments on revolver ...........................................        (279,435)    (350,105)    (401,703)
  Increase (decrease) in cash overdraft ............................             938       (4,256)        (594)
  Series G preferred dividend ......................................                                       (75)
  Distributions on common stock ....................................          (7,266)      (4,162)      (5,475)
  Treasury stock purchases .........................................                                      (135)
  Other, net .......................................................                                       (57)
                                                                            --------     --------     --------

Net cash (used in) provided by financing activities ................          (8,532)       6,680      (44,794)
                                                                            --------     --------     --------

Effect of exchange rate changes on cash and cash equivalents .......              81         (125)
                                                                            --------     --------     --------

Net increase (decrease) in cash and cash equivalents ...............           2,813       (1,429)        (906)
Cash and cash equivalents, beginning of period .....................           1,941        3,370        4,276
                                                                            --------     --------     --------

Cash and cash equivalents, end of period ...........................        $  4,754     $  1,941     $  3,370
                                                                            ========     ========     ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)  Basis of Presentation:

           The consolidated financial statements of Brooke Group Ltd. (the "Company") include the accounts of BGLS Inc. ("BGLS"), Liggett
           Group Inc. ("Liggett"), Brooke (Overseas) Ltd. ("BOL"), New Valley Holdings, Inc. ("NV Holdings") and other less significant subsidiaries. Based on the Company's ability to assert sufficient control, the Company consolidated the accounts of Liggett-Ducat Ltd. ("Liggett-Ducat") at December 31, 1995. (Refer to Note 4.) Liggett is engaged primarily in the manufacture and sale of cigarettes, principally in the United States. Liggett-Ducat is engaged in the manufacture and sale of cigarettes in Russia. All significant intercompany balances and transactions have been eliminated.

      (b)  Liquidity:

           During the years ended December 31, 1996 and 1995, the Company relied primarily on dividends received from New Valley Corporation ("New Valley") and in 1997, proceeds received on the sale of its indirect subsidiary, BrookeMil Ltd. ("BML"), to New Valley to meet its liquidity needs.

           The Company's potential sources of liquidity for 1998 include, among other things, additional public and/or private debt and equity financing, management fees and certain funds available from New Valley subject to limitations imposed by BGLS' indenture agreements. New Valley may acquire or seek to acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or to make other investments, which may limit its ability to make such distributions. New Valley's ability to make such distributions is subject to risk and uncertainties attendant to its business. (Refer to Note 2.)

           Liggett had net capital and working capital deficiencies of $192,857 and $17,542, respectively, at December 31, 1997, is highly leveraged and has substantial near-term debt service requirements. On January 30, 1998, Liggett obtained the consents of the required majority of the holders of Liggett's 11.50% Series B and 19.75% Series C Senior Secured Notes due 1999 (the "Liggett Notes") to various amendments to the Indenture governing the Liggett Notes. The amendments provide, among other things, for a deferral of the February 1, 1998 mandatory redemption of $37,500 principal amount of the Liggett Notes to the date of final maturity, February 1, 1999. (Refer to Note 9.) At maturity, the Liggett Notes will require a principal payment of $144,891. Liggett does not anticipate it will be able to generate sufficient cash from operations to make such payments. In addition, Liggett has a $40,000 revolving credit facility expiring March 8, 1999 (the "Facility"), under which $23,427 was outstanding at December 31, 1997. If Liggett is unable to refinance or restructure the terms of the Liggett Notes or otherwise make all payments thereon, substantially all of Liggett's long-term debt and the Facility would be in default and holders of such debt could accelerate the maturity of such debt. In such event, Liggett may be forced to seek protection from creditors under applicable laws. Due to the many risks and uncertainties associated with the cigarette industry and the impact of tobacco litigation, there can be no assurance that Liggett will be able to meet its future earnings or cash flow goals. These matters raise substantial doubt about Liggett meeting its liquidity needs and its ability to continue as a going concern and may negatively impact the Company's liquidity.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


           The Company has also engaged in negotiations with the principal holders of the BGLS 15.75% Series B Senior Secured Notes (the "BGLS Notes") with respect to certain modifications to the terms of such debt. On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, "the Apollo Holders"), who hold approximately 41.8% of the $232,864 principal amount of the BGLS Notes. Pursuant to the terms of the agreement, the Apollo Holders have agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes. (Refer to Notes 9 and 14.)

           BOL is in the process of constructing a new tobacco factory in Moscow, Russia currently scheduled to be operational in early 1999. The remaining construction costs are expected to be financed primarily by equipment lease financing currently in place and bank or other loans. (Refer to Note 4.)

      (c) Estimates and Assumptions:

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension plans and litigation and defense costs. Actual results could differ from those estimates.

      (d)  Cash and Cash Equivalents:

           For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      (e)  Financial Instruments:

           The estimated fair value of the Company's long-term debt is as follows:

                 At December 31,                   1997                        1996
                                                   ----                        ----
                                          Carrying        Fair        Carrying        Fair
                                           Amount        Value         Amount        Value
                                           ------        -----         ------        -----

                 Long-term debt           $406,264      $314,108      $433,485      $294,451

           Short-term debt - The carrying amounts reported in the Consolidated Balance Sheets are a reasonable estimate of fair value.

           Long-term debt - Fair value is estimated based on current market quotations, where available, or based on an evaluation of the debt in relation to market prices of the Company's publicly traded debt.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


           The methods and assumptions used by the Company's management in estimating fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

      (f)  Significant Concentrations of Credit Risk:

           Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its temporary cash in money market securities (investment grade or better) with what management believes are high credit quality financial institutions.

           Liggett's customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. One customer accounted for approximately 19.4% of net sales in 1997, 13.7% of net sales in 1996 and 11.6% of net sales in 1995. Sales to this customer were primarily in the private label discount segment. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, located primarily throughout the United States, comprising Liggett's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management's expectations.

           Liggett-Ducat sells its products primarily to companies in the wholesale distribution and retail industries in the Russian Federation. Two distributors accounted for 24.9% and 22.0% of sales in 1997. Prepayment for goods and services is a customary business practice in Russia and Liggett-Ducat receives payment in advance for the majority of its sales. Although Liggett-Ducat does not require collateral and, as a consequence, is exposed to credit risk, Liggett-Ducat does perform ongoing credit evaluations of its customers and believes that its trade accounts receivable risk exposure is limited.

      (g)  Accounts Receivable:

           The allowance for doubtful accounts and cash discounts was $1,383 and $1,280 at December 31, 1997 and 1996, respectively.

      (h)  Inventories:

           Liggett tobacco inventories, which comprise 92.6% and 95.0% of total inventory in 1997 and 1996, respectively, are stated at the lower of cost or market and are determined primarily by the last-in, first-out
           (LIFO) method. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the industry. It is not practicable to determine the amount that will not be used or sold within one year.

           All other inventories are determined primarily on a first-in, first-out (FIFO) basis.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      (i)  Property, Plant and Equipment:

           Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets, which are 20 years for buildings and 3 to 10 years for machinery and equipment.

           Interest costs are capitalized in connection with the construction of major facilities. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1997, 1996 and 1995, interest costs of $693, $6,387 and $1,004, respectively, were capitalized.

           Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

      (j)  Intangible Assets:

           Intangible assets, consisting principally of trademarks and goodwill, are amortized using the straight-line method over 10-12 years. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $1,845, $1,778 and $1,725, respectively. Management periodically reviews the carrying value of such assets to determine whether asset values are impaired.

      (k)  Impairment of Long-Lived Assets:

           Impairment losses on long-lived assets are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and estimates of future cash flows of the underlying business.

      (l)  Employee Benefits:

           Liggett sponsors self-insured health and dental insurance plans for all eligible employees. As a result, the expense recorded for such benefits involves an estimate of unpaid claims as of December 31, 1997 and 1996 which are subject to significant fluctuations in the near term.

      (m)  Postretirement Benefits other than Pensions:

           The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.

      (n)  Stock Options:

           The Company measures compensation expense for stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income as if the fair value-based method had been applied in measuring compensation expense.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      (o)  Income Taxes:

           Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

      (p)  Revenue Recognition:

           Revenues from sales are recognized upon the shipment of finished goods to customers. The Company provides an allowance for expected sales returns, net of related inventory cost recoveries. Since the Company's primary line of business is tobacco, the Company's financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

      (q)  Advertising and Promotional Costs:

           Advertising and promotional costs are expensed as incurred. Advertising expenses were $40,534, $74,238 and $75,713 for the years ended December 31, 1997, 1996 and 1995, respectively.

      (r)  Legal Costs:

           The Company's policy is to accrue legal and other costs related to contingencies as services are performed.

      (s)  Earnings Per Share:

           In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provisions and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Prior period EPS information is restated to conform to the provisions of SFAS No. 128. For the years ended December 31, 1996 and 1995 per share calculations include the Company's proportionate share of excess carrying value of New Valley redeemable preferred shares over the cost of shares repurchased of $1,782 and $16,802, respectively.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      (t)  Foreign Currency Translation:

           The Company's Russian subsidiary operates in a "highly inflationary" economy and uses the U.S. dollar as the functional currency. Therefore, certain assets of this entity (principally inventories and property and equipment) are translated at historical exchange rates with all other assets and liabilities translated at year end exchange rates and all translation adjustments are reflected in the consolidated statements of operations.

      (u)  Reclassifications:

           Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the Company, other components of stockholders' equity include such items as minimum pension liability adjustments, unearned compensation expense related to stock options and the Company's proportionate interest in New Valley's capital transactions. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company does not anticipate that implementation of SFAS No. 130 will have a material impact on the consolidated financial statements.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS No. 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS No. 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS No. 131 also makes a number of changes to existing disclosure requirements. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997.

         In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued which revises required disclosures about pensions and postretirement benefit plans. SFAS No. 132 is effective for the Company for the year ended 1998. The Company has not yet determined the impact of its implementation.

2.    INVESTMENT IN NEW VALLEY CORPORATION

      At December 31, 1997 and 1996, the Company's investment in New Valley consisted of an approximate 42% voting interest. At December 31, 1997 and 1996, the Company owned 57.7% of

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), 9.0% of the outstanding $3.00 Class B Cumulative Convertible Preferred Shares ($25 Liquidation Value), $.10 par value (the "Class B Preferred Shares") and 41.7% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares and the Class B Preferred Shares are accounted for as debt and equity securities, respectively, pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares and Class B Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

      The Company's and BGLS' investment in New Valley at December 31, 1997 and 1996, respectively, is summarized below:

                                                                                      Unrealized
                                        Number of         Fair         Carrying         Holding
1997                                      Shares         Value          Amount        Gain (Loss)
----                                      ------         -----          ------        -----------
   Class A Preferred Shares.......         618,326       $59,359        $59,359        $ (5,494)
   Class B Preferred Shares.......         250,885           941            941            (913)
   Common Shares..................       3,989,710(A)      1,995        (60,300)
                                                         -------        -------        --------
                                                         $62,295        $              $ (6,407)
                                                         =======        =======        ========

1996
----

   Class A Preferred Shares.......         618,326       $72,962         $72,962       $(24,881)
   Class B Preferred Shares.......         250,885         1,631           1,631           (223)
   Common Shares..................       3,989,710(A)      5,985         (71,542)
                                                         -------          ------       --------
                                                         $80,578        $  3,051       $(25,104)
                                                          ======         =======       ========

-------------

           (A) Gives effect to July 1996 one-for-twenty stock split.

      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares,

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      In February 1995, New Valley repurchased 54,445 Class A Preferred Shares pursuant to a tender offer made as part of the Joint Plan. During 1995, New Valley repurchased 339,400 additional Class A Preferred Shares on the open market at an aggregate cost of $43,405. During 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782 and $16,802 for the years ended December 31, 1996 and 1995, respectively, along with other New Valley capital transactions of $241 for the year ended December 31, 1995.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At December 31, 1997 and 1996, respectively, the accrued and unpaid dividends arrearage was $163,302 ($152.41 per share) and $117,117 ($109.31 per share). The Company received $24,733 ($40.00 per share) and $61,832 ($100.00 per share) in dividend distributions in 1996 and 1995, respectively.

      Holders of the Class B Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board, at a rate of $3.00 per annum. At December 31, 1997 and 1996, respectively, the accrued and unpaid dividends arrearage was $139,412 ($49.95 per share) and $115,944 ($41.55 per share). No dividends on the Class B Preferred Shares have been declared since the fourth quarter of 1988.

      Summarized financial information for New Valley follows:

                                                                   1997           1996          1995
                                                                   ----           ----          ----
Current assets, primarily cash and marketable securities..       $118,642      $183,720
Noncurrent assets.........................................        322,749       222,820
Current liabilities.......................................        128,128        98,110
Noncurrent liabilities....................................        185,024       170,223
Redeemable preferred stock................................        258,638       210,571
Shareholders' equity (deficit)............................       (130,399)      (72,364)

Revenues..................................................        114,568       130,865       $ 67,730
Costs and expenses........................................        139,989       149,454         66,064
(Loss) income from continuing operations..................        (24,260)      (14,648)         1,374
Income from discontinued operations.......................          3,687         7,158         16,873
Net loss applicable to Common Shares(A)...................        (89,048)      (65,160)       (13,714)

Company's share of discontinued operations................          1,536         2,982          7,031


---------------------

        (A) Considers all preferred accrued dividends, whether or not declared and, in 1995 and 1996, the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      On January 31, 1997, New Valley acquired substantially all the common shares of BML from BOL for $55,000. (Refer to Note 4.)

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      On February 20, 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute to Western Realty the real estate assets of its subsidiary BML and Apollo agreed to contribute up to $58,000.

      Under the terms of the agreement governing Western Realty (the "LLC Agreement"), the ownership and voting interests in Western Realty will be held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and New Valley will then be entitled to a return of $10,000 of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers. Accordingly, New Valley will account for its non-controlling interests in Western Realty on the equity method.

      The organization of Western Realty was effected pursuant to the LLC Agreement. On January 11, 1996, New Valley acquired from an affiliate of Apollo eight shopping centers for $72,500. New Valley and pension plans sponsored by BGLS have invested in investment partnerships managed by an affiliate of Apollo. Apollo's affiliate owns a substantial amount of debt securities of BGLS and warrants to purchase common stock of the Company.

      On February 27, 1998, at an initial closing under the LLC Agreement, Apollo made an $11,000 loan (the "Loan") to Western Realty. The Loan, which bears interest at the rate of 15% per annum and is due September 30, 1998, is collateralized by a pledge of New Valley's shares of BML. Upon completion of the transfer of Ducat Place II and the satisfaction of other conditions under the LLC Agreement, the Loan and the accrued interest thereon will be converted into a capital contribution by Apollo to Western Realty and the BML pledge released.

      Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has agreed to acquire for $20,000, a 30% profits interest in a company organized by BOL which will, among other things, acquire an interest in a new factory being constructed on the outskirts of Moscow by a subsidiary of BOL. (Refer to Note 4.)

3.    RJR NABISCO HOLDINGS CORP.

      As of December 31, 1997 and 1996, New Valley held approximately 612,650 and 1,700,000 shares of RJR Nabisco Holdings Corp. ("RJR Nabisco") common stock, respectively, with a market value of $22,898 and $59,200 (cost of approximately $18,780 and $53,400). During 1997, 1996 and 1995, New Valley expensed $100, $11,724 and $3,879, respectively, for costs relating to its RJR Nabisco investment.

      In June 1996, various agreements between High River Limited Partnership ("High River"), the Company, BGLS and New Valley were terminated by mutual consent. Pursuant to these agreements, the parties had agreed to take certain actions during late 1995 and in 1996 designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. ("Nabisco").

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The terminations of the High River agreements left in effect for one year certain provisions concerning payments to be made to High River in the event New Valley achieved a profit (after deducting certain expenses) on the sale of the shares of RJR Nabisco common stock which were held by it or they were valued at the end of such year at higher than their purchase price or in the event the Company or its affiliates engaged in certain transactions with RJR Nabisco. Based on the market price of RJR Nabisco common stock, no amounts were payable by New Valley under these agreements.

      Pursuant to an agreement between the Company and New Valley whereby New Valley agreed to reimburse the Company and its subsidiaries for reasonable out-of-pocket expenses in connection with RJR Nabisco, New Valley paid the Company and its subsidiaries a total of $17 and $2,370 in 1997 and 1996.

      On February 29, 1996, New Valley entered into a total return equity swap transaction (the "Swap") with an unaffiliated company (the "Counterparty") relating to 1,000,000 shares of RJR Nabisco common stock (reduced to 750,000 shares of RJR Nabisco common stock as of August 13, 1996). New Valley entered into the Swap in order to be able to participate in any increase or decrease in the value of the RJR Nabisco common stock during the term of the Swap. The transaction was for a period of up to six months, unless extended by the parties, subject to earlier termination at the election of New Valley, and provided for New Valley to make a payment to the Counterparty of $1,537 upon commencement of the Swap. At the termination of the transaction, if the price of the RJR Nabisco common stock during a specified period prior to such date (the "Final Price") exceeded $34.42, the price of the RJR Nabisco common stock during a specified period following the commencement of the Swap (the "Initial Price"), the Counterparty was required to pay New Valley an amount in cash equal to the amount of such appreciation with respect to the shares of RJR Nabisco common stock subject to the Swap plus the value of any dividends with a record date occurring during the Swap period. If the Final Price was less than the Initial Price, then New Valley was required to pay the Counterparty at the termination of the transaction an amount in cash equal to the amount of such decline with respect to the shares of RJR Nabisco common stock subject to the Swap, offset by the value of any dividends, provided that, with respect to approximately 225,000 shares of RJR Nabisco common stock, New Valley was not required to pay any amount in excess of an approximate 25% decline in the value of the shares. The potential obligations of the Counterparty under the Swap were guaranteed by the Counterparty's parent, a large foreign bank, and New Valley pledged certain collateral in respect of its potential obligations under the Swap and agreed to pledge additional collateral under certain conditions. New Valley marked its obligation with respect to the Swap to fair value with unrealized gains or losses included in income. During the third quarter of 1996, the Swap was terminated in connection with New Valley's reduction of its holdings of RJR Nabisco common stock, and New Valley recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

4.    INVESTMENT IN BROOKE (OVERSEAS) LTD.

      On January 31, 1997, BOL sold all its shares of BML to New Valley for $21,500 in cash and a promissory note of $33,500 payable $21,500 on June 30, 1997 and $12,000 on December 31, 1997 with interest at 9%. The note was paid in full as of December 31, 1997. The consideration received exceeded the carrying value of its investment in BML by $43,700. The Company recognized a gain on the sale in 1997 in the amount of $21,300. The remaining $22,400 was deferred in recognition of the fact that the Company retains an interest in BML through its 42% equity ownership in New Valley and that a portion of the property sold (the site of the third phase of the Ducat Place real estate

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      project being developed by BML, which is currently used by Liggett-Ducat for its existing cigarette factory), is subject to a put option held by New Valley. The option allows New Valley to put this site back to the Company at the greater of the appraised fair value of the property at the date of exercise or $13,600, during the period Liggett-Ducat operates the factory on such site. During the second quarter 1997, BML sold one of its office buildings, Ducat Place I, to a third party. Accordingly, the Company recognized $1,240 of its deferred gain.

      In connection with the sale of its BML shares to New Valley, certain specified liabilities aggregating $40,800 remained with BML, including a Russian bank loan with a balance of $20,418, which was paid in full during the third quarter, 1997.

      At December 31, 1997 and 1996, the Company's subsidiaries owned approximately 96% of the stock of Liggett-Ducat through purchases of stock in 1997 and 1996 from other shareholders.

      Prior to December 29, 1995, the Company did not consolidate Liggett-Ducat due to certain events continuing through 1995 which impaired the Company's ability to control the operations of Liggett-Ducat. Such events included political restrictions on the Company's ability to influence and control the management and operating policies of Liggett-Ducat and the risks of loss of ownership.

      During the second quarter of 1996, BOL entered into stock purchase agreements with the former chairman of Liggett-Ducat and the former Director of Liggett-Ducat's tobacco operations (the "Sellers"). Under the stock purchase agreements, BOL acquired 142,558 shares held by the Sellers for $2,143. The purchase price was payable in installments during 1996 and certain shares of Liggett-Ducat collateralize the Company's obligation under both the purchase agreements and the consulting agreements (described below).

      Concurrently, the Company entered into consulting and non-compete agreements with the Sellers. Under the terms of these agreements, the Company will pay the Sellers a total of approximately $8,357 over five years. At December 31, 1997, the liability remaining under these agreements was $4,875.

      In 1996, Russian tax authorities assessed Liggett-Ducat $7,600 for outstanding tax liabilities relating to 1995. The liability is payable in two parts, 50% within 2-1/2 years, the remaining 50% over the succeeding five years. The remaining liability at December 31, 1997 was $4,405.

      Liggett-Ducat is in the process of constructing a new cigarette factory on the outskirts of Moscow which is currently scheduled to be operational in early 1999. A 49-year land lease was renegotiated in 1996 for the site on which Liggett-Ducat plans to build the new factory. In addition, Liggett-Ducat has entered into a construction contract for the plant. The remaining liability under that contract at December 31, 1997 is approximately $11,500. Equipment purchase agreements in place at December 31, 1997 total $26,955 of which $22,950 will be financed by the manufacturers. In February 1998, the Company agreed to guarantee payment for additional equipment purchased by Liggett-Ducat in the amount of $7,400 of which $5,841 will be financed by the manufacturers.

      The performance of Liggett-Ducat's cigarette operations in Russia is affected by uncertainties in Russia which may include, among others, political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, inflation, and an undeveloped system of commercial laws and legislative reform relating to foreign ownership in Russia.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Subsequent Event:

      In February 1998, Western Realty agreed to acquire for $20,000, a 30% profits interest in a company organized by BOL, which will, among other things, acquire an interest in the new factory discussed above.


5.    DISCONTINUED OPERATIONS

      A summary of discontinued operations follows:

                                                                        Year Ended December 31,
                                                                   1997         1996           1995
                                                               -------------------------------------
    Income (loss) from discontinued operations:
        New Valley........................................       $   --       $    --        $ 1,800
        MAI...............................................                                       698
        SkyBox............................................                                       362
                                                                 ------       -------        -------
                                                                     --            --          2,860
                                                                 ------       -------        -------

    Gain from disposal of operations:
        New Valley........................................        1,536         2,982          5,231
        SkyBox............................................                                    13,138
                                                                 ------       -------        -------
                                                                  1,536         2,982         18,369
                                                                 ------       -------        -------

    Income from discontinued operations...................       $1,536        $2,982        $21,229
                                                                 ======       =======        =======

      New Valley:

      On October 31, 1995, New Valley sold substantially all the assets of its wholly-owned subsidiary, Western Union Data Services Company, Inc. (the "Messaging Service Business"), and conveyed substantially all of the liabilities of the Messaging Service Business for $17,540 in cash and $2,460 in cancellation of intercompany indebtedness. The financial statements of the Company reflect its portion of the gain on disposal of discontinued operations in 1997, 1996 and 1995.

      MAI:

      In February 1995, the Company distributed to its stockholders a special dividend (the "MAI Distribution") of the 65.2% equity interest it held in MAI Systems Corporation ("MAI"). The MAI Distribution reduced the Company's stockholders' equity (deficit) by $27,085 in the first quarter of 1995.

      In addition, in connection with a transaction wherein MAI's United States and Canadian bank lenders took title to the stock of MAI's European subsidiaries in satisfaction of a total of approximately $84,000 of indebtedness owed by MAI to such bank lenders, the Company may be required, under certain limited circumstances, to purchase an equity interest of up to $7,500 in a holding company controlled by the bank lenders. The $7,500 is recorded as a liability.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      SkyBox:

      During the first quarter of 1995, the Company sold all of its remaining common stock of its former subsidiary, SkyBox International Inc. ("SkyBox"), for $9,138. In addition, during the same period, SkyBox redeemed the 40 shares of SkyBox Series A Preferred Stock which the Company held for $4,000.

6.    INVENTORIES

      Inventories consist of:

                                                          December 31,
                                                       1997          1996
                                                       ----          ----
      Finished goods.............................     $13,273       $15,304
      Work-in-process............................       1,976         4,435
      Raw materials..............................      24,495        34,002
      Replacement parts and supplies.............       4,466         4,406
                                                      -------       -------
      Inventories at current cost................      44,210        58,147
      LIFO adjustments...........................      (4,898)       (4,456)
                                                      -------       -------
                                                      $39,312       $53,691
                                                      =======       =======

      The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. At December 31, 1997, Liggett and Liggett-Ducat had leaf tobacco purchase commitments of approximately $10,200 and $27,800, respectively. In addition, Liggett-Ducat had leaf tobacco prepayments of $9,290.

7.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of:

                                                           December 31,
                                                        1997           1996
                                                        ----           ----
      Land and improvements......................     $   411       $    455
      Buildings..................................       6,521         14,205
      Machinery and equipment....................      53,717         49,401
      Leasehold improvements.....................         302            302
      Construction-in-progress...................      18,179         46,966
                                                      -------       --------
                                                       79,130        111,329

      Less accumulated depreciation..............     (33,187)       (31,047)
                                                      -------       --------
                                                      $45,943       $ 80,282
                                                      =======       ========

      The amounts provided for depreciation for the years ended December 31, 1997, 1996 and 1995 were $4,513, $4,412 and $4,699, respectively.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The amount of capitalized interest included in property, plant and equipment was $693 and $6,387 in 1997 and 1996, respectively.

8.    SALE OF ASSETS

      On January 31, 1997, BOL sold BML to New Valley for $21,500 in cash and a promissory note of $33,500 which was paid in 1997. (Refer to Note 4.)

      On March 11, 1997, Liggett sold to Blue Devil Ventures, a North Carolina limited liability partnership, surplus realty for $2,200. The Company recognized a gain of approximately $1,100.

      On May 14, 1996, Liggett sold to the County of Durham surplus realty for $4,300. The Company recognized a gain of approximately $3,600.

      On July 15, 1996, the Company sold substantially all of the non-cash assets and certain liabilities of COM Products, Inc., a subsidiary engaged in the business of selling micrographics equipment and supplies, for approximately $3,700 cash and a promissory note for $500. The Company recognized a gain of approximately $3,000 on this transaction.

9.    NOTES PAYABLE, LONG-TERM DEBT AND OTHER OBLIGATIONS

      Notes payable, long-term debt and other obligations consist of:

                                                                              December 31,
                                                                         1997              1996
                                                                         ----              ----
         15.75% Series B Senior Secured Notes due 2001,
             net of unamortized discount of $1,141 and $1,511......    $231,723          $231,353
         14.500% Subordinated Debentures due 1998..................         800               800
         Notes payable - Foreign...................................       5,000            22,668
         Other.....................................................         629             2,425

         Liggett:
         11.500% Senior Secured Series B Notes due 1999, net of
             unamortized discount of $206 and $424.................     112,406           119,688
         Variable Rate Series C Senior Secured Notes due 1999......      32,279            32,279
         Revolving credit facility.................................      23,427            24,272
                                                                       --------          --------

         Total notes payable and long-term debt....................     406,264           433,485

         Less:
             Current maturities....................................       6,429            55,242
                                                                       --------          --------

         Amount due after one year.................................    $399,835          $378,243
                                                                       ========          ========


      Standstill Agreement - BGLS:

      During negotiations with the holders of more than 83% of the BGLS Notes concerning certain modifications to the terms of such debt, BGLS entered into a standstill agreement with such holders on August 28, 1997. Pursuant to the standstill agreement, as amended, such holders agreed that they would be entitled to receive their portion of the July 31, 1997 interest payment on the BGLS Notes (in total, $15,340) only after giving BGLS 20 days' notice but in any event by February 6, 1998.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      On February 6, 1998, BGLS entered into a further amendment to the standstill agreement with the Apollo Holders who hold approximately 41.8% of the BGLS Notes which extended the termination date of such agreement with respect to the Apollo Holders to March 2, 1998. Also on February 6, 1998, the holder of 41.9% of the BGLS Notes, who had previously been a party to the standstill agreement, was paid its pro rata share of the July 31, 1997 interest payment on the BGLS Notes. The Company also sold stock on January 16, 1998 to an affiliate of this holder in which it recorded an expense of $2,531 for the first quarter 1998, representing the difference between the cost and fair market value of the shares sold. (Refer to Note 13.)

      On March 2, 1998, the Company entered into an agreement with the Apollo Holders in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes.

      In connection with the March 2, 1998 agreement with the Apollo Holders, the Company issued to the Apollo Holders a five-year warrant to purchase 2,000,000 shares of the Company's common stock at a price of $5.00 per share. The Apollo Holders were also issued a second warrant expiring October 31, 2004 to purchase an additional 2,150,000 shares of the Company's common stock at a price of $0.10 per share. The second warrant will become exercisable on October 31, 1999, and the Company will have the right under certain conditions prior to that date to substitute for that warrant a new warrant for 9.9% of the common stock of Liggett.

      Based on the fair value of the equity instruments given to the holders of the debt, and the difference between the fair value of the modified debt and the carrying value of the debt held by the Apollo Holders prior to the transaction, no gain or loss is anticipated to be recorded on the transaction. Imputed interest of approximately $23,000 will be accreted over the term of the modified debt based on its recorded fair value.

      In connection with the consents of the Liggett bondholders to the restructuring of the Liggett Notes, on February 2, 1998, the Company issued 482,970 shares of treasury stock to the Liggett bondholders of record as of January 15, 1998. The Company recorded a deferred charge of $4,105 at January 31, 1998 reflecting the fair value of the instruments issued. The Company has agreed to use its best efforts to file with the Securities and Exchange Commission (the "SEC") a shelf registration statement on Form S-3 to be declared effective by May 31, 1998. If the registration statement has not been declared effective by such date, liquidated damages on the shares of common stock will accrue at the daily rate of $25, provided that the number of days on which damages shall accrue shall not exceed 300 days. Liquidated damages would be payable, at the option of the Company, in cash or in shares of common stock of the Company.

      15.75% Series B Senior Secured Notes Due 2001

      An exchange offer wherein BGLS offered to exchange all its outstanding Series 2 Notes, Reset Notes and Subordinated Debentures for 15.75% Series A Senior Secured Notes ("Series A Notes") and Series B Notes closed on January 30, 1996. All $91,179 of the Series 2 Notes and $125,495 of the Subordinated Debentures were exchanged. In addition, BGLS cancelled all of the Subordinated Debentures ($13,705) held by the Company. Subordinated Debentures in the amount of $800 remained outstanding and were paid at maturity on April 1, 1998. As part of the exchange offer, substantially all of the covenants and events of default were eliminated pertaining to the Subordinated Debentures.

      Holders of Reset Notes did not exchange, and the Reset Notes were redeemed on March 29, 1996 for a total amount of $5,785, including premium, together with accrued interest of $452. On March 7,

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      1996, an additional $7,397 face amount of Series A Notes were sold for $6,300 including accrued interest with the proceeds being used for the redemption of the Reset Notes.

      Pursuant to a registered exchange offer, holders of the Series A Notes exchanged all of the $107,373 outstanding principal amount for an equal principal amount of Series B Notes. The exchange closed March 21, 1996. The Company has cancelled all the Series A Notes.

      The Series B Notes are collateralized by substantially all of BGLS' assets, including a pledge of BGLS' equity interests in Liggett, BOL and NV Holdings as well as a pledge of all of the New Valley securities held by BGLS and NV Holdings. The BGLS Series B Notes Indenture contains certain covenants, which among other things, limit the ability of BGLS to make distributions to the Company to $6,000 per year ($12,000 if less than 50% of the Series B Notes remain outstanding), limit additional indebtedness of BGLS to $10,000, limit guaranties of subsidiary indebtedness by BGLS to $50,000, and restrict certain transactions with affiliates that exceed $2,000 in any year subject to certain exceptions which include payments to the Company not to exceed $6,500 per year for permitted operating expenses, payment of the Chairman's salary and bonus and certain other expenses, fees and payments. In addition, the Indenture contains certain restrictions on the ability of the Chairman and certain of his affiliates to enter into certain transactions with, and receive payments above specified levels from, New Valley. The Series B Notes may be redeemed, in whole or in part, through December 31, 1999, at a price of 101% of the principal amount and thereafter at 100%. Interest is payable at the rate of 15.75% per annum on January 31 and July 31 of each year, except for the period from October 1, 1995 to January 30, 1996 when interest was payable at 13.75%.

      The Company recorded an extraordinary charge of approximately $9,700 for the year ended December 31, 1995 relating to the exchanged debt securities discussed above.

      Liggett 11.500% Senior Secured Series B Notes due 1999:

      On February 14, 1992, Liggett issued $150,000 in Senior Secured Notes (the "Liggett Series B Notes"). Interest on the Liggett Series B Notes is payable semiannually on February 1 and August 1 at an annual rate of 11.5%. The Liggett Series B Notes and Series C Notes referred to below (collectively, the "Liggett Notes") required mandatory principal redemptions of $7,500 on February 1 in each of the years 1993 through 1997 and $37,500 on February 1, 1998 with the balance of the Liggett Notes due on February 1, 1999. In February 1997, $7,500 of Liggett B Notes were purchased using the Facility and credited against the mandatory redemption requirements. The transaction resulted in a net gain of $2,963. The Liggett Notes are collateralized by substantially all of the assets of Liggett, excluding inventories and receivables. Eve Holdings Inc. is a guarantor for the Liggett Notes. The Liggett Notes may be redeemed, in whole or in part, at a price equal to 100% of the principal amount at the option of Liggett. The Liggett Notes contain restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others.

      During 1997, Liggett engaged in negotiations with its note holders to restructure the terms of the Liggett Notes. During such negotiations, Liggett postponed making the interest payment of approximately $9,700 due on August 1, 1997, on the Liggett Notes. As discussed below, on August 29, 1997, the Facility was amended to permit Liggett to borrow an additional $6,000 which was used on that date to make the August 1, 1997 interest payment. The indenture governing the Liggett Notes provides for a 30-day grace period before the failure to pay interest will be an event of default.

      On January 30, 1998, with the consent of the required majority of the holders of the Liggett Notes, Liggett entered into various amendments to the Indenture governing the Liggett Notes, which provided, among other things, for a deferral of the February 1, 1998 mandatory redemption payment of $37,500 to the date of final maturity of the Liggett Notes on February 1, 1999. In connection with the deferral, the Company agreed to issue 482,970 shares of the Company's common stock to the holders of record on January 15, 1998 of the Liggett Notes. The Indenture under which the Liggett Notes are outstanding was also amended to prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and to tighten restrictions on the disposition of proceeds of

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      asset sales. The Company and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes. In addition, Liggett Noteholders were granted additional collateral in the form of a security interest in 16% of the stock of Liggett-Ducat or a successor entity held by BOL.

      On February 1, 1999, all of the Liggett Notes, approximately $144,900, will reach maturity. There are no refinancing or restructuring arrangements in place at this time for the notes and no assurances can be given in this regard. (Refer to Note 1(b).)

      Issuance of Liggett Series C Variable Rate Notes:

      The Series C Notes have the same terms (other than interest rate, which is 19.75%) and stated maturity as the Liggett Series B Notes.

      Revolving Credit Facility - Liggett:

      On March 8, 1994, Liggett entered into the Facility for $40,000 with a syndicate of commercial lenders. The Facility is collateralized by all inventories and receivables of Liggett. At December 31, 1997, $7,728 was available under the Facility based on eligible collateral. Borrowings under the Facility, whose interest is calculated at a rate equal to 1.5% above the Philadelphia National Bank's prime rate, bear a rate of 10.0% at December 31, 1997. The Facility requires Liggett's compliance with certain financial and other covenants. The Facility also limits the amount of cash dividends and distributions by Liggett and imposes requirements with respect to Liggett's permitted maximum adjusted net worth and net working capital deficiencies. In January 1997, the Facility was extended for one year and, in November 1997, was extended for an additional year until March 8, 1999.

      During the first quarter of 1997, Liggett violated the working capital covenant contained in the Facility. This violation occurred during February 1997 when $37,500 of the Liggett Notes were reclassified from long-term to current as a result of the February 1, 1998 mandatory redemption requirement of such Notes, which redemption has now been extended to the maturity date, February 1, 1999. On March 19, 1997, the lead lender agreed to waive this covenant default, and the Facility was amended as follows: (i) the working capital definition was changed to exclude the current portion of the Liggett Notes; (ii) the maximum permitted working capital deficit was reduced to $12,000 (as computed in accordance with the agreement); (iii) the maximum permitted adjusted net worth deficit was increased to $180,000 (as computed in accordance with the agreement); and (iv) the permitted advance rates under the Facility for eligible inventory were reduced by five percent. On April 8, 1998, the Facility was further amended to increase the maximum permitted adjusted net worth and net working capital deficiencies to $195,000 and $17,000, respectively. The Facility, as amended, also provides that a default by Liggett or its subsidiaries under the March 96 Settlements, March 97 Settlements and March 98 Settlements (all as defined below in Note 16) shall constitute an event of default under the Facility.

      On August 29, 1997, the Facility was amended to permit Liggett to borrow an additional $6,000 which was used on that date in making the interest payment of $9,700 due on August 1, 1997 to the holders of the Liggett Notes. BGLS guaranteed the additional $6,000 advance under the Facility and collateralized the guarantee with $6,000 in cash, deposited with Liggett's lender. At December 31, 1997, this amount is classified in other assets on the consolidated balance sheet.

      Foreign Loans:

      In October, 1995, Liggett-Ducat, a subsidiary of BOL, entered into a construction loan agreement with a Russian Bank for a period of two years on behalf of BML for $20,400. The loan was paid in full by BML in the third quarter of 1997. Deferred financing fees of approximately $4,044 were recorded and were amortized over the term of the loan. (Refer to Note 4.)

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      At December 31, 1997, Liggett-Ducat had two 6-month credit facilities open with a Russian bank. The first, for $2,000, expires on April 30, 1998, initially bore an interest rate of 21%, subsequently raised to 28% on December 2, 1997. The second, for $3,000, expires on May 16, 1998, initially bore an interest rate of 25%, subsequently raised to 28% on December 2, 1997.

      Scheduled Maturities:

      Scheduled maturities of long-term debt for each of the next five years are as follows:

                 1998....................................  $    6,429
                 1999....................................     168,112
                 2000....................................
                 2001....................................     231,723
                 2002....................................
                 Thereafter..............................
                                                           ----------
                                                           $  406,264
                                                           ==========

10.   COMMITMENTS

      Certain of the Company's subsidiaries lease certain facilities and equipment used in its operations under both month-to-month and fixed-term agreements. The aggregate minimum rentals under operating leases with noncancelable terms for one year or more are as follows:

                 Year ending December 31:
                 1998......................................    $2,144
                 1999......................................       735
                 2000......................................       280
                 2001......................................       267
                 2002......................................       143
                 Thereafter................................     2,155
                                                               ------
                                                               $5,724
                                                               ======

      Lease commitments for 2002 and thereafter relate primarily to the remaining 45 years of a land lease and 23 years of an equipment lease in Russia.

      The Company's rental expense for the years ended December 31, 1997, 1996 and 1995 was $3,625, $5,471 and $4,449, respectively.

11.   EMPLOYEE BENEFIT PLANS

      Defined Benefit Retirement Plans:

      The Company sponsors several defined benefit pension plans, covering virtually all of Liggett's full-time employees. These plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      In a continuing effort to reduce operating expenses, all defined benefit plans were frozen between 1993 and 1995 and several early retirement windows were offered in 1995 and 1996. As a result of these actions, the Company recorded a curtailment charge (see table below).

      The Company's net pension expense consists of the following components:

                                                                             Year Ended December 31,
                                                                         1997       1996         1995
                                                                         ----       ----         ----
      Service cost - benefits earned during the period..........     $    350    $    350     $    454
      Interest cost on projected benefit obligation.............       12,255      12,241       12,850
      Actual return on assets...................................      (42,511)    (21,143)     (23,501)
      Curtailment related to plan restructuring.................          484       1,463        1,550
      Net amortization and deferral.............................       27,430       7,384        9,547
                                                                     --------    --------     --------
                                                                     $ (1,992)   $    295     $    900
                                                                     ========    ========     ========

      In accordance with SFAS No. 87, "Employers' Accounting for Pensions", the overfunded and underfunded plans with respect to the accumulated benefit obligation at December 31, 1996 have been segregated for financial statement presentation. All plans were underfunded with respect to the accumulated benefit obligation at December 31, 1995. An analysis of the funded status of the Company's defined benefit pension plans and amounts recognized in the balance sheets at December 31, 1997 and 1996 for the pension plans are as follows:

                                                                  December 31,                        December 31,
                                                                     1997                                1996
                                                       ----------------------------------------------------------------
                                                        Assets Exceed     Accumulated    Assets Exceed    Accumulated
                                                         Accumulated    Benefits Exceed   Accumulated   Benefits Exceed
                                                           Benefits         Assets          Benefits         Assets
Actuarial present value of benefit obligations:
      Vested benefit obligation ......................      $ 157,193       $   3,843       $ 155,612       $ 2,900
                                                            =========       =========       =========       =======
      Accumulated benefit obligation .................      $ 161,614       $   3,860       $ 160,587       $ 2,915
                                                            =========       =========       =========       =======
      Projected benefit obligation ...................      $ 161,614       $   3,860       $ 160,587       $ 2,915
Plan assets at fair value ............................        194,732                         169,845
                                                            ---------       ---------       ---------       -------
Projected benefit obligation (less than) in
      excess of plan assets ..........................        (33,118)          3,860          (9,258)        2,915
Unrecognized net gain (loss) .........................         51,017          (2,058)         28,221          (976)
Curtailment liability ................................                                          1,463
Adjustment required to recognize minimum liability ...                          2,058                           976
                                                            ---------       ---------       ---------       -------
Pension liability before purchase accounting
      valuation adjustments ..........................         17,899           3,860          20,426         2,915
Purchase accounting valuation adjustments related
      to income taxes ................................         (3,077)                         (3,425)
                                                            ---------       ---------       ---------       -------
Net pension liability included in the balance sheets .      $  14,822       $   3,860       $  17,001       $ 2,915
                                                            =========       =========       =========       =======

      Assumptions used in the determination of net pension expense and the actuarial present value of benefit obligations for the years ended December 31, 1997 and 1996 follow:

                       Discount rates..................................        6.25 - 8.00%
                       Accrued rates of return on invested assets......                9.0%
                       Salary increase assumptions.....................            N/A

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Plan assets consist of commingled funds, marketable equity securities and corporate and government debt securities.

      Postretirement Medical and Life Insurance Plans:

      BGLS and Liggett

      Substantially all of Liggett's employees are eligible for certain postretirement benefits if they reach retirement age while working for the Company. Effective January 1, 1995, retirees are required to fund 100% of participant medical premiums.

      The components of net periodic postretirement benefit cost for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                      1997         1996          1995
                                                                      ----         ----          ----
      Service cost, benefits attributed to employee
           service during the year............................        $ 24         $ 68        $   68
      Interest cost on accumulated postretirement
           benefit obligation.................................         703          829           970
      Charge for special termination benefits.................          47          137           489
      Amortization of net (gain) loss.........................        (193)         (92)          (26)
                                                                      ----         ----        ------
      Net periodic postretirement benefit expense.............        $581         $942        $1,501
                                                                      ====         ====        ======

      The following sets forth the actuarial present value of the Accumulated Postretirement Benefit Obligation ("APBO") at December 31, 1997 and 1996 applicable to each employee group for benefits:

                                                                           1997             1996
                                                                           ----             ----
      Retired employees................................................. $ 6,870          $ 7,899
      Active employees - fully eligible.................................     498              674
      Active employees - not fully eligible.............................     810              515
                                                                         -------          -------
           APBO.........................................................   8,178            9,088
      Unrecognized net gain.............................................   3,992            3,324
      Purchase accounting valuation adjustment related to
           income taxes.................................................    (963)          (1,072)
                                                                         -------          -------
      Postretirement liability.......................................... $11,207          $11,340
                                                                         =======          =======

      The APBO at December 31, 1997 and 1996 was determined using discount rates of 7.5% and 8%, respectively, and a health care cost trend rate of 4% in 1997 and 1996. A 1% increase in the trend rate for health care costs would have increased the APBO and net periodic postretirement benefit cost by $360 and $26, respectively, for the year ended December 31, 1997. The Company does not hold any assets reserved for use in the plan.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      Profit Sharing Plan:

      Liggett

      The 401(k) plans originally called for Liggett contributions matching up to a 3% employee contribution, plus additional Liggett contributions of up to 6% of salary based on the achievement of Liggett's profit objectives. Effective January 1, 1994, Liggett suspended the 3% match for the salaried employees' 401(k) Plan, but reinstated it on April 1, 1996. Liggett contributed and expensed $497, $591 and $900 to the 401(k) plans for the years ended December 31, 1997, 1996 and 1995, respectively.

12.   INCOME TAXES

      The Company files a consolidated federal income tax return that includes its more than 80%-owned United States subsidiaries. At December 31, 1997, the Company had $99,861 of unrecognized net deferred tax assets, comprised primarily of net operating loss carryforwards, available to offset future taxable income for federal tax purposes. The Company established a valuation allowance against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

      The amounts provided for income taxes are as follows:

                                                                            Year Ended December 31,
                                                                1997            1996             1995
                                                                ----            ----             ----
      Current:
         U.S. Federal.....................................
         Foreign..........................................     $1,134          $ 1,454
         State............................................        (11)             (52)          $ 342
                                                               ------          -------           -----
      Total provision (benefit) for continuing operations.     $1,123          $ 1,402           $ 342
                                                               ======          =======           =====

      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:


                                                     December 31, 1997                  December 31, 1996
                                                     -----------------                  -----------------
                                               Deferred Tax     Deferred Tax      Deferred Tax     Deferred Tax
                                                  Assets         Liabilities         Assets         Liabilities
                                                  ------         -----------         ------         -----------
      Sales and product allowances.......      $   3,102                          $ 2,504
      Inventory..........................            457          $1,568            1,270           $   683
      Coupon accruals....................          2,369                            4,492
      Property, plant and equipment......                          5,760                              5,218
      Employee benefit plan accruals.....         12,698                           13,193
      Debt restructuring charges.........         19,105                           22,334
      Excess of tax basis over book basis-
         non-consolidated entities.......          9,467                            9,467
      Excess of book basis over tax basis-
         non-consolidated entities.......                                                             5,166
      Legal settlements..................          9,840                            2,910
      Net operating loss carryforwards...         50,151                           45,543
      Valuation allowance................        (99,861)                         (90,646)
      Reclassifications..................         (7,328)         (7,328)         (11,067)          (11,067)
                                               ---------          ------          -------           -------
                                               $                  $               $                 $
                                               =========          ======          =======           =======


                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rate are summarized as follows:

                                                                     Year Ended December 31,
                                                             1997           1996           1995
                                                             ----           ----           ----

       Loss from continuing operations
        before income taxes .........................      $(50,687)      $(63,516)      $(45,002)
                                                           --------       --------       --------

      Federal income tax (benefit) at statutory rate        (17,740)       (22,231)       (15,751)

      Increases (decreases) resulting from:
        State income taxes, net of federal income tax
         benefits ...................................            (8)           (34)           342
        Foreign taxes ...............................         1,134          1,454
        Changes in valuation allowance ..............         9,215         21,471         11,810
        Other .......................................         8,522            742          3,941
                                                           --------       --------       --------
        Provision for income tax ....................      $  1,123       $  1,402       $    342
                                                           ========       ========       ========

      The Company's tax years from 1993 to 1995 are presently under audit with the Internal Revenue Service. The Company believes it has adequately reserved for any potential adjustments which may occur.

      At December 31, 1997, the Company and its consolidated group had net operating loss carryforwards for tax purposes of approximately $125,000 which may be subject to certain restrictions and limitations and which will expire in the years 2006 to 2017.

13.   EQUITY

      On March 7, 1997, a partnership controlled by the Company's Chairman, President and Chief Executive Office and controlling stockholder (the "Chairman") transferred 400,000 shares of common stock to the Company in satisfaction of an obligation. (Refer to Note 17.)

      In 1995, pursuant to a Stock Grant Agreement, the Company purchased 33,748 shares of common stock from a former employee at market price. During 1995, the Company issued, in the aggregate, 270,000 shares from treasury.

      On January 16, 1998, the Company entered into a Stock Purchase Agreement in which High River purchased 1,500,000 shares of BGL common stock for $9,000. The Company has agreed to use its best efforts to file with the SEC,a shelf registration statement on Form S-3 to be declared effective by May 15, 1998. If the registration statement has not been declared effective by such date, liquidated damages on the shares of common stock will accrue at the rate of $25 per day for the first 60-day period, and thereafter at the rate of $50 per day, provided that the aggregate liquidated damages shall not exceed $9,000.

      On March 12, 1998, the Company granted an option for 1,250,000 shares of the Company's common stock to a law firm that represents the Company and Liggett. On May 1, 1998 and April 1, 1999, options for 250,000 and an additional 1,000,000 shares of common stock are exercisable at $17.50 per share, respectively. The option expires on March 31, 2003.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


14.   STOCK PLANS

      On December 16, 1996, the Company entered into a Stock Option Agreement (the "Agreement") with a consultant who serves as a director and President of New Valley. The Agreement granted such consultant non-qualified stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The options, which have a ten-year term, vest and become exercisable in six equal annual installments beginning on July 1, 1997. Pursuant to the Agreement, common stock dividend equivalents are paid on each vested and unexercised option. The Company estimated the fair value of such grant on the date of grant using the Black-Scholes option-pricing model with the following assumptions: a risk-free interest rate of 6.4%, expected option life of 10 years, volatility of 81.4% and no expected dividends or forfeiture. Under this model, the fair value of stock options granted in 1996 was $4,750. The Company recognized expense of $1,127 and $64 for the years ended 1997 and 1996, respectively.

      As of January 1, 1994, the Company had granted 500,000 shares of restricted common stock to the same consultant. Of the total number of shares granted, 250,000 were immediately vested and issued during the third quarter. The remaining 250,000 shares were issued in 1995 and vested in 1997. In addition, on January 25, 1995, the Company entered into a non-qualified stock option agreement with the same consultant. Under the agreement, options to purchase 500,000 shares were granted at $2.00 per share. The options are exercisable over a ten-year period, beginning with 20% on the grant date and 20% on each of the four anniversaries of the grant date. The grant provides for dividend equivalent rights on all the shares underlying the options. During 1997, 1996 and 1995, the Company recorded charges to income of $205, $222, and $557, respectively, for compensation based on estimates of the fair market value for the shares and options granted. In 1997, 1996 and 1995, the Company also recorded charges to income of $188, $150 and $150, respectively, for the dividend equivalent rights.

      As of January 1, 1998 and 1997, the Company granted to employees of the Company non-qualified stock options to purchase 42,500 and 422,000, respectively, shares of the Company's common stock at an exercise price of $5.00 per share. The options have a ten-year term and vest in six equal annual installments. The Company will recognize compensation expense of $154 over the vesting period.

      The fair value of option grants to employees is estimated on the date of grant using the Black-Scholes option-pricing model for pro forma footnote disclosure purposes with the following assumptions used for grants in 1997: a risk-free interest rate of 6.44%, expected option life of 10 years, volatility of 81.46% and no expected dividends or forfeitures.

      A summary of stock options granted to employees follows:

                                                                          Weighted
                                           Number of       Exercise        Average
                                             Shares         Price         Fair Value
                                             ------         -----         ----------
Outstanding on December 31, 1996                  0
     Granted ...................            422,000         $5.00             $4.30
     Exercised .................                  0
     Cancelled .................                  0
Outstanding on December 31, 1997            422,000         $5.00              4.30
Exercisable ....................             89,165

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      The Company has chosen to continue accounting for stock options at their intrinsic value. Had the fair value method of accounting been applied to the Company's stock options granted to employees, the pro forma effect would be as follows:

                                                                    1997
                                                                    ----

Net loss as reported.....................................         $(49,885)
Estimated fair value of the year's option grants.........              383
Net loss adjusted........................................          (50,268)
Adjusted net loss per share - Basic and Diluted..........            (2.81)


15.   SUPPLEMENTAL CASH FLOW INFORMATION

      In accordance with the requirements of SFAS No. 95, "Statement of Cash Flows," supplemental cash flow information is disclosed below:

                                                                 Year Ended December 31,
                                                              1997        1996          1995
                                                              ----        ----          ----
 I.  Cash paid during the period for:
       Interest ....................................       $ 43,028     $ 57,362     $ 60,158
       Income taxes, net of refunds ................            462          582        1,735

II. Non-cash investing and financing activities:
       Dividends payable ...........................                    $  1,387
       Distribution of MAI to stockholders .........                                 $ 27,085
       Exchange of Series 2 Senior Secured Notes
         for Series A Notes ........................                      99,154
       Exchange of 14.50% Subordinated Debentures
         for Series B Notes ........................                     125,495
       Issuance of Series A Notes for options ......                         822
       Exchange of Series A Notes for Series B Notes                      99,976
       Issuance of promissory notes for shares
         of Liggett-Ducat ..........................                       1,643
       Promissory Note from New Valley .............         33,500


16.   CONTINGENCIES

      Tobacco-Related Litigation:

      Overview. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to secondary smoke (environmental tobacco smoke, "ETS") from cigarettes. These cases are reported hereinafter as though having been commenced against Liggett (without regard to whether such cases were actually commenced against the Company or Liggett). There has been a noteworthy increase in the number of cases pending against both Liggett and the other tobacco companies. The cases generally fall into three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual smokers ("Individual Actions"), (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of plaintiffs ("Class Actions") and (iii) health care cost recovery actions brought by state and local

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      governments, although recently numerous health care cost recovery actions have been commenced on behalf of other third-party payors including asbestos manufacturers, unions and taxpayers ("Attorneys General Actions"). As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Liggett had been receiving assistance from others in the industry in defraying the costs and other burdens incurred in the defense of smoking and health litigation and related proceedings, which, for the most part, consisted of the payment of counsel fees and costs, but this assistance terminated in 1997. In 1995 and 1996, approximately $1,500 and $6,500, respectively, in counsel fees and costs were paid by others. In 1995 and 1996, Liggett incurred additional fees and costs in connection with tobacco-related litigation in the amount of approximately $4,500 and $3,500, respectively. In 1997, Liggett incurred fees and costs in the amount of approximately $5,750. The future financial impact on the Company of the termination of this assistance and the effects of the tobacco litigation settlements discussed below is not quantifiable at this time.

      On June 24, 1992, in an action entitled Cipollone v. Liggett Group Inc., et al., the United States Supreme Court issued an opinion concluding that The Federal Cigarette Labeling and Advertising Act did not preempt state common law damage claims but that The Public Health Cigarette Smoking Act of 1969 (the "1969 Act") did preempt certain, but not all, state common law damage claims. The decision bars plaintiffs from asserting claims that, after the effective date of the 1969 Act, the tobacco companies either failed to warn adequately of the claimed health risks of cigarette smoking or sought to neutralize those claimed risks in their advertising or promotion of cigarettes. Bills have been introduced in Congress on occasion to eliminate the federal preemption defense. Enactment of any federal legislation with such an effect could result in a significant increase in claims, liabilities and litigation costs.

      Individual Actions. As of December 31, 1997, there were approximately 250 cases pending against Liggett, and in most cases the other tobacco companies, where individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to ETS and seek compensatory and, in some cases, punitive damages. Of these, 108 are pending in the State of Florida, 82 are pending in the State of New York and 19 are pending in the State of Texas. The balance of individual cases are pending in 16 states. There are four individual cases pending where Liggett is the only named defendant.

      The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, special duty, voluntary undertaking, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability and violations of deceptive trade practices laws, the Federal Racketeer Influenced and Corrupt Organization Act ("RICO") and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption.

      On September 10, 1993, an action entitled Sackman v. Liggett Group Inc., United States District Court, Eastern District of New York, was filed against Liggett alleging as injury lung cancer. On October 6, 1997, the parties settled this matter.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Class Actions. As of December 31, 1997, there were approximately 40 actions pending, for which either a class has been certified or plaintiffs are seeking class certification, where Liggett, among others, was a named defendant. Two of these cases, Fletcher, et al. v. Brooke Group Ltd., et al. and Walker, et al. v. Liggett Group Inc., et al., have been settled, subject to court approval. These two settlements are more fully discussed below under the "Settlements" section.

      On October 31, 1991, an action entitled Broin, et al. v. Philip Morris Incorporated, et al., Circuit Court of the Eleventh Judicial District in and for Dade County, Florida, was filed against Liggett and others. This case has been brought by plaintiffs on behalf of all flight attendants that have worked or are presently working for airlines based in the United States and who have never regularly smoked cigarettes but allege that they have been damaged by involuntary exposure to ETS. On October 10, 1997, the other major tobacco companies settled this matter which settlement provides for a release of the Company and Liggett. In February 1998, the Circuit Court approved the settlement, however, a Notice of Appeal was filed in the Third District Court of Appeal by an objector to the settlement.

      On March 25, 1994, an action entitled Castano, et al. v. The American Tobacco Company Inc., et al., United States District Court, Eastern District of Louisiana, was filed against Liggett and others. The class action complaint sought relief for a nationwide class of smokers based on their alleged addiction to nicotine. On February 17, 1995, the District Court granted plaintiffs' motion for class certification (the "Class Certification Order").

      On May 23, 1996, the Court of Appeals for the Fifth Circuit reversed the Class Certification Order and instructed the District Court to dismiss the class complaint. The Fifth Circuit ruled that the District Court erred in its analysis of the class certification issues by failing to consider how variations in state law affect predominance of common questions and the superiority of the class action mechanism. The appeals panel also held that the District Court's predominance inquiry did not include consideration of how a trial on the merits in Castano would be conducted. The Fifth Circuit further ruled that the "addiction-as-injury" tort is immature and, accordingly, the District Court could not know whether common issues would be a "significant" portion of the individual trials. According to the Fifth Circuit's decision, any savings in judicial resources that class certification may bring about is speculative and would likely be overwhelmed by the procedural problems certification brings. Finally, the Fifth Circuit held that in order to make the class action manageable, the District Court would be forced to bifurcate issues in violation of the Seventh Amendment.

      The extent of the impact of the Castano decision on tobacco-related class action litigation is still uncertain, although the decertification of the Castano class by the Fifth Circuit may preclude other federal courts from certifying a nationwide class action for trial purposes with respect to tobacco-related claims. The Castano decision has had to date, however, only limited effect with respect to courts' decisions regarding narrower tobacco-related classes or class actions brought in state rather than federal court. For example, since the Fifth Circuit's ruling, courts in New York, Louisiana and Maryland have certified "addiction-as-injury" class actions that covered only citizens in those states. Two class actions pending in state court in Florida have also been certified and one of the actions, the Broin case, had begun trial before settling in 1997. The Castano decision has had no measurable impact on litigation brought by or on behalf of single individual claimants.

      Attorneys General Actions. As of December 31, 1997, 39 Attorneys General actions were filed against Liggett and the Company. In February 1998, one additional action was commenced. As more fully discussed below, through March 1998, Liggett and the Company have settled 37 of these actions. In addition, the Company and Liggett have reached settlements with six Attorneys General representing states or territories which have not yet commenced litigation. As of December 31, 1997, there were

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      approximately 35 additional third-party payor actions pending. In certain of the pending proceedings, state and local government entities and others seek reimbursement for Medicaid and other health care expenditures allegedly caused by use of tobacco products. The claims asserted in these health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

      Settlements. In March 1996, the Company and Liggett entered into an agreement, subject to court approval, to settle the Castano class action tobacco litigation. Under the Castano settlement agreement, upon final court approval of the settlement, the Castano class would be entitled to receive up to five percent of Liggett's pretax income (income before income taxes) each year (up to a maximum of $50,000 per year) for the next 25 years, subject to certain reductions provided for in the agreement and a $5,000 payment from Liggett if the Company or Liggett fail to consummate a merger or similar transaction with another non-settling tobacco company defendant within three years of the date of settlement. The Company and Liggett have the right to terminate the Castano settlement under certain circumstances. On March 14, 1996, the Company, the Castano Plaintiffs Legal Committee and the Castano plaintiffs entered into a letter agreement. According to the terms of the letter agreement, for the period ending nine months from the date of Final Approval (as defined in the letter), if granted, of the Castano settlement or, if earlier, the completion by the Company or Liggett of a combination with any defendant in Castano, except Philip Morris, the Castano plaintiffs and their counsel agree not to enter into any more favorable settlement agreement with any Castano defendant which would reduce the terms of the Castano settlement agreement. If the Castano plaintiffs or their counsel enter into any such settlement during this period, they shall pay the Company $250,000 within 30 days of the more favorable agreement and offer the Company and Liggett the option to enter into a settlement on terms at least as favorable as those included in such other settlement. The letter agreement further provides that during the same time period, and if the Castano settlement agreement has not been earlier terminated by the Company in accordance with its terms, the Company and its affiliates will not enter into any business transaction with any third party which would cause the termination of the Castano settlement agreement. If the Company or its affiliates enter into any such transaction, then the Castano plaintiffs will be entitled to receive $250,000 within 30 days from the transacting party. On May 11, 1996, the Castano Plaintiffs Legal Committee filed a motion with the United States District Court for the Eastern District of Louisiana seeking preliminary approval of the Castano settlement. On September 6, 1996, shortly after the class was decertified, the Castano plaintiffs withdrew the motion for approval of the Castano settlement.

      In March 1996, the Company and Liggett entered into a settlement of tobacco-related litigation with the Attorneys General of Florida, Louisiana, Massachusetts, Mississippi and West Virginia (the "March 1996 Settlements"). The March 1996 Settlements release the Company and Liggett from all tobacco-related claims including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors. Certain of the terms of the March 1996 Settlements are summarized below.

      Under the March 1996 Settlements, the five settling states would share an initial payment by Liggett of $5,000 ($1,000 of which was paid on March 22, 1996, with the balance payable over nine years

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      and indexed and adjusted for inflation), provided that any unpaid amount will be due 60 days after either a default by Liggett in its payment obligations under the settlement or a merger or other similar transaction by the Company or Liggett with another defendant in the lawsuits. In addition, Liggett will be required to pay the settling states a percentage of Liggett's pretax income (income before income taxes) each year from the second through the twenty-fifth year. This annual percentage is 2-1/2% of Liggett's pretax income, subject to increase to 7-1/2% depending on the number of additional states joining the settlement. No additional states have joined this settlement to date. All of Liggett's payments are subject to certain reductions provided for in the agreement. Liggett has also agreed to pay to the settling states $5,000 if the Company or Liggett fails to consummate a merger or other similar transaction with another defendant in the lawsuits within three years of the date of the March 1996 Settlements.
      Settlement funds received by the Attorneys General will be used to reimburse the states for smoking-related health care costs. The Company and Liggett also have agreed to phase in compliance with certain of the proposed interim FDA regulations on the same basis as provided in the Castano settlement. The Company and Liggett have the right to terminate the March 1996 Settlements with respect to any settling state if any of the remaining defendants in the litigation succeed on the merits in that state's respective Attorney General action. The Company and Liggett may also terminate the March 1996 Settlements if they conclude that too many states have filed Attorney General actions and have not settled such cases with the Company and Liggett.

      On March 20, 1997, Liggett, the Company and the five settling states executed an addendum pursuant to which Liggett and the Company agreed to provide to the five settling states, among other things, the additional cooperation and compliance with advertising restrictions that is provided for in the March 1997 Settlements (discussed below). Also, pursuant to the addendum, the initial settling states agreed to use best efforts to ensure that in the event of a global tobacco settlement enacted through federal legislation or otherwise, Liggett's and the Company's financial obligations under such a global settlement would be no more onerous than under this settlement.

      At December 31, 1995, the Company had accrued approximately $4,000 for the present value of the fixed payments under the March 1996 Settlements. At December 31, 1997, in connection with the March 1998 Settlements, the Company accrued $16,421 for the present value of the fixed payments under the March 1998 Settlements. No additional amounts have been accrued with respect to the recent settlements discussed below. The Company cannot quantify the future costs of the settlements at this time as the amount Liggett must pay is based, in part, on future operating results. Possible future payments based on a percentage of pretax income, and other contingent payments based on the occurrence of a business combination, will be expensed when considered probable.

      In March 1997, Liggett and the Company entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, during 1997, settlements were reached with four more states through their respective Attorneys General (settlements with these 21 Attorneys General and with the nationwide class are hereinafter referred to as the "March 1997 Settlements"). On March 12, 1998, Liggett and the Company, announced settlements with the Attorneys General of 14 states, the District of Columbia and the U.S. Virgin Islands (the "March 1998 Settlements"). On March 26, 1998, the Company and Liggett settled with the Attorney General of Georgia. The foregoing settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against the Company and Liggett, brought by the Attorneys General and, upon court approval, the nationwide class.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The states and territories where settlements have been reached with Attorneys General are: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, Texas, Utah, U.S. Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming. Other states have either recently filed health care cost recovery actions or indicated intentions to do so. Both Liggett and the Company will endeavor to resolve those actions on substantially the same terms and conditions as the March 1998 Settlements, however, there can be no assurance that any such settlements will be completed.

      As mentioned above, in March 1997, Liggett, the Company and plaintiffs filed a mandatory class settlement agreement in an action entitled Fletcher, et al. v. Brooke Group Ltd., et al., Circuit Court of Mobile County, Alabama, where the court granted preliminary approval and preliminary certification of the class, and on May 15, 1997, a similar mandatory class settlement agreement was filed in an action entitled Walker, et al. v. Liggett Group Inc., et al., United States District Court, Southern District of West Virginia. The Company anticipates that should the court in Fletcher, after dissemination of notice to the class of the pending limited fund class action settlement and a full fairness hearing with respect thereto, issue a final order and judgment approving the settlement, such an order would preclude further prosecution by class members of tobacco-related claims against both Liggett and the Company. Under the Full Faith and Credit Act, a final judgment entered in a nationwide class action pending in a state court has a preclusive effect against any class member with respect to the claims settled and released. As the class definition in Fletcher encompasses all persons in the United States who would claim injury as a result of cigarette smoking or ETS and any third-party payor claimants, it is anticipated that, upon final order and judgment, all such persons and third-party payor claimants would be barred from further prosecution of tobacco-related claims against Liggett and the Company.

      In the Fletcher action, it is anticipated that class members will be notified of the settlement and will have an opportunity to appear at a later court hearing. Effectiveness of the mandatory settlement is conditioned on final court approval of the settlement after a fairness hearing. There can be no assurance as to whether, or when, such court approval will be obtained.

      The Walker court also granted preliminary approval and preliminary certification of the nationwide class, however, in August 1997, the court vacated its preliminary certification of the settlement class, which decision is currently on appeal. The Walker court relied on the Supreme Court's decision in Amchem Products Inc. v. Windsor in reaching its decision to vacate preliminary certification of the class. In Amchem, the Supreme Court affirmed a decision of the Third Circuit vacating the certification of a settlement class that involved asbestos-exposure claims. The Supreme Court held that the proposed settlement class did not meet the requirements of Rule 23 of the Federal Rules of Civil Procedure for predominance of common issues and adequacy of representation. The Third Circuit had held that, although classes could be certified for settlement purposes, Rule 23's requirements had to be satisfied as if the case were going to be litigated. The Supreme Court agreed that the fairness and adequacy of the settlement are not pertinent to the predominance inquiry under Rule 23(b)(3), and thus, the proposed class must have sufficient unity so that absent class members can fairly be bound by decisions of class representatives.

      After the Amchem opinion was issued by the Supreme Court in June 1997, objectors to Liggett's settlement in Walker moved for decertification. Although Liggett's settlement in the Walker action is a "limited fund" class action settlement proceeding under Rule 23(b)(1) and Amchem was a Rule 23 (b)(3) case, the court in the Walker action, nonetheless, decertified the Walker class. Applying Amchem to the Walker case, the District Court, in a decision issued in August 1997, determined that

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                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      while plaintiffs in Walker have a common interest in "maximizing the limited fund available from the defendants," there remained "substantial conflicts among class members relating to distribution of the fund and other key concerns" that made class certification inappropriate.

      The Amchem decision's ultimate affect on the viability of both the Walker and Fletcher settlements remains uncertain given the Fifth Circuit's recent ruling reaffirming a limited fund class action settlement in In re Asbestos Litigation ("Ahearn"). In June 1997, the Supreme Court remanded Ahearn to the Fifth Circuit for consideration in light of Amchem. On remand, the Fifth Circuit made two decisive distinctions between Amchem and Ahearn. First, the Ahearn class action proceeded under Rule 23(b)(1) while Amchem was a Rule 23(b)(3) case, and second, in Ahearn, there was no allocation or difference in award, according to nature or severity of injury, as there was in Amchem. The Fifth Circuit concluded that all members of the class and all class representatives share common interests and none of the uncommon questions, abounding in Amchem, exist.

      The remaining material terms of the March 1996 Settlements, the March 1997 Settlements and the March 1998 Settlements are described below.

      Pursuant to each of the settlements, both the Company and Liggett agreed to cooperate fully with the Attorneys General and the nationwide class in their respective lawsuits against the tobacco industry. The Company and Liggett agreed to provide to these parties all relevant tobacco documents in their possession, other than those subject to claims of joint defense privilege, and to waive, subject to court order, certain attorney-client privileges and work product protections regarding Liggett's smoking-related documents to the extent Liggett and the Company can so waive these privileges and protections. The Attorneys General and the nationwide class agreed to keep Liggett's documents under protective order and, subject to final court approval, to limit their use to those actions brought by parties to the settlement agreements. Those documents that may be subject to a joint defense privilege with other tobacco companies will not be produced to the Attorneys General or the nationwide class, but will be, pursuant to court order, submitted to the appropriate court and placed under seal for possible in camera review. Additionally, under similar protective conditions, the Company and Liggett agreed to offer their employees for witness interviews and testimony at deposition and trial. Pursuant to the settlement agreements, Liggett also agreed to place an additional warning on its cigarette packaging stating that "Smoking is Addictive" and to issue a public statement, as requested by the Attorneys General. Liggett has commenced distribution of cigarette packaging which displays the new warning label.

      Pursuant to the March 1996 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or the Company, prior to the third anniversary of the settlement, would receive certain settlement benefits, including limitations on potential liability. Pursuant to the agreement, any such combining tobacco company would be released from the lawsuits brought by the five initial settling states. Such combining tobacco company would be obligated to pay into the settlement fund within sixty days of becoming bound to the agreement $135,000, and make annual payments of 2.5% of the combining company's pre-tax income (but not less than $30,000 per year). Such combining tobacco company would also have to comply with the advertising and access restrictions provided for in the agreement, and would have to withdraw their objections to the FDA rule.

      Pursuant to the March 1997 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or the Company, prior to the fourth anniversary of the settlements, would receive certain settlement benefits, including limitations on potential liability for affiliates not engaged in domestic tobacco operations and a waiver of any obligation to post a bond to

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      appeal any future adverse judgment. In addition, within 120 days following any such combination, Liggett would be required to pay the settlement fund $25,000. Under all settlements, the plaintiffs have agreed not to seek an injunction preventing a defendant tobacco company combining with Liggett or the Company from spinning off any affiliate which is not engaged in the domestic tobacco business.

      Pursuant to the March 1998 Settlements, Liggett is required to pay each of the settling states and territories their relative share (based on the Medicaid population of each state over the total Medicaid population of the United States) of between 27.5% and 30% of Liggett's pre-tax income each year for 25 years, with a minimum payment guarantee of $1,000 per state over the first nine years of the agreement. The aggregate liability under the March 1996 Settlements, the March 1997 Settlements and the March 1998 Settlements is $39,556, the present value of which, when discounted at the rate of 18% per annum, is $19,365 at December 31, 1997. Minimum payments to be made for these settlements over the next five years and thereafter are: 1998: $4,044; 1999: $4,406; 2000: $4,406; 2001: $4,465;
      2002: $4,518; thereafter: $17,717. The annual percentage is subject to increase, pro rata from 27.5% up to 30%, depending on the number of additional states joining the settlement. Pursuant to the "most favored nation" provisions under the March 1996 Settlement and the March 1997 Settlements, each of the states settling under those settlements could benefit from the economic terms of the March 1998 Settlements. In the case of the March 1997 Settlements, in the event that the Fletcher class is approved, monies collected in the settlement fund will be overseen by a court-appointed committee and utilized to compensate state health care programs and settlement class members and to provide counter-market advertising. In all settlements, Liggett agreed to phase-in compliance with certain proposed FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present. The March 1998 Settlements provide for additional restrictions and regulations on Liggett's advertising, including a prohibition on outdoor advertising and product advertising on the Internet and on payments for product placement in movies and television.

      Under all settlements, the Company and Liggett are also entitled to most favored nation treatment in the event any settling Attorney General reaches a settlement with any other defendant tobacco company. Under the March 1996 Settlement and March 1997 Settlements, in the event of a global settlement involving federal legislation with any other defendant tobacco company, the settling Attorneys General agreed to use their "best efforts" to ensure that the Company and Liggett's liability under such legislation should be no more onerous than under these settlements. Under the March 1998 Settlements, the settling Attorneys General agreed to write letters to Congress and the President of the United States to ensure that the Company and Liggett's liability under any such legislation should be no more onerous than under these settlements.

      Copies of the various settlement agreements are filed as exhibits to the Company's Form 10-K and the discussion herein is qualified in its entirety by reference thereto.

      Trials. Liggett is a defendant in trials currently proceeding in the State of Minnesota by Hubert H. Humphrey, III, its Attorney General and Blue Cross and Blue Shield of Minnesota v. Philip Morris Incorporated, et al., District Court of the Second Judicial District, Ramsey County, Minnesota, which commenced on January 20, 1998. Liggett settled the claims of the State of Minnesota on March 20, 1997, but still remains a defendant in the case with respect to the State's co-plaintiff, Blue Cross and Blue Shield of Minnesota. Liggett is also a defendant in Dunn and Wiley v. RJR Nabisco Holdings Corp., et al., Superior Court, Delaware County, Indiana, which trial commenced on February 9, 1998.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      There are several other trial dates scheduled during 1998 for individual cases; however, trial dates are subject to change.

      Proposed Resolution. In June 1997, Philip Morris Incorporated ("Philip Morris"), R. J. Reynolds Tobacco Company ("RJR"), B&W, Lorillard Tobacco Company ("Lorillard") and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the Castano Plaintiffs' Litigation Committee executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution (the "Resolution"). The proposed Resolution mandates a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States.

      The proposed Resolution includes provisions relating to advertising and marketing restrictions, product warnings and labeling, access restrictions, licensing of tobacco retailers, the adoption and enforcement of "no sales to minors" laws by states, surcharges against the industry for failure to achieve underage smoking reduction goals, regulation of tobacco products by the FDA, public disclosure of industry documents and research, smoking cessation programs, compliance programs by the industry, public smoking and smoking in the workplace, enforcement of the proposed Resolution, industry payments and litigation.

      The proposed Resolution would require the FDA to impose annual surcharges on the industry if targeted reductions in underage smoking incidence are not achieved in accordance with a legislative timetable. The surcharge would be based upon an approximation of the present value of the profit the companies would earn over the lives of all underage consumers in excess of the target, and would be allocated among participating manufacturers based on their market share of the United States cigarette industry.

      The proposed Resolution would require participating manufacturers to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date that federal legislation implementing the terms of the proposed Resolution is signed. This Industry Payment would be based on relative market capitalization. Thereafter, the participating companies would be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels) -- year 1: $8.5 billion; year 2: $9.5 billion; year 3: $11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be increased by the greater of 3% or the previous year's inflation rate, and would be adjusted to reflect changes from 1996 domestic sales volume levels.

      The Industry Payments would be separate from any surcharges. The Industry Payments would receive priority and would not be dischargeable in any bankruptcy or reorganization proceeding and would be the obligation only of entities selling tobacco products in the United States (and not their affiliated companies). The proposed Resolution provides that all payments by the industry would be ordinary and necessary business expenses in the year of payment, and no part thereof would be either in settlement of an actual or potential liability for a fine or penalty (civil or criminal) or the cost of a tangible or intangible asset. The proposed Resolution would provide for the pass-through to consumers of the annual Industry Payments in order to promote the maximum reduction in underage use.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      If enacted, the federal legislation provided for in the proposed Resolution would settle present attorney general health care cost recovery actions (or similar actions brought by or on behalf of any governmental entity other than the federal government), parens patriae and smoking and health class actions and all "addiction"/dependence claims, and would bar similar actions from being maintained in the future. However, the proposed Resolution provides that no stay applications will be made in pending governmental actions without the mutual consent of the parties. The proposed Resolution would not affect any smoking and health class action or any health care cost recovery action that is reduced to final judgment before implementing federal legislation is effective.

      Under the proposed Resolution, the rights of individuals to sue the tobacco industry would be preserved, except as expressly changed by implementing federal legislation. Claims, however, could not be maintained on a class or other aggregated basis, and could be maintained only against tobacco manufacturing companies (and not their retailers, distributors or affiliated companies). In addition, all punitive damage claims based on past conduct would be resolved as part of the proposed Resolution, and future claimants could seek punitive damages only with respect to claims predicated upon conduct taking place after the effective date of implementing federal legislation. Finally, except with respect to actions pending as of June 9, 1997, third-party payor (and similar) claims could be maintained only if based on subrogation of individual claims. Under subrogation principles, a payor of medical costs can seek recovery from a third party only by "standing in the shoes" of the injured party and being subject to all defenses available against the injured party.

      The proposed Resolution contemplates that participating tobacco manufacturers would enter into a joint sharing agreement for civil liabilities relating to past conduct. Judgments and settlements arising from tort actions would be paid as follows: The proposed Resolution would set an annual aggregate cap of up to 33% of the annual base Industry Payment (including any reductions for volume declines). Any judgments or settlements exceeding the cap in a particular year would roll over into the next year. While judgments and settlements would run against the defendant, they would give rise to an 80-cents-on-the-dollar credit against the annual Industry Payment. Finally, any individual judgments in excess of $1 million would be paid at the rate of $1 million per year unless every other judgment and settlement could first be satisfied within the annual aggregate cap. In all circumstances, however, the companies would remain fully responsible for costs of defense and certain costs associated with the fees of attorneys representing certain plaintiffs in the litigation settled by the proposed Resolution.

      Under the proposed Resolution, the Company and Liggett would be deemed to be a "non-participating manufacturer". The proposed Resolution provides, among other things, that a non-participating manufacturer would be required to place into escrow, each year, an amount equal to 150% of its share of the payment required of participating manufacturers (other than the portion allocated to public health programs and federal and state enforcement). These funds would be earmarked for potential liability payments and could be reclaimed, with interest, after 35 years, to the extent they had not been paid out in liability.

      The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida and Texas. Management is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. Management is also unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Other Related Matters. On March 20, 1997, RJR, Philip Morris, B&W and Lorillard obtained a temporary restraining order from a North Carolina state court preventing the Company and Liggett and their agents, employees, directors, officers and lawyers from turning over documents allegedly subject to the joint defense privilege in connection with the settlements, which restraining order was converted to a preliminary injunction by the court on April 9, 1997. This ruling is currently on appeal by the Company and Liggett. On June 5, 1997, the North Carolina Supreme Court denied Liggett's Motion to Stay the case pending appeal. On March 24, 1997, the United States District Court for the Eastern District of Texas and state courts in Mississippi and Illinois each issued orders enjoining the other tobacco companies from interfering with Liggett's filing with the courts, under seal, those documents.

      The Company understands that a grand jury investigation is being conducted by the office of the United States Attorney for the Eastern District of New York (the "Eastern District Investigation") regarding possible fraud by the tobacco industry relating to smoking and health research undertaken or administered by The Council for Tobacco Research - USA, Inc. (the "CTR"). Liggett was a sponsor of the CTR at one time. In May 1996, Liggett received a subpoena from a Federal grand jury sitting in the Eastern District of New York, to which Liggett has responded.

      In March 1996, and in each of March, July, October and December 1997, the Company and/or Liggett received subpoenas from a Federal grand jury in connection with an investigation by the United States Department of Justice (the "DOJ Investigation") involving the industry's knowledge of: the health consequences of smoking cigarettes; the targeting of children by the industry; and the addictive nature of nicotine and the manipulation of nicotine by the industry. Liggett has responded to the March 1996, March 1997 and July 1997 subpoenas and is in the process of responding to the October and December 1997 subpoenas. The Company understands that the Eastern District Investigation and the DOJ Investigation have, for all intents and purposes, been consolidated into one investigation being conducted by the Department of Justice. The Company and Liggett are unable, at this time, to predict the outcome of this investigation.

      Litigation is subject to many uncertainties, and it is possible that some of the aforementioned actions could be decided unfavorably against the Company or Liggett. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. The Company is unable to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation.

      The Company is unable to make a meaningful estimate with respect to the amount of loss that could result from an unfavorable outcome of the cases pending against the Company, because the complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual's complaint against the tobacco industry pray for money damages in an amount to be determined by a jury, plus punitive damages and costs. These damage claims are usually stated as being for at least the minimum necessary to invoke the jurisdiction of the court.

      Third-party payor claimants and others have set forth several additional variations on relief sought: funding of corrective public education campaigns relating to issues of smoking and health; funding for clinical smoking cessation programs; disgorgement of profits from sales of cigarettes; restitution; treble damages; and attorneys' fees. Nevertheless, no specific amounts are provided. It is, however, understood that requested damages against the tobacco company defendants in these cases may be in the billions of dollars.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      It is possible that the Company's consolidated financial position, results of operation and cash flow could be materially adversely affected by an unfavorable outcome in any of such pending tobacco-related litigation.

      Liggett has been involved in certain environmental proceedings, none of which, either individually or in the aggregate, rise to the level of materiality. Liggett's management believes that current operations are conducted in material compliance with all environmental laws and regulations. Management is unaware of any material environmental conditions affecting its existing facilities. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, earnings or competitive position of Liggett.

      There are several other proceedings, lawsuits and claims pending against the Company unrelated to smoking or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company's financial position, results of operations or cash flows.


      Legislation and Regulation:

      On August 28, 1996, the FDA filed in the Federal Register a Final Rule (the "FDA Rule") classifying tobacco as a drug, asserting jurisdiction by the FDA over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. Litigation was commenced in the United States District Court for the Middle District of North Carolina challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. The court, after argument, granted plaintiffs' motion for summary judgment prohibiting the FDA from regulating or restricting the promotion and advertising of tobacco products and denied plaintiffs' motion for summary judgment on the issue of whether the FDA has the authority to regulate access to, and labeling of, tobacco products. The four major cigarette manufacturers and the FDA have filed notices of appeal. The Company and Liggett support the FDA Rule and have begun to phase in compliance with certain of the proposed interim FDA regulations. See discussions of the Castano and Attorneys General settlements above.

      In August 1996, the Commonwealth of Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. In December 1997, the United States District Court for the District of Massachusetts enjoined this legislation from going into effect, however, on December 15, 1997, Liggett began complying with this legislation by providing ingredient information to the Massachusetts Department of Public Health.

      On February 20, 1996, the United States Trade representative issued an "advance notice of rule making" concerning how tobaccos imported under a previously established tobacco rate quota ("TRQ") should be allocated. Currently, tobacco imported under the TRQ is allocated on a "first-come, first-served" basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an "end-user licensing" system under which the right to import tobacco under the quota would be initially assigned on the basis of domestic market share. Such an approach, if adopted, could have a material adverse effect on the Company and Liggett.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      In April 1994, the United States Occupational Safety and Health Administration ("OSHA") issued a proposed rule that could ultimately ban smoking in the workplace. Hearings were completed during 1995. OSHA has not yet issued a final rule or a proposed revised rule. While the Company cannot predict the outcome, some form of federal regulation of smoking in workplaces may result.

      In January 1993, the United States Environmental Protection Agency ("EPA") released a report on the respiratory effect of ETS which concludes that ETS is a known human lung carcinogen in adults and in children, causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest of the major domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate ETS, and that given the current body of scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's classification of ETS was arbitrary and capricious. Whatever the outcome of this litigation, issuance of the report may encourage efforts to limit smoking in public areas.

      As part of the budget agreement recently approved by Congress, federal excise taxes on a pack of cigarettes, which are currently 24 cents, would rise 10 cents in the year 2000 and 5 cents more in the year 2002. In a speech on September 17, 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. Since then, several bills have been introduced in the Senate that purport to propose legislation along these lines. Management is unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

      In addition to the foregoing, there have been a number of other restrictive regulatory actions, adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, the effects of which, at this time, the Company is not able to evaluate.


      Other Matters:

      In June 1993, the Company obtained expropriation and forced abandonment insurance coverage for its investment in its Ducat Place I real estate project in Moscow, Russia. Shortly thereafter, the Company submitted a Notice of Loss to the insurer, under and pursuant to the policy. The insurer denied the claim and, in July 1994, arbitration proceedings were commenced in the United Kingdom. In January 1997, the Company recognized a gain of $4,125 in settlement of the dispute.

      On or about March 13, 1997, a shareholder derivative suit was filed against New Valley, as a nominal defendant, its directors and the Company in the Delaware Chancery Court, by a shareholder of New Valley. The suit alleges that New Valley's purchase of the BML Shares constituted a self-dealing transaction which involved the payment of excessive consideration by New Valley. The plaintiff seeks (i) a declaration that New Valley's directors breached their fiduciary duties, the Company aided and abetted such breaches and such parties are therefore liable to New Valley, and (ii) unspecified damages to be awarded to New Valley. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations are without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


17.   RELATED PARTY TRANSACTIONS

      On March 7, 1997, a partnership controlled by the Chairman transferred to the Company the remaining 400,000 pledged shares of the Company's common stock with a market value of $1,800 in final satisfaction of an obligation to make certain payments to the Company on account of a former executive's outstanding indebtedness of $5,477 (deducted from equity).

      On December 16, 1996, the Company entered into a Stock Option Agreement relating to 1,000,000 shares of the Company's common stock with a consultant who serves as a director and President of New Valley. In addition, the Company granted the same consultant options to purchase 500,000 shares in 1995. (Refer to Note 15.) During 1997 and 1996, the consultant received consulting fees of $480 per year from the Company and a subsidiary.

      An outside director of the Company is a stockholder of and serves as the secretary and treasurer of a registered broker-dealer that has performed services for the Company and its affiliates since before December 31, 1994. The broker-dealer received brokerage commissions and other income of approximately $522, $317 and $584 from the Company and/or its affiliates during 1997, 1996 and 1995, respectively. The broker-dealer, in the ordinary course of its business, engages in brokerage activities with New Valley's broker-dealer subsidiary on customary terms. In connection with the acquisition of certain office buildings by New Valley on January 10, 1996, this director received a commission of $220 from the seller.

      During 1995, the Company and New Valley entered into an expense sharing agreement whereby certain lease, legal and administrative expenses are allocated to the entity incurring the expense. Expense reimbursements amounted to $375, $462 and $571 for the years ended December 31, 1997, 1996 and 1995, respectively.

      During 1996, the Company and BGLS entered into a court-approved Stipulation and Agreement (the "Settlement") with New Valley relating to the Company's and BGLS' application under the Federal Bankruptcy Code for reimbursement of legal fees and expenses incurred by them in connection with New Valley's bankruptcy reorganization proceedings. Pursuant to the Settlement, New Valley reimbursed the Company and BGLS $655 for such legal fees and expenses. The terms of the Settlement were substantially similar to the terms of previous settlements between New Valley and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

      On December 18, 1996, New Valley loaned BGLS $990 under a short-term promissory note due January 31, 1997 and bearing interest at 14%. On January 2, 1997, New Valley loaned BGLS an additional $975 under another short-term promissory note due January 31, 1997 and bearing interest at 14%. Both loans including interest were repaid on January 31, 1997. At December 31, 1996, the loan and accrued interest thereon of $996 was included in current liabilities as notes payable.

      In connection with their agreement to serve as the Company's nominees at RJR Nabisco's 1996 annual meeting of stockholders, two directors of New Valley were each paid $30 by the Company during the fourth quarter of 1995. As discussed in Note 3, the Company has entered into certain other agreements with New Valley in connection with RJR Nabisco.

      On January 31, 1997, New Valley entered into a stock purchase agreement with BOL pursuant to which New Valley acquired 10,483 shares of BML common stock (99.1%) for a purchase price of

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      $55,000, consisting of $21,500 in cash and a $33,500 promissory note with an interest rate of 9%. The note was paid in full in 1997. (Refer to Note 4.)


18.   SEGMENT INFORMATION

      On January 31, 1997, BOL sold all of its shares in BML to New Valley. (Refer to Note 4). In 1997, there is only one industry segment, tobacco and, accordingly, there is no industry segment disclosure. Information about the Company's operations by industry in the tobacco and real estate segments in 1996 follows:

      Industry Segment:

                                                       Real         Corporate
               1996                    Tobacco        Estate        and Others       Consolidated
               ----                    -------        ------        ----------       ------------
      Net sales..................      $455,222    $  2,675           $ 2,459          $460,356
      Operating income (loss)....         4,805          99            (8,831)           (3,927)
      Identifiable assets........       114,648      55,012             8,017           177,677
      Capital expenditures.......         8,861      25,318                62            34,241
      Depreciation and
        amortization.............         8,185         253               381             8,819


      Geographic Area:

                                                     United
               1997                                  States           Russia         Consolidated
               ----                                  ------           ------         ------------
      Net sales..............................        $312,268         $77,347          $389,615
      Operating income.......................           3,794           4,235             8,029
      Identifiable assets....................          80,235          46,222           126,457


                                                     United
               1996                                  States           Russia           Consolidated
               ----                                  ------           ------           ------------
      Net sales..............................        $403,521         $56,835          $460,356
      Operating income (loss)................           6,045          (9,972)           (3,927)
      Identifiable assets....................         105,381          72,296           177,677

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                               March 31,       December 31,
                                                                                 1998              1997
                                                                            ----------------   ------------
ASSETS:

Current assets:
  Cash and cash equivalents.............................................      $   4,577        $   4,754
  Accounts receivable - trade...........................................          8,994           10,462
  Other receivables.....................................................          1,589            1,239
  Receivables from affiliates...........................................          3,253            1,978
  Inventories...........................................................         47,697           39,312
  Other current assets..................................................          6,297           10,240
                                                                              ---------         ---------
    Total current assets................................................         72,407           67,985

Property, plant and equipment, at cost, less accumulated
  depreciation of $31,635 and $33,187...................................         47,583           45,943
Intangible assets, at cost, less accumulated amortization
  of $19,639 and $19,302................................................          2,203            2,610
Other assets............................................................         12,240            9,922
                                                                              ---------        ----------
    Total assets........................................................      $ 134,433        $ 126,460
                                                                              =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

Current liabilities:
  Notes payable and current portion of long-term debt...................      $ 178,661        $   6,429
  Accounts payable......................................................         15,925           10,461
  Due to affiliates.....................................................          4,965            1,226
  Cash overdraft........................................................            937              945
  Accrued promotional expenses..........................................         24,815           26,993
  Accrued taxes payable.................................................         18,222           19,998
  Accrued interest......................................................          9,782           39,782
  Other accrued liabilities.............................................         32,258           34,670
                                                                              ---------        ----------
    Total current liabilities...........................................        285,565          140,504

Notes payable, long-term debt and other obligations, less current
  portion...............................................................        226,724          399,835
Noncurrent employee benefits............................................         29,364           29,366
Other liabilities.......................................................         56,532           45,152

Commitments and contingencies...........................................

Stockholders' equity (deficit):
  Preferred Stock, par value $1.00 per share, authorized
    10,000,000 shares...................................................
  Series G Preferred Stock, 2,184,834 shares, convertible, participating, cumulative, each share convertible to 1,000 shares of common stock and cash or stock distribution, liquidation preference of $1.00 per share...............................................................
  Common stock, par value $0.10 per share, authorized 40,000,000 shares, issued 26,498,043 and 24,998,043 shares, outstanding
    20,348,498 and 18,097,096 shares....................................          2,035            1,850
  Additional paid-in capital............................................        122,694           88,290
  Deficit...............................................................       (556,313)        (538,791)
  Accumulated other comprehensive income................................         (1,022)          (5,607)
  Less: 6,149,545 and 6,900,947 shares of common stock in treasury, at
    cost................................................................        (31,146)         (34,139)
                                                                              ---------        ----------
      Total stockholders' equity (deficit)..............................       (463,752)        (488,397)
                                                                              ---------        ----------
      Total liabilities and stockholders' equity (deficit)..............      $ 134,433        $ 126,460
                                                                              =========        =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                       Three Months Ended
                                                                                ----------------------------------
                                                                                   March 31,         March 31,
                                                                                      1998             1997
                                                                                ----------------- ----------------

Revenues*..................................................................          $ 84,803          $ 80,005
Cost of goods sold*........................................................            41,656            41,845
                                                                                     --------          --------

Gross profit...............................................................            43,147            38,160
Operating, selling, administrative and general expenses....................            35,604            37,322
                                                                                     --------          --------

Operating income...........................................................             7,543               838

Other income (expenses):

    Interest income........................................................                65               559
    Interest expense.......................................................           (20,786)          (15,467)
    Equity in loss of affiliate............................................            (4,187)           (8,194)
    Sale of assets.........................................................               850            22,021
    Retirement of debt.....................................................                               2,963
    Proceeds from legal settlement.........................................                               4,125
    Other, net.............................................................                81               119
                                                                                     --------          --------

(Loss) income before income taxes..........................................           (16,434)            6,964
Provision for income taxes.................................................               931               744
                                                                                     --------          --------

Net (loss) income..........................................................          $(17,365)         $  6,220
                                                                                     ========          ========


Basic and diluted common share data:

    Net (loss) income applicable to common shares..........................            $(0.89)            $0.34
                                                                                       ======             =====

Weighted average common shares outstanding.................................        19,465,056        18,385,985
                                                                                   ==========        ==========

---------------------


* Revenues and Cost of goods sold include federal excise taxes of $17,918 and $19,135 for the periods ended March 31, 1998 and 1997, respectively.





                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                                                             Accumulated
                                                           Common Stock                                        Other
                                                       -------------------   Paid-in               Treasury Comprehensive
                                                         Shares     Amount   Capital    Deficit      Stock     Income     Total
                                                       ----------   ------   -------   ---------   ---------  ---------  --------

Balance, December 31, 1997..........................   18,097,096   $1,850   $ 88,290  $(538,791)  $(34,139)  $ (5,607)  $(488,397)

Net income..........................................                                     (17,365)                          (17,365)

Issuance of warrants................................                           22,421                                       22,421

Issuance of common stock............................    1,500,000      150     11,342                                       11,492

Effectiveness fee on debt...........................                            2,442                 1,663                  4,105

Issuance of treasury stock..........................      751,402       35       (341)      (157)     1,330                    867

Distributions on common stock ($0.075 per share)....                           (1,460)                                      (1,460)

Amortization of deferred compensation...............                                                               399         399

Unrealized holding gain on investment in New Valley.                                                             3,110       3,110

Effect of New Valley capital transactions...........                                                             1,076       1,076
                                                       ----------   ------   --------  ----------  --------    -------   ----------

Balance, March 31, 1998.............................   20,348,498   $2,035   $122,694  $(556,313)  $(31,146)   $(1,022)  $(463,752)
                                                       ==========   ======   ========  =========   ========    =======   =========



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       BROOKE GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                       Three Months Ended
                                                                                ----------------------------------
                                                                                   March 31,         March 31,
                                                                                      1998             1997
                                                                                ----------------- ----------------

Net cash used in operating activities.......................................       $(25,984)         $(26,619)
                                                                                   --------          --------

Cash flows from investing activities:

  Proceeds from sale of businesses and assets, net..........................          1,217            21,906
  Capital expenditures......................................................           (395)           (1,307)
                                                                                   --------          --------
Net cash provided by investing activities...................................            822            20,599
                                                                                   --------          --------

Cash flows from financing activities:
  Proceeds from debt........................................................                            3,000
  Repayments of debt........................................................           (102)           (6,050)
  Borrowings under revolver.................................................         63,961            81,291
  Repayments on revolver....................................................        (58,799)          (69,224)
  Decrease in cash overdraft................................................            (45)               (6)
  Distributions on common stock.............................................           (900)           (2,745)
  Proceeds from participating loan..........................................         11,000
  Issuance of common stock..................................................          9,796
                                                                                   --------          --------

Net cash provided by financing activities...................................         24,911             6,266
                                                                                   --------          --------

Effect of exchange rate changes on cash and cash equivalents................             79
Net increase in cash and cash equivalents...................................           (172)              246
Cash and cash equivalents, beginning of period..............................          4,749             1,941
                                                                                   --------          --------

Cash and cash equivalents, end of period....................................       $  4,577          $  2,187
                                                                                   ========          ========


Supplemental non-cash financing activities:

  Issuance of stock to Liggett bondholders..................................       $  4,105
  Issuance of warrants......................................................         22,422



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.    PRINCIPLES OF REPORTING

      The consolidated financial statements of Brooke Group Ltd. (the "Company") include the accounts of BGLS Inc. ("BGLS"), Liggett Group Inc. ("Liggett"), Brooke (Overseas) Ltd. ("BOL"), New Valley Holdings, Inc. ("NV Holdings"), Liggett-Ducat Ltd. ("Liggett-Ducat") and other less significant subsidiaries. Liggett is engaged primarily in the manufacture and sale of cigarettes, principally in the United States. Liggett-Ducat is engaged in the manufacture and sale of cigarettes in Russia. All significant intercompany balances and transactions have been eliminated.

      The interim consolidated financial statements of the Company are unaudited and, in the opinion of management, reflect all adjustments necessary (which are normal and recurring) to present fairly the Company's consolidated financial position, results of operations and cash flows. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997, as filed with the Securities and Exchange Commission. The consolidated results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      Certain amounts in the 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation.

      LIQUIDITY:

      During the year ended December 31, 1997, the Company relied primarily on proceeds received on the sale of its indirect subsidiary, BrookeMil Ltd. ("BML"), to New Valley to meet its liquidity needs.

      The Company's sources of liquidity for 1998 include, among other things, additional public and/or private debt and equity financing, management fees and certain funds available from New Valley subject to limitations imposed by BGLS' indenture agreements. New Valley may acquire or seek to acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or to make other investments, which may limit its ability to make such distributions. New Valley's ability to make such distributions is subject to risk and uncertainties attendant to its business. (Refer to Note 2.)

      On January 30, 1998, Liggett obtained the consents of the required majority of the holders of Liggett's 11.50% Series B and 19.75% Series C Senior Secured Notes due 1999 (the "Liggett Notes") to various amendments to the Indenture governing the Liggett Notes. The amendments provided, among other things, for a deferral of the February 1, 1998 mandatory redemption of $37,500 principal amount of the Liggett Notes to the date of final maturity, February 1, 1999. (Refer to Note 6.) At maturity, the Liggett Notes will require a principal payment of $144,892. Liggett does not anticipate it

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      will be able to generate sufficient cash from operations to make such payments. In addition, Liggett has a $40,000 revolving credit facility expiring March 8, 1999 (the "Facility"), under which $28,628 was outstanding at March 31, 1998. Accordingly, the Liggett Notes and the balance of the Facility have been reclassified to current liabilities as of March 31, 1998. As of March 31, 1998, Liggett had net capital and working capital deficiencies of $190,383 and $182,312, respectively. The current maturities of the Liggett Notes and the Facility of approximately $174,000 contribute substantially to the working capital deficiency. If Liggett is unable to refinance or restructure the terms of the Liggett Notes or otherwise make all payments thereon, substantially all of the Liggett Notes and the Facility would be in default and holders of such debt could accelerate the maturity of such debt. In such event, Liggett may be forced to seek protection from creditors under applicable laws. Due to the many risks and uncertainties associated with the cigarette industry and the impact of tobacco litigation, there can be no assurance that Liggett will be able to meet its future earnings or cash flow goals. These matters raise substantial doubt about Liggett meeting its liquidity needs and its ability to continue as a going concern and may negatively impact the Company's liquidity.

      The Company has also engaged in negotiations with the principal holders of the BGLS 15.75% Series B Senior Secured Notes (the "BGLS Notes") with respect to certain modifications to the terms of such debt. On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, "the Apollo Holders"), who hold approximately 41.8% of the $232,864 principal amount of the BGLS Notes. Pursuant to the terms of the agreement, the Apollo Holders have agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes. (Refer to Note 6.)

      BOL is in the process of constructing a new tobacco factory in Moscow, Russia currently scheduled to be operational in early 1999. The remaining construction costs and equipment required for the new factory will be financed primarily by equipment lease financing currently in place and bank or other loans. (Refer to Notes 2 and 3.)

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement on Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the Company, other components of stockholders' equity include such items as minimum pension liability adjustments, unearned compensation expense related to stock options and the Company's proportionate interest in New Valley's capital transactions. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The implementation of SFAS No. 130 for the quarter ended March 31, 1998 did not have any material effect on the consolidated financial statements.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS No. 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS No. 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS No. 131 also makes a number of changes to existing disclosure requirements. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures. SFAS No. 131 initially is effective for annual financial statements for fiscal years beginning after December 15, 1997.

      In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued which revises required disclosures about pensions and postretirement benefit plans in order to facilitate financial analysis. Recognition or measurement issues are not addressed in the statement. SFAS No. 132 is effective for the Company for the year ended 1998. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures.

2.    INVESTMENT IN NEW VALLEY CORPORATION

      At March 31, 1998 and December 31, 1997, the Company's investment in New Valley consisted of an approximate 42% voting interest. At March 31, 1998 and December 31, 1997, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), 9.0% of the outstanding $3.00 Class B Cumulative Convertible Preferred Shares ($25 Liquidation Value), $.10 par value (the "Class B Preferred Shares") and 41.7% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares and the Class B Preferred Shares are accounted for as debt and equity securities, respectively, pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares and Class B Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      The Company's and BGLS' investment in New Valley at March 31, 1998 is summarized below:


                                                                                      UNREALIZED
                                        NUMBER OF          FAIR        CARRYING         HOLDING
                                          SHARES          VALUE         AMOUNT        GAIN (LOSS)
                                        ---------        -------       --------       -----------
   Class A Preferred Shares.......         618,326       $58,277        $ 58,277        $(1,082)
   Class B Preferred Shares.......         250,885         1,505           1,505           (349)
   Common Shares..................       3,989,710         3,740         (59,782)
                                                         -------        --------        -------
                                                         $63,522        $               $(1,431)
                                                         =======        ========        =======


      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At March 31, 1998, the accrued and unpaid dividends arrearage was $176,161 ($164.41 per share).

      Holders of the Class B Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board, at a rate of $3.00 per annum. At March 31, 1998, the accrued and unpaid dividends arrearage was $145,671 ($52.20 per share). No dividends on the Class B Preferred Shares have been declared since the fourth quarter of 1988.

      Summarized financial information for New Valley as of March 31, 1998 and December 31, 1997 and for the three months ended March 31, 1998 and 1997 follows:

                                                         March 31,          December 31,
                                                            1998                1997
                                                     ------------------- --------------------

Current assets, primarily cash and marketable
   securities...................................          $114,991            $ 118,642
Non-current assets..............................           288,248              322,749
Current liabilities.............................           113,710              128,128
Non-current liabilities.........................           163,122              185,024
Redeemable preferred stock......................           271,924              258,638
Shareholders' deficit...........................          (145,517)            (130,399)


                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


                                                                    March 31,
                                                     ----------------------------------------
                                                           1998                1997
                                                     ------------------- --------------------

Revenues   .....................................           $33,840             $22,853
Costs and expenses..............................            34,260              33,604
Net income (loss)...............................               157             (10,341)
Net loss applicable to common shares(A).........           (18,675)            (26,321)

-------------------

          (A) Considers all preferred accrued dividends, whether or not declared.

      On January 31, 1997, New Valley acquired substantially all the common shares of BML from BOL for $55,000. (Refer to Note 3.)

      On February 20, 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute to Western Realty the real estate assets of its subsidiary BML and Apollo agreed to contribute up to $58,000.

      Under the terms of the agreement governing Western Realty (the "LLC Agreement"), the ownership and voting interests in Western Realty are held equally by Apollo and New Valley. Apollo is entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and New Valley is then entitled to a return of $10,000 of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty is managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty generally require the unanimous consent of the Board of Managers. Accordingly, New Valley accounts for its non-controlling interests in Western Realty on the equity method.

      The organization of Western Realty was effected pursuant to the LLC Agreement. In 1996, New Valley acquired from an affiliate of Apollo eight shopping centers for $72,500. New Valley and pension plans sponsored by BGLS have invested in investment partnerships managed by an affiliate of Apollo. Apollo's affiliate owns a substantial amount of debt securities of BGLS and warrants to purchase common stock of the Company.

      On February 27, 1998, at an initial closing under the LLC Agreement, Apollo made an $11,000 loan (the "Loan") to Western Realty. The Loan, which bore interest at the rate of 15% per annum and was due September 30, 1998, was collateralized by a pledge of New Valley's shares of BML. On April 28, 1998, the Loan and the accrued interest thereon were converted into a capital contribution by Apollo to Western Realty and the BML pledge released.

      New Valley recorded its basis in the investment in Western Realty in the amount of $59,669 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and New Valley's proportionate interest in the underlying value of net assets of Western Realty.

      Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      company organized by BOL which, among other things, acquired an interest in a new factory being constructed on the outskirts of Moscow by a subsidiary of BOL. (Refer to Note 3.)

3.    INVESTMENT IN BROOKE (OVERSEAS) LTD.

      At March 31, 1998, BOL owned approximately 96% of the stock of Liggett-Ducat including shares of such stock acquired from Liggett in connection with Liggett's debt restructuring (refer to Note 6) and purchases of stock from other shareholders.

      Liggett-Ducat is in the process of constructing a new cigarette factory on the outskirts of Moscow which is currently scheduled to be operational in early 1999. Liggett-Ducat has entered into a construction contract for the plant. The remaining liability under that contract, as amended, at March 31, 1998 is approximately $16,000. Equipment purchase agreements in place at March 31, 1998 total $34,355, of which $28,791 will be financed by the manufacturers.

      In April, 1998, Western Realty completed making a $20,000 participating loan to a company (the "Borrower") organized by BOL which holds BOL's interests in Liggett-Ducat and the industrial site and manufacturing facility being constructed by Liggett-Ducat on the outskirts of Moscow. The loan, which bears no fixed interest, is payable only out of 30% of distributions, if any, made by the Borrower to BOL. After the prior payment of debt service on loans to finance the construction of the new facility, 30% of distributions from the Borrower to BOL will be applied first to pay the principal of the loan and then as contingent participating interest on the loan. Any rights of payment on the loan are subordinate to the rights of all other creditors of the Borrower. An initial $11,000 was funded in February 1998, and is classified in other long-term liabilities on the consolidated balance sheet at March 31, 1998. (Refer to Note 2.)

      The performance of Liggett-Ducat's cigarette operations in Russia is affected by uncertainties in Russia which may include, among others, political or diplomatic developments, regional tensions, currency repatriation restrictions, foreign exchange fluctuations, inflation, and an undeveloped system of commercial laws and legislative reform relating to foreign ownership in Russia.

      On January 31, 1997, BOL sold all its shares of BML to New Valley for $21,500 in cash and a promissory note of $33,500 payable $21,500 on June 30, 1997 and $12,000 on December 31, 1997 with interest at 9%. The note was paid in full as of December 31, 1997. The consideration received exceeded the carrying value of its investment in BML by $43,700. The Company recognized a gain on the sale in 1997 in the amount of $21,300. The remaining $22,400 was deferred in recognition of the fact that the Company retains an interest in BML through its 42% equity ownership in New Valley and that a portion of the property sold (the site of the third phase of the Ducat Place real estate project being developed by BML, which is currently used by Liggett-Ducat for its existing cigarette factory), is subject to a put option held by New Valley. The option allows New Valley to put this site back to the Company at the greater of the appraised fair market value of the property at the date of exercise or $13,600, during the period Liggett-Ducat operates the factory on such site.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

4.    INVENTORIES

      Inventories consist of:

                                                          March 31,        December 31,
                                                            1998               1997
                                                      ------------------ ------------------

Finished goods...................................            $17,400          $13,273
Work-in-process..................................              2,456            1,976
Raw materials....................................             27,383           24,495
Replacement parts and supplies...................              4,425            4,466
                                                             -------          -------
Inventories at current cost......................             51,664           44,210
LIFO adjustments.................................             (3,967)          (4,898)
                                                             -------          -------
                                                             $47,697          $39,312
                                                             =======          =======

      At March 31, 1998, Liggett and Liggett-Ducat had leaf tobacco purchase commitments of approximately $8,714 and $14,200, respectively.

5.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of:

                                                          March 31,        December 31,
                                                            1998               1997
                                                      ------------------ ------------------

Land and improvements............................          $    411            $   411
Buildings........................................             6,521              6,521
Machinery and equipment..........................            53,783             53,717
Leasehold improvements...........................               302                302
Construction-in-progress.........................            18,201             18,179
                                                           --------           --------
                                                             79,218             79,130
Less accumulated depreciation....................           (31,635)           (33,187)
                                                           --------           --------
                                                           $ 47,583           $ 45,943
                                                           ========           ========

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

6.    NOTES PAYABLE, LONG-TERM DEBT AND OTHER OBLIGATIONS

      Notes payable, long-term debt and other obligations consist of:

                                                                           March 31,        December 31,
                                                                             1998              1997
                                                                       ----------------- -----------------

         15.75% Series B Senior Secured Notes due 2001,
             net of unamortized discount of $22,940 and $1,511.....         $209,924          $231,723
         Deferred interest on 15.75% Series B Senior Secured
             Notes due 2001........................................           16,000
         14.500% Subordinated Debentures due 1998..................              800               800
         Notes payable - Foreign...................................            5,000             5,000
         Other.....................................................              300               629

         Liggett:
         11.500% Senior Secured Series B Notes due 1999, net of
             unamortized discount of $159 and $206.................          112,454           112,406
         Variable Rate Series C Senior Secured Notes due 1999......           32,279            32,279
         Revolving credit facility.................................           28,628            23,427
                                                                            --------          --------
         Total notes payable, long-term debt and
             other obligations.....................................          405,385           406,264

         Less:
             Current maturities....................................          178,661             6,429
                                                                            --------          --------
         Amount due after one year.................................         $226,724          $399,835
                                                                            ========          ========


      The 14.500% Subordinated Debentures due 1998 in principal amount of $800 were paid at maturity on April 1, 1998.

      STANDSTILL AGREEMENT - BGLS:

      During negotiations with the holders of more than 83% of the BGLS Notes concerning certain modifications to the terms of such debt, BGLS entered into a standstill agreement with such holders on August 28, 1997. Pursuant to the standstill agreement, as amended, such holders agreed that they would be entitled to receive their portion of the July 31, 1997 interest payment on the BGLS Notes (in total, $15,340) only after giving BGLS 20 days' notice but in any event by February 6, 1998.

      On February 6, 1998, BGLS entered into a further amendment to the standstill agreement with the Apollo Holders who hold approximately 41.8% of the BGLS Notes which extended the termination date of such agreement with respect to the Apollo Holders to March 2, 1998. Also on February 6, 1998, the holder of 41.9% of the BGLS Notes, who had previously been a party to the standstill agreement, was paid its pro rata share of the July 31, 1997 interest payment on the BGLS Notes. The Company also sold stock on January 16, 1998 to an affiliate of this holder in which it recorded an expense of $2,531 for the first quarter 1998, representing the difference between the cost and fair market value of the shares sold. (Refer to Note 7.)

      On March 2, 1998, the Company entered into an agreement with the Apollo Holders in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments together with interest compounded semi-annually thereon, will be

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes. Accordingly, accrued interest as of March 2, 1998 was reclassified and included in other long-term obligations.

      In connection with the March 2, 1998 agreement with the Apollo Holders, the Company issued to the Apollo Holders a five-year warrant to purchase 2,000,000 shares of the Company's common stock at a price of $5.00 per share. The Apollo Holders were also issued a second warrant expiring October 31, 2004 to purchase an additional 2,150,000 shares of the Company's common stock at a price of $0.10 per share. The second warrant will become exercisable on October 31, 1999, and the Company will have the right under certain conditions prior to that date to substitute for that warrant a new warrant for 9.9% of the common stock of Liggett.

      Based on the fair value of the equity instruments given to the holders of the debt, and the difference between the fair value of the modified debt and the carrying value of the debt held by the Apollo Holders prior to the transaction, no gain or loss was recorded on the transaction. The fair value of the equity instruments was estimated based on the Black-Scholes option pricing model and the following assumptions; volatility of 77%, risk-free interest rate of 6%, expected life of five to seven years and a dividend rate of 0%. Imputed interest of approximately $23,000 will be accreted over the term of the modified debt based on its recorded fair value.

      In connection with the consents of the Liggett bondholders to the restructuring of the Liggett Notes, on February 2, 1998, the Company issued 483,002 shares of treasury stock to the Liggett bondholders of record as of January 15, 1998. (Refer to Note 7.) The Company recorded a deferred charge of $4,105 at January 31, 1998 reflecting the fair value of the instruments issued. The Company has agreed to use its best efforts to file with the Securities and Exchange Commission ("SEC") a shelf registration statement on Form S-3 to be declared effective by May 31, 1998. If the registration statement has not been declared effective by such date, liquidated damages on the shares of common stock will accrue at the daily rate of $25, provided that the number of days on which damages shall accrue shall not exceed 300 days. Liquidated damages would be payable, at the option of the Company, in cash or in shares of common stock of the Company.

      15.75% SERIES B SENIOR SECURED NOTES DUE 2001

      The Series B Notes are collateralized by substantially all of BGLS' assets, including a pledge of BGLS' equity interests in Liggett, BOL and NV Holdings as well as a pledge of all of the New Valley securities held by BGLS and NV Holdings. The BGLS Series B Notes Indenture contains certain covenants, which among other things, limit the ability of BGLS to make distributions to the Company to $6,000 per year ($12,000 if less than 50% of the Series B Notes remain outstanding), limit additional indebtedness of BGLS to $10,000, limit guaranties of subsidiary indebtedness by BGLS to $50,000, and restrict certain transactions with affiliates that exceed $2,000 in any year subject to certain exceptions which include payments to the Company not to exceed $6,500 per year for permitted operating expenses, payment of the Chairman's salary and bonus and certain other expenses, fees and payments. In addition, the Indenture contains certain restrictions on the ability of the Chairman and certain of his affiliates to enter into certain transactions with, and receive payments above specified levels from, New Valley. The Series B Notes may be redeemed, in whole or in part, through December 31, 1999, at a price of 101% of the principal amount and thereafter at 100%. Interest is payable at the rate of 15.75% per annum on January 31 and July 31 of each year.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      LIGGETT 11.50% SENIOR SECURED SERIES B NOTES DUE 1999:

      On February 14, 1992, Liggett issued $150,000 in Senior Secured Notes (the "Liggett Series B Notes"). Interest on the Liggett Series B Notes is payable semiannually on February 1 and August 1 at an annual rate of 11.50%. The Liggett Series B Notes and Series C Notes referred to below (collectively, the "Liggett Notes") required mandatory principal redemptions of $7,500 on February 1 in each of the years 1993 through 1997 and $37,500 on February 1, 1998 with the balance of the Liggett Notes due on February 1, 1999. In February 1997, $7,500 of Liggett Series B Notes were purchased using the Facility and credited against the mandatory redemption requirements. The transaction resulted in a net gain of $2,963. The Liggett Notes are collateralized by substantially all of the assets of Liggett, excluding inventories and receivables. Eve Holdings Inc. is a guarantor for the Liggett Notes. The Liggett Notes may be redeemed, in whole or in part, at a price equal to 100% of the principal amount at the option of Liggett. The Liggett Notes contain restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others.

      On January 30, 1998, with the consent of the required majority of the holders of the Liggett Notes, Liggett entered into various amendments to the Indenture governing the Liggett Notes, which provided, among other things, for a deferral of the February 1, 1998 mandatory redemption payment of $37,500 to the date of final maturity of the Liggett Notes on February 1, 1999. In connection with the deferral, the Company agreed to issue 483,002 shares of the Company's common stock to the holders of record on January 15, 1998 of the Liggett Notes. As a result of this transaction, Liggett recorded a deferred charge of approximately $4,100 during the first quarter of 1998 reflecting the fair value of the instruments issued. This deferred charge is being amortized over a period of one year. The Indenture under which the Liggett Notes are outstanding was also amended to prohibit, with limited exceptions, payments of dividends and incurrence of new debt by Liggett and to tighten restrictions on the disposition of proceeds of asset sales. The Company and BGLS also agreed to guarantee the payment by Liggett of the August 1, 1998 interest payment on the Liggett Notes. In addition, Liggett Noteholders were granted additional collateral in the form of a security interest in 16% of the stock of Liggett-Ducat or a successor entity held by BOL.

      On February 1, 1999, all of the Liggett Notes, approximately $144,900, will reach maturity. There are no refinancing or restructuring arrangements in place at this time for the notes and no assurances can be given in this regard. (Refer to Note 1.)

      LIGGETT SERIES C VARIABLE RATE NOTES:

      The Series C Notes have the same terms (other than interest rate, which is 19.75%) and stated maturity as the Liggett Series B Notes.

      REVOLVING CREDIT FACILITY - LIGGETT:

      On March 8, 1994, Liggett entered into the Facility for $40,000 with a syndicate of commercial lenders. The Facility is collateralized by all inventories and receivables of Liggett. At March 31, 1998, $1,483 was available under the Facility based on eligible collateral. Borrowings under the Facility, whose interest is calculated at a rate equal to 1.5% above the Philadelphia National Bank's prime rate, bear a rate of 10.0% at March 31, 1998. The Facility requires Liggett's compliance with certain financial and other covenants, including restrictions on the payment of cash dividends and

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      distributions by Liggett. In addition, the Facility, as amended April 8, 1998, imposes requirements with respect to Liggett's permitted maximum adjusted net worth (not to fall below $195,000 as computed in accordance with the agreement, this computation was $186,416 at March 31, 1998) and net working capital deficiencies (not to fall below a default of $17,000 as computed in accordance with the agreement, this computation was $4,984 at March 31, 1998). The Facility, as amended, also provides that a default by Liggett or its subsidiaries under the March 1996 Settlements, March 1997 Settlements and March 1998 Settlements (all as defined below in Note
      8) shall constitute an event of default under the Facility. In January 1997, the Facility was extended for one year and, in November 1997, was extended for an additional year until March 8, 1999.

      On August 29, 1997, the Facility was amended to permit Liggett to borrow an additional $6,000 which was used on that date in making the interest payment of $9,700 due on August 1, 1997 to the holders of the Liggett Notes. BGLS guaranteed the additional $6,000 advance under the Facility and collateralized the guarantee with $6,000 in cash, deposited with Liggett's lender. At March 31, 1998, this amount is classified in other assets on the consolidated balance sheet.

      FOREIGN LOANS:

      At March 31, 1998, Liggett-Ducat had two 6-month credit facilities open with a Russian bank. The first, for $2,000, which expired and was paid on April 30, 1998, initially bore an interest rate of 21%, subsequently raised to 28% on December 2, 1997. The second, for $3,000, which expired and was paid on May 16, 1998, initially bore an interest rate of 25%, subsequently raised to 28% on December 2, 1997. On April 24, 1998, Liggett-Ducat opened a credit facility for $2,000 with a Russian bank. The facility, with a variable interest rate (currently 27%), expires October 25, 1998.

7.    EQUITY

      As of January 1, 1998, the Company granted to employees of the Company non-qualified stock options to purchase 42,500 shares of the Company's common stock at an exercise price of $5.00 per share. The options have a ten-year term and vest in six equal annual installments. The Company will recognize compensation expense of $154 over the vesting period.

      On January 16, 1998, the Company entered into a Stock Purchase Agreement in which High River Limited Partnership purchased 1,500,000 shares of the Company's common stock for $9,000.

      In connection with the March 2, 1998 agreement with the Apollo Holders, the Company issued warrants to purchase the Company's common stock. (Refer to Note 6.)

      On March 12, 1998, the Company granted an option for 1,250,000 shares of the Company's common stock to a law firm that represents the Company and Liggett. On May 1, 1998 and April 1, 1999, options for 250,000 and 1,000,000 shares, respectively, of common stock are exercisable at $17.50 per share. The option expires on March 31, 2003.

      During April and May 1998, the Company granted 10,000 shares of the Company's common stock to each of its three outside directors. Of these shares, 7,500 vested immediately and the remaining 22,500 shares will vest in three equal annual installments. The Company will recognize compensation expense of $404 over the vesting period.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      On May 8, 1998, the Company adopted its 1998 Long-Term Incentive Plan (the "Incentive Plan") subject to approval by the shareholders of the Company at the next annual meeting. The Incentive Plan authorizes the granting of up to five million shares of the Company's common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the Incentive Plan.

8.    CONTINGENCIES

      TOBACCO-RELATED LITIGATION:

      OVERVIEW. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to secondary smoke (environmental tobacco smoke, "ETS") from cigarettes. These cases are reported hereinafter as though having been commenced against Liggett (without regard to whether such cases were actually commenced against the Company or Liggett). There has been a noteworthy increase in the number of cases pending against both Liggett and the other tobacco companies. The cases generally fall into three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual smokers ("Individual Actions"), (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of plaintiffs ("Class Actions") and (iii) health care cost recovery actions brought by state and local governments, although recently numerous health care cost recovery actions have been commenced on behalf of other third-party payors including asbestos manufacturers, unions and taxpayers ("Attorneys General Actions"). As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Liggett had been receiving assistance from others in the industry in defraying the costs and other burdens incurred in the defense of smoking and health litigation and related proceedings, which, for the most part, consisted of the payment of counsel fees and costs, but this assistance terminated in 1997. For the three months ended March 31, 1998, Liggett incurred counsel fees and costs totaling approximately $1,342, compared to $1,037 for the comparable prior year period.. The future financial impact on the Company of the termination of this assistance and the effects of the tobacco litigation settlements discussed below is not quantifiable at this time.

      In June 1992, in an action entitled CIPOLLONE V. LIGGETT GROUP INC., ET AL., the United States Supreme Court issued an opinion concluding that The Federal Cigarette Labeling and Advertising Act did not preempt state common law damage claims but that The Public Health Cigarette Smoking Act of 1969 (the "1969 Act") did preempt certain, but not all, state common law damage claims. The decision bars plaintiffs from asserting claims that, after the effective date of the 1969 Act, the tobacco companies either failed to warn adequately of the claimed health risks of cigarette smoking or sought to neutralize those claimed risks in their advertising or promotion of cigarettes. Bills have been introduced in Congress on occasion to eliminate the federal preemption defense. Enactment of any federal legislation with such an effect could result in a significant increase in claims, liabilities and litigation costs.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      INDIVIDUAL ACTIONS. As of March 31, 1998, there were approximately 250 cases pending against Liggett, and in most cases the other tobacco companies, where individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to ETS and seek compensatory and, in some cases, punitive damages. Of these, 108 were pending in the State of Florida, 82 in the State of New York and 19 in the State of Texas. The balance of individual cases were pending in 16 states. There are four individual cases pending where Liggett is the only named defendant.

      The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, special duty, voluntary undertaking, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability and violations of deceptive trade practices laws, the Federal Racketeer Influenced and Corrupt Organization Act ("RICO") and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption.

      On May 12, 1998, Liggett settled an individual tobacco-related action entitled WIDDICK V. BROWN & WILLIAMSON, Duval County Circuit Court, Florida. The settlement will not have a material affect on the Company's or Liggett's financial condition, results of operations or cash flows.

      CLASS ACTIONS. As of March 31, 1998, there were approximately 30 actions pending, for which either a class has been certified or plaintiffs are seeking class certification, where Liggett, among others, was a named defendant. Two of these cases, FLETCHER, ET AL. V. BROOKE GROUP LTD., ET AL. and WALKER, ET AL. V. LIGGETT GROUP INC., ET AL., have been settled, subject to court approval. These two settlements are more fully discussed below under the "Settlements" section.

      In October 1991, an action entitled BROIN, ET AL. V. PHILIP MORRIS INCORPORATED, ET AL., Circuit Court of the Eleventh Judicial District in and for Dade County, Florida, was filed against Liggett and others. This case has been brought by plaintiffs on behalf of all flight attendants that have worked or are presently working for airlines based in the United States and who have never regularly smoked cigarettes but allege that they have been damaged by involuntary exposure to ETS. In October 1997, the other major tobacco companies settled this matter which settlement provides for a release of the Company and Liggett. In February 1998, the Circuit Court approved the settlement, however, a Notice of Appeal was filed in the Third District Court of Appeal by an objector to the settlement.

      In March 1994, an action entitled CASTANO, ET AL. V. THE AMERICAN TOBACCO COMPANY INC., ET AL., United States District Court, Eastern District of Louisiana, was filed against Liggett and others. The class action complaint sought relief for a nationwide class of smokers based on their alleged addiction to nicotine. In February 1995, the District Court granted plaintiffs' motion for class certification (the "Class Certification Order").

      In May 1996, the Court of Appeals for the Fifth Circuit reversed the Class Certification Order and instructed the District Court to dismiss the class complaint. The Fifth Circuit ruled that the District

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                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Court erred in its analysis of the class certification issues by failing to consider how variations in state law affect predominance of common questions and the superiority of the class action mechanism. The appeals panel also held that the District Court's predominance inquiry did not include consideration of how a trial on the merits in CASTANO would be conducted. The Fifth Circuit further ruled that the "addiction-as-injury" tort is immature and, accordingly, the District Court could not know whether common issues would be a "significant" portion of the individual trials. According to the Fifth Circuit's decision, any savings in judicial resources that class certification may bring about is speculative and would likely be overwhelmed by the procedural problems certification brings. Finally, the Fifth Circuit held that in order to make the class action manageable, the District Court would be forced to bifurcate issues in violation of the Seventh Amendment.

      The extent of the impact of the CASTANO decision on tobacco-related class action litigation is still uncertain, although the decertification of the CASTANO class by the Fifth Circuit may preclude other federal courts from certifying a nationwide class action for trial purposes with respect to tobacco-related claims. The CASTANO decision has had to date, however, only limited effect with respect to courts' decisions regarding narrower tobacco-related classes or class actions brought in state rather than federal court. For example, since the Fifth Circuit's ruling, courts in New York, Louisiana and Maryland have certified "addiction-as-injury" class actions that covered only citizens in those states. Two class actions pending in state court in Florida have also been certified and one of the actions, the BROIN case, had begun trial before settling in 1997. The CASTANO decision has had no measurable impact on litigation brought by or on behalf of single individual claimants.

      ATTORNEYS GENERAL ACTIONS. As of March 31, 1998, 41 Attorneys General actions were filed against Liggett and the Company. As more fully discussed below, Liggett and the Company have settled 37 of these actions. In addition, the Company and Liggett have reached settlements with six Attorneys General representing states or territories which have not yet commenced litigation. As of March 31, 1998, there were approximately 55 additional third-party payor actions pending. In certain of the pending proceedings, state and local government entities and others seek reimbursement for Medicaid and other health care expenditures allegedly caused by use of tobacco products. The claims asserted in these health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO.

      On April 29, 1998, a group known as the "Coalition for Tobacco Responsibility", which represents Blue Cross and Blue Shield Plans in more than 35 states, filed federal lawsuits against the industry seeking payment of health-care costs allegedly incurred as a result of cigarette smoking and ETS. The lawsuits were filed in Federal District Courts in New York, Chicago and Seattle and seek billions of dollars in damages. The lawsuits allege conspiracy, fraud, misrepresentation, violation of federal racketeering and anti-trust laws as well as other claims.

      SETTLEMENTS. In March 1996, the Company and Liggett entered into an agreement, subject to court approval, to settle the CASTANO class action tobacco litigation. Under the CASTANO settlement agreement, upon final court approval of the settlement, the CASTANO class would be entitled to receive

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                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      up to five percent of Liggett's pretax income (income before income taxes) each year (up to a maximum of $50,000 per year) for the next 25 years, subject to certain reductions provided for in the agreement and a $5,000 payment from Liggett if the Company or Liggett fail to consummate a merger or similar transaction with another non-settling tobacco company defendant within three years of the date of settlement. The Company and Liggett have the right to terminate the CASTANO settlement under certain circumstances. On March 14, 1996, the Company, the CASTANO Plaintiffs Legal Committee and the CASTANO plaintiffs entered into a letter agreement. According to the terms of the letter agreement, for the period ending nine months from the date of Final Approval (as defined in the letter), if granted, of the CASTANO settlement or, if earlier, the completion by the Company or Liggett of a combination with any defendant in CASTANO, except Philip Morris, the CASTANO plaintiffs and their counsel agree not to enter into any more favorable settlement agreement with any CASTANO defendant which would reduce the terms of the CASTANO settlement agreement. If the Castano plaintiffs or their counsel enter into any such settlement during this period, they shall pay the Company $250,000 within 30 days of the more favorable agreement and offer the Company and Liggett the option to enter into a settlement on terms at least as favorable as those included in such other settlement. The letter agreement further provides that during the same time period, and if the CASTANO settlement agreement has not been earlier terminated by the Company in accordance with its terms, the Company and its affiliates will not enter into any business transaction with any third party which would cause the termination of the CASTANO settlement agreement. If the Company or its affiliates enter into any such transaction, then the CASTANO plaintiffs will be entitled to receive $250,000 within 30 days from the transacting party. In May 1996, the CASTANO Plaintiffs Legal Committee filed a motion with the United States District Court for the Eastern District of Louisiana seeking preliminary approval of the CASTANO settlement. In September 1996, shortly after the class was decertified, the CASTANO plaintiffs withdrew the motion for approval of the CASTANO settlement.

      In March 1996, the Company and Liggett entered into a settlement of tobacco-related litigation with the Attorneys General of Florida, Louisiana, Massachusetts, Mississippi and West Virginia (the "March 1996 Settlements"). The March 1996 Settlements release the Company and Liggett from all tobacco-related claims including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors. Certain of the terms of the March 1996 Settlements are summarized below.

      Under the March 1996 Settlements, the five settling states would share an initial payment by Liggett of $5,000 ($1,000 of which was paid on March 22, 1996, with the balance payable over nine years and indexed and adjusted for inflation), provided that any unpaid amount will be due 60 days after either a default by Liggett in its payment obligations under the settlement or a merger or other similar transaction by the Company or Liggett with another defendant in the lawsuits. In addition, Liggett will be required to pay the settling states a percentage of Liggett's pretax income (income before income taxes) each year from the second through the twenty-fifth year. This annual percentage is 2-1/2% of Liggett's pretax income, subject to increase to 7-1/2% depending on the number of additional states joining the settlement. No additional states have joined this settlement to date. All of Liggett's payments are subject to certain reductions provided for in the agreement. Liggett has also agreed to pay to the settling states $5,000 if the Company or Liggett fails to consummate a merger or other similar transaction with another defendant in the lawsuits within three years of the date of the March 1996 Settlement.

      Settlement funds received by the Attorneys General will be used to reimburse the states for smoking-related health care costs. The Company and Liggett also have agreed to phase in compliance with

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      certain of the proposed interim FDA regulations on the same basis as provided in the CASTANO settlement. The Company and Liggett have the right to terminate the March 1996 Settlements with respect to any settling state if any of the remaining defendants in the litigation succeed on the merits in that state's respective Attorney General action. The Company and Liggett may also terminate the March 1996 Settlements if they conclude that too many states have filed Attorney General actions and have not settled such cases with the Company and Liggett.

      In March 1997, Liggett, the Company and the five settling states executed an addendum pursuant to which Liggett and the Company agreed to provide to the five settling states, among other things, the additional cooperation and compliance with advertising restrictions that is provided for in the March 1997 Settlements (discussed below). Also, pursuant to the addendum, the initial settling states agreed to use best efforts to ensure that in the event of a global tobacco settlement enacted through federal legislation or otherwise, Liggett's and the Company's financial obligations under such a global settlement would be no more onerous than under this settlement.

      At December 31, 1995, the Company had accrued approximately $4,000 for the present value of the fixed payments under the March 1996 Settlements. At December 31, 1997, in connection with the March 1998 Settlements, the Company accrued $16,421 for the present value of the fixed payments under the March 1998 Settlements. At March 31, 1998, in connection with the settlement with the Attorney General of Georgia (discussed below), the Company accrued $481 for the present value of the fixed payments under the Georgia settlement. No additional amounts have been accrued with respect to the recent settlements discussed below. The Company cannot quantify the future costs of the settlements at this time as the amount Liggett must pay is based, in part, on future operating results. Possible future payments based on a percentage of pretax income, and other contingent payments based on the occurrence of a business combination, will be expensed when considered probable.

      In March 1997, Liggett and the Company entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, during 1997, settlements were reached with four more states through their respective Attorneys General (settlements with these 21 Attorneys General and with the nationwide class are hereinafter referred to as the "March 1997 Settlements"). On March 12, 1998, Liggett and the Company announced settlements with the Attorneys General of 14 states, the District of Columbia and the U.S. Virgin Islands (the "March 1998 Settlements"). On March 26, 1998, the Company and Liggett settled with the Attorney General of Georgia, which joined the March 1998 Settlements. The foregoing settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against the Company and Liggett, brought by the Attorneys General and, upon court approval, the nationwide class.

      The states and territories where settlements have been reached with Attorneys General are: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, Texas, Utah, U.S. Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming. Other states have either recently filed health care cost recovery actions or indicated intentions to do so. Both Liggett and the Company will endeavor to resolve those actions on substantially the same terms and

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                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      conditions as the March 1998 Settlements, however, there can be no assurance that any such settlements will be completed.

      As mentioned above, in March 1997, Liggett, the Company and plaintiffs filed a mandatory class settlement agreement in an action entitled FLETCHER, ET AL. V. BROOKE GROUP LTD., ET AL., Circuit Court of Mobile County, Alabama, where the court granted preliminary approval and preliminary certification of the class, and in May 1997, a similar mandatory class settlement agreement was filed in an action entitled WALKER, ET AL. V. LIGGETT GROUP INC., ET AL., United States District Court, Southern District of West Virginia. The Company anticipates that should the court in FLETCHER, after dissemination of notice to the class of the pending limited fund class action settlement and a full fairness hearing with respect thereto, issue a final order and judgment approving the settlement, such an order would preclude further prosecution by class members of tobacco-related claims against both Liggett and the Company. Under the Full Faith and Credit Act, a final judgment entered in a nationwide class action pending in a state court has a preclusive effect against any class member with respect to the claims settled and released. As the class definition in FLETCHER encompasses all persons in the United States who could claim injury as a result of cigarette smoking or ETS and any third-party payor claimants, it is anticipated that, upon final order and judgment, all such persons and third-party payor claimants would be barred from further prosecution of tobacco-related claims against Liggett and the Company.

      In the FLETCHER action, it is anticipated that class members will be notified of the settlement and will have an opportunity to appear at a later court hearing. Effectiveness of the mandatory settlement is conditioned on final court approval of the settlement after a fairness hearing. There can be no assurance as to whether, or when, such court approval will be obtained.

      The WALKER court also granted preliminary approval and preliminary certification of the nationwide class, however, in August 1997, the court vacated its preliminary certification of the settlement class, which decision is currently on appeal. The WALKER court relied on the Supreme Court's decision in AMCHEM PRODUCTS INC. V. WINDSOR in reaching its decision to vacate preliminary certification of the class. In AMCHEM, the Supreme Court affirmed a decision of the Third Circuit vacating the certification of a settlement class that involved asbestos-exposure claims. The Supreme Court held that the proposed settlement class did not meet the requirements of Rule 23 of the Federal Rules of Civil Procedure for predominance of common issues and adequacy of representation. The Third Circuit had held that, although classes could be certified for settlement purposes, Rule 23's requirements had to be satisfied as if the case were going to be litigated. The Supreme Court agreed that the fairness and adequacy of the settlement are not pertinent to the predominance inquiry under Rule 23(b)(3), and thus, the proposed class must have sufficient unity so that absent class members can fairly be bound by decisions of class representatives.

      After the AMCHEM opinion was issued by the Supreme Court in June 1997, objectors to Liggett's settlement in WALKER moved for decertification. Although Liggett's settlement in the WALKER action is a "limited fund" class action settlement proceeding under Rule 23(b)(1) and AMCHEM was a Rule 23 (b)(3) case, the court in the WALKER action, nonetheless, decertified the WALKER class. Applying AMCHEM to the WALKER case, the District Court, in a decision issued in August 1997, determined that while plaintiffs in WALKER have a common interest in "maximizing the limited fund available from the defendants," there remained "substantial conflicts among class members relating to distribution of the fund and other key concerns" that made class certification inappropriate.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The AMCHEM decision's ultimate affect on the viability of both the WALKER and FLETCHER settlements remains uncertain given the Fifth Circuit's recent ruling reaffirming a limited fund class action settlement in IN RE ASBESTOS LITIGATION ("AHEARN"). In June 1997, the Supreme Court remanded AHEARN to the Fifth Circuit for consideration in light of AMCHEM. On remand, the Fifth Circuit made two decisive distinctions between AMCHEM and AHEARN. First, the AHEARN class action proceeded under Rule 23(b)(1) while AMCHEM was a Rule 23(b)(3) case, and second, in AHEARN, there was no allocation or difference in award, according to nature or severity of injury, as there was in AMCHEM. The Fifth Circuit concluded that all members of the class and all class representatives share common interests and none of the uncommon questions, abounding in Amchem, exist.

      The remaining material terms of the March 1996 Settlements, the March 1997 Settlements and the March 1998 Settlements are described below.

      Pursuant to each of the settlements, both the Company and Liggett agreed to cooperate fully with the Attorneys General and the nationwide class in their respective lawsuits against the tobacco industry. The Company and Liggett agreed to provide to these parties all relevant tobacco documents in their possession, other than those subject to claims of joint defense privilege, and to waive, subject to court order, certain attorney-client privileges and work product protections regarding Liggett's smoking-related documents to the extent Liggett and the Company can so waive these privileges and protections. The Attorneys General and the nationwide class agreed to keep Liggett's documents under protective order and, subject to final court approval, to limit their use to those actions brought by parties to the settlement agreements. Those documents that may be subject to a joint defense privilege with other tobacco companies will not be produced to the Attorneys General or the nationwide class, but will be, pursuant to court order, submitted to the appropriate court and placed under seal for possible IN CAMERA review. Additionally, under similar protective conditions, the Company and Liggett agreed to offer their employees for witness interviews and testimony at deposition and trial. Pursuant to the settlement agreements, Liggett also agreed to place an additional warning on its cigarette packaging stating that "Smoking is Addictive" and to issue a public statement, as requested by the Attorneys General. Liggett has commenced distribution of cigarette packaging which displays the new warning label.

      Pursuant to the March 1996 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or the Company, prior to the third anniversary of the settlement, would receive certain settlement benefits, including limitations on potential liability. Pursuant to the agreement, any such combining tobacco company would be released from the lawsuits brought by the five initial settling states. Such combining tobacco company would be obligated to pay into the settlement fund within sixty days of becoming bound to the agreement $135,000, and make annual payments of 2.5% of the combining company's pre-tax income (but not less than $30,000 per year). Such combining tobacco company would also have to comply with the advertising and access restrictions provided for in the agreement, and would have to withdraw their objections to the FDA rule.

      Pursuant to the March 1997 Settlements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or the Company, prior to the fourth anniversary of the settlements, would receive certain settlement benefits, including limitations on potential liability for affiliates not engaged in domestic tobacco operations and a waiver of any obligation to post a bond to appeal any future adverse judgment. In addition, within 120 days following any such combination, Liggett would be required to pay the settlement fund $25,000. Under all settlements, the plaintiffs

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      have agreed not to seek an injunction preventing a defendant tobacco company combining with Liggett or the Company from spinning off any affiliate which is not engaged in the domestic tobacco business.

      Pursuant to the March 1998 Settlements, Liggett is required to pay each of the settling states and territories their relative share (based on the Medicaid population of each state over the total Medicaid population of the United States) of between 27.5% and 30% of Liggett's pre-tax income each year for 25 years, with a minimum payment guarantee of $1,000 per state over the first nine years of the agreement. The aggregate liability under the March 1996 Settlements, the March 1997 Settlements and the March 1998 Settlements (including the Georgia settlement) is $39,556, the present value of which, when discounted at the rate of 18% per annum, is $19,365 at December 31, 1997. Minimum payments to be made for these settlements over the next five years and thereafter are: 1998: $4,144; 1999: $4,518; 2000: $4,518; 2001: $4,577; 2002: $4,630; thereafter:
      $18,169. The annual percentage is subject to increase, pro rata from 27.5% up to 30%, depending on the number of additional states joining the settlement. Pursuant to the "most favored nation" provisions under the March 1996 Settlement and the March 1997 Settlements, each of the states settling under those settlements could benefit from the economic terms of the March 1998 Settlements. In the case of the March 1997 Settlements, in the event that the Fletcher class is approved, monies collected in the settlement fund will be overseen by a court-appointed committee and utilized to compensate state health care programs and settlement class members and to provide counter-market advertising. In all settlements, Liggett agreed to phase-in compliance with certain proposed FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present. The March 1998 Settlements provide for additional restrictions and regulations on Liggett's advertising, including a prohibition on outdoor advertising and product advertising on the Internet and on payments for product placement in movies and television.

      Under all settlements, the Company and Liggett are also entitled to most favored nation treatment in the event any settling Attorney General reaches a settlement with any other defendant tobacco company. Under the March 1996 Settlement and March 1997 Settlements, in the event of a global settlement involving federal legislation with any other defendant tobacco company, the settling Attorneys General agreed to use their "best efforts" to ensure that the Company and Liggett's liability under such legislation should be no more onerous than under these settlements. Under the March 1998 Settlements, the settling Attorneys General agreed to write letters to Congress and the President of the United States to ensure that the Company and Liggett's liability under any such legislation should be no more onerous than under these settlements.

      Copies of the various settlement agreements are filed as exhibits to the Company's Form 10-K and the discussion herein is qualified in its entirety by reference thereto.

      TRIALS. On May 8, 1998, the other tobacco companies settled the litigation in Minnesota known as the STATE OF MINNESOTA BY HUBERT H. HUMPHREY, III, ITS ATTORNEY GENERAL AND BLUE CROSS AND BLUE SHIELD OF MINNESOTA V. PHILIP MORRIS INCORPORATED, ET AL. Liggett settled the claims of the State of Minnesota on March 20, 1997, but still remains a defendant in the case with respect to Blue Cross and Blue Shield of Minnesota as to one claim seeking equitable relief. There are several other trial dates scheduled during 1998 for individual cases; however, trial dates are subject to change.

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                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      PROPOSED RESOLUTION. In June 1997, Philip Morris Incorporated ("Philip Morris"), R. J. Reynolds Tobacco Company ("RJR"), B&W, Lorillard Tobacco Company ("Lorillard") and the United States Tobacco Company, along with the Attorneys General for the States of Arizona, Connecticut, Florida, Mississippi, New York and Washington and the CASTANO Plaintiffs' Litigation Committee executed a Memorandum of Understanding to support the adoption of federal legislation and necessary ancillary undertakings, incorporating the features described in a proposed resolution (the "Resolution"). The proposed Resolution mandates a total reformation and restructuring of how tobacco products are manufactured, marketed and distributed in the United States.

      The proposed Resolution includes provisions relating to advertising and marketing restrictions, product warnings and labeling, access restrictions, licensing of tobacco retailers, the adoption and enforcement of "no sales to minors" laws by states, surcharges against the industry for failure to achieve underage smoking reduction goals, regulation of tobacco products by the FDA, public disclosure of industry documents and research, smoking cessation programs, compliance programs by the industry, public smoking and smoking in the workplace, enforcement of the proposed Resolution, industry payments and litigation.

      The proposed Resolution would require the FDA to impose annual surcharges on the industry if targeted reductions in underage smoking incidence are not achieved in accordance with a legislative timetable. The surcharge would be based upon an approximation of the present value of the profit the companies would earn over the lives of all underage consumers in excess of the target, and would be allocated among participating manufacturers based on their market share of the United States cigarette industry.

      The proposed Resolution would require participating manufacturers to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date that federal legislation implementing the terms of the proposed Resolution is signed. This Industry Payment would be based on relative market capitalization. Thereafter, the participating companies would be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels) -- year 1: $8.5 billion; year 2: $9.5 billion; year 3: $11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be increased by the greater of 3% or the previous year's inflation rate, and would be adjusted to reflect changes from 1996 domestic sales volume levels.

      The Industry Payments would be separate from any surcharges. The Industry Payments would receive priority and would not be dischargeable in any bankruptcy or reorganization proceeding and would be the obligation only of entities selling tobacco products in the United States (and not their affiliated companies). The proposed Resolution provides that all payments by the industry would be ordinary and necessary business expenses in the year of payment, and no part thereof would be either in settlement of an actual or potential liability for a fine or penalty (civil or criminal) or the cost of a tangible or intangible asset. The proposed Resolution would provide for the pass-through to consumers of the annual Industry Payments in order to promote the maximum reduction in underage use.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

      If enacted, the federal legislation provided for in the proposed Resolution would settle present attorney general health care cost recovery actions (or similar actions brought by or on behalf of any governmental entity other than the federal government), PARENS PATRIAE and smoking and health class actions and all "addiction"/dependence claims, and would bar similar actions from being maintained in the future. However, the proposed Resolution provides that no stay applications will be made in pending governmental actions without the mutual consent of the parties. The proposed Resolution would not affect any smoking and health class action or any health care cost recovery action that is reduced to final judgment before implementing federal legislation is effective.

      Under the proposed Resolution, the rights of individuals to sue the tobacco industry would be preserved, except as expressly changed by implementing federal legislation. Claims, however, could not be maintained on a class or other aggregated basis, and could be maintained only against tobacco manufacturing companies (and not their retailers, distributors or affiliated companies). In addition, all punitive damage claims based on past conduct would be resolved as part of the proposed Resolution, and future claimants could seek punitive damages only with respect to claims predicated upon conduct taking place after the effective date of implementing federal legislation. Finally, except with respect to actions pending as of June 9, 1997, third-party payor (and similar) claims could be maintained only if based on subrogation of individual claims. Under subrogation principles, a payor of medical costs can seek recovery from a third party only by "standing in the shoes" of the injured party and being subject to all defenses available against the injured party.

      The proposed Resolution contemplates that participating tobacco manufacturers would enter into a joint sharing agreement for civil liabilities relating to past conduct. Judgments and settlements arising from tort actions would be paid as follows: The proposed Resolution would set an annual aggregate cap of up to 33% of the annual base Industry Payment (including any reductions for volume declines). Any judgments or settlements exceeding the cap in a particular year would roll over into the next year. While judgments and settlements would run against the defendant, they would give rise to an 80-cents-on-the-dollar credit against the annual Industry Payment. Finally, any individual judgments in excess of $1 million would be paid at the rate of $1 million per year unless every other judgment and settlement could first be satisfied within the annual aggregate cap. In all circumstances, however, the companies would remain fully responsible for costs of defense and certain costs associated with the fees of attorneys representing certain plaintiffs in the litigation settled by the proposed Resolution.

      Under the proposed Resolution, the Company and Liggett would be deemed to be a "non-participating manufacturer". The proposed Resolution provides, among other things, that a non-participating manufacturer would be required to place into escrow, each year, an amount equal to 150% of its share of the payment required of participating manufacturers (other than the portion allocated to public health programs and federal and state enforcement). These funds would be earmarked for potential liability payments and could be reclaimed, with interest, after 35 years, to the extent they had not been paid out in liability.

      The proposals are currently being reviewed by the White House, Congress and various public interest groups. Separately, the other tobacco companies negotiated settlements of the Attorneys General health care cost recovery actions in Mississippi, Florida, Texas and Minnesota. Management is unable to predict the ultimate effect, if any, of the enactment of legislation adopting the proposed resolution. Management is also unable to predict the ultimate content of any such

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      legislation; however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

      OTHER RELATED MATTERS. In March 1997, RJR, Philip Morris, B&W and Lorillard obtained a temporary restraining order from a North Carolina state court preventing the Company and Liggett and their agents, employees, directors, officers and lawyers from turning over documents allegedly subject to the joint defense privilege in connection with the settlements, which restraining order was converted to a preliminary injunction by the court in April 1997. In March 1997, the United States District Court for the Eastern District of Texas and state courts in Mississippi and Illinois each issued orders enjoining the other tobacco companies from interfering with Liggett's filing with the courts, under seal, those documents.

      The Company understands that a grand jury investigation is being conducted by the office of the United States Attorney for the Eastern District of New York (the "Eastern District Investigation") regarding possible violations of criminal law relating to the activities of The Council for Tobacco Research - USA, Inc. (the "CTR"). Liggett was a sponsor of the CTR at one time. In May 1996, Liggett received a subpoena from a Federal grand jury sitting in the Eastern District of New York, to which Liggett has responded.

      In March 1996, and in each of March, July, October and December 1997, the Company and/or Liggett received subpoenas from a Federal grand jury in connection with an investigation by the United States Department of Justice (the "DOJ Investigation") involving the industry's knowledge of: the health consequences of smoking cigarettes; the targeting of children by the industry; and the addictive nature of nicotine and the manipulation of nicotine by the industry. Liggett has responded to the March 1996, March 1997 and July 1997 subpoenas and is in the process of responding to the October and December 1997 subpoenas. The Company understands that the Eastern District Investigation and the DOJ Investigation have, for all intents and purposes, been consolidated into one investigation being conducted by the Department of Justice (the "DOJ"). The Company and Liggett are unable, at this time, to predict the outcome of this investigation.

      On April 28, 1998, the Company announced that Liggett had reached an agreement with the DOJ to cooperate in both the Eastern District Investigation and the DOJ Investigation. The agreement does not constitute an admission of any wrongful behavior by Liggett. The DOJ has not provided immunity to Liggett and has full discretion to act or refrain from acting with respect to Liggett in the investigation.

      Litigation is subject to many uncertainties, and it is possible that some of the aforementioned actions could be decided unfavorably against the Company or Liggett. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. The Company is unable to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation.

      The Company is unable to make a meaningful estimate with respect to the amount of loss that could result from an unfavorable outcome of the cases pending against the Company, because the complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual's complaint against the tobacco industry pray for money damages in an amount to be determined by a jury, plus punitive damages and costs. These damage claims are usually stated as being for at least the minimum necessary to invoke the jurisdiction of the court.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Third-party payor claimants and others have set forth several additional variations on relief sought: funding of corrective public education campaigns relating to issues of smoking and health; funding for clinical smoking cessation programs; disgorgement of profits from sales of cigarettes; restitution; treble damages; and attorneys' fees. Nevertheless, no specific amounts are provided. It is, however, understood that requested damages against the tobacco company defendants in these cases may be in the billions of dollars.

      It is possible that the Company's consolidated financial position, results of operation and cash flow could be materially adversely affected by an unfavorable outcome in any of such pending tobacco-related litigation.

      Liggett has been involved in certain environmental proceedings, none of which, either individually or in the aggregate, rise to the level of materiality. Liggett's management believes that current operations are conducted in material compliance with all environmental laws and regulations. Management is unaware of any material environmental conditions affecting its existing facilities. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, earnings or competitive position of Liggett.

      There are several other proceedings, lawsuits and claims pending against the Company unrelated to smoking or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company's financial position, results of operations or cash flows.

      LEGISLATION AND REGULATION:

      In August 1996, the FDA filed in the Federal Register a Final Rule (the "FDA Rule") classifying tobacco as a drug, asserting jurisdiction by the FDA over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. Litigation was commenced in the United States District Court for the Middle District of North Carolina challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. The court, after argument, granted plaintiffs' motion for summary judgment prohibiting the FDA from regulating or restricting the promotion and advertising of tobacco products and denied plaintiffs' motion for summary judgment on the issue of whether the FDA has the authority to regulate access to, and labeling of, tobacco products. The four major cigarette manufacturers and the FDA have filed notices of appeal. The Company and Liggett support the FDA Rule and have begun to phase in compliance with certain of the proposed interim FDA regulations. See discussions of the CASTANO and Attorneys General settlements above.

      In August 1996, the Commonwealth of Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. In December 1997, the United States District Court for the District of Massachusetts enjoined this legislation from going into effect, however, in December 1997, Liggett began complying with this legislation by providing ingredient information to the Massachusetts Department of Public Health.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      In February 1996, the United States Trade representative issued an "advance notice of rule making" concerning how tobaccos imported under a previously established tobacco rate quota ("TRQ") should be allocated. Currently, tobacco imported under the TRQ is allocated on a "first-come, first-served" basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an "end-user licensing" system under which the right to import tobacco under the quota would be initially assigned on the basis of domestic market share. Such an approach, if adopted, could have a material adverse effect on the Company and Liggett.

      In April 1994, the United States Occupational Safety and Health Administration ("OSHA") issued a proposed rule that could ultimately ban smoking in the workplace. Hearings were completed during 1995. OSHA has not yet issued a final rule or a proposed revised rule. While the Company cannot predict the outcome, some form of federal regulation of smoking in workplaces may result.

      In January 1993, the United States Environmental Protection Agency ("EPA") released a report on the respiratory effect of ETS which concludes that ETS is a known human lung carcinogen in adults and in children, causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest of the major domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate ETS, and that given the current body of scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's classification of ETS was arbitrary and capricious. Whatever the outcome of this litigation, issuance of the report may encourage efforts to limit smoking in public areas.

      As part of the budget agreement recently approved by Congress, federal excise taxes on a pack of cigarettes, which are currently 24 cents, would rise 10 cents in the year 2000 and 5 cents more in the year 2002. In a speech in September 1997, President Clinton called for federal legislation that, among other things, would raise cigarette prices by up to $1.50 per pack. Since then, several bills have been introduced in the Senate that purport to propose legislation along these lines. Management is unable to predict the ultimate content of any such legislation; however, adoption of any such legislation could have a material adverse effect on the business of the Company and Liggett.

      In addition to the foregoing, there have been a number of other restrictive regulatory actions, adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, the effects of which, at this time, the Company is not able to evaluate.

      OTHER MATTERS:

      In June 1993, the Company obtained expropriation and forced abandonment insurance coverage for its investment in its Ducat Place I real estate project in Moscow, Russia. Shortly thereafter, the Company submitted a Notice of Loss to the insurer, under and pursuant to the policy. The insurer denied the claim and, in July 1994, arbitration proceedings were commenced in the United Kingdom. In January 1997, the Company recognized a gain of $4,125 in settlement of the dispute.

                                BROOKE GROUP LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      On or about March 13, 1997, a shareholder derivative suit was filed against New Valley, as a nominal defendant, its directors and the Company in the Delaware Chancery Court, by a shareholder of New Valley. The suit alleges that New Valley's purchase of the BML Shares constituted a self-dealing transaction which involved the payment of excessive consideration by New Valley. The plaintiff seeks (i) a declaration that New Valley's directors breached their fiduciary duties, the Company aided and abetted such breaches and such parties are therefore liable to New Valley, and (ii) unspecified damages to be awarded to New Valley. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations are without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

9.    RELATED PARTY TRANSACTIONS

      On January 31, 1997, New Valley entered into a stock purchase agreement with BOL pursuant to which New Valley acquired 10,483 shares of BML common stock (99.1%) for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 promissory note with an interest rate of 9%. The note was paid in full in 1997. (Refer to Notes 3 and 8.)

      In January 1998, the Company entered into an amendment to the Amended and Restated Consulting Agreement dated as of January 1, 1996 with a consultant who also serves as a director and President of New Valley. The amendment provides that the consultant is entitled on an annual basis to receive additional payments in an amount necessary to reimburse him, on an after-tax basis, for all applicable taxes incurred by him during the prior calendar year as a result of the grant to him, or vesting, of a 1994 award of 500,000 restricted shares of the Company's Common Stock and 1995 and 1996 awards of 500,000 and 1,000,000, respectively, options to acquire shares of the Company's Common Stock. The consultant received an additional consulting payment of $425,000 in January 1998, which the consultant and the Company have agreed will constitute full satisfaction of the Company's obligations under the amendment with respect to 1997.

      Effective May 1, 1998, a former officer of the Company entered into a severance agreement in which the Company will pay him a total of $2,208 in stock or cash in quarterly installments over a period of 6 years. The Company will recognize the expense during the second quarter 1998.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and the
Shareholders of New Valley Corporation

    We have audited the accompanying consolidated balance sheets of New Valley Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for each of the three years for the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Thinking Machines Corporation, a consolidated subsidiary, which statements reflect total assets constituting 1% and 3% of consolidated total assets at December 31, 1997 and 1996, respectively and a net loss (net of minority interest therein) constituting 25% and 90% of the consolidated net loss for the years ended December 31, 1997 and 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Thinking Machines Corporation, are based solely upon the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provides a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Valley Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.



Miami, Florida
March 31, 1998

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           DECEMBER 31,
                                                                                    -----------------------
                                                                                      1997             1996
                                                                                    --------         ------
                                    ASSETS
Current assets:
     Cash and cash equivalents.............................................         $  11,606         $  57,282
     Investment securities available for sale..............................            51,993            61,454
     Trading securities owned..............................................            49,988            29,761
     Restricted assets.....................................................               232             2,080
     Receivable from clearing brokers......................................             1,205            23,870
     Other current assets..................................................             3,618             9,273
                                                                                    ---------         ---------
         Total current assets..............................................           118,642           183,720
                                                                                    ---------         ---------

Investment in real estate, net.............................................           256,645           179,571
Furniture and equipment, net...............................................            12,194                --
Investment securities available for sale...................................                --             2,716
Restricted assets..........................................................             5,484             6,766
Long-term investments, net.................................................            27,224            13,270
Other assets...............................................................            21,202            20,497
                                                                                    ---------         ---------
         Total assets......................................................         $ 441,391         $ 406,540
                                                                                    =========         =========


                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
     Margin loan payable...................................................         $  13,012         $      --
     Current portion of notes payable and long-term obligations............               760             2,310
     Accounts payable and accrued liabilities..............................            57,722            44,888
     Prepetition claims and restructuring accruals.........................            12,611            15,526
     Income taxes..........................................................            18,413            18,243
     Securities sold, not yet purchased....................................            25,610            17,143
                                                                                    ---------         ---------
         Total current liabilities.........................................           128,128            98,110
                                                                                    ---------         ---------

Notes payable..............................................................           173,814           157,941
Other long-term liabilities................................................            11,210            12,282
Redeemable preferred shares................................................           258,638           210,571

Commitments and contingencies..............................................                --                --

Shareholders' equity (deficiency):
     Cumulative preferred shares; liquidation preference of $69,769,
       dividends in arrears: 1997 - $139,412; 1996 - $115,944..............               279               279
     Common Shares, $.01 par value; 850,000,000 shares
       authorized; 9,577,624 shares outstanding............................                96                96
     Additional paid-in capital............................................           604,215           644,789
     Accumulated deficiency................................................          (742,427)         (721,854)
     Unearned compensation on stock options................................              (158)             (731)
     Unrealized gain on investment securities..............................             7,596             5,057
                                                                                    ---------         ---------
Total shareholders' equity (deficiency)....................................          (130,399)          (72,364)
                                                                                    ---------         ---------

         Total liabilities and shareholders' equity (deficiency)...........         $ 441,391         $ 406,540
                                                                                    =========         =========

          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                              YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------
                                                                    1997              1996             1995
                                                                 -----------        ----------       ----------
Revenues:
    Principal transactions, net..................................  $  16,754        $  28,344          $ 18,237
    Commissions..................................................     16,727           17,755             9,888
    Corporate finance fees.......................................     12,514           10,230             5,942
    Gain on sale of investments..................................     20,492           10,014             7,078
    Real estate leasing..........................................     27,067           23,559                --
    Interest and dividends.......................................      9,417           16,951            21,047
    Computer sales and service...................................      3,947           15,017                --
    Other income.................................................      7,650            8,995             5,538
                                                                   ---------        ---------          --------

         Total revenues..........................................    114,568          130,865            67,730
                                                                   ---------        ---------          --------

Costs and expenses:
    Selling, general and administrative expenses.................    119,205          140,399            54,216
    Interest.....................................................     16,988           17,760             2,102
    Recovery of restructuring charges............................         --           (9,706)           (2,044)
    Write-down of long-term investments .........................      3,796            1,001            11,790
                                                                   ---------        ---------          --------

         Total costs and expenses................................    139,989          149,454            66,064
                                                                   ---------        ---------          --------

(Loss) income from continuing operations before income
    taxes, minority interests....................................    (25,421)         (18,589)            1,666

Income tax provision.............................................        186              300               292
Minority interests in loss from continuing operations of
    consolidated subsidiaries....................................      1,347            4,241                --
                                                                   ---------        ---------          --------

(Loss) income from continuing operations.........................    (24,260)         (14,648)            1,374

Discontinued operations (Note 4):
    Income from discontinued operations, net of
      income taxes of $480 in 1995...............................         --               --             4,315
    Gain on disposal of discontinued operations, net of income
      taxes of $1,400 in 1995....................................      3,687            7,158            12,558
                                                                   ---------        ---------          --------

         Income from discontinued operations.....................      3,687            7,158            16,873
                                                                   ---------        ---------          --------

Net (loss) income................................................    (20,573)          (7,490)           18,247

Dividend requirements on preferred shares........................    (68,475)         (61,949)          (72,303)
Excess of carrying value of redeemable preferred
    shares over cost of shares purchased.........................         --            4,279            40,342
                                                                   ---------        ---------          --------

Net loss applicable to Common Shares.............................  $ (89,048)       $ (65,160)         $(13,714)
                                                                   ==========       =========          ========





          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                               1997              1996             1995
                                            -----------        ----------       ----------
Income (loss) per common share (Basic):

    Continuing operations ...............   $       (9.68)   $       (7.55)   $       (3.20)
    Discontinued operations .............             .38              .75             1.77
                                            -------------    -------------    -------------

         Net income (loss) ..............   $       (9.30)   $       (6.80)   $       (1.43)
                                            =============    =============    =============

Number of shares used in computation ....       9,578,000        9,578,000        9,554,000
                                            =============    =============    =============

Income (loss) per common share (Diluted):

    Continuing operations ...............   $       (9.68)   $       (7.55)   $       (3.20)
    Discontinued operations .............             .38              .75             1.77
                                            -------------    -------------    -------------

         Net income (loss) ..............   $       (9.30)   $       (6.80)   $       (1.43)
                                            =============    =============    =============

Number of shares used in computation ....       9,578,000        9,578,000        9,554,000
                                            =============    =============    =============

Supplemental information:
    Additional interest expense, absent
      the Chapter 11 filing .............                                     $       2,314
                                                                              =============









          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      UNEARNED
                                               CLASS B                ADDITIONAL                    COMPENSATION
                                              PREFERRED     COMMON      PAID-IN     ACCUMULATED       ON STOCK      UNREALIZED
                                                SHARES      SHARES      CAPITAL       DEFICIT          OPTIONS        GAINS
                                                ------      ------      -------       -------          -------        -----
Balance, December 31, 1994...................... $ 279     $ 1,887     $692,001      $(732,611)
   Net income...................................                                        18,247
   Undeclared dividends and accretion on
     redeemable preferred shares................                        (53,821)
   Purchase of redeemable preferred shares                               40,342
   Exercise of stock options....................                29          536
   Unrealized gain on investment securities,
     net of taxes...............................                                                                       $2,650
                                                 -----     -------     --------      ---------                         ------

Balance, December 31, 1995......................   279       1,916      679,058       (714,364)                         2,650

   Net loss.....................................                                        (7,490)
   Undeclared dividends and accretion on
     redeemable preferred shares................                        (41,123)
   Purchase of redeemable preferred shares                                4,279
   Effect of 1-for-20 reverse stock split                   (1,820)       1,820
   Issuance of stock options....................                            755                        $  (755)
   Compensation expense on stock option grants..                                                            24
   Unrealized gain on investment securities.....                                                                        2,407
                                                 -----    --------     --------      ---------         -------         ------
Balance, December 31, 1996......................   279          96      644,789       (721,854)           (731)         5,057

   Net loss.....................................                                       (20,573)
   Undeclared dividends and accretion on
     redeemable preferred shares................                        (45,148)
   Unrealized gain on investment securities                                                                             2,539
   Compensation expense on stock option grants                                                              15
   Adjustment to unearned compensation
     on stock options...........................                           (558)                           558
   Public sale of subsidiaries' common
     stock, net.................................                          5,132
                                                 -----    --------     --------      ---------         -------         ------
Balance, December 31, 1997...................... $ 279    $     96     $604,215      $(742,427)        $  (158)        $7,596
                                                 =====    ========     ========      =========         =======         ======

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------
                                                                              1997        1996         1995
                                                                           ----------   ---------    ---------
Cash flows from operating activities:
   Net (loss) income ...................................................   $ (20,573)   $  (7,490)   $  18,247
   Adjustments to reconcile net income (loss) to net
    cash used for operating activities:
     Gain on disposal of business ......................................      (3,687)      (7,158)     (12,558)
     Income from discontinued operations ...............................          --           --       (4,315)
     Depreciation and amortization .....................................       9,414        4,757          608
     Provision for loss on long-term investments .......................       3,796        1,001       11,790
     Reversal of restructuring accruals ................................          --       (9,706)      (2,044)
     Stock compensation expense ........................................       2,934          384         --
     Changes in assets and liabilities, net of effects from acquisition:
       Decrease (increase) in receivables and other assets..............       3,184      (13,813)      11,684
       Increase (decrease) in income taxes payable and deferred taxes...         170       (2,040)     (32,517)
       Increase (decrease) in securities sold not yet purchased ........       8,467        4,096       (9,359)
       (Decrease) increase in accounts payable and accrued
         liabilities ...................................................      (3,954)       7,270        5,223
                                                                           ---------    ---------    ---------

Net cash used for continuing operations ................................        (249)     (22,699)     (13,241)
Net cash provided from discontinued operations .........................          --           --        6,105
                                                                           ---------    ---------    ---------

Net cash used for operating activities .................................        (249)     (22,699)      (7,136)
                                                                           ---------    ---------    ---------

Cash flows from investing activities:
     Sale or maturity of investment securities .........................      45,472      160,088      250,129
     Purchase of investment securities .................................     (30,756)     (12,825)    (458,017)
     Sale or liquidation of long-term investments ......................       2,807       18,292       36,109
     Purchase of long-term investments .................................     (18,707)      (3,051)     (77,411)
     Decrease (increase) in restricted assets ..........................       3,130       29,159      341,634
     Purchase of furniture and equipment ...............................      (3,478)      (5,240)        --
     Purchase of and additions to real estate ..........................      (7,454)     (24,496)        --
     Sale of real estate ...............................................       8,718           --         --
     Payment of prepetition claims and restructuring accruals ..........        (828)      (8,160)    (584,397)
     Payment for acquisitions, net of cash acquired ....................     (20,014)       1,915      (25,750)
     Collection of contract receivable .................................        --           --        300,000
     Net proceeds from disposal of business ............................        --         10,174       17,540
                                                                           ---------    ---------    ---------

Net cash (used for) provided from investing activities .................     (21,110)     165,856     (200,163)
                                                                           ---------    ---------    ---------

Cash flows from financing activities:
     Payment of preferred dividends ....................................        --        (41,419)    (132,162)
     Purchase of redeemable preferred shares ...........................        --        (10,530)     (47,761)
     Increase (decrease) in margin loan payable ........................      13,012      (75,119)      75,119
     Payment of long-term notes and other liabilities ..................     (62,739)     (10,549)     (12,890)
     Increase in long term borrowings ..................................      19,993         --           --
     Issuance of subsidiary stock ......................................       5,417         --           --
     Exercise of stock options .........................................        --           --            565
                                                                           ---------    ---------    ---------

Net cash used for financing activities .................................     (24,317)    (137,617)    (117,129)
                                                                           ---------    ---------    ---------

Net (decrease) increase in cash and cash equivalents ...................     (45,676)       5,540     (324,428)
Cash and cash equivalents, beginning of year ...........................      57,282       51,742      376,170
                                                                           ---------    ---------    ---------

Cash and cash equivalents, end of year .................................   $  11,606    $  57,282    $  51,742
                                                                           =========    =========    =========



          See accompanying Notes to Consolidated Financial Statements

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1997          1996          1995
                                                                                 --------      --------      ------
Supplemental cash flow information:
   Cash paid during the year for:
     Interest..............................................................      $ 16,667      $17,482      $  2,105
     Income taxes..........................................................           116        2,341        33,662

Detail of acquisitions:
   Fair value of assets acquired...........................................      $ 94,114      $27,301       $59,066
   Liabilities assumed.....................................................        74,100       16,701        32,316
                                                                                 --------     --------      --------
   Cash paid...............................................................        20,014       10,600        26,750
                                                                                 --------     --------      --------
   Less cash acquired......................................................          --        (12,515)       (1,000)
                                                                                 --------     --------      --------
   Net cash (paid) received for acquisition................................      $(20,014)    $  1,915      $(25,750)
                                                                                 ========     ========      ========






          See accompanying Notes to Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


1.       BASIS OF PRESENTATION

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of New Valley Corporation and its majority owned subsidiaries (the "Company"). All significant intercompany transactions are eliminated in consolidation.

         Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

         NATURE OF OPERATIONS

         The Company and its subsidiaries are engaged in the investment banking and brokerage business, in the ownership and management of commercial real estate, and in the acquisition of operating companies. As discussed in Note 21, the investment banking and brokerage segment accounted for 49% and 55% of the Company's revenues and 39% and 2% of the Company's operating loss from continuing operations for the years ended December 31, 1997 and 1996, respectively. The Company's investment banking and brokerage segment provides its services principally for middle market and emerging growth companies through a coordinated effort among corporate finance, research, capital markets, investment management, brokerage and trading professionals.

         REORGANIZATION

         On November 15, 1991, an involuntary petition under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") was commenced against the Company in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On March 31, 1993, the Company consented to the entry of an order for relief placing it under the protection of Chapter 11 of the Bankruptcy Code.

         On November 1, 1994, the Bankruptcy Court entered an order confirming the First Amended Joint Chapter 11 Plan of Reorganization, as amended (the "Joint Plan"). The terms of the Joint Plan provided for, among other things, the sale of Western Union Financial Services Company, Inc. ("FSI"), a wholly-owned subsidiary of the Company, and certain other Company assets related to FSI's money transfer business, payment in cash of all allowed claims, payment of postpetition interest in the amount of $178,000 to certain creditors, a $50 per share cash dividend to the holders of the Company's $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value per share (the "Class A Senior Preferred Shares"), a tender offer by the Company for up to 150,000 shares of the Class A Senior Preferred Shares, at a price of $80 per share, and the reinstatement of all of the Company's equity interests.

         On November 15, 1994, pursuant to the Asset Purchase Agreement, dated as of October 20, 1994, as amended (the "Purchase Agreement"), by and between the Company and First Financial Management Corporation ("FFMC"), FFMC purchased all of the common stock of FSI and other assets relating to FSI's money transfer business for $1,193,000 (the "Purchase Price"). The Purchase Price consisted of $593,000 in cash, $300,000 representing the assumption of the Western Union Pension Plan obligation, and $300,000 paid on January 13, 1995 for certain intangible assets of FSI. The Purchase Agreement contained various terms and conditions, including the escrow of $45,000 of the Purchase Price, a put option by the Company to sell to FFMC, and a call option by FFMC to purchase, Western Union Data Services Company, Inc., a wholly-owned subsidiary of the Company engaged in the messaging service business (the "Messaging Services Business"), for $20,000, exercisable during the first quarter of 1996, and various services agreements between the Company and FFMC.

         On January 18, 1995, the effective date of the Joint Plan, the Company paid approximately $550,000 on account of allowed prepetition claims and emerged from bankruptcy. At December 31, 1997, the Company's remaining accruals totaled $12,611 for unsettled prepetition claims and restructuring accruals (see
Note 17). The Company's accounting policy is to evaluate the remaining restructuring accruals on a quarterly basis and adjust liabilities as claims are settled or dismissed by the Bankruptcy Court.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


         On October 31, 1995, the Company completed the sale of substantially all of the assets (exclusive of certain contracts), and conveyed substantially all of the liabilities, of the Messaging Services Business to FFMC for $20,000, which consisted of $17,540 in cash and $2,460 in cancellation of intercompany indebtedness. The sale of the Messaging Services Business was effective as of October 1, 1995, and the Company recognized a gain on the sale of such business of $12,558, net of income taxes of $1,400.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REINCORPORATION AND REVERSE STOCK SPLIT. On July 29, 1996, the Company completed its reincorporation from the State of New York to the State of Delaware and effected a one-for-twenty reverse stock split of the Company's Common Shares. In connection with the reverse stock split, all per share data have been restated to reflect retroactively the reverse stock split.

         CASH AND CASH EQUIVALENTS. The Company considers all highly liquid financial instruments with an original maturity of less than three months to be cash equivalents.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. Investments in securities and securities sold, not yet purchased traded on a national securities exchange or listed on NASDAQ are valued at the last reported sales prices of the reporting period. Futures contracts are valued at their last reported sales price. Investments in securities, principally warrants, which have exercise or holding period restrictions, are valued at fair value as determined by the Company's management based on the intrinsic value of the warrants discounted for such restrictions. For cash and cash equivalents, restricted assets, receivable from clearing brokers, and short-term loan, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of long-term debt, including current portion, is estimated based on current rates offered to the Company for debt of the same maturities. The fair value of the Company's redeemable preferred shares is based on their last reported sales price.

         INVESTMENT SECURITIES. The Company classifies investments in debt and marketable equity securities as either trading, available for sale, or held to maturity. Trading securities are carried at fair value, with unrealized gains and losses included in income. Investments classified as available for sale are carried at fair value, with net unrealized gains and losses included as a separate component of shareholders' equity (deficit). Debt securities classified as held to maturity are carried at amortized cost. Realized gains and losses are included in other income, except for those relating to the Company's broker-dealer subsidiary which are included in principal transactions revenues. The cost of securities sold is determined based on average cost.

         RESTRICTED ASSETS. Restricted assets at December 31, 1997 consisted primarily of $5,484 pledged as collateral for a $5,000 letter of credit which is used as collateral for a long-term lease of commercial office space. Restricted assets at December 31, 1996 consisted primarily of $5,266 pledged as collateral for a $5,000 letter of credit which is used as collateral for a long-term lease of commercial office space, and $3,275 pledged as collateral for a letter of credit which is used as collateral for an insurance policy.

         PROPERTY AND EQUIPMENT. Office buildings are depreciated over periods approximating 40 years, the estimated useful life, using the straight-line method (see Note 7). Shopping centers are depreciated over periods approximating 25 years, the estimated useful life, using the straight-line

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)






method. Furniture and equipment (including equipment subject to capital leases) is depreciated over the estimated useful lives, using the straight-line method. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the lease term, if shorter. The cost and the related accumulated depreciation are eliminated upon retirement or other disposition and any resulting gain or loss is reflected in operations. Depreciation and amortization expense was $9,414, $4,757, and $608 in 1997, 1996, and 1995,
respectively.

         INCOME TAXES. Under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

         SECURITIES SOLD, NOT YET PURCHASED. Securities sold, not yet purchased represent obligations of the Company to deliver a specified security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions involve, to varying degrees, elements of market risk, as the Company's ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount recognized in the consolidated balance sheet.

         REAL ESTATE LEASING REVENUES. The real estate properties are being leased to tenants under operating leases. Base rental revenue is generally recognized on a straight-line basis over the term of the lease. The lease agreements for certain properties contain provisions which provide for reimbursement of real estate taxes and operating expenses over base year amounts, and in certain cases as fixed increases in rent. In addition, the lease agreements for certain tenants provide additional rentals based upon revenues in excess of base amounts, and such amounts are accrued as earned. The future minimum rents scheduled to be received on non-cancelable operating leases at December 31, 1997 are $29,130, $25,796, $21,138, $14,156, $12,341 for
the years 1998, 1999, 2000, 2001 and 2002, respectively, and $30,259 for subsequent years.

         BASIC INCOME (LOSS) PER COMMON SHARE. Basic net income (loss) per common share is based on the weighted average number of Common Shares outstanding. Net income (loss) per common share represents net income (loss) after dividend requirements on redeemable and non-redeemable preferred shares (undeclared) and any adjustment for the difference between excess of carrying value of redeemable preferred shares over the cost of the shares purchased. Diluted net income (loss) per common share assuming full dilution is based on the weighted average number of Common Shares outstanding plus the additional common shares resulting from the conversion of convertible preferred shares and the exercise of stock options and warrants if such conversion was dilutive.

         Options to purchase 330,000 common shares at $.58 per share and 40,417 common shares issuable upon the conversion of Class B Preferred Shares were not included in the computation of diluted loss per share as the effect would have been anti-dilutive.

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. Prior years' EPS have been restated to conform with standards established by SFAS No. 128.


         RECOVERABILITY OF LONG-LIVED ASSETS. An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Beginning in 1995 with the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


         NEW ACCOUNTING PRONOUNCEMENTS.

         In June 1997, the FASB released SFAS No. 130, "Reporting Comprehensive Income). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS No. 130 will not have a material impact on the Company's financial statements.

         In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition". SOP 97-2 provides guidance in recognizing revenue on software transactions when persuasive evidence of an arrangement exists, delivery has occurred, the vendor's fee is fixed or determinable and collectibility is probable. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company believes that adoption of SOP 97-2 will not have a material impact on the Company's financial statements.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is currently reviewing its operating segments disclosures and will adopt SFAS No. 131 in the fourth quarter of 1998.

         The SEC recently issued new rules which will require the Company, commencing with filings which include financial statements for fiscal year 1998, to provide disclosure of quantitative and qualitative information relating to derivative financial instruments, derivative commodity instruments and other financial instruments. These disclosures are intended to provide investors with information relating to market risk exposure, including the Company's objectives, strategies and instruments used to manage exposures. The disclosures are required to be presented outside of, and not incorporated into, the Company's consolidated financial statements. This disclosure requirement will be applicable principally to the Company's Ladenburg Thalmann broker-dealer subsidiary. The impact of the implementation of this new disclosure requirement is not yet determinable.

3.       ACQUISITIONS

         On May 31, 1995, the Company consummated its acquisition of Ladenburg, Thalmann & Co. Inc. ("Ladenburg"), a registered broker-dealer and investment bank, for $25,750, net of cash acquired. The acquisition was treated as a purchase for financial reporting purposes and, accordingly, these consolidated financial statements include the operations of Ladenburg from the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired of $1,342 has been recorded as goodwill to be amortized on a straight-line basis over 15 years.

         On January 10 and January 11, 1996, the Company acquired four commercial office buildings (the "Office Buildings") and eight shopping centers (the "Shopping Centers") for an aggregate purchase price of $183,900, consisting of $23,900 in cash and $160,000 in non-recourse mortgage financing provided by the sellers. In addition, the Company has capitalized approximately $800 in costs related to the acquisitions. The Company paid $11,400 in cash and executed four promissory notes aggregating $100,000 for the Office Buildings. The Shopping Centers were acquired for an aggregate purchase price of $72,500, consisting of $12,500 in cash and $60,000 in eight promissory notes. In November 1997, the Company sold one of the Shopping Centers for $5,400 and realized a gain of $1,200.

         On January 11, 1996, the Company provided a $10,600 convertible bridge loan to finance Thinking Machines Corporation ("Thinking Machines"), a developer and marketer of data mining and knowledge discovery software and services. In February 1996, the bridge loan was converted into a controlling interest in a partnership which held approximately 61.4% of Thinking Machines' outstanding common shares. In December 1997, the Company acquired for $3,150 additional shares in Thinking Machines pursuant to a rights offering by Thinking Machines to its existing shareholders which increased the Company's ownership to approximately 72.7% of the outstanding Thinking Machines shares. As a result of the rights offering, the Company recorded $2,417 as additional paid-in-capital which represented its interest in the increase in Thinking Machines' shareholders' equity. The acquisition of Thinking Machines through the conversion of the bridge loan was accounted for as a purchase for financial reporting purposes, and accordingly, the operations of Thinking Machines subsequent to January 31, 1996 are included in the operations of the Company. The fair value of assets acquired, including goodwill of $1,726, was $27,301 and liabilities assumed totaled $7,613. In addition, minority interests in the amount of $9,088 were recognized at the time of acquisition. To date, no material revenues have been recognized by Thinking Machines with respect to the sale or licensing of such software and services. Thinking Machines is also subject to uncertainties relating to, without limitation, the development and marketing of computer products, including customer acceptance and required funding, technological changes, capitalization, and the ability to utilize and exploit its intellectual property and propriety software technology.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         On January 31, 1997, the Company entered into a stock purchase agreement (the "Purchase Agreement") with Brooke (Overseas) Ltd. ("Brooke (Overseas)"), a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), an affiliate of the Company, pursuant to which the Company acquired 10,483 shares (the "BML Shares") of the common stock of BrookeMil Ltd. ("BML") from Brooke (Overseas) for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 9% promissory note of the Company (the "Note"). The BML Shares comprise 99.1% of the outstanding shares of BML, a real estate development company in Russia. The Note, which was collateralized by the BML Shares, was paid during 1997.

         BML is developing a three-phase complex on 2.2 acres of land in downtown Moscow. In 1993, the first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was constructed and leased. On April 18, 1997, BML sold Ducat Place I to one of its tenants for approximately $7,500, which purchase price had been reduced to reflect prepayments of rent. In 1997, BML completed construction of Ducat Place II, a 150,000 sq. ft. office building. Ducat Place II has been leased to a number of leading international companies. The third phase, Ducat Place III, is planned as a 350,000 sq. ft. mixed-use complex, with construction anticipated to commence in 1999. The site of Ducat Place III, which is currently used by a subsidiary of Brooke (Overseas) as the site for a factory, is subject to a put option held by the Company. The option allows the Company to put this site back to Brooke (Overseas) and BGLS Inc., a subsidiary of Brooke, at the greater of the appraised fair value of the property at the date of exercise or $13,600, during the period the subsidiary of Brooke (Overseas) operates the factory on such site.

         In connection with the Purchase Agreement, certain specified liabilities of BML aggregating approximately $40,000 remained as liabilities of BML after the purchase of the BML Shares by the Company. These liabilities included a $20,400 loan to a Russian bank for the construction of Ducat Place II (the "Construction Loan"). In addition, the liabilities of BML at the time of purchase included approximately $13,800 of rents and related payments prepaid by tenants of Ducat Place II for periods generally ranging from 15 to 18 months.

         The fair value of the assets acquired, including goodwill of $12,400, was $95,500. The Company is amortizing the goodwill over a five year period.

         The following table presents unaudited pro forma results of continuing operations as if the acquisition of BML had occurred on January 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had this acquisition been consummated as of such date.
                                                      Pro Forma
                                            Year Ended December 31, 1996
                                            ----------------------------

      Revenues..............................          $133,540
                                                      ========

      Loss from continuing operations.......          $(16,811)
                                                      ========

      Loss from continuing operations
        applicable to common shares.........          $(74,481)
                                                      ========

      Loss from continuing operations per
        common share........................          $  (7.77)
                                                      ========

         In August 1997, BML refinanced all amounts due under the Construction Loan with borrowings under a new credit facility with another Russian bank. The new credit facility bears interest at 16% per year, matures no later than August 2002, with principal payments commencing after the first year, and is collateralized by a mortgage on Ducat Place II and guaranteed by the Company. At December 31, 1997, borrowings under the new credit facility totaled $20,078.

         In February 1998, the Company entered into a joint venture to make real estate and other investments in Russia to which the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, will be contributed (see Note 22).

4.       DISCONTINUED OPERATIONS

         As noted above, the Company sold the Messaging Services Business effective October 1, 1995. Accordingly, the financial statements reflect the financial position and the results of operations of the discontinued operations of FSI and the Messaging Services Business separately from continuing operations.

         Summarized operating results of the discontinued operations of the Messaging Services Business for the nine months ended September 30, 1995.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenues...........................................            $37,771
                                                               =======
Operating income...................................            $ 4,795
                                                               =======
Income before income taxes and minority
     interests.....................................            $ 4,795
Provision for income taxes.........................                480
Minority interests.................................                 --
                                                               -------
Net income.........................................            $ 4,315
                                                               =======

         During the fourth quarter of 1996, the Company received $5,774 in cash and $600 in a promissory note (paid in 1997) in settlement of a receivable claim originally began by Western Union Telegraph Company. In addition, the Company reduced its liability related to certain Western Union retirees by $784. The Company recorded the gain on settlement of $6,374 and liability reduction of $784 as gain on disposal of discontinued operations. During 1997, the Company recorded a gain on disposal of discontinued operations of $3,687 related to reversals in estimates of certain pre-petition claims under Chapter 11 and restructuring which resulted from the Company's Money Transfer business.

 5.      INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities classified as available for sale are carried at fair value, with net unrealized gains included as a separate component of shareholders' equity (deficit). The Company had net unrealized gains on sales of investment securities available for sale of $7,596 ($12,431 of unrealized gains and $4,835 of unrealized losses) for the year ended December 31, 1997 and $1,347 ($6,114 of unrealized gains and $4,767 of unrealized losses) for the year ended December 31, 1996.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




         The components of investment securities available for sale are as follows:

                                                                               GROSS          GROSS
                                                                            UNREALIZED     UNREALIZED        FAIR
                                                                 COST          GAIN           LOSS          VALUE
                                                                 ----          ----           ----          -----
          1997
          ----
          Short-term investments.........................       $  6,218            --             --        $ 6,218
          Marketable equity securities...................         34,494       $ 7,492        $ 2,101         39,885
          Marketable warrants............................             --         4,939             --          4,939
          Marketable debt securities ....................          3,685            --          2,734            951
                                                                 -------     ---------          -----        -------
          Investment securities..........................       $ 44,397      $ 12,431        $ 4,835       $ 51,993
                                                                  ======        ======          =====         ======

          1996
          ----
          Marketable equity securities...................      $  55,429      $  6,501      $     476      $  61,454
          Marketable debt securities (long-term).........          3,685            --            969          2,716
                                                                  ------       -------         ------         ------
          Total securities available for sale............         59,114         6,501          1,445         64,170
          Less long-term portion of investment
                securities...............................         (3,685)           --           (969)        (2,716)
                                                                 -------       -------          -----        -------
          Investment securities - current portion........      $  55,429      $  6,501       $    476      $  61,454
                                                                  ======         =====         ======         ======

         Included in marketable debt securities are acquired securities with a face amount of $14,900 (cost of $3,185) of a company that was in default at the time of purchase and is currently in default under its various debt obligations.

INVESTMENT IN RJR NABISCO

         As of December 31, 1997 and 1996, the Company held 612,650 and 1,741,150, respectively, shares of common stock of RJR Nabisco Holdings Corp. ("RJR Nabisco") with a market value of $22,898 (cost of $18,780) and $59,199 (cost of $53,372), respectively. The Company expensed $100 in 1997, $11,724 in 1996 and $3,879 in 1995 relating to the RJR Nabisco investment.

         In June 1996, various agreements between High River Limited Partnership ("High River"), the Company and Brooke were terminated by mutual consent. Pursuant to these agreements the parties had agreed to take certain actions during late 1995 and throughout 1996 designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. The termination of the High River agreements left in effect for one year certain provisions concerning payments to be made to High River in the event the Company achieved a profit (after deducting certain expenses) on the sale of the shares of RJR Nabisco common stock which were held by it or they were valued at the end of such year at higher than their purchase price or in the event Brooke or its affiliates engaged in certain transactions with RJR Nabisco. Based on the market price of RJR Nabisco common stock, no amounts were payable by the Company under these agreements.

         Pursuant to a December 31, 1995 agreement between the Company and Brooke whereby the Company agreed to reimburse Brooke and its subsidiaries for certain reasonable out-of-pocket expenses relating to RJR Nabisco, the Company paid Brooke and its subsidiaries a total of $17 and $2,370 in 1997 and 1996.

         On February 29, 1996, the Company entered into a total return equity swap transaction (the "Swap") with an unaffiliated company (the "Counterparty") relating to 1,000,000 shares of RJR Nabisco common stock (reduced to 750,000 shares of RJR Nabisco common stock as of August 13, 1996). The Company entered into the Swap in order to be able to participate in any increase or decrease in the value of the RJR Nabisco common stock during the term of the Swap. The transaction was for a period of up to six months, unless extended by the parties, subject to earlier termination at the election of the Company, and provided for the Company to make a payment to the Counterparty of $1,537 upon commencement of the Swap. At the termination of the transaction, if the price of the RJR Nabisco common stock during a specified period prior to such date (the "Final Price") exceeded $34.42,

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



the price of the RJR Nabisco common stock during a specified period following the commencement of the Swap (the "Initial Price"), the Counterparty was required to pay the Company an amount in cash equal to the amount of such appreciation with respect to the shares of RJR Nabisco common stock subject to the Swap plus the value of any dividends with a record date occurring during the Swap period. If the Final Price was less than the Initial Price, then the Company was required to pay the Counterparty at the termination of the transaction an amount in cash equal to the amount of such decline with respect to the shares of RJR Nabisco common stock subject to the Swap, offset by the value of any dividends, provided that, with respect to approximately 225,000 shares of RJR Nabisco common stock, the Company was not required to pay any amount in excess of an approximate 25% decline in the value of the shares. The potential obligations of the Counterparty under the Swap were guaranteed by the Counterparty's parent, a large foreign bank, and the Company pledged certain collateral in respect of its potential obligations under the Swap and agreed to pledge additional collateral under certain conditions. The Company marked its obligation with respect to the Swap to fair value with unrealized gains or losses included in income. During the third quarter of 1996, the Swap was terminated in connection with the Company's reduction of its holdings of RJR Nabisco common stock, and the Company recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

6.       TRADING SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

         The components of trading securities owned and securities sold, not yet purchased are as follows:

                                                  DECEMBER 31, 1997              DECEMBER 31, 1996
                                                  -----------------              -----------------
                                               TRADING       SECURITIES       TRADING        SECURITIES
                                              SECURITIES    SOLD, NOT YET    SECURITIES    SOLD, NOT YET
                                                OWNED         PURCHASED        OWNED         PURCHASED
                                                -----         ---------        -----         ---------
           Common stock.................      $  16,208         $ 4,513        $21,248        $  5,900
           Equity and index options.....          5,290          17,494          6,241          11,243
           Other........................         28,490           3,603          2,272              --
                                                -------         -------        -------      ----------
                                               $ 49,988        $ 25,610        $29,761         $17,143
                                                 ======          ======         ======          ======


7.       INVESTMENT IN REAL ESTATE AND NOTES PAYABLE

         The components of the Company's investment in real estate and the related non-recourse notes payable collateralized by such real estate at December 31, 1997 are as follows:

                                                  U.S.            RUSSIAN
                                                 OFFICE           OFFICE           SHOPPING
                                               BUILDINGS         BUILDINGS         CENTERS            TOTAL
                                               ---------         ---------         -------            -----
Land........................................     $ 19,450         $  19,300         $ 16,087         $ 54,837
Buildings...................................       92,332            66,688           51,430          210,450
                                                 --------         ---------         --------         --------
     Total..................................      111,782            85,988           67,517          265,287
Less accumulated depreciated................       (4,616)             (879)          (3,147)          (8,642)
                                                 --------         ---------         --------         --------
     Net investment in real estate..........     $107,166         $  85,109         $ 64,370         $256,645
                                                 ========         =========         ========         ========
Notes payable...............................     $ 99,302         $  20,078         $ 54,801         $174,181
Current portion of notes payable............          336               424                               760
                                                 --------         ---------         --------         --------
Notes payable - long-term portion...........     $ 98,966         $  19,654         $ 54,801         $173,421
                                                 ========         =========         ========         ========

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


         At December 31, 1997, the Company's investment in real estate collateralized four promissory notes aggregating $99,302 related to the Office Buildings and eight promissory notes aggregating $54,801 related to the Shopping Centers. The Office Building notes bear interest at 7.5%, require principal amortization over approximately 40 years, with maturity dates ranging from 2006 to 2011. The Office Building notes have fixed monthly principal and interest payments aggregating $648. Each Shopping Center note has a term of five years, requires no principal amortization, and bears interest payable monthly at the rate of 8% for the first two and one-half years and at the rate of 9% for the remainder of the term. In November 1997, the Company sold one of the Shopping Centers for $5,400 and realized a gain of $1,200.

         Required principal payments on the notes payable over the next five years are $760 in 1998, $5,675 in 1999, $7,243 in 2000, $62,741 in 2001 and $462
in 2002 and $97,300 thereafter.

8.       LONG-TERM INVESTMENTS

         Long-term investments consisted of investments in the following:

                                                 DECEMBER 31, 1997                 DECEMBER 31, 1996
                                            -------------------------          -------------------------
                                            CARRYING            FAIR           CARRYING            FAIR
                                              VALUE            VALUE             VALUE            VALUE
                                              -----            -----             -----            -----
          Limited partnerships.......       $ 27,224         $ 33,329          $  7,054         $  7,914
          Foreign corporations.......             --               --             2,000            2,000
          Joint venture..............             --               --             3,796            3,796
          Other......................             --               --               420              420
                                             -------          -------          --------         --------

          Total .....................       $ 27,224         $ 33,329           $13,270          $14,130
                                              ======           ======            ======           ======

         The principal business of the limited partnerships is investing in investment securities. The estimated fair value of the limited partnerships was provided by the partnerships based on the indicated market values of the underlying investment portfolio. The Company is required under certain limited partnership agreements to make additional investments up to an aggregate of $5,740 as of December 31, 1997. The Company's investments in limited partnerships are illiquid, and the ultimate realization of these investments is subject to the performance of the underlying partnership and its management by the general partners. During 1997, the Company sold for an amount which approximated its $2,000 cost an investment in a foreign corporation which owned an interest in a Russian bank. During 1997, the Company determined that an other than temporary impairment in the value of its investment in a joint venture had occurred and wrote-down this investment to zero with a charge to operations of $3,796.

         In January 1997, the Company converted an investment in preferred stock made in 1995 into a majority equity interest in a small on-line directory assistance development stage company and, accordingly, began consolidating the results of this company. This long-term investment of $1,001 was written off in 1996 due to continuing losses of this company. In May 1997, this development stage company completed an initial public offering and, as a result, the Company recorded $2,715 as additional paid-in capital which represented its 50.1% ownership in this company's shareholders' equity after this offering.

         The Company's estimate of the fair value of its long-term investments are subject to judgment and are not necessarily indicative of the amounts that could be realized in the current market.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




9.       PENSIONS AND RETIREE BENEFITS

         Ladenburg has a Profit Sharing Plan (the "Plan") for substantially all its employees. The Plan includes two features: profit sharing and a deferred compensation vehicle. Contributions to the profit sharing portion of the Plan are made by Ladenburg on a discretionary basis. The deferred compensation feature of the Plan enables non-salaried employees to invest up to 15% of their pre-tax annual compensation. For the years ended December 31, 1996 and 1995, employer contributions to the Plan were approximately $200 in each year, excluding those made under the deferred compensation feature described above. The Plan was inactive in 1997.

         The Company maintains 401(k) plans for substantially all employees, except those employees of Thinking Machines. These 401(k) plans allow eligible employees to invest a percentage of their pre-tax compensation. The Company committed to contribute $500 of matching contributions in 1997. The Company did not make discretionary contributions to these 401(k) plans in 1996.

10.      COMMITMENT AND CONTINGENCIES

         LEASES

         The Company, Thinking Machines and Ladenburg are currently obligated under three noncancelable lease agreements for office space, expiring in September 2000, October 1998 and December 2015, respectively. The following is a schedule by fiscal year of future minimum rental payments required under the agreements that have noncancelable terms of one year or more at December 31, 1997:

          1998......................................                   $  5,966
          1999......................................                      5,597
          2000......................................                      5,360
          2001......................................                      4,001
          2002......................................                      3,795
          2003 and thereafter.......................                     50,246
                                                                       --------

               Total................................                   $ 74,965
                                                                       ========

         Rental expense for operating leases during 1997, 1996 and 1995 was $4,076, $3,914 and $1,677, respectively.

         LAWSUITS

         On or about March 13, 1997, a shareholder derivative suit was filed against the Company, as a nominal defendant, its directors and Brooke in the Delaware Chancery Court, by a shareholder of the Company. The suit alleges that the Company's purchase of the BML Shares constituted a self-dealing transaction which involved the payment of excessive consideration by the Company. The plaintiff seeks (i) a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted such breaches and such parties are therefore liable to the Company, and (ii) unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations were without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily in connection with its activities as a securities broker-dealer and participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of management, after consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




11.      FEDERAL INCOME TAX

         At December 31, 1997, the Company had $97,444 of unrecognized net deferred tax assets, comprised primarily of net operating loss carryforwards, available to offset future taxable income for federal tax purposes. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change. The provision for income taxes, which represented the effect of the Alternative Minimum Tax and state income taxes, for the three years ended December 31, 1997, 1996 and 1995, does not bear a customary relationship with pre-tax accounting income from continuing operations principally as a consequence of the change in the valuation allowance relating to deferred tax assets. The provision for income taxes on continuing operations differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate (35%) to pretax income from continuing operations as a result of the following differences:

                                                                           1997         1996         1995
                                                                           ----         ----         ----
          (Loss) income from continuing operations..................    $(24,074)     $(14,348)      $1,666
                                                                         -------       -------       ------

          (Credit) provision under statutory U.S. tax rates.........      (8,426)       (5,022)         583
          Increase (decrease) in taxes resulting from:
              Nontaxable items......................................       2,603          (224)         543
              State taxes, net of Federal benefit...................          55           195          180
              Foreign Taxes.........................................         108
          Increase (decrease) in valuation reserve..................       5,846         5,351       (1,014)
                                                                         -------       -------       ------
                    Income tax provision............................      $  186        $  300       $  292
                                                                         =======       =======       ======

         Income taxes associated with discontinued operations and extraordinary items have been shown net of the utilization of the net operating loss carryforward and the change in other deferred tax assets.

         Deferred tax amounts are comprised of the following at December 31:

                                                                                 1997              1996
                                                                                 ----              ----
          Deferred tax assets:
              Net operating loss carryforward:
                Restricted net operating loss...........................        $15,561          $18,675
                Unrestricted net operating loss.........................         70,216           65,237
              Other.....................................................         17,209           10,399
                                                                               --------         --------

              Total deferred tax assets.................................        102,986           94,311
                                                                               --------         --------

          Deferred tax liabilities:

              Other.....................................................         (5,542)          (3,039)
                                                                               --------         --------

          Total deferred tax liabilities................................         (5,542)          (3,039)
                                                                               --------         --------

          Net deferred tax assets.......................................         97,444           91,272
          Valuation allowance...........................................        (97,444)         (91,272)
                                                                               --------         --------

          Net deferred taxes............................................       $     --         $     --
                                                                               ========         ========

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





         In December 1987, the Company consummated certain restructuring transactions that included certain changes in the ownership of the Company's stock. The Internal Revenue Code restricts the amount of future income that may be offset by losses and credits incurred prior to an ownership change. The Company's annual limitation on the use of its net operating losses is approximately $7,700, computed by multiplying the "long-term tax exempt rate" at the time of change of ownership by the fair market value of the company's outstanding stock immediately before the ownership change. The limitation is cumulative; any unused limitation from one year may be added to the limitation of a following year. Operating losses incurred subsequent to an ownership change are generally not subject to such restrictions.

         As of December 31, 1997, the Company had consolidated net operating loss carryforwards of approximately $213,000 for tax purposes, which expire at various dates through 2008. Approximately $38,700 net operating loss carryforwards constitute pre-change losses and $174,300 of net operating losses were unrestricted.

12.      OTHER LONG-TERM LIABILITIES

         The components of other long-term liabilities, excluding notes payable, are as follows:

                                                                                    DECEMBER 31,
                                                                --------------------------------------------------
                                                                         1997                        1996
                                                                -----------------------     -----------------------
                                                                LONG-TERM      CURRENT      LONG-TERM      CURRENT
                                                                 PORTION       PORTION       PORTION       PORTION
                                                                ---------      -------      ---------      -------
          Retiree and disability obligations..............       $ 3,638       $ 2,000      $  6,774        $1,700
          Minority interests..............................         6,112            --         4,775            --
          Other long-term liabilities.....................         1,460            --           733           300
                                                                  ------        ------       -------        ------

          Total other long-term liabilities...............      $ 11,210       $ 2,000       $12,282        $2,000
                                                                  ======         =====        ======         =====


13.      REDEEMABLE PREFERRED SHARES

         At December 31, 1997 and 1996, the Company had authorized and outstanding 2,000,000 and 1,071,462, respectively, of its Class A Senior Preferred Shares. At December 31, 1997 and 1996, respectively, the carrying value of such shares amounted to $258,638 and $210,571, including undeclared dividends of $163,302 and $117,117, or $152.41 and $109.31 per share.

         The holders of Class A Senior Preferred Shares are currently entitled to receive a quarterly dividend, as declared by the Board, payable at the rate of $19.00 per annum. The Class A Senior Preferred Shares are mandatorily redeemable on January 1, 2003 at $100 per share plus accrued dividends. The Class A Senior Preferred Shares were recorded at their market value ($80 per share) at December 30, 1987, the date of issuance. The discount from the liquidation value is accreted, utilizing the interest method, as a charge to additional paid-in capital and an increase to the recorded value of the Class A Senior Preferred Shares, through the redemption date. As of December 31, 1997, the unamortized discount on the Class A Senior Preferred Shares was $4,918.

         In the event a required dividend or redemption is not made on the Class A Senior Preferred Shares, no dividends shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock. If at any time six quarterly dividends payable on the Class A Senior Preferred Shares shall be in arrears or such shares are not redeemed when required, the number of directors will be increased by two and the

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




holders of the Class A Senior Preferred Shares, voting as a class, will have the right to elect two directors until full cumulative dividends shall have been paid or declared and set aside for payment. Such directors were designated pursuant to the Joint Plan in November 1994.

         Pursuant to the Joint Plan, the Company declared a cash dividend in December 1994 on the Class A Senior Preferred Shares of $50 per share which was paid in January 1995. The Company declared and paid cash dividends on the Class A Senior Preferred Shares of $40 per share in 1996 and $50 per share in 1995. Undeclared dividends are accrued quarterly and such accrued and unpaid dividends shall accrue additional dividends in respect thereof compounded monthly at the rate of 19% per annum, both of which accruals are included in the carrying amount of redeemable preferred shares, offset by a charge to additional paid-in capital.

         On April 6, 1995, the Company's Board of Directors (the "Board") authorized the Company to repurchase as many as 200,000 shares of its Class A Senior Preferred Shares. The Company completed the repurchase for an aggregate consideration of $18,674 and thereafter, on June 21, 1995, the Board authorized the Company to repurchase as many as 300,000 additional shares. The Company repurchased in the open market 33,000 of such shares in July 1995 and 106,400 of such shares in September 1995 for an aggregate consideration of $24,732. During the first quarter of 1996, the Company repurchased 72,104 of such shares for an aggregate consideration of $10,530. The repurchase of the Class A Senior Preferred Shares increased the Company's additional paid-in capital by $4,279 for the 72,104 shares acquired in 1996 and by $32,984 for the 339,400 shares acquired in 1995 based on the difference between the purchase price and the carrying values of the shares.

         On November 18, 1996, the Company granted to an executive officer and director of the Company 36,000 Class A Senior Preferred Shares (the "Award Shares"). The Award Shares are identical with all other Class A Senior Preferred Shares issued and outstanding as of July 1, 1996, including undeclared dividends of $3,776 and declared dividends of $1,080. The Award Shares vested one-sixth on July 1, 1997 and one-sixth on each of the five succeeding one-year anniversaries thereof through and including July 1, 2002. The Company recorded deferred compensation of $5,436 representing the fair market value of the Award Shares on November 18, 1996 and $3,020 of original issue discount representing the difference between the book value of the Award Shares on November 18, 1996 and their fair market value. The deferred compensation will be amortized over the vesting period and the original issue discount will be accreted, utilizing the interest method, through the redemption date, both through a charge to compensation expense. During 1997 and 1996, the Company recorded $2,934 and $359, respectively, in compensation expense related to the Award Shares and, at December 31, 1997 and 1996, the balance of the deferred compensation and the unamortized discount related to the Award Shares was $6,890 and $8,097, respectively.

         For information on Class A Senior Preferred Shares owned by Brooke, see
Note 18.

14.      PREFERRED SHARES NOT SUBJECT TO REDEMPTION REQUIREMENTS

         The holders of the $3.00 Class B Cumulative Convertible Preferred Shares ($25 Liquidation Value), $.10 par value per share (the "Class B Preferred Shares"), 12,000,000 shares authorized and 2,790,776 shares outstanding as of December 31, 1997 and 1996, are entitled to receive a quarterly dividend, as declared by the Board, at a rate of $3.00 per annum. Undeclared dividends are accrued quarterly at a rate of 12% per annum, and such accrued and unpaid dividends shall accrue additional dividends in respect thereof, compounded monthly at the rate of 12% per annum.

         Each Class B Preferred Share is convertible at the option of the holder into .41667 Common Shares based on a $25 liquidation value and a conversion price of $60 per Common Share.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




         At the option of the Company, the Class B Preferred Shares are redeemable in the event that the closing price of the Common Shares equals or exceeds 140% of the conversion price at a specified time prior to the redemption. If redeemed by New Valley, the redemption price would equal $25 per share plus accrued dividends.

         In the event a required dividend is not paid on the Class B Preferred Shares, no dividends shall be paid or declared and no distribution made on any junior stock other than a dividend payable in junior stock. If at any time six quarterly dividends on the Class B Preferred Shares are in arrears, the number of directors will be increased by two, and the holders of Class B Preferred Shares and any other classes of preferred shares similarly entitled to vote for the election of two additional directors, voting together as a class, will have the right to elect two directors to serve until full cumulative dividends shall have been paid or declared and set aside for payment. Such directors were designated pursuant to the Joint Plan in November 1994.

         No dividends on the Class B Preferred Shares have been declared since the fourth quarter of 1988. The undeclared dividends, as adjusted for conversions of Class B Preferred Shares into Common Shares, cumulatively amounted to $139,412 and $115,944 at December 31, 1997 and 1996, respectively. These undeclared dividends represent $49.95 and $41.55 per share as of the end of each period. No accrual was recorded for such undeclared dividends as the Class B Preferred Shares are not mandatorily redeemable.

15.      COMMON SHARES

         On November 18, 1996, the Company granted an executive officer and director of the Company nonqualified options to purchase 330,000 Common Shares at a price of $.58 per share and 97,000 Class B Preferred Shares at a price of $1.85 per share. These options may be exercised on or prior to July 1, 2006 and vest one-sixth on July 1, 1997 and one-sixth on each of the five succeeding anniversaries thereof through and including July 1, 2002. The Company recognized compensation expense of $15 in 1997 and $24 in 1996 from these option grants and recorded deferred compensation of $158 and $755 representing the intrinsic value of these options at December 31, 1997 and December 31, 1996, respectively.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock options. In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which, if fully adopted, changes the methods of recognition of cost on certain stock options. Had compensation cost for the nonqualified stock options been determined based upon the fair value at the grant date consistent with SFAS No. 123, the Company's net loss in 1997 and 1996 would have been increased by $316 and $33, respectively. The fair value of the nonqualified stock options was estimated at $1,774 using the Black-Scholes option-pricing model with the following assumptions: volatility of 171% for the Class B Preferred Shares and 101% for the Common Shares, a risk free interest rate of 6.2%, an expected life of 10 years, and no expected dividends or forfeiture.

16.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         The composition of accounts payable and accrued liabilities is as follows:

                                                                                          DECEMBER 31,
                                                                                      ---------------------
                                                                                      1997             1996
                                                                                      ----             ----
          Accounts payable and accrued liabilities:
              Accrued compensation.........................................         $11,202           $10,378
              Excise tax payable (a).......................................           4,400             6,000
              Subordinated loan payable (b)................................           2,500             4,000
              Deferred rent................................................           4,560             4,388
              Unearned revenues............................................          10,163
              Taxes (property and miscellaneous)...........................           5,029             2,637

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




              Accrued expenses and other liabilities.......................          19,868            17,485
                                                                                     ------            ------
                  Total....................................................         $57,722           $44,888
                                                                                     ======            ======

---------------

      (a) Represents an estimated liability related to excise taxes imposed on annual contributions to retirement plans that exceed a certain percentage of annual payroll. The Company intends to vigorously contest this tax liability. Management's estimate of such amount is potentially subject to material change in the near term.

      (b) Represents a subordinated note payable held by Ladenburg's clearing broker.

17.      PREPETITION CLAIMS UNDER CHAPTER 11 AND RESTRUCTURING ACCRUALS

         On January 18, 1995, approximately $550,000 of the approximately $620,000 of prepetition claims were paid pursuant to the Joint Plan. Another $57,000 of prepetition claims and restructuring accruals have been settled and paid or adjusted since January 18, 1995. The remaining prepetition claims may be subject to future adjustments depending on pending discussions with the various parties and the decisions of the Bankruptcy Court.

                                                                             DECEMBER 31,
                                                                      -------------------------
                                                                      1997                 1996
                                                                      ----                 ----
          Restructuring accruals(a).......................           $  8,196              $ 9,024
          Money transfer payable(b).......................              4,415                6,502
                                                                        -----                -----

                Total.....................................            $12,611              $15,526
                                                                       ======               ======

---------------

      (a) Restructuring accruals at December 31, 1997 consisted of $6,907 of disputed claims, primarily related to leases and former employee benefits, and $1,289 of other restructuring accruals. In 1997, 1996 and 1995, the Company reversed $0, $9,706 and $2,044, respectively, of prior year restructuring accruals as a result of settlements on certain of its prepetition claims and vacated real estate lease obligations.

      (b) Represents unclaimed money transfers issued by the Company prior to January 1, 1990. The Company is currently in litigation in Bankruptcy Court seeking a determination that these monies are not an obligation of the Company. There can be no assurance as to the outcome of the litigation.

18.      RELATED PARTY TRANSACTIONS

         At December 31, 1997, Brooke, a company under the control of Bennett S. LeBow, Chairman of the Company's Board of Directors, held 3,989,710 Common Shares (approximately 41.7% of such class), 618,326 Class A Senior Preferred Shares (approximately 57.7% of such class), and 250,885 Class B Preferred Shares (approximately 8.9% of such class) which represented in the aggregate 42.1% of all voting power. Several of the other officers and directors of the Company are also affiliated with Brooke. In 1995, the Company signed an expense sharing agreement with Brooke pursuant to which certain lease, legal and administrative expenses are allocated to the entity incurring the expense. The Company expensed approximately $312, $462 and $571 under this agreement in 1997, 1996 and 1995, respectively.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




         The Joint Plan imposes a number of restrictions on transactions between the Company and certain affiliates of the Company, including Brooke.

         On December 18, 1996, the Company loaned BGLS Inc. ("BGLS"), a wholly-owned subsidiary of Brooke, $990 under a short-term promissory note due January 31, 1997 and bearing interest at 14%. On January 2, 1997, the Company loaned BGLS an additional $975 under another short-term promissory note due January 31, 1997 and bearing interest at 14%. Both loans including interest were repaid on January 31, 1997. At December 31, 1996, the loan and accrued interest thereon of $996 was included in other current assets.

         Two directors of the Company are or have been affiliated with law firms that rendered legal services to the Company. The Company paid these firms $568 and $4,141 during 1997 and 1996, respectively, for legal services. An executive officer and director of the Company is a shareholder and registered representative in a broker-dealer to which the Company paid $522 and $317 in 1997 and 1996, respectively, in brokerage commissions and other income, and is also a shareholder in an insurance company that received ordinary and customary insurance commissions from the Company and its affiliates of $133 and $136 in 1997 and 1996, respectively. The broker-dealer, in the ordinary course of its business, engages in brokerage activities with Ladenburg on customary terms.

         As discussed in Note 5, the Company has entered into certain other agreements with Brooke in connection with its investment in RJR Nabisco. Further, two directors of the Company were each paid $30 by Brooke during the fourth quarter of 1995 in connection with their agreement to serve as Brooke nominees of RJR Nabisco's 1996 annual meeting.

         During 1996, the Company entered into a court-approved Stipulation and Agreement (the "Settlement") with Brooke and BGLS relating to Brooke's and BGLS's application under the Federal Bankruptcy code for reimbursement of legal fees and expenses incurred by them in connection with the Company's bankruptcy reorganization proceedings. Pursuant to the Settlement, the Company reimbursed Brooke and BGLS $655 for such legal fees and expenses. The terms of the Settlement were substantially similar to the terms of previous settlements between the Company and other applicants who had sought reimbursement of reorganization-related legal fees and expenses.

         In connection with the acquisition of the Office Buildings by the Company in 1996, a director of Brooke received a commission of $220 from the seller.

         See Note 3 for information concerning the purchase by the Company on January 31, 1997 of BML from a subsidiary of Brooke.

19.      OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

         LADENBURG - As a nonclearing broker, Ladenburg's transactions are cleared by other brokers and dealers in securities pursuant to clearance agreements. Although Ladenburg clears its customers through other brokers and dealers in securities, Ladenburg is exposed to off-balance-sheet risk in the event that customers or other parties fail to satisfy their obligations. In accordance with industry practice, agency securities transactions are recorded on a settlement-date basis. Should a customer fail to deliver cash or securities as agreed, Ladenburg may be required to purchase or sell securities at unfavorable market prices.

         The clearing operations for Ladenburg's securities transactions are provided by several brokers. At December 31, 1997, substantially all of the securities owned and the amounts due from brokers reflected in the consolidated balance sheet are positions held at and amounts due from one clearing broker. Ladenburg is subject to credit risk should this broker be unable to fulfill its obligations.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




         In the normal course of its business, Ladenburg enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments consist of financial futures contracts and written index option contracts. Financial futures contracts provide for the delayed delivery of a financial instrument with the seller agreeing to make delivery at a specified future date, at a specified price. These futures contracts involve elements of market risk in excess of the amounts recognized in the consolidated statement of financial condition. Risk arises from changes in the values of the underlying financial instruments or indices. At December 31, 1997, Ladenburg had commitments to purchase and sell financial instruments under futures contracts of $37,552 and $1,494, respectively.

         Equity index options give the holder the right to buy or sell a specified number of units of a stock market index, at a specified price, within a specified time from the seller ("writer") of the option and are settled in cash. Ladenburg generally enters into these option contracts in order to reduce its exposure to market risk on securities owned. Risk arises from the potential inability of the counterparties to perform under the terms of the contracts and from changes in the value of a stock market index. As a writer of options, Ladenburg receives a premium in exchange for bearing the risk of unfavorable changes in the price of the securities underlying the option. Financial instruments have the following notional amounts as December 31, 1997:

                                                       LONG             SHORT
                                                     ---------       -----------

          Equity and index options.................    $60,448        $70,500
          Financial futures contracts..............     37,317          1,475

         The table below discloses the fair value at December 31, 1997 of these commitments, as well as the average fair value during the year ended December 31, 1997, based on monthly observations.

                                                             DECEMBER 31, 1997              AVERAGE
                                                          ------------------------    ----------------------
                                                            LONG          SHORT         LONG         SHORT
---------                                                 ---------      ---------    ---------     --------
          Equity and index options..................        $ 5,290       $17,495       $8,850        $18,988
          Financial futures contracts...............         37,552         1,494        6,206         1,454

         For the years ended December 31, 1997, 1996 and 1995, the net loss arising from options and futures contracts included in net gain on principal transactions was $2,399, $6,012 and $4,504, respectively. The Company's accounting policy related to derivatives is to value these instruments, including financial futures contracts and written index option contracts, at the last reported sales price. The measurement of market risk is meaningful only when related and offsetting transactions are taken into consideration.

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of the Company's financial instruments have been determined by the Company using available market information and appropriate valuation methodologies described below. However, considerable judgment is required to develop the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                    NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)






                                                          DECEMBER 31, 1997           DECEMBER 31, 1996
                                                          -----------------           -----------------
                                                        CARRYING        FAIR        CARRYING        FAIR
                                                         AMOUNT        VALUE         AMOUNT        VALUE
                                                         ------        -----         ------        -----

          Financial assets:
              Cash and cash equivalents...........      $ 11,606       $ 11,606    $  57,282      $  57,282
              Investments available for sale......        51,993         51,993       64,170         64,170
              Trading securities owned............        49,988         49,988       29,761         29,761
              Restricted assets...................         5,716          5,716        8,846          8,846
              Receivable from clearing brokers....         1,205          1,205       23,870         23,870
              Long-term investments (Note 8)......        27,224         33,329       13,270         14,130
          Financial liabilities:
              Notes payable.......................       174,574        174,574      158,251        158,251
              Redeemable preferred shares.........       258,638        102,860      210,571        132,908


21.      BUSINESS SEGMENT INFORMATION

         The following table presents certain financial information of the Company's continuing operations before taxes and minority interests as of and for the years ended December 31, 1997 and 1996:

                                          BROKER-                       COMPUTER       CORPORATE
                                           DEALER      REAL ESTATE      SOFTWARE       AND OTHER        TOTAL
                                           ------      -----------      --------       ---------        -----
          1997
          ----
          Revenues....................    $ 56,197       $27,067         $3,947         $27,357        $114,568
          Operating (loss) income ....      (9,958)       (7,827)        (8,156)            520         (25,421)
          Identifiable assets.........      77,511       276,770          5,604          81,506         441,391
          Depreciation and
             amortization.............       1,035         7,469            815              95           9,414
          Capital expenditures........       1,627         7,454            466           1,385          10,932

          1996
          ----
          Revenues....................     $71,960     $  23,559     $    15,017      $  20,329        $130,865
          Operating loss..............        (345)         (745)        (15,082)        (2,417)        (18,589)
          Identifiable assets.........      76,302       182,645          11,686        135,787         406,540
          Depreciation and
             Amortization.............         600         3,622             532              3           4,757
          Capital expenditures........       3,644       183,193           1,596             18         188,451


22.      SUBSEQUENT EVENTS

         WESTERN REALTY. In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, the Company agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty and Apollo agreed to contribute up to $58,000.

         Under the terms of the agreement governing Western Realty, the ownership and voting interests in Western Realty will be held equally by Apollo and the Company. Apollo will be entitled to a preference on

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and the Company will then be entitled to a return of $10,000 of BML-related expenses incurred by the Company since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers. Accordingly, the Company will account for its non-controlling interest in Western Realty on the equity method.

         On February 27, 1998, at an initial closing under the LLC Agreement, Apollo made a $11,000 loan (the "Loan) to Western Realty. The Loan, which bears interest at the rate of 15% per annum and is due September 30, 1998, is collateralized by a pledge of the Company's shares of BML. Upon completion of the transfer of Ducat Place II and the satisfaction of other conditions under the LLC Agreement, the Loan and the accrued interest thereon will be converted into a capital contribution by Apollo to Western Realty and the BML pledge released.

         Western Realty will seek to make additional real estate and other investments in Russia. The Company and Apollo have agreed to invest, through Western Realty or another equity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has agreed to acquire for $20,000 a 30% profits interest in a company organized by Brooke (Overseas) which will, among other things, acquire an interest in an industrial site and manufacturing facility being constructed on the outskirts of Moscow by a subsidiary of Brooke (Overseas).

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                           March 31,       December 31,
                                                                             1998             1997
                                                                           ---------       -----------
                               ASSETS
Current assets:
    Cash and cash equivalents.....................................         $   9,899       $   11,606
    Investment securities available for sale......................            41,960           51,993
    Trading securities owned......................................            56,028           49,988
    Restricted assets.............................................               236              232
    Receivable from clearing brokers..............................             1,402            1,205
    Other current assets..........................................             5,466            3,618
                                                                           ---------       ----------
         Total current assets.....................................           114,991          118,642
                                                                           ---------       ----------

Investment in real estate, net....................................           170,811          256,645
Furniture and equipment, net......................................            11,768           12,194
Restricted assets.................................................             5,548            5,484
Long-term investments, net........................................            26,292           27,224
Investment in joint venture.......................................            59,340               --
Other assets......................................................            14,489           21,202
                                                                           ---------       ----------
         Total assets.............................................         $ 403,239        $ 441,391
                                                                           =========       ==========


              LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
    Margin loan payable...........................................         $  10,170       $   13,012
    Current portion of notes payable and long-term obligations ...               349              760
    Accounts payable and accrued liabilities......................            42,310           57,722
    Prepetition claims and restructuring accruals.................            12,452           12,611
    Income taxes..................................................            18,746           18,413
    Securities sold, not yet purchased............................            29,683           25,610
                                                                           ---------       ----------
         Total current liabilities................................           113,710          128,128
                                                                           ---------       ----------

Notes payable.....................................................           154,027          173,814
Other long-term obligations.......................................             9,095           11,210
Redeemable preferred shares.......................................           271,924          258,638

Shareholders' deficiency:
   Cumulative preferred shares; liquidation preference of $69,769;
       dividends in arrears, $145,671 and $139,412................               279              279
   Common Shares, $.01 par value; 850,000,000 shares authorized;
       9,577,624 shares outstanding...............................                96               96
    Additional paid-in capital....................................           592,004          604,215
    Accumulated deficit...........................................          (742,270)        (742,427)
    Unearned compensation on stock options........................              (405)            (158)
    Accumulated other comprehensive income........................             4,779            7,596
                                                                           ---------       ----------

         Total shareholders' deficiency...........................          (145,517)        (130,399)
                                                                           ---------       ----------

         Total liabilities and shareholders' deficiency...........         $ 403,239       $  441,391
                                                                           =========       ==========



      See accompanying Notes to Condensed Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                           Three Months Ended March 31,
                                                                         ------------------------------
                                                                            1998                1997
                                                                         ---------            ---------
Revenues:
     Principal transactions, net................................         $   5,893            $   2,499
     Commissions................................................             6,676                3,393
     Corporate finance fees.....................................             3,238                1,132
     Gain on sale of investments................................             5,596                3,694
     Loss from joint venture....................................              (329)                  --
     Real estate leasing........................................             7,776                6,282
     Interest and dividends.....................................             2,849                1,541
     Computer sales and service.................................               413                3,283
     Other income...............................................             1,728                1,029
                                                                         ---------            ---------

         Total revenues.........................................            33,840               22,853
                                                                         ---------            ---------

Cost and expenses:
     Operating, general and administrative......................            30,100               25,946
     Interest...................................................             4,160                3,862
     Provision for loss on long-term investment.................                --                3,796
                                                                         ---------            ---------

         Total costs and expenses...............................            34,260               33,604
                                                                         ---------            ---------

Loss before income taxes and minority interests.................              (420)             (10,751)

Income tax provision............................................                 6                   50

Minority interest in loss of consolidated subsidiaries..........               583                  460
                                                                         ---------            ---------

Net income (loss)...............................................               157              (10,341)

Dividend requirements on preferred shares.......................           (18,832)             (15,980)
                                                                         ---------            ---------

Net loss applicable to Common Shares............................         $ (18,675)           $ (26,321)
                                                                         =========            =========

Loss per Common Share (basic and diluted):
     Net loss per Common Share..................................          $  (1.95)            $  (2.75)
                                                                         =========            =========

Number of shares used in computation............................         9,578,000            9,578,000
                                                                         =========            =========


      See accompanying Notes to Condensed Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS'
                                   DEFICIENCY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                     UNEARNED      ACCUMULATED
                                           CLASS B                                                 COMPENSATION       OTHER
                                          PREFERRED     COMMON       PAID-IN       ACCUMULATED       ON STOCK     COMPREHENSIVE
                                            SHARES      SHARES       CAPITAL         DEFICIT         OPTIONS          INCOME
                                          ---------     ------       -------       -----------     ------------   -------------
Balance, December 31, 1997............      $279         $96         $604,215       $(742,427)        $(158)         $ 7,597

   Net income.........................                                                    157
   Undeclared dividends and accretion
     on redeemable preferred shares...                                (12,574)
   Unrealized loss on investment
     securities.......................                                                                                (2,818)
   Adjustment to unearned compensation
     on stock options.................                                    363                          (363)
   Compensation expense on stock
     option grants....................                                                                  116
                                            ----         ---        ---------       ---------         -----          -------

Balance, March 31, 1998...............      $279         $96        $ 592,004       $(742,270)        $(405)         $ 4,779
                                            ====         ===        =========       =========         =====          =======



      See accompanying Notes to Condensed Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                      -------------------------
                                                                                       1998              1997
                                                                                      -------          --------
Cash flows from operating activities:
   Net income (loss).......................................................           $   157          $(10,341)
   Adjustments to reconcile net income (loss) to net cash
    used for operating activities:
     Loss from joint venture...............................................               329                --
     Depreciation and amortization.........................................             2,344             2,009
     Provision for loss on long-term investment............................                --             3,796
     Stock based compensation expense......................................               828               847
     Changes in assets and liabilities, net of effects from acquisitions:
        Decrease (increase) in receivables and other assets................            (9,586)           14,313
        Increase in income taxes...........................................               440               759
        Increase (decrease) in accounts payable and accrued liabilities....             2,766           (12,905)
                                                                                      -------          --------

Net cash used for operating activities.....................................            (2,722)           (1,522)
                                                                                      -------          --------

Cash flows from investing activities:
     Sale or maturity of investment securities.............................             8,129            23,193
     Purchase of investment securities.....................................              (913)           (3,963)
     Sale or liquidation of long-term investments..........................             1,901             2,807
     Purchase of long-term investments.....................................            (1,951)           (4,400)
     Purchase of real estate...............................................            (1,419)               --
     Purchase of furniture and fixtures....................................              (197)               --
     Payment of prepetition claims.........................................              (847)              (58)
     Return of prepetition claims paid.....................................                --             1,396
     (Increase) decrease in restricted assets..............................               (68)               82
     Net cash transferred to joint venture.................................              (487)               --
     Payment for acquisitions, net of cash acquired........................                --           (20,014)
                                                                                      -------          --------

Net cash provided from (used for) investing activities.....................             4,148              (957)
                                                                                      -------          --------

Cash flows from financing activities:
     Decrease in margin loan payable.......................................            (2,842)               --
     Prepayment of notes payable...........................................              (291)             (114)
     Repayment of other obligations........................................                --              (207)
                                                                                      -------          --------

Net cash used for financing activities.....................................            (3,133)             (321)
                                                                                      -------          --------

Net decrease in cash and cash equivalents..................................            (1,707)           (2,800)
Cash and cash equivalents, beginning of period.............................            11,606            57,282
                                                                                      -------          --------

Cash and cash equivalents, end of period...................................           $ 9,899          $ 54,482
                                                                                      =======          ========



      See accompanying Notes to Condensed Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

1.    PRINCIPLES OF REPORTING

      The consolidated financial statements include the accounts of New Valley Corporation and its majority-owned subsidiaries (the "Company"). The consolidated financial statements as of March 31, 1998 presented herein have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for all periods presented have been made. Results for the interim periods are not necessarily indicative of the results for an entire year.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      These financial statements should be read in conjunction with the consolidated financial statements in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997, as filed with the Securities and Exchange Commission.

      Certain reclassifications have been made to prior interim period financial information to conform with current year presentation.

      NEW ACCOUNTING PRONOUNCEMENTS.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The Statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Where applicable, earlier periods have been restated to conform to the standards established by SFAS No. 130. The adoption of SFAS 130 did not have a material impact on the Company's financial statements.

      For transactions entered into in fiscal years beginning after December 15, 1997, the Company adopted and is reporting in accordance with SOP 97-2, "Software Revenue Recognition". The adoption of SOP 97-2 did not have a material impact on the Company's financial statements.

      In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance that the carrying value of software developed or obtained for internal use is assessed based upon an analysis of estimated future cash flows on an undiscounted basis and before interest charges. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998. The Company believes that adoption of SOP 98-1 will not have a material impact on the Company's financial statements.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is currently reviewing its operating segment disclosures and will adopt SFAS No. 131 in the fourth quarter of 1998.

2.    INVESTMENT IN WESTERN REALTY

      On January 31, 1997, the Company entered into a stock purchase agreement (the "Purchase Agreement") with Brooke (Overseas) Ltd. ("Brooke (Overseas)"), a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), an affiliate of the Company, pursuant to which the Company acquired 10,483 shares (the "BML Shares") of the common stock of BrookeMil Ltd. ("BML") from Brooke (Overseas) for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 9% promissory note of the Company (the "Note"). The BML Shares comprise 99.1% of the outstanding shares of BML, a real estate development company in Russia. The Note, which was collateralized by the BML Shares, was paid during 1997.

      In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, the Company agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty and Apollo agreed to contribute up to $58,000.

      Under the terms of the agreement governing Western Realty ("the LLC Agreement"), the ownership and voting interests in Western Realty will be held equally by Apollo and the Company. Apollo will be entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and the Company will then be entitled to a return of $10,000 of BML-related expenses incurred by the Company since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers. Accordingly, the Company has accounted for its non-controlling interest in Western Realty using the equity method of accounting.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


      On February 27, 1998, at an initial closing under the LLC Agreement, Apollo made a $11,000 loan (the "Loan") to Western Realty. The Loan, which bore interest at the rate of 15% per annum and was due September 30, 1998, was collateralized by a pledge of the Company's shares of BML. On April 28, 1998, the Loan and the accrued interest thereon were converted into a capital contribution by Apollo to Western Realty and the BML pledge was released.

      The Company recorded its basis in the investment in the joint venture in the amount of $59,669 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and the Company's proportionate interest in the underlying value of net assets of the joint venture.

      Western Realty will seek to make additional real estate and other investments in Russia. The Company and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by Brooke (Overseas) which will, among other things, acquire an interest in an industrial site and manufacturing facility being constructed on the outskirts of Moscow by a subsidiary of Brooke (Overseas).

3.    INVESTMENT SECURITIES AVAILABLE FOR SALE

      Investment securities classified as available for sale are carried at fair value, with net unrealized gains included as a separate component of shareholders' equity (deficit). The Company had realized gains on sales of investment securities available for sale of $ 4,588 for the three months ended March 31, 1998.

      The components of investment securities available for sale at March 31, 1998 are as follows:


                                                                     GROSS          GROSS
                                                                   UNREALIZED     UNREALIZED        FAIR
                                                        COST          GAIN           LOSS          VALUE
                                                      ---------    ----------     ----------      ---------
        Short-term investments......................  $   3,798      $     --        $    --       $  3,798
        Marketable equity securities................     29,698         1,147            611         30,234
        Marketable warrants.........................         --         7,103             --          7,103

        Marketable debt securities .................      3,685            --          2,860            825
                                                      ---------      --------        -------       --------
        Investment securities.......................  $  37,181      $  8,250        $ 3,471       $ 41,960
                                                      =========      ========        =======       ========



4.    LONG-TERM INVESTMENTS

      At March 31, 1998, long-term investments consisted primarily of investments in limited partnerships of $26,100. The Company is required under certain limited partnership agreements to make additional investments up to an aggregate of $6,700 at March 31, 1998. The Company believes the fair value of the limited partnerships exceeds its carrying amount by approximately $7,500 based on the indicated market values of the underlying investment portfolio provided by the partnerships. The Company's investments in limited partnerships are illiquid and the ultimate realization of these investments are subject to the performance of the underlying partnership and its management by the general partners.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


      In the first quarter of 1997, the Company determined that an other than temporary impairment in the value of its investment in a joint venture had occurred and wrote down this investment to zero with a charge to operations of $3,796 for the three month period. The Company's estimates of the fair value of its long-term investments are subject to judgment and are not necessarily indicative of the amounts that could be realized in the current market.

5.    REDEEMABLE PREFERRED SHARES

      At March 31, 1998, the Company had authorized and outstanding 2,000,000 and 1,071,462, respectively, of its Class A Senior Preferred Shares. At March 31, 1998 and December 31, 1997, respectively, the carrying value of such shares amounted to $271,924 and $258,638, including undeclared dividends of $176,161 and $163,302 or $164.41 and $152.41 per share. As of March 31, 1998, the unamortized discount on the Class A Senior Preferred Shares was $7,534.

      For the three months ended March 31, 1998, the Company recorded $712 in compensation expense related to certain Class A Senior Preferred Shares awarded to an officer of the Company in 1996. At March 31, 1998, the balance of the deferred compensation and the unamortized discount related to these award shares was $3,849 and $2,760, respectively.

6.    PREFERRED SHARES NOT SUBJECT TO REDEMPTION REQUIREMENTS

      The undeclared dividends, as adjusted for conversions of Class B Preferred Shares into Common Shares, cumulatively amounted to $145,671 and $139,412 at March 31, 1998 and December 31, 1997, respectively. These undeclared dividends represent $52.20 and $49.95 per share as of the end of each period. No accrual was recorded for such undeclared dividends as the Class B Preferred Shares are not mandatorily redeemable.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


7.    CONTINGENCIES

      LITIGATION

      On or about March 13, 1997, a shareholder derivative suit was filed against the Company, as a nominal defendant, its directors and Brooke in the Delaware Chancery Court, by a shareholder of the Company. The suit alleges that the Company's purchase of the BML Shares constituted a self-dealing transaction which involved the payment of excessive consideration by the Company. The plaintiff seeks (i) a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted such breaches and such parties are therefore liable to the Company, and (ii) unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations were without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily in connection with its activities as a securities broker-dealer and participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of management, after consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      PREPETITION CLAIMS UNDER CHAPTER 11 AND RESTRUCTURING ACCRUALS

      The prepetition claims remaining as of March 31, 1998 of $12,452 may be subject to future adjustments depending on pending discussions with the various parties and the decisions of the Bankruptcy Court.

                                                                        Appendix
                                                                        --------

                                                                    EXHIBIT 99.1

                           MATERIAL LEGAL PROCEEDINGS

STATE MEDICAID REIMBURSEMENT CASES

     State of Minnesota, et al. v. Philip Morris, et al., Case No. C1-94-8565, District Court, County of Ramsey, 2nd Judicial District (case filed on August 18, 1994). This case was settled by Liggett and Brooke as to the State of Minnesota on March 20, 1997. The case remains pending as to one equitable claim by Blue Cross/Shield of Minnesota against Liggett and Brooke.

     Commonwealth of Puerto Rico, et al. v. Brown & Williamson, et al., Case No. 97-1910 (JAF), USDC, District Court of Puerto Rico (case filed on June 27,
1997). This case brought on behalf of the Commonwealth of Puerto Rico seeks compensatory and injunctive relief for damages incurred by the Commonwealth in paying for the medicaid expenses of indigent smokers. This case is presently stayed.

     State of South Carolina v. Brown & Williamson, et al., Case No. 97-CP-40-1686, Court of Common Pleas, Richland County (case filed on May 12,
1997). This case brought on behalf of the State of South Carolina seeks compensatory and injunctive relief for damages incurred by the state in paying for the medicaid expenses of indigent smokers. This case is presently stayed pending the outcome of Congressional debate concerning national tobacco policy.

     State of South Dakota, et al. v. Philip Morris, et al., Case No. 98-65, Circuit Court of 6th Circuit, Hughes County (case filed on February 23, 1998). This case brought on behalf of the State of South Dakota seeks compensatory and injunctive relief for damages incurred by the state in paying for the medicaid expenses of indigent smokers. This case is presently stayed pending the outcome of Congressional debate concerning national tobacco policy.

     State of Vermont v. Philip Morris, et al., Case No. 744-97CnC, Chittenden County Superior Court (case filed on May 29, 1997). This case brought on behalf of the State of Vermont seeks compensatory and injunctive relief for damages incurred by the state in paying for the medicaid expenses of indigent smokers. This case has a trial date of November 13, 1999.

CLASS ACTION CASES

     Fletcher, et al. v. Brooke Group, Ltd., et al., Case No. CV-97-913, Circuit Court of Mobile County, Alabama (case filed on March 20, 1997). Nationwide class certified and limited fund class action settlement preliminarily approved with respect to Liggett and Brooke Group on March 20, 1997.

     Hansen, et al. v. The American Tobacco Company, et al., Case No. LR-C-96-881, USDC, Eastern District of Arkansas (case filed on April 4, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Arkansas. Plaintiffs filed a motion for class certification on September 15, 1997, which motion remains pending.

     Brown, et al. v. The American Tobacco Company, et al., Case No. 711400, Superior Court of San Diego, California (case filed on October 1, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in California. No motion for class certification has been brought by plaintiff.

     Finelli, et al. v. Philip Morris, et al., Case No. 96-04348, DC, Superior Court of District of Columbia. Liggett is named as a defendant in this putative class action, but has not been served.

     Reed, et al. v. Philip Morris, et al., Case No. 96-05070, DC, Superior Court of District of Columbia (case filed on June 21, 1996). This
"addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in the District of Columbia. On August 18, 1997, the court issued an order declining to certify the class.

     Broin, et al. v. Philip Morris, et al., Case No. 91-49738 CA 22, FL, Circuit Court Dade County (case filed on October 31, 1991). This action brought on behalf of all flight attendants that have been injured by exposure to environmental tobacco smoke was certified as a class action on December 12, 1994. This case was settled with respect to all defendants on October 10, 1997, which settlement was finally approved by the court on February 2, 1998. A notice of appeal is currently pending.

     Engle, et al. v. R.J. Reynolds, et al., Case No. 94-08273 CA 20, FL, Circuit Court, Dade County (case filed on May 5, 1994). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Florida. The case was certified as a class action on October 31, 1994 and trial is expected to commence on July 6, 1998.

     Peterson, et al. v. The American Tobacco Company, et al., Case No. 97-0490-02, First Circuit Court, Honolulu, Hawaii (case filed on February 6,
1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Hawaii.

     Clay, et al. v. The American Tobacco Company, et al., Case No. 97-4167-JPG, USDC, Southern District of Illinois (case filed on May 22, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in 34 states. No motion for class certification has been brought by plaintiff.

     Norton, et al. v. R.J. Reynolds, et al., Case No. 48-D01-9605-CP-0271, Superior Court, Madison County, Indiana (case filed on May 3, 1996). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Indiana. No motion for class certification has been brought by plaintiff.

     Brammer, et al. v. R.J. Reynolds, et al., Case No. 4-97-CV-10461, USDC, Southern District of Iowa, (case filed on June 30, 1997). This
"addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Iowa. To date, no motion for class certification has been filed by plaintiff.

     Emig, et al. v. The American Tobacco Company, et al., Case No. 97-1121-MLB, USDC, District of Kansas (case filed on April 11, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Kansas. Plaintiff's motion for class certification currently is pending.

     Castano, et al. v. The American Tobacco Company, et al., Case No. 95-30725, USDC, Eastern District of Louisiana (case filed on March 29, 1994). This case was certified as a class action by the district court on February 17, 1995. This case was settled by Liggett and Brooke on March 12, 1996. The class was decertified by the Fifth Circuit in May 1996. Plaintiffs' motion for approval of the settlement was withdrawn on September 6, 1996.

     Granier, et al. v. The American Tobacco Company, et al., USDC, Eastern District of Louisiana (case filed on September 29, 1994). This case currently is stayed pursuant to a decision in Castano.

     Young, et al. v. The American Tobacco Company, et al., Case No. 2:97-CV-03851, Civil District Court, Parish of Orleans, Louisiana (case filed on November 12, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Louisiana. No motion for class certification has been brought by plaintiff.

     Richardson, et al. v. Philip Morris, et al., Case No. 96145050/CL212596, Circuit Court, Baltimore City, Maryland (case filed on May 29, 1996). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Maryland. This class action was certified by the court on January 28, 1998. Trial is set for September 15, 1999.

     Geiger, et al. v. The American Tobacco Company, et al., Index No. 10657/97, Supreme Court, Queens County, New York (case filed on January 12,
1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in New York. The case was certified as a class action on May 1, 1997, and currently is stayed pending appeal.

     Nwanze, et al. v. Philip Morris, et al., Case No. 97-CIV-7344, USDC, Southern District of New York (case filed on October 17, 1997). This action is brought on behalf of all prisoners nationwide that have been injured by exposure to environmental tobacco smoke. No motion for class certification has been brought by plaintiff.

     Chamberlain, et al. v. The American Tobacco Company, Case No. 1:96CV2005, USDC, Northern District of Ohio (case filed on August 20, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Ohio. To date, no motion for class certification has been filed by plaintiff.

     Barnes, et al. v. The American Tobacco Company, et al.5 Case No. 96-5903, USDC, Eastern District of Pennsylvania (case filed on August 8, 1996). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Pennsylvania. The district court decertified the class in this case on October 17, 1997. Plaintiff's appeal of decertification is pending.

     Aksamit, et al. v. Brown & Williamson, et al., Case No. 6:97-3636-21, SC, USDC, Dist. of South Carolina, Greenville Division (case filed on November 24,
1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in South Carolina. To date, no motion for class certification has been filed by plaintiff.

     Newborn, et al. v. Brown & Williamson, et al., Case No. 97-2938 GV, USDC, Western District of Tennessee (case filed on October 1, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Tennessee. No motion for class certification has been brought by plaintiff.

     Mason, et al. v. The American Tobacco Company, et al., Case No. 7-97CV-293-X, USDC, Northern District of Texas (case filed on December 23,
1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Texas. To date, no motion for class certification has been filed by plaintiff.

     Herrera, et al. v. The American Tobacco Company, et al., Case No. 2:98-CV-00126, USDC, District of Utah (case filed on January 28, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Utah. No motion for class certification has been brought by plaintiff.

     Jackson et al. v. Philip Morris Inc., Case No. 980901634PI, 3rd Judicial Court, Salt Lake City County, Utah (case filed on March 10, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Utah. No motion for class certification has been brought by plaintiff.

     Ingle, et al. v. Philip Morris, et al., Case No. 97-C-21-S, Circuit Court of McDowell County, West Virginia (case filed on February 4, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in west Virginia. No motion for class certification has been brought by plaintiff.

     McCune, et al. v. The American Tobacco Company, et al., Case No. 97-C-204, Circuit Court of Kanawha County, West Virginia (case filed on January 30, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in West Virginia. To date, no motion for class certification has been filed by plaintiff.

     Walker, et al. v. Liggett Group Inc., et al., Case No. 2:97-0102, USDC, Southern District of West Virginia (case filed on February 12, 1997). Nationwide class certified and limited fund class action settlement preliminarily approved with respect to Liggett and Brooke Group on May 15, 1997. Class decertified and preliminary approval of settlement withdrawn by order of district court on August 5, 1997, which order currently is on appeal to the Fourth Circuit.

     Insolia, et al. v. Philip Morris, et al., Case No. 97-CV-230-J, Rock County Circuit Court, Wisconsin (case filed on April 4, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Wisconsin. No motion for class certification has been brought by plaintiff.

     Parsons, et al. v. Liggett Group Inc., et al., Case No. 98-C-388, Circuit Court, Kanawha County, West Virginia (case filed on February 27, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in West Virginia. No motion for class certification has been brought by plaintiff.

OTHER REIMBURSEMENT ACTIONS

     City of Birmingham, et al. v. The American Tobacco Co., et al., Case No. CV97-081, Greene County, Alabama, Circuit Court (case filed on 5/28/97). City of Birmingham seeks to recover money damages resulting from payment by the City to hospitals and other medical providers on behalf of their employees for tobacco-related disease and death. The City's amended complaint was dismissed by the court on March 4, 1998, holding that, under the common law of Alabama, the City lacked standing to recover damages from alleged third-party tortfeasors for amounts paid on behalf of the plaintiffs' injured employees. The court has, however, permitted the City to amend its complaint to bring a claim under an Alabama statute which, the court held, provided a limited authority to recover such damages under certain circumstances.

     County of Los Angeles v. R.J.Reynolds, et al., Case No. 707651, Superior Court of San Diego (case filed on 8/5/97). County seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the County for tobacco-related medical treatment for its citizens and health insurance for its employees. Trial is scheduled for February 5, 1999.

     Ellis, on Behalf of the General Public v. R.J. Reynolds, et al., Case No. 00706458, Superior Court of San Diego (case filed on 12/13/96). Plaintiffs, two individuals, seek equitable and injunctive relief for damages incurred by the State of California in paying for the expenses of indigent smokers.

     County of Cook v. Philip Morris, et al., Case No. 97L04550, Circuit Court, Cook County (case filed on 7/21/97). County of Cook seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the County for tobacco-related medical treatment for its citizens and health insurance for its employees.

     City of New York, et al. v. The Tobacco Institute, et al., Case No. 97-CIV-0904, Supreme Court of New York, New York County (case filed on 10/17/96). City of New York seeks to obtain declaratory and equitable relief and restitution as well as to recover money damages resulting from payment by the City for tobacco-related medical treatment for its citizens and health insurance for its employees.

     State of Tennessee v. The American Tobacco Co., et al., Case No. 12,263, Monroe County Chancery Court (case filed on 5/7/97). Individual seeks equitable and injunctive relief for damages incurred by the State of Tennessee in paying for the expenses of indigent smokers.

     The Crow Creek Sioux Tribe v. The American Tobacco Company, et al., Case No. CV 97-09-082, Tribal Court of The Crow Creek Sioux Tribe (case filed on 9/26/97). Indian tribe seeks equitable and injunctive relief for damages incurred by the tribe in paying for the expenses of indigent smokers.

     The Republic of Marshall Islands v. The American Tobacco Co., et al., Case No. 1997-261, Republic of the Marshall Islands, The High Court (case filed on 10/30/97). Republic seeks equitable and injunctive relief for damages incurred by the Republic in paying for the expenses of indigent smokers.

     Screen Actors Guild -- Producers Health Plan, et al. v. Philip Morris, et al., Case No. DC181603, Superior Court of Los Angeles County (case filed on 11/20/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Stationary Engineers Local 39 Health & Welfare Trust Fund v. Philip Morris, et al., Case No. C-97-1519-DLJ, USDC, Northern District of California (case filed on 4/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Steamfitters Local Union No. 614 Health and Welfare Fund v. Philip Morris, et al., Case No. 92260-2, Circuit Court for 30th Judicial District at Memphis (case filed on 1/7/98). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Texas Carpenters Health Benefit Fund, et al. v. Philip Morris, et al., Case No. 1:97C0625, USDC, Eastern District of Texas (case filed on 11/7/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Northwest Laborers-Employers Health & Security Trust Fund, et al. v. Philip Morris, et al., Case No. C97-849-WD, WA, USDC, Western District (case filed on 6/26/97). Health and Welfare Trust Fund seeks economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Iron Workers Local Union No.17 Insurance Fund, et al. v. Philip Morris, et al., Case No. 1:97CV 1422, USDC, Northern District of Ohio, Eastern Div. (case filed on 5/20/97). Union Insurance Trust Fund seeks economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Rhode Island Laborers' Health & Welfare Fund v. The American Tobacco Company, et al., Case No. 97-500L, USDC, District of Rhode Island (case filed on 10/24/97). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Teamsters Union No. 142, et al. v. Philip Morris, et al., Case No. 71C019709CP01281, USDC, Northern District of Indiana (case filed on 9/15/97). Union seeks injunctive relief and economic reimbursement to recover moneys expended by Union Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Kentucky Laborers District Council Health & Welfare Trust Fund v. Philip Morris, et al., Case No.3-97-394, USDC, Western District of Kentucky (case filed on 6/20/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Trust Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Ark-LA-Miss Laborers Welfare Fund, et al. v. Philip Morris, et al., Case No. 97-1944, USDC, Eastern District of Louisiana (case filed on 6/20/97). Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     New Jersey Carpenters Health Fund, et al. v. Philip Morris, et al., Case No. 97-3421, USDC, District of New Jersey (case filed on 10/7/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Laborers' Local 17 Health Benefit Fund, et al. v. Philip Morris, et al., Case No. 97-CIV-4550, USDC, Southern District of New York (case filed on 7/17/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Operating Engineers Local 12 Health and Welfare Trust v. The American Tobacco Company, et al., Case No. CV-97-7620 TJH, USDC, Central District of California (case filed on 11/6/97). Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Connecticut Pipe Trades Health Fund, et al. v. Philip Morris, et al., Case No. 397CV01305CT, USDC, District of Connecticut (case filed on 7/17/97). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Central Illinois Laborers Health & Welfare Trust Fund, et al. v. Philip Morris, et al., Case No. 97-L516, USDC, Southern District of Illinois (case filed on 5/22/97). Laborers' Union Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Laborers' and Operating Engineers Utility Agreement v. Philip Morris, et al., Case No. CIV97-1406 PHX, USDC, District of Arizona (case filed on 7/29/97). Union Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Arkansas Carpenters Health & Welfare Fund v. Philip Morris, et al., Case No. LR-C-97-0754, USDC, Eastern District of Arkansas (case filed on 9/4/97). Union's Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     West Virginia Laborers' Pension Trust Fund v. Philip Morris, et al., Case No. 397-0708, USDC, Southern District of West Virginia (case filed on 8/27/97). Laborers' Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     West Virginia-Ohio Valley Area I.B.E.W., et al. v. Liggett Group Inc., et al., Case No. 97-C-2135, USDC, Southern District of West Virginia (case filed on 9/19/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Massachusetts Laborers' Health & Welfare Fund, et al. v. Philip Morris, et al., Case No. C.A. 97-2892G, Superior Court, Suffolk County (case filed on 6/2/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     B.A.C. Local No. 32 Insurance Trust Fund, et al. v. Philip Morris, et al., Case No. 97-75675MI, USDC, Eastern District of Michigan (case filed on 11/18/97). Health Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Operating Engineers Local 324 Health Care Fund, et al. v. Philip Morris, Inc., et al., Case No. 598--CV-60020, Circuit Court, Wayne County (case filed on 3/9/98). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     New Mexico and West Texas Multi-Craft Health and Welfare Trust Fund, et al.
v. Philip Morris, et al., Case No. CV97 0009118NM, Second Judicial District Court, Bernalillo County (case filed on 1/29/98). Health Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Oregon Laborers-Employers Health & Welfare Trust Fund, et al. v. Philip Morris, et al., Case No. 97-1051-HA, USDC, District of Oregon (case filed on 6/18/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Central States Joint Board Health & Welfare Fund v. Philip Morris, et al., Case No. 97L12855, USDC, Northern District of Illinois (case filed on 10/30/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     International Brotherhood of Teamsters, Local 734 Health & Welfare Trust Fund v. Philip Morris, et al., Case No. 97L12852, USDC, Northern District of Illinois (case filed on 10/30/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Seafarers Welfare Plan and United Industrial Workers Welfare Plan v. Philip Morris, et al., Case No. MJG-97-2127MD, USDC, District of Maryland (case filed on 8/8/97). Welfare Plan seeks injunctive relief and economic reimbursement to recover moneys expended by Plan to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Carpenters & Joiners Welfare Fund, et al. v. Philip Morris, et al., Case No. 60,633-001, USDC, District of Minnesota (case filed on 12/31/97). Health and Welfare Trust Plan seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     United Federation of Teachers Welfare Fund, et al. v. Philip Morris, et al., Case No. 97-CIV-4676, USDC, Southern District of New York (case filed on 7/17/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     United Food and Commercial Workers Unions, et al. v. Philip Morris, et al., Case No. CV-97-1340, Circuit Court of Tuscaloosa, Alabama (case filed on 11/13/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Day Care Council-Local 205 D.C. 1707 Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-606240, USDC, Southern District of New York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Eastern States Health and Welfare Fund, et al. v. Philip Morris, et al., Case No. 97-CIV-7346, USDC, Southern District of New York (case filed on 7/28/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     IBEW Local 25 Health and Benefit Fund v. Philip Morris, et al., Case No. 97-CIV-9400, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     IBEW Local 363 Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-9396, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Local 1199 Home Care Industry Benefit Fund v. Philip Morris, et al., Case No. 97-606249, USDC, Southern District of New York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Local 1199 National Benefit Fund for Health & Human Services Employees v. Philip Morris, et al., Case No. 97-606-241, USDC, Southern District of New York (case filed on 12/4/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Local 138, 138A & 138B International Union of Operating Engineers Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-9402, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Local 840 International Brotherhood of Teamsters Health & Insurance Fund v. Philip Morris, et al., Case No. 97-CIV-9398, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Long Island Regional Council of Carpenters Welfareocal 840 International Brotherhood of Teamsters Health & Insurance Fund v. Philip Morris, et al., Case No. 97-CIV-9397, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Puerto Rican ILGWU Health & Welfare Fund v. Philip Morris, et al., Case No. 97-CIV-8462, USDC, Southern District of New York (case filed on 11/25/97). Health and Welfare Trust Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants and benefactors suffering from smoking-related illnesses.

     Fibreboard Corporation, et al. v. The American Tobacco Company, et al., Case No. 791919-8, CA, Superior Court of Alameda (case filed on 11/10/97). Asbestos company seeks reimbursement for damages paid to asbestos victims for medical and other relief, which damages allegedly are attributable to the tobacco companies.

     Keene Creditors Trust v. Brown & Williamson Tobacco Corp., et al., Case no. 606479/97, Supreme Court of New York, New York County (case filed on 12/19/97). Asbestos company seeks reimbursement for damages paid to asbestos victims for medical and other relief, which damages allegedly are attributable to the tobacco companies.

     Conwed Corp., et al. v. R.J. Reynolds Tobacco Co., et al ., Case No. C1-98-3620, District Court. Ramsey County, Minnesota (case filed on April 9,
1998). Employer seeks injunctive relief and economic reimbursement to recover moneys expended by employer to provide medical treatment to its employees suffering from smoking-related illnesses.

     Nat'l Asbestos Workers Medical Fund, et al., v. Philip Morris Inc., et al., CV-98-1492, USDC. Eastern District of New York (case filed on March 23,
1998). Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants suffering from smoking-related illnesses.

     Milwaukee Carpenters' District Council Health Fund, et al, v. Philip Morris Inc., et al., 98CV002394, Circuit Court, Milwaukee County, Wisconsin (case filed on March 30, 1998). Health and Welfare Fund seeks injunctive relief and economic reimbursement to recover moneys expended by Fund to provide medical treatment to its participants suffering from smoking-related illnesses.

     Williams & Drake Co., et al. v. American Tobacco Co., et al., Case No. 98-553, USDC, Western District of Pennsylvania (case filed on March 23, 1998). Employer seeks injunctive relief and economic reimbursement to recover moneys expended by employer to provide medical treatment to its employees suffering from smoking-related illnesses.

     Blue Cross and Blue Shield of New Jersey, et al. v. Phillip Morris Inc., et al., CV 98 3287, USDC, Eastern District of New York (case filed April 29, 1998). Health insurer seeks injunctive relief and economic reimbursement to recover moneys expended by insurer to provide medical treatment to its members suffering from smoking-related illnesses.

     Arkansas Blue Cross and Blue Shield, et al. v. Phillip Morris Inc., et al., Case No.98 C 2612, USDC, Northern District of Illinois (case filed April 29,
1998). Health insurer seeks injunctive relief and economic reimbursement to recover moneys expanded by insurer to provide medical treatment to its members suffering from smoking-related illnesses.

     Regence Blueshield, et al. v. Phillip Morris Inc., et al., Case No. C98-0559R, USDC, Western District of Washington (case filed April 29, 1998). Health insurer seeks injunctive relief and economic reimbursement to recover moneys expended by insurer to provide medical treatment to its members suffering from smoking-related illnesses.

INDIVIDUAL ACTIONS

     (The following is a list of actions by the named individual plaintiffs pending against Liggett and, except as other wise noted, other tobacco companies. The actions have been brought in state court, except as otherwise noted.)

Crozier,  AL, USDC (case filed on August 2, 1996). Case is pending.

Cordova,  CA, San Diego County. Trial begins February 5, 1999.

Pavolini, CA, San Francisco County (case filed on December 9, 1997). Case is pending.

Stern,  CA, Monterey County (case filed on April 28, 1997). Case is pending.

Adams,  FL, Broward County (case filed on April 10,1997). Case is pending.

Allman,  FL, Volusia County (case filed on June 2, 1997). Case is pending.

Altieri,  FL, Orange County, (case filed on August 12, 1997). Case is pending.

Armand,  FL, Volusia County (case filed on July 9, 1997). Case is pending.

Atcheson,  FL, Volusia County (case filed on July 29, 1997). Case is pending.

Akins,  FL, Orange County (case filed on September 16, 1997). Case is pending.

Bailey,  FL, Dade County (case filed on August 18, 1997). Case is pending.

Bartley,  FL, Broward County (case filed on June 21, 1997). Case is pending.

Blair,  FL, Volusia County (case filed on July 29, 1997). Case is pending.

Blank,  FL, Broward County (case filed on April 10, 1997). Case is pending.

Bouchard,  FL, Bouchard County (case filed on June 2, 1997). Case is pending.

Bronstein,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Brown,  FL, Orange County (case filed on September 16, 1997). Case is pending.

Burns, Fl, Broward County (case filed on April 3, 1998). Case is pending.

Campbell, FL, Hillsborough County (case filed on April 18, 1997). Case is pending.

Chamberlain, FL, Duval County Circuit Court (case filed on March 4, 1998). Case is pending.

Childress, FL, Hillsborough County (case filed on August 28, 1995). Case is pending.

Chutz-Reymers, FL, USDC, Middle District (case filed on March 21, 1996). Case is pending.

Clark, FL, Dade County (case filed on July 18, 1995). Case is pending. Liggett is the only named defendant.

Davis,  FL, Broward County (case filed on July 21, 1997). Case is pending.

Davison,  FL, Broward County (case filed on June 10, 1997). Case is pending.

De La Torre,  FL, Broward County (case filed on July 21, 1997). Case is pending.

Dell,  FL, Seminole County (case filed on July 29, 1997). Case is pending.

Dick,  FL, Orange County (case filed on August 21, 1997). Case is pending.

Dickman,  FL, Pinellas County (case filed December 20, 1996). Case is pending.

Dill,  FL, Broward County (case filed on April 10, 1997). Case is pending.

Doyle, Joseph, FL, Flagler County (case filed on September 16, 1997). Case is pending.

Doyle, Philip, FL, Pinellas County (case filed on December 20, 1996). Case is pending.

Driscoll,  FL, Seminole County (case filed on July 29, 1997). Case is pending.

Ferguson, FL, Volusia County, (case filed on October 10, 1997). Case is pending.

Fischetti, FL, Orange County (case filed on November 17, 1997). Case is pending.

Flaks,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Gardner, FL, USDC, Middle Dist. (case filed on December 2, 1996). Case is pending.

Garretson, FL, Volusia County (case filed on October 22, 1996). Case is pending.

Gatto,  FL, Citrus County (case filed on October 14, 1997). Case is pending.

Goldberg,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Gonzalez, FL, Hillsborough County (case filed on January 2, 1996). Case is pending.

Gray,  FL, Dade County (case filed on October 15, 1997). Case is pending.

Habib,  FL, Volusia County (case filed on July 10, 1997). Case is pending.

Halen,  FL, Palm Beach County (case filed on June 19, 1996). Case is pending.

Harris,  FL, Broward County (case filed on July 21, 1997). Case is pending.

Hart,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Hayes,  FL, Volusia County (case filed on June 30, 1997). Case is pending.

Henin,  FL, Dade County (case filed on December 26, 1997). Case is pending.

Henning,  FL, Broward County (case filed on July 21, 1997). Case is pending.

Higginbotham, FL, Duval County (case filed on September 19, 1996). Case is pending.

Hirth,  FL, Dade County (case filed in 1996). Case is pending.

Hitchens,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Humpal,  FL, Volusia County (case filed on June 30, 1997). Case is pending.

Johnson,  FL, Duval County (case filed on November 30, 1995). Case is pending.

Kaloustian, FL, Hillsborough County (case filed August 28, 1995). Case is pending.

Katz, FL, USDC, Southern Dist. (case filed on August 3, 1995). Case is pending. Plaintiffs have dismissed all defendants except Liggett Group Inc.

Kearney,  FL, Hillsborough County (case filed April 18, 1997). Case is pending.

Krueger,  FL, USDC, Middle Dist. (case filed August 30, 1996). Case is pending.

Lappin,  FL, Volusia (case filed June 2, 1997). Case is pending.

Laschke,  FL, Pinellas County (case filed December 20, 1996). Case is pending.

Lass,  FL, Duval County (case filed December 23, 1996). Case is pending.

Lehman,  FL, Volusia County (case filed on June 2, 1997). Case is pending.

Leombruno, FL, Orange County (case filed on September 16, 1997). Case is pending.

Levine,  FL, Palm Beach County (case filed on July 24, 1996). Case is pending.

Levy, FL, USDC, Middle Dist. (case filed on August 30, 1996). Trial is scheduled for June 1, 1998.

Lobley,  FL, Seminole County (case filed on July 29, 1997). Case is pending.

Lustig,  FL, Broward County (case filed on July 21, 1997). Case is pending.

Magliarisi,  FL, Broward County (case filed on June 11, 1997). Case is pending.

Manley,  Fl, Broward County (case filed on April 3, 1998). Case is pending.

McMahon,  FL, Polk County (case filed on April 29, 1997). Case is pending.

Meagher,  FL, Orange County (case filed on May 22, 1997). Case is pending.

Meckler,  FL, Duval County (case filed July 10, 1997). Case is pending.

Merkow,  FL, Pinellas County (case filed May 30, 1997). Case is pending.

Mullin,  FL, Dade County (case filed November 7, 1995). Case is pending.

Mullins,  FL, Orange County (case filed September 16, 1997). Case is pending.

O'Rourke,  FL, Volusia County (case filed June 2, 1997). Case is pending.

Passer,  FL, Pinellas County (case filed June 2, 1997). Case is pending.

Perez,  FL, USDC, Middle Dist. (case filed August 20, 1996). Case is pending.

Phillips,  FL, Volusia County (case filed on May 27, 1997). Case is pending.

Pipolo,  FL, Broward County (case filed on April 10, 1997). Case is pending.

Poythress,  FL, Volusia County (case filed on May 5, 1997). Case is pending.

Rauch,  FL, Broward County (case filed July 21, 1997). Case is pending.

Rawls,  FL, Duval County (case filed March 6, 1997). Case is pending.

Reilly,  FL, Lake County (case filed October 22, 1997). Case is pending.

Rix,  FL, Duval County (case filed April 29, 1996). Case is pending.

Ross, FL, Hillsborough County (case filed on November 3, 1995). Trial is scheduled for June 29, 1998.

Sas,  FL, Pinellas County (case filed on June 2, 1997). Case is pending.

Shaw,  FL, Broward County (case filed on June 10, 1997). Case is pending.

Shira,  FL, Orange County (case filed on May 30, 1997). Case is pending.

Spotts,  FL, Volusia County (case filed on September 16, 1997). Case is pending.

Sprague,  FL, Dade County (case filed July 28, 1995). Case is pending.

Stafford,  FL, Pinellas County (case filed November 14, 1997). Case is pending.

Stewart,  FL, Lake County (case filed September 16, 1997). Case is pending.

Stone,  FL, Volusia County (case filed July 29, 1997). Case is pending.

Strickland,  FL, Dade County (case filed January 8, 1998). Case is pending.

Swank-Reich,  FL, Broward County (case filed June 10, 1997). Case is pending.

Szewczyk, FL, Hillsborough County (case filed December 12, 1995). Case is pending.

Thomas,  FL, Broward County (case filed June 10, 1997). Case is pending.

Thomson, Barry, FL, Flagler County (case filed September 2, 1997). Case is pending.

Thomson, Eileen, FL, Broward County (case filed July 21, 1997). Case is pending.

Uffner,  FL, Broward County case filed December 31, 1996). Case is pending.

Unkel,  FL, USDC, Middle Dist. Trial is scheduled for June 1, 1998.

Ventura,  Fl, Dade County (case filed on April 3, 1998). Case is pending.

Washington, FL, Volusia County (case filed September 16, 1997). Case is pending.

Weiffenbach,  FL, USDC, Tampa Dist. Case is pending.

Westmoreland, FL, Hillsborough County. Trial is scheduled for November 25, 1999. Liggett is the only named defendant.

Wisch,  FL, Broward County (case filed June 10, 1997). Case is pending.

Young, FL, Duval County (case filed November 30, 1995). Case is pending. Albert, GA, USDC, Middle Dist. (case filed January 24, 1997). Liggett has not yet been served.

Brown-Jones, GA, Richmond County (case filed January 13, 1998). Case is pending.

Daley, IL, USDC, Northern Dist. (case filed on August 13, 1997). Case is pending.

Badon, LA, USDC, Western Dist. (case filed on December 29, 1997). Case is pending.

Bird,  LA, Jefferson Parish (case filed April 10, 1997). Case is pending.

Brakel,  LA, USDC, Eastern Dist. (case filed August 30, 1996). Case is pending.

Hebert,  LA, Calcasieu Parish (case filed May 8, 1996). Case is pending.

Higgins,  LA, Orleans Parish (case filed June 1, 1996). Case is pending.

Oser,  LA, Orleans Parish (case filed May 27, 1997). Case is pending.

Picard,  LA, USDC, Eastern Dist. (case filed March 24, 1995). Case is pending.

Pitre, LA, East Baton Rouge Parish (case filed August 7, 1992). Case is pending.

Thomas, MI, USDC, Eastern Dist. (case filed May 29, 1997). Trial is scheduled for September 1, 1998. Liggett is the only named defendant.

Blythe,  MS, Jackson County (case filed August 23, 1996). Case is pending.

Butler, MS, Jones County (case filed on May 12, 1994). Trial is scheduled for June 8, 1998.

Evans,  MS, Jasper County (case filed June 10, 1997). Case is pending.

Murphy,  NV, USDC (case filed January 6, 1998). Liggett has not yet been served.

Rivenburgh, NV, USDC (case filed January 6, 1998). Liggett has not yet been served.

Ulrich,  NV, USDC (case filed January 6, 1998). Liggett has not yet been served.

Haines,  NJ, USDC (case filed February 2, 1994). Case is pending.

Altman, NY, Supreme Court, New York County (December 16, 1997). Case is pending.

Anderson, NY, Supreme Court, Kings County (case filed November 13, 1997). Case is pending.

Bellows, NY, Supreme Court, New York County (case filed November 26, 1997). Case is pending.

Caiazzo, NY, Supreme Court, Richmond County (case filed October 27, 1997). Case is pending.

Cameron, NY, Supreme Court, Nassau County (case filed July 18, 1997). Case is pending.

Carll, NY, Supreme Court, New York County (case filed August 12, 1997). Case is pending.

Cavanagh, NY, Supreme Court, Richmond County (case filed April 23, 1997). Case is pending.

Collins, NY, Supreme Court, Westchester County (case filed July 2, 1997). Case is pending.

Condon, NY, Supreme Court, New York County (case filed February 4, 1997). Case is pending.

Crane,  NY, USDC, Southern Dist. (case filed March 6, 1997). Case is pending.

Creech, NY, Supreme Court, Richmond County (case filed January 14, 1997). Case is pending.

Cresser, NY, Supreme Court, Kings County (case filed October 4, 1996). Case is pending.

Da Silva, NY, Supreme Court, New York County (case filed January 14, 1997). Case is pending.

Dougherty, NY, Supreme Court, Suffolk County (case filed April 18, 1997). Case is pending.

Dzak, NY, Supreme Court, Queens County (case filed December 2, 1996). Case is pending.

Evans, NY, Supreme Court, Kings County (case filed August 23, 1996). Case is pending.

Falise, NY, USDC, Eastern District (case filed November 31, 1997). Case is pending.

Fink, NY, Supreme Court, New York County (case filed April 25, 1997). Case is pending.

Golden, NY, Supreme Court, New York County (case filed August 11, 1997). Case is pending.

Greco, NY, Supreme Court, Queens County (case filed July 18, 1997). Case is pending.

Gruder, NY, Supreme Court, New York County (case filed December 8, 1997). Case is pending.

Guilloteau, NY, Supreme Court, Kings County (case filed November 26, 1997). Case is pending.

Hansen, NY, Supreme Court, Suffolk County (case filed in April 12, 1997). Case is pending.

Hellen, NY, Supreme Court, Kings County (case filed August 23, 1996). Case is pending.

Inzerilla, NY, Supreme Court, Queens County (case filed July 16, 1996). Case is pending.

Jaust, NY, Supreme Court, New York County (case filed October 14, 1997). Case is pending.

Juliano, NY, Supreme Court, Richmond County (case filed August 12, 1996). Case is pending.

Keenan, NY, Supreme Court, New York County (case filed October 6, 1997) Case is pending.

Kestenbaum, NY, Supreme Court, New York County (case filed June 4, 1997). Case is pending.

Knutsen, NY, Supreme Court, Kings County (case filed April 25, 1997). Case is pending.

Kotlyar, NY, Supreme Court, Queens County (case filed November 26, 1997). Case is pending.

Kristich, NY, Supreme Court, Suffolk County (case filed October 12, 1997). Case is pending.

Labroila, NY, Supreme Court, Suffolk County (case filed July 20, 1997). Case is pending.

Lehman, NY, Supreme Court, New York County (case filed August 11, 1997). Case is pending.

Leibstein, NY, Supreme Court, Nassau County (case filed July 25, 1997). Case is pending.

Leiderman, NY, Supreme Court, Kings County (case filed July 23, 1997). Case is pending.

Lennon, NY, Supreme Court, New York County (case filed November 19, 1997). Case is pending.

Levinson,  NY, Supreme Court, Kings County (case filed 1997). Case is pending.

Lien,  NY, Supreme Court, Suffolk County (case filed 1997). Case is pending.

Litke, NY, Supreme Court, Kings County (case filed May 1, 1997). Case is pending.

Lombardo,  NY, Supreme Court, Nassau County (case filed 1997). Case is pending.

Long, NY, Supreme Court, Bronx County (case filed October 22, 1997). Case is pending.

Lopardo, NY, Supreme Court, Nassau County (case filed October 27, 1997). Case is pending.

Lucca, NY, Supreme Court, Kings County (case filed January 27, 1997). Case is pending.

Lynch, NY, Supreme Court, New York County (case filed October 22, 1997). Case is pending.

Maisonet,  NY, Supreme Court, Kings County (case filed 1997). Case is pending.

Margolin, NY, Supreme Court, New York County (case filed November 22, 1996). Case is pending.

Martin, NY, Supreme Court, Queens County (case filed July 18, 1997). Case is pending.

McGuinness, NY, Supreme Court, New York County (case filed July 28, 1997). Case is pending.

McLane,  NY, Supreme Court, Richmond County (case filed 1997). Case is pending.

Mednick, NY, Supreme Court, Kings County (case filed September 19, 1997). Case is pending.

Mishk, NY, Supreme Court, New York County (case filed May 1, 1997). Case is pending.

Newell, NY, Supreme Court, New York County (case filed November 19, 1997). Case is pending.

Nociforo, NY, Supreme Court, Suffolk County (case filed July 12, 1996). Case is pending.

Ornstein, NY, Supreme Court, New York County (case filed September 29, 1997). Case is pending.

Paw,  NY, US Court of Appeals (case filed 1997). Case is pending.

Perez, NY, Supreme Court, Kings County (case filed August 26, 1997). Case is pending.

Perri, NY, Supreme Court, Nassau County (case filed November 24, 1997). Case is pending.

Piccione, NY, Supreme Court, Kings County (case filed October 27, 1997). Case is pending.

Portnoy, NY, Supreme Court, Suffolk County (case filed July 16, 1996). Case is pending.

Reitano, NY, Supreme Court, Kings County (case filed August 22, 1996). Case is pending.

Rinaldi, NY, Supreme Court, Kings County (case filed December 11, 1996). Case is pending.

Rose, NY, Supreme Court, New York County (case filed December 18, 1996). Case is pending.

Roseff, NY, Supreme Court, New York County (case filed December 10, 1997). Case is pending.

Rubinobitz, NY, Supreme Court, Nassau County (case filed 1997). Case is pending.

Schulhoff, NY, Supreme Court, Queens County (case filed November 21, 1997). Case is pending.

Schwartz, Irwin, NY, Supreme Court, Nassau County (case filed 1997). Case is pending.

Schwartz, Pearl, NY, Supreme Court, Kings County (case filed December 2, 1996). Case is pending.

Senzer,  NY, Supreme Court, Queens County (case filed 1997). Case is pending.

Shapiro, NY, Supreme Court, New York County (case filed July 21, 1996). Case is pending.

Siegel, NY, Supreme Court, Kings County (case filed October 8, 1996). Case is pending.

Smith, NY, Supreme Court, Queens County (case filed September 19, 1997). Case is pending.

Sola, NY, Supreme Court, Bronx County (case filed on July 16, 1996). Case is pending.

Sprung,  NY, Supreme Court, Kings County (case filed 1997). Case is pending.

Standish, NY, Supreme Court, Bronx County (case filed July 28, 1997). Case is pending.

Stern,  NY, USDC, Southern Dist. (case filed January 29, 1997). Case is pending.

Valentin, NY, Supreme Court, Queens County (case filed September 16, 1997). Case is pending.

Walgreen, NY, Supreme Court, New York County (case filed 1997). Case is pending.

Werner, NY, Supreme Court, Queens County (case filed December 12, 1997). Case is pending.

Zarudsky, NY, Supreme Court, New York County (case filed 1997). Case is pending.

Zimmerman, NY, Supreme Court of NY, Queens County (case filed 1997). Case is pending.

Zuzalski, NY, Supreme Court of NY, Queens County (April 3, 1997). Case is pending.

Tompkin, OH, USDC, Northern Dist. (case filed July 25, 1994). Trial is scheduled for August 31, 1998.

Hall,  PA, USDC, Middle District of Pennsylvania (case filed on February 9,
1998). Case is pending.

Nicolo, RI, USDC (case filed September 24, 1996). Case is pending. Perry, TN, Knox County (case filed July 20, 1995). Case is pending.

Adams,  TX, Harris County (case filed April 30, 1996). Case is pending.

Blanchard,  TX, Galveston County (case filed July 31, 1992). Case is dormant.

Bush,  TX, USDC, Eastern Dist. (case filed September 22, 1997). Case is pending.

Cole,  TX, USDC, Eastern Dist. (case filed May 12, 1997). Case is pending.

Colunga,  TX, Nueces County (case filed April 17, 1997). Case is pending.

Dieste,  TX, USDC, Eastern Dist. (case filed November 3, 1997) Case is pending.

Gossett, TX, Cameron County (case filed November 14, 1996). Liggett has not yet been served.

Hale,  TX, Hidalgo County (case filed January 30, 1997). Case is pending.

Hamilton, TX, USDC, Southern Dist. (case filed February 26, 1997). Case is pending.

Harris,  TX, Nueces County (case filed December 27, 1996). Case is pending.

Luna,  TX, USDC, Southern Dist. (case filed February 18, 1997). Case is pending.

McLean,  TX, USDC, Eastern Dist. (case filed August 30, 1996). Case is pending.

Mireles,  TX, Nueces County (case filed February 14, 1997). Case is pending.

Misell,  TX, Nueces County (case filed January 3, 1997). Case is pending.

Ramirez, TX, USDC, Southern Dist. (case filed December 23, 1996). Case is pending.

Rogers,  TX, Jefferson County (case filed February 28, 1995). Case is pending.

Roland, TX, Nueces County, third party complaint filed against Liggett on Jaunary 12, 1998. Case is pending.

Sanchez, TX, USDC, Southern Dist. (case filed July 22, 1997). Trial is scheduled for January 4, 1999.

Thompson,  TX, Nueces County (case filed on December 15, 1997). Case is pending.

Weingarten, VT, USDC (case filed July 19, 1997). Trial is scheduled for July 8, 1998. Liggett is the only named defendant.

Ball,  WV, USDC, Southern District of West Virginia (case filed on April 28,
1998). Case is pending.

Hissom, WV, Kanawha County (case filed September 13, 1997). Trial is scheduled for January 4, 1999.

Huffman, WV, Kanawha County (case filed February 13, 1998). Liggett has not yet been served.

Morris, WV, Kanawha County (case filed March 3, 1998). Liggett has not yet been served.

Russell,  WV, USDC, Southern District of West Virginia (case filed on April 28,
1998). Case is pending.

Stephens,  WV, USDC, Southern Dist. Trial is scheduled for March 2, 1999.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Summary...............................    3
Risk Factors..........................    4
Use of Proceeds.......................    8
Dividend Policy.......................    9
Market for Common Equity and Related
  Stockholder Matters.................    9
The Company...........................    9
Selected Financial Data...............   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26
Management............................   42
Security Ownership of Certain
  Beneficial Owners and Management....   50
Description of Capital Stock..........   51
Selling Stockholder...................   52
Plan of Distribution..................   53
Experts...............................   53
Validity of Shares....................   53
Index to Financial Statements.........   F-1
Appendix - Material Legal Proceedings.   A-1


             ======================================================
             ======================================================


                                 500,000 SHARES


                               BROOKE GROUP LTD.

                                  COMMON STOCK
                          (PAR VALUE, $.10 PER SHARE)
                              --------------------
                                   PROSPECTUS
                              --------------------

                                  JUNE  , 1998

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     No securities of the Company which were not registered under the Securities Act have been issued or sold by the Company during the past three years, except as follows:

          (i) On December 16, 1996, the Company granted a consultant to the Company a stock option to purchase 1,000,000 shares of its common stock at purchase price of $1.00 per share.

          (ii) As of January 1, 1997 and January 1, 1998, the Company granted to officers of the Company stock options to purchase 422,000 and 42,500 shares, respectively, of the Company's common stock at a price of $5.00 per share.

          (iii) On January 16, 1998, the High River Limited Partnership purchased 1,500,000 shares of the Company's common stock at a price of $6.00 per share (an aggregate of $9,000,000).

          (iv) On February 2, 1998, the Company issued 483,002 shares of its common stock to the holders of the Liggett Notes in connection with amendments to the Indenture governing the Liggett Notes.


          (v) On March 2, 1998, the Company issued to the Apollo Holders, in connection with the Standstill Agreement, a warrant to purchase 2,000,000 shares of the Company's common stock at a purchase price of $5.00 per share and a warrant to purchase 2,150,000 shares at a purchase price of $0.10 per share.



          (vi) On March 12, 1998, the Company granted a law firm that represents the Company and Liggett an option for 1,250,000 shares of the Company's common stock at a purchase price of $17.50 per share.



          (vii) Between March 6, 1998 and April 16, 1998, the Selling Stockholder, a consultant to the Company, purchased 250,000 shares of the Company's common stock upon exercise of options at a price of $2.00 per share (an aggregate of $500,000).

          (viii) On April 28, 1998 and May 1, 1998, the Company awarded each of the three outside directors of the Company 10,000 shares of its common stock for services as a director.

     The foregoing transactions were effected in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act or did not involve a "sale" under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of exhibits filed as a part of this Registration Statement or incorporated by reference herein:



                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 *2.1     --   Stock Purchase Agreement dated as of January 31, 1997 among
               BrookeMil Ltd. ("BML"), Brooke (Overseas) Ltd. ("BOL"), BGLS
               Inc. ("BGLS") and New Valley Corporation ("New Valley")
               (incorporated by reference to exhibit 2.1 in New Valley's
               Current Report on Form 8-K dated January 31, 1997,
               Commission File No. 1-2493 (the "New Valley Form 8-K")).
 *3.1     --   Restated Certificate of Incorporation of Liggett Group Inc.
               (the predecessor to Brooke Group Ltd. (the "Company"))
               (incorporated by reference to the Company's Registration
               Statement on Form S-1, Commission File No. 33-16868).
 *3.2     --   Certificate of Amendment of the Restated Certificate of
               Incorporation of the Company (incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1990,
               Commission File No. 1-5759).
 *3.3     --   Amended and Restated By-Laws of the Company, effective
               December 5, 1995 (incorporated by reference to the Company's current Report on Form 8-K dated December 5, 1995,
               Commission File No. 1-5759).
 *3.4     --   Certificate of Designations of Series A Junior Convertible
               Participating PIK Preferred Stock, Series B Junior
               Convertible Participating Reset Preferred Stock, Series C
               Junior Convertible Participating Reset Preferred Stock and
               Series D Junior Convertible Participating Reset Preferred
               Stock (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1990, Commission File
               No. 1-5759).
 *3.5     --   Certificate of Designation of Series E Junior Convertible
               Participating Preferred Stock of the Company (incorporated by reference to the Company's Report on Form 8-K dated
               October 29, 1993).
 *3.6     --   Certificate of Designation of Series F Junior Convertible
               Participating Preferred Stock of the Company (incorporated by reference to the Company's Report on Form 8-K dated
               October 29, 1993, Commission File No. 1-5759).
 *3.7     --   Certificate of Designation of Series G Junior Convertible
               Participating Preferred Stock of the Company (incorporated by reference to the Company's Form 10-K for the fiscal year ended 1993, Commission File No. 1-5759).
 *3.8     --   Certificate of Incorporation of BGLS (incorporated by
               reference to exhibit 3.1 in BGLS' Registration Statement on
               Form S-4 dated December 19, 1995, Commission File Number
               33-80593).
 *3.9     --   By-Laws of BGLS (incorporated by reference to exhibit 3.2 in
               BGLS' Registration Statement on Form S-4 dated December 19,
               1995, Commission File Number 33-80593).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 *4.1     --   Indenture, dated as of January 1, 1996, between BGLS Inc.
               ("BGLS") and Fleet National Bank of Massachusetts ("Fleet"),
               as Trustee, relating to the "Series A Notes" and the 15.75%
               Series B Senior Secured Notes due 2001 (the "Series B
               Notes"), including the form of Series A Note and the form of
               Series B Note (the "Series A and Series B Indenture")
               (incorporated by reference to exhibit 4.1 in BGLS'
               Registration Statement on Form S-4 dated December 19, 1995,
               Commission File No. 33-80593).
 *4.2     --   Pledge and Security Agreement, dated as of January 1, 1996, between BGLS and Fleet, as Trustee, under the Series A and
               Series B Indenture (incorporated by reference to exhibit 4.2 in BGLS' Registration Statement on Form S-4 dated December
               19, 1995, Commission File No. 33-80593).
 *4.3     --   A/B Exchange and Registration Rights Agreement, dated as of
               November 21, 1995, among the Company, BGLS, AIF II L.P.,
               Artemis America Partnership, Tortoise Corp., and Mainstay
               High Yield Corporate Bond Fund (incorporated by reference to exhibit 4.3 in BGLS' Registration Statement on Form S-4
               dated December 19, 1995, Commission File No. 33-80593).
 *4.4     --   Pledge and Security Agreement, dated as of January 1, 1996, between New Valley Holdings, Inc. and Fleet, as Trustee,
               under the Series A and Series B Indenture (incorporated by reference to exhibit 4.4 in BGLS' Registration Statement on
               Form S-4 dated December 19, 1995, Commission File No.
               33-80593).
 *4.5     --   Standstill Agreement and Consent, dated as of August 28,
               1997, among BGLS, AIF II, L.P., Artemis America Partnership and Tortoise Corp. (incorporated by reference to exhibit
               99.2 in the Company's Form 8-K dated August 29, 1997,
               Commission No. 1-5759).
 *4.6     --   Standstill Agreement, dated as of March 3, 1998, among BGLS and AIF II, L.P. ("AIF II") and Artemis America Partnership
               ("AAP" and collectively, with AIF, the "Apollo Holders")
               (incorporated by reference to exhibit 10.1 in the Company's
               Form 8-K dated March 2, 1998, Commission File No. 1-5759).
 *4.7     --   Limited Recourse Guarantee Agreement, dated as of March 2,
               1998, made by Brooke (Overseas) Ltd. ("BOL") for the benefit of the Apollo Holders (incorporated by reference to exhibit
               10.8 in the Company's Form 8-K dated March 2, 1998,
               Commission File No. 1-5759).
 *4.8     --   Pledge Agreement, dated as of March 2, 1998, between BOL and
               AIF (incorporated by reference to exhibit 10.9 in the
               Company's Form 8-K dated March 2, 1998, Commission File No.
               1-5759).
 *4.9     --   Pledge Agreement, dated as of March 2, 1998, between BOL and
               AAP (incorporated by reference to exhibit 10.10 in the
               Company's Form 8-K dated March 2, 1998, Commission File No.
               1-5759).
 *4.10    --   Indenture, dated February 14, 1992, among Liggett Group Inc.
               ("Liggett"), Eve Holdings Inc. ("Eve") and Bankers Trust
               Company, as Trustee ("Bankers Trust"), including the Forms of Series A Notes and Series B Notes and the Guaranty
               thereon (the "Liggett Indenture") (incorporated by reference to exhibit 4(m) in the Company's Form 10-K for the year
               ended December 31, 1991, Commission File No. 1-5759).
 *4.11    --   First Supplemental Indenture, dated January 26, 1994,
               including the Form of Series C Variable Rate Senior Secured
               Note and the Guaranty thereon (incorporated by reference to exhibit 4.2 in Liggett's Registration Statement on Form S-1,
               Commission File No. 33-75224).
 *4.12    --   Second Supplemental Indenture and Amendment to Series B and
               Series C Senior Secured Notes, dated as of January 30, 1998, between Liggett, Eve and Bankers Trust (incorporated by
               reference to exhibit 99.2 in the Company's Form 8-K dated
               February 2, 1998, Commission File No. 1-5759).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 *4.13    --   Security Agreement, dated February 14, 1992, among Liggett,
               Eve and Bankers Trust (the "Security Agreement")
               (incorporated by reference to exhibit 4(n) in the Company's
               Form 10-K for the year ended December 31, 1991, Commission
               File No. 1-5759).
 *4.14    --   Amendment No. 1 to the Security Agreement, dated January 26,
               1994 (incorporated by reference to exhibit 4.4 in Liggett's
               Registration Statement on Form S-1, Commission File No.
               33-75224).
 *4.15    --   Amendment No. 2 to Security Agreement, dated as of January
               30, 1998, among Liggett, Eve and Bankers Trust (incorporated by reference to exhibit 99.3 in the Company's Form 8-K dated
               February 2, 1998, Commission File No. 1-5759).
 *4.16    --   Deed of Trust and Assignment of Rents, Leases and Leasehold
               Interests, dated February 14, 1992, by Liggett to Bankers
               Trust relating to each of the Virginia and North Carolina
               properties (the "Deed of Trust") (incorporated by reference to exhibit 4(o) in the Company's Form 10-K for the year
               ended December 31, 1991, Commission File No. 1-5759).
 *4.17    --   Amendment No. 1 to the Deed of Trust (North Carolina), dated
               January 26, 1994 (incorporated by reference to exhibit 4.6 in Liggett's Registration Statement on Form S-1, Commission
               File No. 33-75224).
 *4.18    --   Amendment No. 1 to the Deed of Trust (Virginia), dated
               January 26, 1994 (incorporated by reference to exhibit 4.7 in Liggett's Registration Statement on Form S-1, Commission
               File No. 33-75224).
 *4.19    --   Pledge Agreement, dated as of January 30, 1998, among BOL
               and Bankers Trust (incorporated by reference to exhibit 99.6 in the Company's Form 8-K dated February 2, 1998, Commission
               File No. 1-5759).
 *4.20    --   Loan and Security Agreement, dated as of March 8, 1994, in the amount of $40,000,000 between Liggett and Congress
               Financial Corporation (incorporated by reference to exhibit
               10 (xx) in the Company's Form 10-K for the year ended
               December 31, 1993, Commission File No. 1-5759).
 *4.21    --   First Amended Joint Chapter 11 Plan or Reorganization for
               New Valley Corporation ("New Valley") dated September 27,
               1994, Notice of Modification of the First Amended Joint
               Chapter 11 Plan of Reorganization dated October 20, 1994 and
               Plan Amendment dated October 28, 1994, as confirmed by the
               United States Bankruptcy Court for the District of New
               Jersey, Newark Division, on November 1, 1994 (incorporated by reference to exhibit 2 in New Valley's Form 10-Q for the quarter ended September 30, 1994, Commission File No.
               1-2493).
 *4.22    --   Order Confirming First Amended Joint Chapter 11 Plan of
               Reorganization for New Valley entered by the Bankruptcy
               Court on November 1, 1994 (incorporated by reference to
               exhibit 99(b) in New Valley's Form 10-Q for the quarter
               ended September 30, 1994, Commission File No. 1-2493).
 *5.1     --   Opinion of Marc N. Bell, Esq. (filed as exhibit 5.1 to the
               Company's Registration Statement on Form S-3, Commission
               File No. 33-63119).
*10.1     --   Corporate Services Agreement, dated as of June 29, 1990,
               between the Company and Liggett (incorporated by reference to exhibit 10.10 in Liggett's Registration Statement on Form
               S-1, Commission File No. 33-47482).
*10.2     --   Corporate Services Agreement, dated June 29, 1990, between the Company and Liggett (incorporated by reference to
               exhibit 10.11 in Liggett's Registration Statement on Form
               S-1, Commission File No. 33-47482).
*10.3     --   Services Agreement, dated as of February 26, 1991, between
               Brooke Management Inc. ("BMI") and Liggett (the "Liggett
               Services Agreement") (incorporated by reference to exhibit
               10.5 in BGLS' Registration Statement on Form S-1, Commission
               File No. 33-93576).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
*10.4     --   First Amendment to Liggett Services Agreement, dated as of
               November 30, 1993, between Liggett and BMI (incorporated by reference to exhibit 10.6 of BGLS' Registration Statement on
               Form S-1, Commission File No. 33-93576).
*10.5     --   Second Amendment to Liggett Services Agreement, dated as of
               October 1, 1995, between BMI, the Company and Liggett
               (incorporated by reference to exhibit 10(c) in the Company's
               Form 10-Q for the quarter ended September 30, 1995,
               Commission File No. 1-5759).
*10.6     --   Corporate Services Agreement, dated January 1, 1992, between
               BGLS and Liggett (the "Liggett Services
               Agreement")(incorporated by reference to exhibit 10.13 of
               Liggett's Registration Statement on Form S-1, Commission
               File No. 33-47482).
*10.7     --   Employment Agreement, dated February 21, 1992, between the
               Company and Bennett S. LeBow (incorporated by reference to exhibit 10(xx) in the Company's Form 10-K for the year ended
               December 31, 1991, Commission File No. 1-5759).
*10.8     --   Tax-Sharing Agreement, dated June 29, 1990, among the
               Company, Liggett and certain other entities (incorporated by reference to exhibit 10.12 in Liggett's Registration
               Statement on Form S-1, Commission File No. 33-47482).
*10.9     --   Lease with respect to Liggett's distribution center in
               Durham, North Carolina, including letter agreement extending term of Lease (incorporated by reference to exhibit 10.15 in
               Liggett's Registration Statement on Form S-1, Commission
               File No. 33-47482).
*10.10    --   Tax Indemnity Agreement, dated as of October 6, 1993, among the Company, Liggett and certain other entities
               (incorporated by reference to exhibit 10.2 in SkyBox
               International Inc.'s Form 10-Q for the quarter ended
               September 30, 1993, Commission File No. 0-22126).
*10.11    --   Exchange Agreement, dated as of November 21, 1995, among the
               Company, BGLS, AIF, Artemis Partnership, Tortoise, Starfire
               Holding Corporation and Mainstay (incorporated by reference to exhibit 10.13 in BGLS' Registration Statement on Form S-4 dated December 19, 1995, Commission File No. 33-80593).
*10.12    --   Registration Rights Agreement, dated as of January 1, 1996, among the Company, New Valley, BGLS and Fleet, as Trustee
               (incorporated by reference to exhibit 10.14 in BGLS'
               Registration Statement on Form S-4 dated December 19, 1995,
               Commission File No. 33-80593).
*10.13    --   Agreement among BGLS, the Company and High River Limited
               Partnership ("High River"), dated October 17, 1995
               (incorporated by reference to exhibit 10(b) in the Company's
               Form 10-Q for the quarter ended September 30, 1995,
               Commission File No. 1-5759).
*10.14    --   Letter Agreement among BGLS, the Company and High River
               dated November 5, 1995 (incorporated by reference to exhibit
               10(a) in the Company's Form 10-Q for the quarter ended
               September 30, 1995, Commission File No. 1-5759).
*10.15    --   Agreement between New Valley and the Company, dated as of
               December 27, 1995 (incorporated by reference to exhibit
               10.19 in BGLS' Registration Statement on Form S-4 dated
               December 19, 1995, Commission File No. 33-80593).
*10.16    --   Expense Sharing Agreement, dated as of January 18, 1995,
               between the Company and New Valley (incorporated by
               reference to exhibit 10(d) in the Company's Form 10-Q for
               the quarter ended September 30, 1995, Commission File No.
               1-5759).
*10.17    --   Stock Option Agreement, dated January 25, 1995, between the
               Company and Howard M. Lorber (incorporated by reference to exhibit 10(g) in the Company's Form 10-K for the year ended
               December 31, 1994, Commission File No. 1-5759).
*10.18    --   Agreement among New Valley, ALKI and High River, dated
               October 17, 1995 (the "High River Agreement") (incorporated by reference to exhibit 10(d) in New Valley's Form 10-Q for the quarter ended September 30, 1995, Commission File No.
               1-2493).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
*10.19    --   Letter Amendment, dated October 17, 1995, to the High River
               Agreement (incorporated by reference to exhibit 10(e) in the
               New Valley's Form 10-Q for the quarter ended September 30,
               1995, Commission No. 1-2493).
*10.20    --   Letter Amendment, dated November 5, 1995, to the High River
               Agreement (incorporated by reference to exhibit 10(f) in New
               Valley's Form 10-Q for the quarter ended September 30, 1995,
               Commission File No. 1-2493).
*10.21    --   Agreement of Termination, dated June 5, 1996, between New
               Valley, ALKI, High River, the Company and BGLS (incorporated by reference to exhibit 16 in the Schedule 13D filed by,
               among others, the Company with the Commission on March
               11,1966, as amended, with respect to the common stock of RJR
               Nabisco Holdings Corp. (the "Schedule 13D")).
*10.22    --   Amended and Restated Consulting Agreement, dated as of March
               1, 1996, between the Company and Howard M. Lorber (the
               "Lorber Consulting Agreement") (incorporated by reference to exhibit 10.25 in the Company's Form 10-K for the year ended
               December 31, 1995, Commission File No. 1-5759).
*10.23    --   Amendment dated January 1, 1998 to the Lorber Consulting
               Agreement (incorporated by reference to exhibit 10.23 in the
               Company's Form 10-K for the year ended December 31, 1997,
               Commission File No. 1-5759).
*10.24    --   Settlement Agreement, dated March 12, 1996, by and between
               Dianne Castano and Ernest Perry, the putative representative plaintiffs in Dianne Castano, et al. v. The American Tobacco
               Company, Inc. et al., Civil No. 94-1044, United States
               District Court for the Eastern District of Louisiana, for
               themselves and on behalf of the plaintiff settlement class, and the Company and Liggett, as supplemented by the letter agreement dated March 14, 1996 (the "Settlement Agreement")
               (incorporated by reference to exhibit 13 in the Schedule
               13D).
*10.25    --   Addendum to Settlement Agreement (incorporated by reference to exhibit 10.30 in the Company's Form 10-K/A No. 1 for the year ended December 31, 1996, Commission File No. 1-5759).
*10.26    --   Settlement Agreement, dated March 15, 1996, by and among the
               State of West Virginia, State of Florida, State of
               Mississippi, Commonwealth of Massachusetts, and State of
               Louisiana, the Company and Liggett (incorporated by
               reference to exhibit 15 in the Schedule 13D).
*10.27    --   Addendum to Initial States Settlement Agreement
               (incorporated by reference to exhibit 10.43 in the Company's
               Form 10-Q for the quarterly period ended March 31, 1997,
               Commission File No. 1-5759).
*10.28    --   Settlement Agreement, dated March 20, 1997, by and among the
               States listed in Appendix A thereto, the Company and Liggett
               (incorporated by reference to exhibit 10.40 in the Company's
               Form 10-K for the year ended December 31, 1996, Commission
               File No. 1-5759).
*10.29    --   Settlement Agreement, dated March 20, 1997, by and between the named and representative plaintiffs in Fletcher, et al.
               v. Brooke Group Ltd., et al., for themselves and on behalf of the plaintiff settlement class, and the Company and
               Liggett (incorporated by reference to exhibit 10.41 in the
               Company's Form 10-K for the year ended December 31, 1996,
               Commission No. 1-5759).
*10.30    --   Settlement Agreement, dated April 14, 1997, by and among the
               State of California, the Company and Liggett (incorporated by reference to exhibit 10.44 in the Company's Form 10-Q for the quarter ended March 31, 1997, Commission File No.
               1-5759).
*10.31    --   Settlement Agreement, dated May 6, 1997, by and between the
               State of Alaska, the Company and Liggett (incorporated by
               reference to exhibit 10.44 in the Company's Form 10-Q for
               the quarter ended March 31, 1997, Commission File No.
               1-5759).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
*10.32    --   Class Settlement Agreement, dated May 15, 1997, by and
               between the named and representative plaintiff in Earl
               William Walker, et. al., v. Liggett Group Inc., et. al., for
               himself and on behalf of the plaintiff settlement class, and the Company and Liggett (incorporated by reference to
               exhibit 10.1 in the Company's Form 10-Q for the quarter
               ended June 30, 1997, Commission File No. 1-5759).
*10.33    --   Settlement Agreement, dated June 9, 1997, by and between the
               State of Oregon and the Company and Liggett (incorporated by reference to exhibit 10.2 in the Company's Form 10-Q for the quarter ended September 30, 1997, Commission File No.
               1-5759).
*10.34    --   Settlement Agreement, dated September 15, 1997, by and among the State of Nevada and the Company and Liggett
               (incorporated by reference to exhibit 10.1 in the Company's
               Form 10-Q for the quarter ended September 30, 1997,
               Commission File No. 1-5759).
*10.35    --   Settlement Agreement, dated March 12, 1998, by and among the
               States listed in Appendix A thereto, the Company and Liggett
               (incorporated by reference to exhibit 10.35 in the Company's
               Form 10-K for the year ended December 31, 1997, Commission
               File No. 1-5759).
*10.36    --   Stock Purchase Agreement, dated April 3, 1996, among
               Liggett-Ducat Ltd. ("Liggett-Ducat"), Belgrave Limited
               ("Belgrave"), Eduard Z. Nakhamkin ("Nakhamkin") and BOL
               (incorporated by reference to exhibit 10.28 in the Company's
               Form 10-K for the year ended December 31, 1995, Commission
               File No. 1-5759).
*10.37    --   Consulting Agreement, dated April 3, 1996, among BOL,
               Belgrave and Nakhamkin (incorporated by reference to exhibit
               10.29 in the Company's Form 10-K for the year ended December
               31, 1995, Commission File No. 1-5759).
*10.38    --   Pledge Agreement, dated April 3, 1996, between BOL and
               Belgrave (incorporated by reference to exhibit 10.30 in the
               Company's Form 10-K for the year ended December 31, 1995,
               Commission File No. 1-5759).
*10.39    --   Stock Option Agreement, dated December 16, 1996, between the
               Company and Howard M. Lorber (incorporated by reference to exhibit 10.34 in the Company's Form 10-K for the year ended
               December 31, 1996, Commission File No. 1-5759.
*10.40    --   Letter Agreement dated September 5, 1996 between Ronald S.
               Fulford and Liggett (incorporated by reference to exhibit
               10.23 in Liggett's Form 10-K for the year ended December 31,
               1996, Commission File No. 33-75224).
*10.41    --   Stock Option Agreement, dated January 1, 1997, between the
               Company and Richard J. Lampen (incorporated by reference to exhibit 10.35 in the Company's Form 10-K for the year ended
               December 31, 1996).
*10.42    --   Stock Option Agreement, dated January 1, 1997, between the
               Company and Marc N. Bell (incorporated by reference to
               exhibit 4.3 in the Company's Registration Statement on Form
               S-8(No. 333-24217).
*10.43    --   Stock Option Agreement, dated January 1, 1998, between the
               Company and Joselynn D. Van Siclen (incorporated by
               reference to exhibit 10.43 in The Company's Form 10-K for
               the year ended December 31, 1997, Commission File No.
               1-5759).
*10.44    --   Promissory Note of New Valley dated January 31, 1997 in
               favor of BOL (incorporated by reference to exhibit 10.1 in the New Valley Form 8-K).
*10.45    --   Pledge Agreement dated as of January 31, 1997 entered into by and between BOL and New Valley (incorporated by reference to exhibit 10.2 in the New Valley Form 8-K).
*10.46    --   Use Agreement dated as of January 31, 1997, entered into by and between BML and Liggett-Ducat Joint Stock Company
               (incorporated by reference to exhibit 10.3 in the New Valley
               Form 8-K).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
*10.47    --   Stock Purchase Agreement, dated as of January 16, 1998, by and between the Company and High River Limited Partnership
               (incorporated by reference to the Company's Form 8-K dated
               January 16, 1998, Commission File No. 5759).
*10.48    --   Commitment, Contribution and Subordination Agreement, dated as of January 30, 1998, by Liggett, the Company, BGLS, BOL
               and Bankers Trust (incorporated by reference to exhibit 99.4 in the Company's Form 8-K dated February 2, 1998, Commission
               File No. 1-5759).
*10.49    --   Registration Rights Agreement, dated as of January 30, 1998, among the Company and the holders of record of the shares of the Company's common stock referred to therein (incorporated by reference to exhibit 99.5 in the Company's Form 8-K dated
               February 2, 1998, Commission File No. 1-5759).
*10.50    --   Warrant to purchase common stock of the Company, dated March
               2, 1998, issued to AIF (incorporated by reference to exhibit
               10.2 in the Company's Form 8-K dated March 2, 1998,
               Commission File No. 1-5759).
*10.51    --   Warrant to purchase common stock of the Company, dated March
               2, 1998, issued to AAP (incorporated by reference to exhibit
               10.3 in the Company's Form 8-K dated March 2, 1998,
               Commission File No. 1-5759).
*10.52    --   Warrant to purchase common stock of the Company, dated March
               2, 1998, issued to AIF (incorporated by reference to exhibit
               10.4 in the Company's Form 8-K dated March 2, 1998,
               Commission File No. 1-5759).
*10.53    --   Warrant to purchase common stock of the Company, dated March
               2, 1998, issued to AAP (incorporated by reference to exhibit
               10.5 in the Company's Form 8-K dated March 2, 1998,
               Commission File No. 1-5759).
*10.54    --   Registration Rights Agreement, dated as of March 2, 1998,
               among the Company and the Apollo Holders (incorporated by
               reference to exhibit 10.6 in the Company's Form 8-K dated
               March 2, 1998, Commission File No. 1-5759).
*10.55    --   Registration Rights Agreement, dated as of March 2, 1998,
               among the Company and the Apollo Holders (incorporated by
               reference to exhibit 10.7 in the Company's Form 8-K dated
               March 2, 1998, Commission File No. 1-5759).
*10.56    --   Stock Option Agreement, dated as of March 12, 1998, by and between the Company and Kasowitz, Benson, Torres & Friedman
               LLP, Marc E. Kasowitz and Daniel R. Benson (incorporated by reference to exhibit 10.56 in the Company's Form 10-K for
               the year ended December 31, 1997, Commission File No.
               1-5759).
*21       --   Subsidiaries of the Company (incorporated by reference to
               exhibit 21 in the Company's Form 10-K/A No. 2 for the year ended December 31, 1997, Commission No. 1-5759).
 23.1     --   Consent of Coopers & Lybrand L.L.P.
 23.2     --   Consent of Arthur Anderson LLP.
 23.3     --   Consent of Marc N. Bell (included in exhibit 5.1)
               (previously filed).

 24.1     --   Power of Attorney (on signature page to the Company's
               Registration Statement on Form S-3, Commission File No.
               33-63119) (previously filed).

 99.1     --   Material Legal Proceedings (included as part of Prospectus included in this Registration Statement).

---------------

* Incorporated by reference

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts

COOPERS
& LYBRAND



REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Brooke Group Ltd.


In connection with our audits of the consolidated financial statements of Brooke Group Ltd. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Miami, Florida
April 8, 1998

                                BROOKE GROUP LTD.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                             (Dollars in Thousands)



                                                                       Additions
                                                               -------------------------
                                                  Balance at    Charged to    Charged to                 Balance
                                                  Beginning     Costs and       Other                     at End
                Description                       of Period      Expenses      Accounts    Deductions   of Period
-----------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
Allowances for:
      Doubtful accounts ....................       $  750       $   226                      $   156    $  820
      Cash discounts .......................          530        11,319                       11,286       563
      Sales returns ........................        5,000                                        250     4,750
                                                   ------       -------        --------      -------    ------
         Total .............................       $6,280       $11,545        $             $11,692    $6,133
                                                   ======       =======        ========      =======    ======

Provision for inventory obsolescence .......       $3,218       $   221        $             $ 2,282    $1,157
                                                   ======       =======        ========      =======    ======

Year ended December 31, 1996
Allowances for:
      Doubtful accounts ....................       $  921       $   903                     $  1,074    $  750
      Cash discounts .......................          615        13,929                       14,014       530
      Sales returns ........................        5,000                                                5,000
                                                   ------       -------        --------      -------    ------
         Total .............................       $6,536       $14,832        $             $15,088    $6,280
                                                   ======       =======        ========      =======    ======

Provision for inventory obsolescence .......       $2,641       $ 1,341        $             $   764    $3,218
                                                   ======       =======        ========      =======    ======

Year ended December 31, 1995
Allowances for:
      Doubtful accounts ....................       $  249       $   260        $    692(b)   $   280    $  921
      Cash discounts .......................          720        14,579                       14,684       615
      Sales returns ........................        5,800         1,030            (800)(a)    1,030     5,000
                                                   ------       -------        --------      -------    ------
         Total .............................       $6,769       $15,869        $   (108)     $15,994    $6,536
                                                   ======       =======        ========      =======    ======

Provision for inventory obsolescence .......       $1,369       $ 1,072        $    630(b)   $   430    $2,641
                                                   ======       =======        ========      =======    ======



(a) Charged  to net sales.

(b) Amounts include impact of consolidating Liggett-Ducat.

     Financial statement schedules not included in this Registration Statement have been omitted because they are not applicable or the required information is shown in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, and State of Florida, on the 5th day of June, 1998.


                                          BROOKE GROUP LTD.



                                          By: /s/ Joselynn D. Van Siclen
                                            ------------------------------------
                                                   Joselynn D. Van Siclen
                                            Vice President, Treasurer and Chief
                                                     Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 5, 1998.



                  *                       Chairman of the Board of Directors,
-----------------------------------         President and Chief Executive

         Bennett S. LeBow                  Officer (Principal Executive

                                            Officer)

/s/ Joselynn D. Van Siclen
-----------------------------------       Vice President, Treasurer and Chief
       Joselynn D. Van Siclen               Financial Officer (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)


               *                          Director
-----------------------------------

           Robert J. Eide



               *                          Director
-----------------------------------
         Jeffrey S. Podell


 *By: /s/ Marc N. Bell
-----------------------------------
            Marc N. Bell
          Attorney-in-Fact